As filed with the U.S. Securities and Exchange Commission on February 25, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nvni Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	98-1721993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 10008, Willow House, Cricket Square

Grand Cayman, Cayman Islands KY1-1001

Tel: (+55 11) 5642-3370

(Address and telephone number of registrant’s principal executive offices)

Cogency Global, Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

☒ Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated February 25, 2025

Up to 60,736,190 Ordinary Shares

PROSPECTUS

Nvni Group Limited

This prospectus relates to the resale, from time to time, of up to an aggregate of 60,736,190 ordinary shares of the Company, US$0.00001 par value per share (“Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of (i) 3,680,982 Ordinary Shares issued to the Selling Stockholders in a private transaction on January 2, 2025 (the “Private Placement”), (ii) 36,809,820 Ordinary Shares issuable upon exercise of the Series A ordinary warrants (“Series A Warrants”) issued to the Selling Stockholders in the Private Placement assuming an exercise price of US$0.652, which is the floor price, (iii) 14,723,928 Ordinary Shares issuable upon exercise of the Series B ordinary warrants (“Series B Warrants” and, together with the Series A Warrants, the “Warrants”) issued to the Selling Stockholders in the Private Placement assuming that the exercise price of US$0.652, which is the floor price, is used to calculate the maximum number of shares issuable pursuant to the Series B Ordinary Warrants and (iv) 5,521,460 Ordinary Shares underlying placement agent warrants, as amended (the “Placement Agent Warrants”), issued to Maxim Partners LLC, in consideration for Maxim Group LLC acting as, the placement agent in the Private Placement.

The Series A Warrants are immediately exercisable and expire one year from the effectiveness of the registration statement of which this prospectus forms a part or the date that the underlying shares are deemed eligible to be resold utilizing the Rule 144 exemption. The Series A Warrants have an initial exercise price of US$6.52 per share, subject to certain adjustments. The Series B Warrants are immediately exercisable and expire five years from the effectiveness of the registration statement and have an exercise price of US$0.0001 per share, subject to certain adjustments. The number of shares underlying the Series B Warrants is determined from time to time per the Reset Price, defined as the greater of 80% of the lowest volume weighted average price (“VWAP”) during the Reset Period or US$0.652. The Placement Agent Warrants have an initial exercise price of US$6.52 per share, subject to certain adjustments.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants and the Placement Agent Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends and other events described therein.

See the section entitled, “Selling Stockholders” for additional information regarding the Selling Stockholders.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Ordinary Shares at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell the shares underlying the Series A Warrants, the Series B Warrants and the Placement Agent Warrants, as applicable, hereunder following the effective date of this registration statement of which this prospectus forms a part. We provide more information about how a Selling Stockholder may sell its shares in the section titled “Plan of Distribution” on page 143 of this prospectus.

We are registering the shares underlying the Series A Warrants, the Series B Warrants and the Placement Agent Warrants on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Stockholders in the offering described in this prospectus. However, we will receive aggregate proceeds of up to approximately (i) US$12 million from the cash exercise of the Series A Warrants, (ii) US$1.4 thousand from the cash exercise of the Series B Warrants and (iii) US$1.8 million from the cash exercise of the Placement Agent Warrants. Under the terms of the Series A Warrant, a cash exercise is capped at 18,404,908 shares, which results in proceeds of $12 million at a floor price of $0.6520. The 36,809,820 Ordinary Shares on the cover of the prospectus would be issuable only in case of a cashless exercise (without proceeds to the Company). Under the terms of the Placement Agent Warrants, a cash exercise is capped at 2,760,730 shares, which results in proceeds of $1.8 million at a floor price of $0.6520. The 5,521,460 Ordinary Shares on the cover of the prospectus would be issuable only in case of a cashless exercise (without proceeds to the Company).

We cannot predict when and in what amounts or if any of the Series A Warrants, Series B Warrants or Placement Agent Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the shares underlying the Series A Warrants, the Series B Warrants and the Placement Agent Warrants. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the shares underlying the Series A Warrants, the Series B Warrants and the Placement Agent Warrants.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission (“SEC”) rules and an are eligible for reduced public company disclosure requirements. In addition, our officers, directors and principal shareholders will be exempt from the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). We are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NVNI”, and our public warrants are listed on The Nasdaq Capital Market under the symbol “NVNIW”. On February 21, 2025, the closing price of our Ordinary Shares was US$2.51.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 23 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 25, 2025.

i

ABOUT THE PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Stockholders and other information you should know before investing.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor any of the Selling Stockholders have authorized any other person to provide you with different or additional information. Neither we nor any of the Selling Stockholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, any you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor any of the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor any of the Selling Stockholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

The Selling Stockholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Stockholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that appear in this prospectus may not sum due to rounding.

Unless the context indicates otherwise, the terms “Nvni,” the “Nuvini Group,” “Company,” “we,” “us” and “our” refer to Nvni Group Limited, a Cayman Islands exempted company, and Nuvini S.A. and its subsidiaries, predecessor of Nvni Group Limited).

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

We qualify as a “foreign private issuer” under the Exchange Act, and we prepare our financial statements in accordance with IFRS Accounting Standards (“IFRS”), as adopted by the International Accounting Standards Board (“IASB”). IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, our financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP.

Certain of the measures included in this prospectus may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures may not be comparable to similarly titled amounts used by other companies.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which we believe to be reliable based upon our management’s knowledge of the industry. We have not independently verified the accuracy and completeness of such third-party information to the extent included in this prospectus. Such assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the Company’s financial performance;

●	the ability to maintain the listing of the Ordinary Shares on The Nasdaq Stock Market LLC (“Nasdaq”);

●	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the Company’s ability to develop and launch new products and services;

●	the Company’s ability to successfully and efficiently integrate future expansion plans and opportunities;

●	the Company’s ability to grow its business in a cost-effective manner;

●	the Company’s product development timeline and estimated research and development costs;

●	the implementation, market acceptance and success of the Company’s business model;

●	developments and projections relating to the Company’s competitors and industry;

●	the Company’s approach and goals with respect to technology;

●	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	the impact of war, state, terror threats or adverse public health developments on the Company’s business;

●	changes in applicable laws or regulations; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for more information.

Our Company

Nuvini’s business philosophy is to invest in established companies and foster an entrepreneurial environment that enables companies to become leaders in their respective industries, creating value through long-term partnerships with the existing management of the Nuvini Acquired Companies and accelerating the growth of acquired companies through improved commercial strategies, increased efficiency of internal processes, and enhanced governance structures. While Nuvini’s acquisition targets are generally profitable, Nuvini is an early-stage company with a history of operating losses. See “Risk Factors—Risks Related to the Nuvini Group’s Business—Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.”

Nuvini’s core strategy is to acquire, operate, retain and partner with existing management of established companies. Nuvini believes that the businesses it has acquired have the potential to be leaders in their respective markets due to Nuvini’s culture that facilitates each Nuvini Acquired Company to operate independently and encourages them to partner with Nuvini’s management. Nuvini chose each of the Nuvini Acquired Companies because it believes that their respective existing management teams understand the economics of their respective industries better than most of their competitors, thereby promoting long-term success for each Nuvini Acquired Company within each specific industry.

Nuvini believes it creates value through long-term partnerships by focusing on accelerating the growth of each Nuvini Acquired Company through strengthening its commercial strategies, increasing the efficiency of internal processes and enhancing its governance structure. With a diversified portfolio of B2B companies in multiple markets, Nuvini believes it has the experience and expertise to optimize the performance of the Nuvini Acquired Companies’ businesses and expedite their development. Nuvini believes it optimizes performance by providing back-office support, which allows for the standardization of processes and benefits, and leverages people and talent consistently across the Nuvini Group.

As further detailed below in “Capabilities of the Nuvini Acquired Companies,” the Nuvini Acquired Companies offer proprietary SaaS products to their clients to meet certain critical requirements. Nuvini believes that the Nuvini Acquired Companies’ products and services enable each of their respective clients to increase sales, improve client service, increase team productivity and operate more cost-effectively.

Nuvini believes that acquiring SaaS companies that are consistent with its business philosophy enhances its ability to earn above average returns on its capital.

Nuvini believes it continues to foster organic growth by expanding the Nuvini Acquired Companies’ client, geographic and product reach. Nuvini’s acquisition strategy is to select target companies based on financial metrics (such as recurring revenue and positive cash generation), relevant growth potential and the target company’s discrete market within the SaaS industry.

Business Model

Nuvini acquires, manages and builds software as a service (“SaaS”) companies that have strong cash generation and revenue growth, are leaders in fragmented markets and generate a recurring, solid client base with low client turnover. Below is a discussion of Nuvini’s business model in acquiring target companies and accelerating Nuvini Acquired Companies’ efficiencies and growth:

Acquire

Nuvini’s business model is focused on acquiring profitable business to business (“B2B”) SaaS companies with the following characteristics: a cohesive and focused business model, recurring revenue, positive cash generation and relevant growth potential. Further, Nuvini opts for acquiring companies that are leaders in discrete markets. Nuvini prides itself of a quick and efficient capital allocation process, combined with a diligent and repeatable mergers and acquisitions (“M&A”) process. Nuvini aims to achieve this by executing the following during the M&A process:

●	Conducting robust due diligence on historical financial statements, KPIs, legal and tax position with external consulting, best practices connected with founders’ earnout value;

●	Establishing an Investment Committee for monitoring and approving new mergers and acquisitions; and

●	Causing the board of directors of Nuvini (“Board”) to review the fit between the portfolio/acquisition target’s strategy and Nuvini’s strategy.

Manage

The graphic below illustrates Nuvini’s business model of managing the Nuvini Acquired Companies.

Once Nuvini acquires a SaaS company, Nuvini focuses on managing it according to the following principles:

Accelerate Efficiency and Growth: Nuvini has a vision and strategy to focus on growth and best practices. In an effort to maximize each Nuvini Acquired Company’s performance, Nuvini provides back-office support, which includes but is not limited to, talent training and sourcing, accounting standardization, and audit support. The back-office support standardizes processes and benefits and leverages people and talent consistently across the Nuvini Group. By utilizing talent sourcing and retention strategies from the Nuvini Group, Nuvini provides training for talent across the Nuvini Acquired Companies.

Decentralized Management Structure: Each Nuvini Acquired Company has experienced management teams operating in each of its respective SaaS companies, backed by Nuvini’s infrastructure. The results of the financial performance of the Nuvini Acquired Companies are consolidated and reviewed at the level of Nuvini for purposes of making decisions concerning financial management. Nuvini provides financial and strategic expertise with respect to capital allocation, acquisitions, finance, tax, compensation policy and recruitment.

Each Nuvini Acquired Company’s management is motivated to administer its business in a highly focused manner. Management of each Nuvini Acquired Companies are encouraged to leverage their respective market sector knowledge in order to maximize the growth opportunities, profitability and return on capital employed within their business.

The Nuvini Group’s decentralized management structure has allowed the Nuvini Group to facilitate separate management teams with key client relationships and deep market sector knowledge that are more focused and efficient than would be the case under a centralized management model. This creates a high degree of scalability within the Nuvini Group’s business model and provides the Nuvini Group with the opportunity to continue growing over both the short- and long-term.

Build

Once an acquired business begins to achieve targeted financial performance, Nuvini shifts its focus to building the business through autonomy, people, finance and continued growth as follows:

Autonomy: Nuvini believes that a key strength in Nuvini’s growth strategy is that each Nuvini Acquired Company is not required to integrate onto the same enterprise resource planning (“ERP”). Nuvini accomplishes this by utilizing ERP software to consolidate information across the Nuvini Acquired Companies, which connects the Nuvini Acquired Companies’ operations by leveraging the Nuvini Acquired Companies’ legacy ERP. This approach mitigates the risks associated with post-acquisition integration, allowing each business to maintain its own identity and organization while keeping that business structurally separate. Without requiring integration, Nuvini believes it can attract better entrepreneurs and allow Nuvini’s founders to deliver the best practices for the Nuvini Group.

People and Finance: Nuvini focuses on identifying the best talent sources, deploying relevant training and retaining top talent in the industry. Nuvini focuses on best practices in talent acquisition and retention and aims to reduce employee turnover and hiring timespan.

Additionally, for each acquired business, Nuvini develops a talent-focused succession strategy for the post-earnout period. From a finance perspective, Nuvini implements accounting standardization across the Nuvini Acquired Companies, and will undergo an annual audit by an accounting firm. By utilizing a shared back-office approach, the Nuvini Group benefits from efficiencies in a standardized contract, as the contract can be leveraged across various acquired companies.

Growth: Nuvini continues to seek opportunities to grow its portfolio by providing guidance as an advisor to companies other than the Nuvini Acquired Companies and engaging in tuck-in acquisitions. Tuck-in acquisitions occur when Nuvini absorbs a target company to incorporate a specific resource of that target company to grow Nuvini’s market share. Nuvini believes this is beneficial because such acquisitions are designed to increase an existing client base.

Capabilities of the Nuvini Acquired Companies

Nuvini seeks to buy, manage and grow SaaS companies that provide mission-critical services. Listed below are the Nuvini Acquired Companies and their respective offerings. As of June 30, 2024, the Nuvini Acquired Companies with a material contribution to Nuvini’s revenues are Effecti, Ipe and Mercos.

1.	Effecti—On October 30, 2020, Nuvini S.A. acquired 100% of the equity interest in Effecti. Effecti operates the “My Effecti” bidding platform, through which bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions. Effecti operates the “My Effecti” bidding platform, through which bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions. Effecti’s team of specialists works on developing industry leading tools to deliver safer and more efficient performance to contract bidders conducting business with the Brazilian government. Effecti’s services simplify processes through automated innovative solutions in a transparent and secure way, reduce the time their clients spend performing tasks during the contract bidding process and enable their clients to focus on increasing their revenues. The software allows clients to: (i) screen and find related bids that are to their product and services through smart filters, (ii) register the proposals in the main public bidding portals, (iii) automate bids, which allows for several simultaneous trading sessions and (iv) centralize all messages in one environment, which optimizes the end to end process. Effecti’s revenue is based entirely on monthly software licensing and does not participate or generate any commission, directly or indirectly, from the transactions its platform facilitates. Although Effecti is the third largest revenue generator in the Nuvini Group, its most relevant client represents less than 0.5% of Nuvini S.A.’s total revenues.

2.	Leadlovers—On February 5, 2021, Nuvini S.A. acquired 100% of the equity in Leadlovers. Leadlovers provides an easy-to-use platform that assists entrepreneurs in creating digital products and supports entrepreneurs’ online businesses by providing them samples and templates of webpages, digital marketing tools and client service support in Portuguese. Leadlovers renders client support via marketing lead capture and generation (5,000 leads, page builder, page templates, forms Facebook lead ads, unlimited shipping emails, lead tracking), engagement (e-mail automation, sales funnel, SMS marketing, e-learning, members area) and analysis (open rate, click and shipping, lead scoring, leads segmentation and metrics reports). The software is built on three pillars: content, management and integration. The first pillar, content, not only focuses on personalization, such as allowing a client to customize email chains and SMS to be sent to a client’s desired contact list, but also educates potential clients through online course offerings in a personalized environment. The second pillar, management, focuses on creation and organization. Entrepreneurs may be able to create web pages, advertise and convert visitors into leads, as well as track and manage traded sales opportunities in real time. The third pillar, integration, deals with access and use of application programming interfaces of major financial institutions and Nuvini’s CRM technology, which clients can integrate into their marketing and sales operations. Leadlovers has a diverse database of clients, as it targets autonomous workers and small and medium-sized enterprises.

3.	Ipê Digital—On February 19, 2021, Nuvini S.A. acquired 100% of the equity interest in Ipê Digital. Ipê Digital offers its clients with support services related to revenue, products and inventory, sales and cashier, managing service orders, issuance of reports, financial control, SMS sending, integration between stores, integration with laboratory, client permissions and issuance of slips. Ipê Digital’s services assist its clients in maintaining client relationships, enhancing sales, cashier and work orders management, its sales and marketing and financial management.

4.	Datahub—On February 19, 2021, Nuvini S.A. acquired 100% of the equity interest in Datahub. Datahub offers marketing and sales solutions including market analysis, historical market studies, knowledge of client portfolios, visualization of results in thematic maps and lead generation, that aim to enrich its client base and prospects. Datahub also renders risk and compliance services, including fraud prevention, collection and recovery, credit risk, anti-money laundering, Know Your Customer and M&A due diligence services. Datahub uses Big Data Analytics, meaning the process of examining large and complex data sets to help organizations make informed business decisions, Machine Learning and client knowledge, connecting Datahub’s data to its clients’ systems in an effort to lower client costs and provide more accurate results.

5.	OnClick—On April 22, 2021, Nuvini S.A. acquired 100% of the equity interest in OnClick. OnClick is a SaaS B2B company focused on developing ERP solutions for retail, e-commerce, industry, distribution and services. OnClick has four ERP systems: OnClick ERP (enables real-time management views that ensure practicality in processes, reliability in decision-making and more efficiency and productivity), OnClick KPL (offers solutions to the challenges faced by online retailers, whether in inventory management, financial management or order flow agility), OnClick KPL Start (streamlined version of the leading back office software for e-commerce), and OnClick PDV (offers features that deliver more performance, security and connectivity to a client’s business). Additionally, OnClick offers OnClick Partner, which is a program aimed at clients interested in expanding their portfolio of Solutions and adding value to their businesses. OnClick Partner includes training and certification through OnClick Academy, generation and routing of qualified leads by region, client relationship management access, cooperative marketing actions, invitations to industry events in which OnClick participates, sharing of business and technical content, business indication and promotion of the channel on the OnClick website. OnClick seeks to improve the management of its clients’ businesses through technology and innovation by building smart tools to assist with creating quality relationships with its clients.

6.	Mercos—On June 30, 2021, Nuvini S.A. entered into an investment agreement with the shareholders of Mercos to acquire 100% of the total share capital of Mercos and assumed control on August 10, 2021. To date, Nuvini S.A. has a 57.91% equity interest in Mercos. Mercos provides B2B software that focuses on sales management, automation and e-commerce to industries, distributors and representatives. This software helps to organize clients’ business operations by automating the issuance of orders, selling online to clients and integrating into ERP systems. Mercos supports clients through sales automation and integration with the client’s ERP and provided B2B e-commerce sectors for consumer goods. Mercos’ B2B software primarily provides solutions for: (i) delays in receiving orders (which are often times hand-typed and susceptible to errors), (ii) seller’s mistakes (where often sellers forget important information related to transactions due to focus on client guided sales), (iii) lack of a structured trade policy (due to multiple and varied business policies on each sales channel), (iv) disoriented business operation (due to sellers not having visibility on performance, which then leads limited reach to commercial managers) and (iv) inefficient face-to-face sales (due to high processing costs, limited availability for meetings between sellers and clients, and inefficiency in ordering goods). Mercos’ client database is not concentrated – Mercos’ most valuable client represents less than 1% of Mercos’ total gross revenue. As a result, Mercos does not rely on any one account in order to deliver financial results. Overall, Mercos’ software offers a holistic approach in seamlessly integrating sales and management processes for industries, distributors and representatives.

7.	Smart NX—On January 25, 2023, Nuvini S.A. entered into a business combination agreement by and among Guilherme Honorio De Souza and Smart NX and Smart NX LTDA, as intervening and consenting parties, as amended on February 23, 2023, June 8, 2023, and August 1, 2023. To date, Nuvini S.A. has a 55% equity interest in Smart NX. Smart NX is a limited liability company duly organized under the laws of Brazil and based in Matias Barbosa, Minas Gerais, Brazil. Smart NX builds digital client experience journeys that connect B2C companies with their clients via sales billing and client service. Smart NX delivers a full digital journey for its clients for higher client service efficiency, increases in sales and collections, cost reductions through digitalized operation and higher client satisfaction.

Seasonality

Nuvini’s business in general is not subject to seasonality although the Nuvini Group has historically received a higher volume of orders from new and existing clients during the second half of each fiscal year. See “—Sales and Marketing Channels” for more information.

Growth Opportunity

Nuvini’s target geographic markets include Brazil and Latin America, which have a combined annual global IT spend of US$161 billion. The Latin American SaaS sector is expected to grow rapidly within the coming years. In 2023, the Latin American Software as a Service (SaaS) market reached approximately US$4.76 billion and is projected to grow at a compound annual growth rate (CAGR) of 7.5% from 2024 to 2032, aiming for US$9.13 billion by 2032, according to Statista and Informes de Expertos.

Growth Strategy

Nuvini acquires, manages and builds SaaS companies which provide software solutions that address the specific needs of its clients in discrete, specialized sectors. Nuvini focuses on acquiring established companies, allowing them to grow in an entrepreneurial environment, collaborate with existing management teams that understand the industry and support these companies through expertise in financial and strategic capital allocation to generate significant cash flow and revenue growth.

Nuvini maintains a robust and active M&A pipeline to ensure its continued growth. As of the date of this prospectus, Nuvini has approximately 92 target companies, 56 analyzed companies and 32 companies in the current engaged pipeline. Nuvini conducts its initial analysis by considering if a company should be in its M&A pipeline for being generally a profitable B2B SaaS company with a consolidated business model, recurring revenue, positive cash generation and relevant growth potential, and has received an expected purchase price or valuation from the selling company or its advisors. Nuvini believes that it could sign a non-binding letter of intent for an M&A transaction with any of the companies in its current engaged pipeline at any time based on Nuvini’s initial analysis and current market dynamics. Nuvini’s initial analysis is meant to ensure that such companies are already interested in Nuvini’s model and are willing to engage Nuvini without the need for Nuvini to actively and further pursue such companies. Nuvini believes that the current market conditions where the Nuvini Group operates are depressed and deflated, which translates to fewer competing bidders. Nuvini believes that its model is attractive for such companies in the current market conditions because most of Nuvini’s M&A activities are not integrations or consolidations but involve creating plans that do not intend to decrease or terminate the employees of the acquired companies. Additional factors also indicate that such companies will sign non-binding letters of intent including overall company strategy, cultural fit, financial considerations, market conditions, regulatory considerations, and the interests of the Nuvini Group as a whole. All companies that are engaged in the M&A pipeline have voluntarily entered discussions about potential M&A transactions. These discussions have involved sharing data rooms to provide information about the company, allowing Nuvini to learn more about the company’s business, meeting founders and managers, and permitting Nuvini to conduct market research. Nuvini continues to receive monthly updates from these companies for a period of 6 to 12 months before Nuvini decides to pursue a transaction. While Nuvini acquisition targets are generally profitable, Nuvini is an early-stage company with a history of operating losses. See “Risk Factors — Risks Related to the Nuvini Group’s Business — Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.”

The core elements of the Nuvini Group’s ongoing growth strategy include:

1. Continuing to Build the Nuvini Group’s Existing Businesses through Organic Growth Initiatives. As Nuvini acquires established companies, it believes that additional growth can be fostered by allowing existing management to function in an entrepreneurial environment. Nuvini will continue to focus on accelerating the growth of each acquired business through strengthening the commercial strategy, increasing the efficiency of internal processes and enhancing its governance structure.

2. Acquiring and Managing New Companies through Acquisitions. Nuvini will continue to target and acquire companies to accelerate growth and maximize its return on invested capital. To date, there have been seven strategic acquisitions. Nuvini has retained the majority of management teams from each Nuvini Acquired Company, which has allowed Nuvini to retain the knowledge to manage and continue to grow these companies.

The Nuvini Group believes it is well-positioned to expand its presence as a SaaS platform in Brazil into Latin America. This expansion strategy is bolstered by structural competitive advantages provided by the Nuvini Acquired Companies’ own integrated platform and proprietary technologies with vast untapped potential to be further unlocked. In particular, the Nuvini Group intends to pursue the following measures for sustainable growth:

● Inorganic growth: The Nuvini Group provides solutions for Brazil and believes it has inorganic growth potential by scaling-up the proven merger and acquisition strategy into and across Latin America. Its inorganic growth strategy includes:

o	Focus on Brazil and Latin America;

o	Strategy to replicate the tested business model in other geographies;

o	Goal to conclude at least four acquisitions per year;

o	Solid pipeline mapped with companies all over Brazil; and

o	Support of Mercato, with expertise in Latin America

● Organic growth: The Nuvini Group intends to grow organically by accelerating the Nuvini Acquired Companies’ growth in less saturated markets; increasing efficiency and improving margins by capitalizing on cross-selling opportunities between the Nuvini Acquired Companies.

● Roll-up of proprietary products and solutions: The Nuvini Group aims to accelerate the expansion of the Nuvini Acquire Companies’ proprietary SaaS data software solutions. Guided by a “land and expand” strategy with companies and with a product roadmap aimed to better serve large and mid-sized enterprises, the Nuvini Group believes that certain of the Nuvini Acquired Companies’ clients will naturally migrate away from third-party product offerings to the Nuvini Acquired Companies’ proprietary solutions. The Nuvini Group expects to be able to extract more value from the Nuvini Acquired Companies’ client portfolio, with each of their legacy businesses serving as a strong source of referrals for its proprietary platforms and solutions. Moreover, the Nuvini Group believes that its increased offering of AI & data analytics services can facilitate a deepening of its client relationships, which, in turn, can present additional cross-selling and upselling opportunities for the Nuvini Acquired Companies’ proprietary solutions.

● Expand global footprint through selective geographic extension to attract diverse clients across geographies: The Nuvini Group believes that most organizations will in the future embrace a data-centric business approach, as evidenced by an increase in public cloud adoption, and, therefore, there is a substantial opportunity to continue in growing the Nuvini Acquired Companies’ client base globally. The Nuvini Group intends to pursue geographic expansion by increasing market penetration in Brazil and Latin America, while expanding into new locations. The Nuvini Group believes that this increased global penetration will be driven by the expansion of Latin America-based clients expanding outside of their local geographies, as well as multinationals that develop a software solution to serve their Latin American operations and then seek to implement it across their global operations. The Nuvini Group believes it is well-positioned to capture this global expansion trend with a portfolio of products with global reach, internationally competitive pricing and the ability to provide 24x7 support. To drive new client growth, the Nuvini Group intends to continue investing in sales and marketing both in Brazil as well as in its core expansion sectors. Nuvini intends to expand its operations internationally both organically and via acquisitions. For the years ended December 31, 2023, and 2022 and the six-months ended June 30, 2024, 100% of revenue was generated in Brazil.

● Expand relationships with existing clients and focus on cross and up-selling opportunities: As clients realize the benefits of the Nuvini Acquired Companies’ SaaS services, clients typically increase their consumption by processing, storing and sharing more data and gradually replacing third-party software products. In this way, the Nuvini Acquired Companies’ client relationships typically begin with offering a single software product or service and, over time, evolve to encompass a full range of data solutions across a broader range of platforms. To this end, the Nuvini Group intends to further expand the scope of the technical services provided by the Nuvini Acquired Companies’ software engineers as well as build specialized data software solutions for existing clients, particularly through increased investments in enhanced up-selling and cross-selling efforts. Nuvini intends to focus such endeavors on large clients with expansive data needs in order to promote scale and operating leverage for the Nuvini Acquired Companies’ software and technical services.

● Execute bolt-on acquisitions with strategic value: Nuvini intends to pursue selected strategic acquisitions, joint ventures, investments and alliances that can (i) accelerate the execution of its business plan, (ii) maximize cross-selling and up-selling opportunities and (iii) strengthen the Nuvini Group’s relationships with Latin American and multinational companies to expand awareness and usage of its product portfolio. In addition, Nuvini intends to pursue acquisition opportunities that may expand its technological and software development capabilities, add proprietary intellectual property and bring experienced, talented and dedicated professionals to the Nuvini Group’s team.

Nuvini believes Nuvini Acquired Companies’ management teams have benefited from Nuvini’s solutions, which brought efficiency, speed, assertiveness, and optimization to their decisions in the following ways:

●	Chief information officers of the Nuvini Acquired Companies have benefited from Nuvini’s solutions, transforming raw data into analytics;

●	Project and business leaders of the Nuvini Acquired Companies benefited from Nuvini’s solutions, capturing optimization metrics for their most relevant businesses;

●	The Nuvini Acquired Companies’ data scientists have benefited from Nuvini’s solutions, optimizing their capabilities for building new algorithms; and

●	Chief executive officers of the Nuvini Acquired Companies have benefited from Nuvini’s solutions, as Nuvini serves as a strong ally in increasing their revenues and enabling effective cloud management.

Market Opportunity

We are well-positioned to leverage favorable industry trends across various business sectors. The latest advancements in technology and market dynamics are reshaping how organizations utilize data, which we believe will benefit us. Key trends include:

● Digital Transformation as a Competitive Necessity: Digital transformation is now a critical priority for nearly all global organizations, regardless of industry. This shift fundamentally changes how businesses use technology to engage with customers and compete in the market. Software applications have become essential drivers of business success. Conversely, poor technological performance can lead to negative user experiences, lost revenue, customer attrition, a damaged brand image, and decreased employee productivity. Consequently, companies across sectors are making significant investments to digitally transform their operations and enhance customer experience.

● Data as the Core of Business Innovation: Data is pivotal in driving a company’s digital transformation, offering deeper insights for business optimization. It has revolutionized how customer relationships are managed, enabling the delivery of engaging and personalized experiences, anticipating market trends, predicting customer behavior, and shaping new business strategies. We believe that organizations worldwide are actively seeking ways to transform their operations by capturing, analyzing, and utilizing data effectively.

Customers

The clients of the Nuvini Acquired Companies are ultimately the clients of the Nuvini Group. The largest clients typically engage the Nuvini Group for more than one software product or solution, together with complementary data analytics and other support services, each pursuant to separate contracts with varying scopes and durations based on the type of product or service. However, the Nuvini Group did not have any significant clients, constituting over 10% of its overall revenue. For the years ended December 31, 2023, and 2022 and the six-months ended June 30, 2024, and 2023, the Nuvini Group had a total of 21,708, 21,644 and 22,055, 21,718 clients, respectively. The Nuvini Group’s client base is diversified and unique to each Nuvini Acquired Companies’ services and product lines.

Sales and Marketing Channels

Nuvini sells its products and services through the Nuvini Acquired Companies’ direct sales and marketing teams, consisting of 134 individuals across all subsidiaries. Each Nuvini Acquired Company has a dedicated sales and marketing team which has in-depth knowledge of the sector as well as how each of its products and services can support clients.

Consistent with other data solutions and software providers, the Nuvini Group has historically received a higher volume of orders from new and existing clients during the second half of each fiscal year. Nuvini believes that this results from higher retail sales volume during the second half of the fiscal year.

Software Engineering and Research & Development

The Nuvini Group’s product development strategy combines innovation of existing technologies, introduction of new technologies and committed, long-term support for its clients’ current systems. The Nuvini Group’s research and development activities are focused on designing, developing, testing, and integrating new products as well as enhancing the features and functionality of its existing software solutions. The Nuvini Group also seeks to offer streamlined upgrade and migration tools for its clients.

The Nuvini Group relies primarily on its in-house capabilities to develop software solutions using industry-standard software development tools unless doing so is costly and not strategic to its business, the Nuvini Group will have to license certain technology components from third-party providers.

Intellectual Property

Intellectual property rights are important for the success of the Nuvini Group’s business. The Nuvini Group relies on a combination of copyright (including software), trademark, domain name and trade secret laws in Brazil and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with its own employees and third parties and other contractual protections, to protect its intellectual property rights, including the Nuvini Group’s proprietary technology, software, know-how and brand.

In Brazil, as of the date of this annual update, the Nuvini Group has no registered patents, no pending patent applications, 25 registered trademarks, two pending trademark applications, seven registered and several unregistered proprietary softwares, 62 domain names registered with the Registro.br (the Brazilian internet domain name registry) and 126 other domain names registered with other internet domain name registries in foreign jurisdictions. Nuvini continually reviews its development efforts to assess the existence and patentability of new intellectual property.

Although the Nuvini Group relies on intellectual property rights, such as patents, copyrights (including software), trademarks, domain names and trade secrets, as well as contractual protections to establish and protect the Nuvini Group’s proprietary rights, it believes that factors such as the technological and creative skills of the Nuvini Group’s personnel, creation of new services, features and functionality and frequent enhancements to its platform are essential to establishing and maintaining the Nuvini Group’s competitive position.

Despite the Nuvini Group’s efforts to safeguard its technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use Nuvini Group’s software and other technology, as well as use and file for similar trademarks and domain names. Any significant impairment of the Nuvini Group’s intellectual property rights could adversely affect the Nuvini Group’s business or its ability to compete.

The Nuvini Group controls access to and use of its proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients and partners.

The Nuvini Group requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and the Nuvini Group controls and monitors access to its software, documentation, proprietary technology and other confidential information. The Nuvini Group’s policy is to require all employees and independent contractors to sign agreements assigning to the Nuvini Group any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on its behalf and under which they agree to protect the Nuvini Group’s confidential information. In addition, the Nuvini Group generally enters into confidentiality agreements with the Nuvini Acquired Companies’ clients and partners.

Competition

Competing to acquire SaaS companies is generally based upon several factors including seamless integration of the Nuvini Acquired Companies, diversification and profitability. Nuvini’s approach to acquiring businesses is to acquire companies that operate in distinct, highly specialized sectors within the SaaS market, which allows Nuvini to diversify the Nuvini Group’s businesses and pursue the companies that have recurring revenue, positive cash generation and strong growth potential. This allows Nuvini to focus on acquiring companies that have a recurring client base with low client turnover. Nuvini believes this approach enables it to be more competitive than its peers.

Nuvini’s direct competitors include Constellation Software Inc, Vitec, Roper Technologies and Tyler Technologies. Although Nuvini’s competitors have completed a higher number of acquisitions (primarily based on when each competitor was founded), Nuvini has demonstrated higher recurring revenues, gross margin and EBITDA margin compared to its competitors. More importantly, Nuvini believes that its focus on the Brazilian and Latin American markets provides a competitive edge because unlike its other direct competitors operating in a more expansive global regions, Nuvini is able to direct and devote resources to the Brazilian and Latin American markets, while also providing local support to the Nuvini Acquired Companies.

Regulatory Overview

Data Protection and Privacy

The Nuvini Acquired Companies use, collect, store, transmit and process client data to run the Nuvini Acquired Companies’ businesses. As a result, the Nuvini Group’s compliance with local, state, federal and foreign laws and regulations dealing with the use, collection, storage, transmission, disclosure, disposal, and other processing of personal data is core to the operation of the Nuvini Acquired Companies’ businesses. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction and other processing of personal data. The applicability of these laws and regulations to the Nuvini Acquired Companies, and the Nuvini Acquired Companies’ scope and interpretation, are constantly evolving, often uncertain and may conflict between jurisdictions, and the Nuvini Group anticipates the number of data privacy laws and the scope of individual data privacy and protection rights will increase, and as a result, the Nuvini Group’s associated compliance burdens and costs could increase in the future. It may be costly to implement security or other measures designed to comply with these laws and regulations, as well as any new or updated laws or regulations. Any actual or perceived failure to safeguard data adequately, destroy data securely or otherwise comply with the requirements of these laws and regulations, may subject the Nuvini Group to litigation, regulatory investigations or enforcement actions under federal, state or foreign data security, unfair practices or consumer protection laws and contractual penalties, and result in monetary damages, damage to the Nuvini Group’s reputation or adversely affect the Nuvini Acquired Companies’ ability to retain clients or attract new clients.

A number of the jurisdictions in which the Nuvini Group operates have adopted or are considering adopting data protection and privacy laws and regulations, including Brazil and the United States.

Brazil

In September 2020, Brazilian Federal Law No. 13,709, dated August 14, 2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals and public or private companies in operations involving processing of personal data in Brazil, including but not limited to, the collection, use, processing and storage of personal data, in all economic sectors, including in the relationship between clients and suppliers of goods and services, employees and employers and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among other things, the rights of the data subjects, the legal bases applicable to the processing of personal data, the requirements to obtain consent, the obligations and requirements related to security incidents and leakages and transfers of personal data, the obligations of a data controller and a data processor, as well as the creation of the Brazilian Data Protection Authority (Autoridade Nacional de Proteção de Dados, or “ANPD”), which is the entity responsible for the inspection, promotion, disclosure, regulation and application of the LGPD.

Federal Law No. 14,010, dated June 10, 2020, amended certain provisions of the LGPD. As a result, in case of noncompliance with the LGPD, the Nuvini Group is subject to administrative sanctions applicable by the ANPD as of August 1, 2021 onwards, on an isolated or cumulative basis, that can range from warnings, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of the Nuvini Group’s revenue or revenue of the Nuvini Acquired Companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50 million per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six-months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six-months, which can be extended for an equal period, to the partial or total prohibition to exercise activities related to data processing.

The imposition of LGPD administrative sanctions does not inhibit the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. The Nuvini Group can also be subject to civil liabilities for violation of any of these laws.

In addition to the administrative sanctions due to the noncompliance with the obligations established by the LGPD, the Nuvini Group can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by service providers that serve as data processors on the Nuvini Acquired Companies’ behalf.

United States

In the United States, various laws and regulations apply to the security, collection, storage, use, disclosure and other processing of certain types of data. For example, California adopted the CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to California consumers and allows California consumers to request a copy of the personal information collected about them, request deletion of their personal information and request to opt out of certain sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action. Further, in November 2020, California voters passed the CPRA, which expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, other states, such as Virginia, have also adopted or are considering adopting similar data privacy laws and all 50 states have adopted laws requiring notice to consumers of a security breach involving their personal information.

European Union and the United Kingdom

The European Union’s (EU) GDPR became effective in May 2018, and is applicable to companies processing personal data of data subjects in the European Economic Area (the “EEA”). The GDPR is wide-ranging in scope and implements stringent requirements in relation to the collection, use, retention, protection, disclosure, transfer and other processing of personal data relating to EEA data subjects, with substantial monetary penalties for violations. Personal data as defined under the GDPR includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses and cookie identifiers. Among other requirements, the GDPR mandates more stringent administrative requirements for controllers and processors of personal data, including, for example, notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data and data breach reporting. In the case of noncompliance with the obligations under the GDPR, companies may be exposed to significant fines ranging from €10 million to €20 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. The GDPR also provides that EU member states may enact their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have also created complexity and uncertainty regarding transfers of personal data from the EEA to “third countries,” especially the United States. For example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) in Schrems II invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses may not be sufficient in all circumstances, whereby organizations may be required to take supplementary measures. Furthermore, on June 4, 2021, the European Commission published a new set of modular standard contractual clauses which are designed to take into account the CJEU’s judgement in Schrems II and must be used for all new contracts entered into – and new processing operations undertaken – as of September 27, 2021.

The United Kingdom’s (“UK”) withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. Following the UK’s withdrawal from the EU on January 31, 2020 (“Brexit”), pursuant to the transitional arrangements agreed to between the UK and EU, the GDPR continued to have effect in law in the UK, and continued to do so until December 31, 2020, as if the UK remained a member state of the EU for such purposes. Following December 31, 2020, and the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to UK-related processing of personal data in substantially unvaried form by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended, which, together with the amended UK Data Protection Act of 2018, transposes the GDPR in UK national law (“UK GDPR”). However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection laws remains uncertain. For example, the new set of standard contractual clauses only apply to the transfer of personal data outside of the EEA and not the UK. Although the European Commission adopted an adequacy decision with respect to the UK on June 28, 2021, allowing the flow of personal data from the EEA to the UK to continue, this decision will be regularly reviewed and may be revoked if the UK diverges from its current adequate data protection laws following Brexit. The UK Information Commissioner’s Office has consulted on, and is developing, its own international data transfer requirements, including its own specific international data transfer agreement and a UK addendum to the standard contractual clauses. The Nuvini Group is accordingly monitoring these developments, but it may, in addition to other impacts, experience additional costs associated with increased compliance burdens and be required to engage in new contract negotiations with third parties that aid in processing personal data on the Nuvini Group’s behalf or localize certain data.

Regulators in the EEA and UK are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem. National laws in the EEA that implement the ePrivacy Directive are likely to be replaced by the ePrivacy Regulation, which will significantly increase fines for non- compliance, although it will not have an effect in the UK as a result of Brexit. This again introduces the possibility that the Nuvini Group will be subject to separate and additional legal regimes with respect to ePrivacy, which may result in further costs and may necessitate changes to Nuvini S.A.’s business practices. The GDPR and UK GDPR require opt-in, informed consent for the placement of cookies on a client’s device, and imposes conditions on obtaining valid consent (e.g. a prohibition on pre-checked consents). Increased regulation of cookies may lead to broader restrictions and impairments on the Nuvini Group’s online activities and may negatively impact its ability to understand its clients, and there has been a notable rise in enforcement activity from supervisory authorities across the EEA in relation to cookies-related violations.

Anti-corruption and Sanctions

The Nuvini Group is subject to anti-corruption, anti-bribery, anti-money laundering and economic sanctions and trade compliance laws and regulations imposed by governments with jurisdiction over its operations, which may include the Brazilian Federal Law No. 12,846/2013 (“Brazilian Anti- Corruption Law”), the Brazilian Federal Law No. 9,613/1998, as amended (“Brazilian Anti-Money Laundering Law”), the Brazilian Federal Law No. 8,429/1992, as amended (“Brazilian Administrative Improbity Law”), the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and the Proceeds of Crime Act, as amended. The Brazilian Anti-Corruption Law, the FCPA and the Proceeds of Crime Act prohibit corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. These laws and regulations prohibit, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political office to improperly influence such a person. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, the Nuvini Group is subject to U.S. and foreign laws and regulations that restrict its activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities.

Cybersecurity

Brazil

In the cases in which the Nuvini Group provides services to financial institutions, payment institutions and other entities licensed to operate by the Brazilian Central Bank, the Nuvini Group may be required by such institutions to comply with certain requirements set forth in the Cybersecurity Regulations (as defined below). The Brazilian National Monetary Council Resolution No. 4,893, dated as of February 26, 2021 (“Resolution 4,893/21”) and the Brazilian Central Bank Resolution No. 85, dated as of April 8, 2021 (“Resolution 85/21” and, together with Resolution 4,893/21, “Cybersecurity Regulations”) provide general rules related to (i) the cybersecurity policy that needs to be implemented by such entities, as well as (ii) their engagement of data storage, data processing and cloud computing service providers.

Particularly in relation to data processing and cloud computing service providers, the Cybersecurity Regulations define a series of rules related to the engagement of third parties to provide “material services” of such nature in Brazil and offshore. The rules create minimum criteria and conditions for the engagement of third parties, establishing “indirect” rules for such outsourced entities.

As part of the controls required by the Cybersecurity Regulations, regulated entities are required to adopt corporate governance and management practices in proportion to the relevance of the service to be provided and the related risks. In other words, regulated entities should have their own governance mechanisms for engaging material cloud computing, data processing and data storage services, and be liable for that.

Among the abovementioned controls, regulated entities must verify if the third parties performing such material services are able to ensure the following: (i) compliance with the legislation and regulations in force; (ii) access to the regulated entity to the data and information to be processed or stored by the service provider; (iii) confidentiality, integrity, availability and retrieval of data and information processed or stored by the service provider; (iv) adherence to the certifications required by the regulated entity for the provision of the services to be contracted; (v) access to the reports prepared by an independent specialized auditing firm engaged by the service provider, regarding the procedures and controls used to provide the services to be contracted; (vi) provision of adequate information and management resources to monitor the services to be provided; (vii) identification and segregation of client data of the institution through physical or logical controls; and (viii) the quality of access controls aimed at protecting the data and information of the regulated entity’s clients.

Recent Developments

Amendment to Placement Agent Warrants

On January 31, 2025, the Company amended its previously issued placement agent warrants (“Amended Placement Agent Warrants”) to match their terms with the Series A Warrants issued in the offering that closed on January 3, 2025. The amendments include a reset feature, adjusting the exercise price to the lower of the existing price and 80% of the lowest daily VWAP during the Reset Period, subject to a US$0.652 floor price, and an alternative cashless exercise option, allowing holders to receive twice the number of shares upon exercise if exercised under certain conditions. The shares issuable upon exercise of the Amended Placement Agent Warrants are being registered in the registration statement of which this prospectus forms a part.

The Nasdaq Deficiency Notices

In January 2024, Nuvini received a notice of deficiency (the “Board Departure Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) relating to the resignation of Mr. Randy Millian from the board of directors of Nuvini and the audit committee of the board of directors. With the resignation of Mr. Millian, Nuvini ceased to be in compliance with Nasdaq Listing Rule 5605(c)(2)(A) requiring three independent members on its audit committee. The Board Departure Notice indicated that, consistent with Nasdaq Listing Rule 5605(c)(4), Nasdaq will provide Nuvini a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or December 30, 2024 or, if the next annual shareholders’ meeting is held before June 26, 2024, then the Company must evidence compliance no later than June 26, 2024. On February 5, 2024, Nuvini announced the appointment of Mr. João Antônio Dantas Bezerra Leite as Board Member and Audit Committee Chair and has cured the Board Departure Notice deficiency.

In May 2024, Nuvini received a notice of non-compliance (the “20-F Notice”) from the Listing Qualifications Department of the Nasdaq stating that Nuvini was not in compliance with Nasdaq Listing Rule 5250(c)(1) because Nuvini did not timely file its annual report for the fiscal year ended December 31, 2023, on Form 20-F with the SEC. The notice indicated that, consistent with Nasdaq rules for continued listing, Nuvini would have 60 calendar days from the date of the Notice, or until July 16, 2024, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. On November 12, 2024, Nasdaq issued a Staff Determination Letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC to the Company. On November 15, 2024, the Company formally requested a hearing and submitted a plea to remain listed. On November 22, 2024, the Company received confirmation of the hearing date and time, scheduled for January 14, 2025, at 11:00a.m. (E.T.). This date serves as the deadline for the Company to present a formal compliance plan and demonstrate its efforts to regain compliance. On December 26, 2024, we filed our overdue Annual Report on Form 20-F for the fiscal year ended December 31, 2023, with the SEC. On January 8, 2025, Nuvini received a letter from the Listing Qualifications Department of Nasdaq confirming that the previously reported deficiency related to the late filing of the Company’s Form 20-F for the fiscal year ended December 31, 2023, has been cured.

In addition, Nuvini received a notification letter (the “Bid Price Notice”) dated November 1, 2024, from the Listing Qualifications Department of the Nasdaq notifying Nuvini that the minimum bid price per share of its ordinary shares was below US$1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of one hundred eighty (180) calendar days from the Bid Price Notice, or until April 30, 2025 (the “Compliance Period”), to regain compliance with Nasdaq’s Minimum Bid Price Requirement. If at any time during the Compliance Period, the closing bid price per share of the Company’s ordinary shares is at least US$1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

In the event Nuvini does not regain compliance by April 30, 2025, Nuvini may be eligible for an additional 180 calendar day grace period. To qualify, Nuvini will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, including by effecting a reverse stock split, if necessary.

Nuvini intends to monitor the closing bid price of its ordinary shares and will consider its options in order to regain compliance with the Minimum Bid Price Requirement.

On January 9, 2025, Nuvini received a notification letter (“the Interim Balance Sheet and Income Statement Notice”) from the Listing Qualifications Department of the Nasdaq stating that Nuvini was not in compliance with Nasdaq Listing Rule 5250(c)(2) because Nuvini did not timely file a Form 6-K containing an interim balance sheet and income statement as of the end of its second quarter. The notice indicated that, consistent with Nasdaq rules for continued listing, Nuvini would have 60 calendar days from the date of the Notice, or until March 10, 2025, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. Nuvini has filed a Form 6-K containing an interim balance sheet and income statement. The Board Departure Notice, the 20-F Notice, the Bid Price Notice and the Interim Balance Sheet and Income Statement Notice had no immediate effect on the listing of the Company’s ordinary shares, and the Company’s ordinary shares continue to trade on Nasdaq under the symbol “NVNI”. If Nuvini does not regain compliance under the compliance plan approved by the Nasdaq, Nasdaq will notify Nuvini that its Ordinary Shares will be delisted. Nuvini may be unable to maintain the listing of Nuvini securities in the future.

Appointment of Board Member and Audit Committee Chair; Appointment of Chief Operating Officer

On February 5, 2024, Nuvini announced the appointment of Mr. João Antônio Dantas Bezerra Leite as Board Member and Audit Committee Chair. Mr. Bezerra Leite has over 35 years of experience in the technology, payments, and banking industries in Brazil. He served as a Managing Director at Banco Itau S.A., the largest private bank in Latin America, from 1996 to 2019, where he held several executive positions as Chief Technology Officer, Chief Security Officer, Chief Information Officer for the Credit Cards and Insurance business divisions and served as Chief Information Officer for Rede S.A., one of the largest electronic payment solutions providers in Brazil. During that time, he led several digital Transformational projects and supported multiple bank acquisition processes and datacenter integrations. Mr. Bezerra Leite holds a bachelor’s degree in electronic engineering from Instituto Mauá de Tecnologia (1983) and extension courses from Columbia Business School, Wharton, Fundação Getúlio Vargas, Insper, Fundação Dom Cabral, Swiss Finance Institute and Singularity University. He is a fintech investor and mentor, coordinating early-stage fintech investments at Bossa Nova Investimentos, the largest micro venture capital in Latin America, member of several Advisory Boards in payments, software, technology and data-driven companies in Latin America and USA, member of the Board of Directors at 2W Ecobank, a leading provider of renewable energy in Brazil, member of the Board of Directors at Culqi, an innovative payments company in Peru, owned by BCP, and member of the Audit Committee at Banco Carrefour in Brazil.

On November 5, 2024, Nuvini announced the appointment of Mr. José Mário de Paula Ribeiro Junior as Chief Operating Officer, effective October 24, 2024. Mr. Ribeiro Jr. has over 32 years of experience as an entrepreneur in the technology and finance industries in Brazil. Mr. Ribeiro Jr. founded numerous operational companies and philanthropic organizations, demonstrating his vast expertise in business development and innovation. Since October 1992, he has been leading Grupo Check, where he invests in emerging companies, providing capital structure, business expertise, organizational management, high-performance teams, innovative technological platforms, governance, and networking. His main focus is on value creation, leveraging, and selling business assets. Mr. Ribeiro Jr. has held significant positions in various companies, including Partner and Board Member at Banco BS2 since June 2023, and Partner & Board Member at Adiq Pagamentos since September 2019, where he also served as CEO until April 2024. He is the Founder and Leader of Instituto Créditos do Bem since October 2000, and an Advisory Board Member at Movimento Comunitário Estrela Nova since April 2021. Additionally, he serves as a Fiscal Council Member at Instituto Articule since November 2020. From November 1996 to September 2019, Mr. Ribeiro Jr. was the driving force behind Check Express, where he founded 33 companies focused on technology and financial service innovations. His early career includes co-founding Aratec and Efacec do Brasil, specializing in network automation for energy, gas, sanitation, and telecom industries from October 1992 to July 2000. He also held various engineering and executive roles at Comgás, USP, Metrô, and Themag between 1985 and 1992. Mr. Ribeiro Jr. holds a degree in Electrical/Electronic/Safety Engineering from UNESP - Universidade Estadual Paulista, completed in 1984. His extensive experience and innovative approach to business make him a valuable asset to the Company.

The Convertible Notes

On November 1, 2024, Nuvini entered into a Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with Heru Investment Holdings Ltd., an entity controlled by the Company’s Chief Executive Officer, and other investors (collectively, the “Investor”), for the purchase of convertible promissory notes (the “Convertible Notes”) in the principal amount of at least US$2,900,000 and up to US$5,000,000. The Convertible Notes shall mature within 12 months from the issuance date (the “Maturity Date”) and interest shall accrue at an annual rate of 5.00%, calculated on the basis of a 365-day year. Prior to the Maturity Date, the Investors shall have the option to convert the Convertible Notes into ordinary shares of the Company resulting from the division of the principal amount and accrued interest under the Convertible Notes by a conversion price of US$1.10 per ordinary share. The transaction is expected to close within 90 days from the date of the Note Purchase Agreement.

Private Placement

The Company engaged in four sections of PIPE Financing. The first happening concurrently with the execution and delivery of the Business Combination Agreement, in which the PIPE Investors entered into the Subscription Agreements for the PIPE Financing, pursuant to which the PIPE Investors committed to subscribe for and purchase an aggregate purchase price of US$12,800,000, 1,280,000 Mercato Class A Common Stock (at US$10.00 per share). Such subscribed shares were converted to our Ordinary Shares in connection with the Business Combination.

In the second PIPE Financing closing, PIPE Investors entered into the Subscription Agreement pursuant to which PIPE Investors committed to subscribe for and purchase and aggregate purchase price of US$1,270,000, 747,059 Ordinary Shares (at US$1.70 per share). The Company granted certain customary registration rights to PIPE Investors in connection with both PIPE Financing closings.

On January 15, 2024, Nuvini entered into individual subscription agreements with specific PIPE investors. These investors committed to subscribing for and purchasing a total of 1,358,824 shares at a conversion price of US$1.70, in exchange for an investment of US$2,310,000.

On November 1, 2024, Nuvini completed the issuance and sale in a private placement of a total of 766,957 ordinary shares of Nuvini for gross proceeds of approximately US$580,824 or US$0.75 per share (the “Per Share Purchase Price”) in accordance with the terms and conditions of subscription agreements (the “Subscription Agreements”) entered into with each of the investors in the private placement (the “Investors”).

On November 7, 2024, and November 17, 2024, Nuvini entered into distinct subscription agreements with specific PIPE investors. These investors agreed to subscribe to and purchase 1,213,714 ordinary shares, at a conversion price of US$0.7573, in exchange for an investment of US$919,158.

On January 3, 2025, Nuvini entered into individual subscription agreements with specific PIPE investors. These investors committed to subscribing for and purchasing a total of 3,680,982 shares at a conversion price of US$3.2600, in exchange for an investment of US$12,000,000.

The Subscription Agreement also provides the Investor with certain registration rights to file a registration statement with the Securities and Exchange Commission covering the resale of the ordinary shares purchased under the Subscription Agreement. The ordinary shares sold in the private placement were sold pursuant to the exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On January 2, 2025, Nuvini completed the issuance and sale in a private placement transaction (the “Private Placement”), pursuant to a Securities Purchase Agreement and a Registration Rights Agreement with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of US$12.0 million, before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement. The Company intends to use the net proceeds from the Private Placement for general corporate purposes and working capital. Maxim Group LLC (“Maxim”), acted as the exclusive placement agent for the Private Placement.

The offering consisted of the sale of (i) 3,680,982 ordinary shares of the Company, par value US$0.00001 per share, (ii) certain Series A ordinary share purchase warrants registered in the name of each Purchaser to purchase up to a number of ordinary shares equal to 50% of such Purchaser’s ordinary shares (the “Series A Warrant”), and (iii) certain Series B ordinary share Purchase warrants registered in the name of such Purchaser to purchase up to a number of ordinary shares equal to the Maximum Eligibility Number, as defined in the Series B ordinary share purchase warrant.

The Series A Warrants are immediately exercisable and expire one year from the effectiveness of the registration statement with respect to the underlying ordinary shares (the “Registration Statement”) for a purchase price equal to US$3.26 per ordinary share, subject to adjustments pursuant to the Series A ordinary share purchase warrant. The Series B Warrants are immediately exercisable and expire five years from the effectiveness of the registration statement for a purchase price equal to US$0.0001 per ordinary share, subject to adjustments pursuant to the Series B Ordinary share purchase warrant. The number of shares underlying the Series B Warrants is determined by calculating the Reset Share Amount, as defined therein.

The Warrants may be exercised on a cashless basis if there is no effective Registration Statement. In addition, under an alternate cashless exercise option contained in the Series A Warrants, upon the earlier to occur of (i) the effectiveness of a Registration Statement and (ii) the date when all Ordinary Shares underlying the Series A Warrants can be sold without restrictions pursuant to Rule 144 the holders of the Series A Warrants will have the right to receive an aggregate number of shares equal to the product of the aggregate number of Ordinary Shares that would be issuable upon a cash exercise of the Series A Warrants.

The exercise prices of the Warrants contain standard adjustments for forward and reverse share splits, share dividends, reclassifications, and similar transactions. In addition, the Warrants also contain the following restriction on subsequent rights offerings:

If at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Purchaser will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Purchaser could have acquired if the Purchaser had held the number of Ordinary Shares acquirable upon complete exercise of the Warrants immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

The Series A Warrants contains the following reset of the exercise prices and number of shares underlying the Series A Warrants:

On the Reset Period (as defined below), the exercise price shall be adjusted to equal the lower of (i) the exercise price then in effect and (ii) the Reset Price (as defined below) determined as of the date of determination for such Reset Date. Upon such reset of the Exercise Price, the number of Ordinary Shares issuable under the Warrants will be proportionately increased so that after such adjustment the aggregate exercise price payable hereunder for the adjusted number of Ordinary Shares shall be the same as the aggregate exercise price on the issuance date of the Warrants as to which the Warrant is being exercised. “Reset Period” means the period commencing on the first (1st) trading day after the Registration Statement is declared effective by the Securities and Exchange Commission and ending on the forty-fifth (45th) Trading Day thereafter. “Reset Price” means the greater of (i) 80% of the lowest daily VWAP during the Reset Period and (ii) the Floor Price of US$0.652 (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the issuance date).

For a period of 12 months, upon any issuance by the Company or any of its subsidiaries of Ordinary Shares or Ordinary Share Equivalents for cash consideration, Indebtedness or a combination of units thereof (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to an aggregate of 30% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The Company also entered into a Placement Agency Agreement with Maxim, dated December 31, 2024, pursuant to which Maxim agreed to serve as the exclusive placement agent for the Company in connection with the Private Placement. The Company agreed to pay Maxim a cash fee equal to 6.0% of the aggregate purchase price paid by the investors and to pay for out-of-pocket expenses incurred in connection with Maxim’s engagement, including Maxim’s legal expenses up to an aggregate amount of US$50,000. The Company also agreed to issue to Maxim or its designees warrants exercisable into an amount of ordinary shares equal to 5% of the securities sold in the offering (the “Placement Agent Warrants”).

As a condition to closing, subject to certain exceptions, the executive officers, directors and certain 10% holders of Ordinary Shares of the Company executed 90-day lock-up agreements (the “Lock-Up Agreements”).

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

The Company qualifies as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” the Company may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

The Company may take advantage of these reporting exemptions until it is no longer an “emerging growth company.”

The Company is also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after the Company no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events

The Company may take advantage of these reporting exemptions until such time that it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, the Company is also permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, the Company is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that it will follow in lieu thereof.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, among others:

Risks Related to the Nuvini Group’s Business

●	Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.

●	Nuvini may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.

●	If the Nuvini Group is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, the Nuvini Group may be required to significantly curtail, delay or discontinue its operations.

Risks Related to the SaaS Market

●	The loss of the Nuvini Acquired Companies’ rights to use software currently licensed to them by third parties could increase Nuvini’s operating expenses by forcing Nuvini to seek alternative technologies and adversely affect Nuvini’s ability to compete.

Risks Related to the Nuvini Group’s Technology, Intellectual Property, and Infrastructure

●	The Nuvini Group relies on third-party and open-source software for its data solutions. The Nuvini Group’s inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect the Nuvini Group’s businesses, results of operations and financial condition. In addition, the Nuvini Group’s use of open-source software could negatively affect its ability to sell the Nuvini Group’s data solutions and subject the Nuvini Group to possible litigation.

●	If the Nuvini Group’s trademarks, service marks and trade names are not adequately protected, the Nuvini Group may not be able to build or maintain name recognition in the Nuvini Group’s markets of interest and the Nuvini Group’s competitive position may be harmed.

Risks Related to the Nuvini Group’s Substantial Operations in Brazil

●	The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations and public protests, may harm the Nuvini Group and the prices of Nuvini Ordinary Shares and Nuvini Warrants.

●	Any further downgrading of Brazil’s credit rating could reduce the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.

Risks Related to Legal Matters and Regulations

●	The Nuvini Group may face restrictions and penalties under the Brazilian Consumer Protection Code in the future.

●	The Nuvini Group is subject to anti-corruption, anti-bribery, anti-money laundering economic sanctions laws and regulations, trade compliance and similar laws, and non-compliance with such laws can subject the Nuvini Group to criminal or civil liability and harm the Nuvini Group’s business, financial condition and results of operations.

Risk Related to Financial, Tax and Accounting

●	Nuvini has identified material weaknesses in its internal control over financial reporting and information technology general controls. If Nuvini fails to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, Nuvini may be unable to accurately report its results of operations, meet its reporting obligations and/or prevent fraud.

●	The Nuvini Group expects fluctuations in its results of operations, making it difficult to project future results, and if Nuvini fails to meet the expectations of securities analysts or investors with respect to the Nuvini Group’s results of operations, the market prices of Nuvini Ordinary Shares and Nuvini Warrants could decline.

Risks Related to Nuvini Ordinary Shares

●	As a foreign private issuer, Nuvini is permitted to, and Nuvini will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. domestic issuers. This may afford less protection to holders of Nuvini Ordinary Shares.

●	The exercise of Nuvini Warrants for Nuvini Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

●	Nuvini does not anticipate paying dividends in the foreseeable future.

Corporate Structure

On February 26, 2023, Nvni Group Limited, Nuvini Holdings Limited, an exempted company with limited liability in the Cayman Islands, Nuvini Merger Sub, Inc., a Delaware corporation, and Mercato Partners Acquisition Corporation (a Delaware corporation, referred to as “Mercato”) entered into a Business Combination Agreement (“SPAC Merger”). According to this agreement, Nuvini Holdings Limited shareholders transferred all issued and outstanding ordinary shares of Nuvini Holdings Limited, with a par value of US$0.00001 per share, to Nvni Group Limited in exchange for newly issued ordinary shares of Nvni Group Limited, also with a par value of US$0.00001 per share. Additionally, Nuvini Merger Sub, Inc. merged with Mercato, resulting in Mercato becoming a wholly owned, indirect subsidiary of Nvni Group Limited.

Prior to the closing date of the transaction between the Company and Mercato, Nvni Group Limited was a holding company with no active trade or business. Nuvini S.A., a wholly owned subsidiary of Nuvini Holdings Limited, maintained all relevant assets and liabilities and incurred all income and expenses.

On September 29, 2023, Nuvini completed its business combination with Mercato. As a result, Nuvini’s ordinary shares and warrants commenced trading on Nasdaq under the symbols “NVNI” and “NVNIW,” respectively, as of market open on October 2, 2023.

The following chart outlines the Nuvini Group’s corporate structure (all subsidiaries are wholly owned unless otherwise noted) as of June 30, 2024:

Nvni Group Limited, Nuvini Holdings Limited, Nvini Intermediate 1 and Nvini Intermediate 2 are exempted companies incorporated with limited liability in the Cayman Islands. Nuvini LLC and Mercato are incorporated in the United States. Nuvini S.A., Effecti, Leadlovers, Smart NX, Ipê Digital, Mercos, Datahub, OnClick, Commit Consulting LTDA and APIE.COMM Tecnologia LTDA are all incorporated in Brazil.

Corporate Information

Nuvini’s principal executive office is P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, Cayman Islands KY1-1001. Nuvini’s principal website address is www.nuvini.co.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Company’s Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” section of this prospectus.

Issuer	Nvni Group Limited

Ordinary Shares offered by the Selling Stockholders

60,736,190 Ordinary Shares consisting of (i) 3,680,982 Ordinary Shares; (ii) 36,809,820 Ordinary Shares underlying Series A Ordinary Warrants; and (iii) 14,723,928 Ordinary Shares underlying Series B Ordinary Warrants, and (iv) 5,521,460 Ordinary Shares underlying the Placement Agent Warrants, assuming full exercise of the Series A Warrants, Series B Warrants and the Placement Agent Warrants.

The Series A Warrants are immediately exercisable and expire one year from the effectiveness of the registration statement with respect to the underlying Ordinary Shares at an exercise price of US$6.52 per share, subject to certain adjustments.

The Series B Warrants are immediately exercisable and expire five years from the effectiveness of the registration statement at an exercise price of US$0.0001 per share, subject to certain adjustments. The number of shares underlying the Series B Warrants is determined from time to time per the Reset Price, defined as the greater of 80% of the lowest VWAP during the Reset Period or US$0.652.

The Placement Agent Warrants are exercisable at a price of US$6.52 per share, subject to certain adjustments and may be immediately exercised upon issuance and expires on the one-year anniversary date of the date of issuance.

Selling Stockholders	All of the Ordinary Shares being registered pursuant to the Registration Statement on Form F-1, of which this prospectus forms a part, are being offered by the Selling Stockholders. See “Selling Stockholders” section of this prospectus for more information on the Selling Stockholders.

Ordinary Shares Outstanding Prior to Offering	38,234,053 Ordinary Shares

Ordinary Shares to be Outstanding After Giving Effect to the Issuance of the Ordinary Shares Registered Hereunder	98,970,243, based on our issued and outstanding Ordinary Shares as of February 25, 2025. (1)

Use of Proceeds

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Stockholders in the offering described in this prospectus. However, we will receive aggregate proceeds of up to approximately (i) US$12 million from the cash exercise of the Series A Warrants, (ii) US$1.4 thousand from the cash exercise of the Series B Warrants and (iii) US$1.8 million from the cash exercise of the Placement Agent Warrants. Under the terms of the Series A Warrant, a cash exercise is capped at 18,404,908 shares, which results in proceeds of $12 million at a floor price of $0.6520. The 36,809,820 Ordinary Shares on the cover of the prospectus would be issuable only in case of a cashless exercise (without proceeds to the Company). Under the terms of the Placement Agent Warrants, a cash exercise is capped at 2,760,730 shares, which results in proceeds of $1.8 million at a floor price of $0.6520. The 5,521,460 Ordinary Shares on the cover of the prospectus would be issuable only in case of a cashless exercise (without proceeds to the Company).

Dividend Policy	We have never declared or paid any cash dividends on our shares of Ordinary Shares. We do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent	Continental Stock Transfer & Trust Company

Market for Ordinary Shares	Our Ordinary Shares are listed on The Nasdaq Stock Market LLC under the symbol “NVNI.”

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1)	Excludes the following:

●	Approximately 1,212 Ordinary Shares issuable upon exercise of the Warrant B warrants, at an exercise price per share of US$396.00;

●	Approximately 84 Ordinary Shares issuable upon exercise of the Warrant A warrants, at an exercise price per share of US$396.00 (or, if exercised on a cashless basis, approximately 41 Ordinary Shares);

●	Approximately 404 Ordinary Shares issuable upon exercise of underwriter warrants issued in June 2023, at an exercise price per share of US$435.60;

●	Approximately 3,788 Ordinary Shares issuable upon conversion of our Public Warrants;

●	Approximately 45 Ordinary Shares issuable upon exercise of outstanding redeemable 5-year warrants, at an exercise price per share of US$18,975.00;

●	Approximately 125 Ordinary Shares issuable upon exercise of outstanding 5-year warrants, at an exercise price per share of US$18,975.00;

●	Approximately 1,333 Ordinary Shares issuable upon exercise of outstanding warrants issued to Lionheart Equities, LLC, a Delaware limited liability company (“Sponsor”) or its affiliates;

●	Approximately 804 Ordinary Shares reserved for future issuance under options originally granted under Security Matters PTY’s 2018 Share Option Plan and that were assumed by us as a result of the Business Combination;

●	Ordinary Shares reserved for issuance under our 2022 Incentive Equity Plan, which includes an aggregate of approximately 27,298 unvested restricted stock units granted to our directors, employees and consultants, which vest from time to time through March 2027;

●	Any number of Ordinary Shares that may be issued from time to time to Alpha pursuant to the US$30 million SPA;

●	Approximately 3,030 Ordinary Shares issuable upon exercise of outstanding 5-year reset warrants, at an exercise price per share of US$86.25;

●	Approximately 3,030 Ordinary Shares issuable upon exercise of outstanding 5-year reset warrants at an exercise price of US$0.0165 per share;

●	Approximately 1,333 Ordinary Shares issuable upon exercise of outstanding 5-year warrant held by an investor at an exercise price of US$3.75 per share;

●	Ordinary Shares that may be issued from time to time to Alpha pursuant to a US$2.25 million convertible promissory note, dated April 11, 2024;

●	up to 76,190 Ordinary Shares underlying a convertible promissory note in the principal amount of US$800,000;

●	900 Ordinary Shares underlying warrants at an exercise price of US$0.1650 per share;

●	29,116 Ordinary Shares to be issued upon the transfer back to the Company of interests in its subsidiary, TrueGold;

●	Ordinary Shares underlying a convertible promissory note in the principal amount of US$1,150,000; and

●	169,690 Ordinary Shares issuable upon exercise of outstanding 5.5-year purchase warrants at an exercise price of US$6.23 per share.

RISK FACTORS

The following risk factors apply to the business and operations of the Nuvini Group. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Nuvini Group. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the sections titled “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and accompanying notes, and our unaudited interim financial statements for the six-month period ended June 30, 2024, included elsewhere in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, or which are not identified because they are generally common to businesses, may also become important factors that adversely affect our business. If any of these risks actually occurs, alone or in combination with other events or circumstances, our business, financial condition, results of operations, future prospects and reputation could be materially and adversely affected.

Risks Related to the Nuvini Group’s Business

Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.

Nuvini S.A., the foundation of the current Nuvini, began its journey in October 2020 with a bold vision to acquire and grow SaaS businesses in Latin America. While the company has faced challenges, including operating losses and cash flow constraints, these are common hurdles in the growth phase of many innovative businesses. Nuvini reported net losses of R$247.9 million, R$114.2 million and R$77.7 million for the years ended December 31, 2023, 2022 and 2021 respectively, with a working capital deficit of approximately R$308.6 million as of December 31, 2023, and R$311.8 million as of December 31, 2022. Nuvini reported net losses of R$(33.2) million and R$(36.3) million for the six-month period ended June 30, 2024, and 2023, respectively, with a working capital deficit of approximately R$(351.1) million as of June 30, 2024. It’s important to note that the results for the year ended December 31, 2023, were significantly impacted by non-cash charges related to the SPAC merger, which accounted for a substantial portion of the reported losses. In addition, while all of Nuvini’s acquired companies are individually profitable, acquisition-related costs, including transaction expenses, integration costs and amortization of intangible assets, continued to impact the consolidated financial results as of June 30, 2024.

Despite these figures, Nuvini remains committed to building long-term value and scaling its operations. The company is focused on unlocking the full potential of its acquired companies through organic growth, operational improvements, and further acquisitions of SaaS companies or related assets. While profitability may take time to achieve, Nuvini is confident in its strategy to expand and strengthen its portfolio. The pursuit of additional capital resources will be vital to support this growth, and management is actively exploring financing options, including loans, equity sales, and strategic investments, to ensure the company’s continued success.

Nuvini’s management remains positive about the company’s future and is committed to addressing its financial obligations. Although the audit report for the year ended December 31, 2023, includes an explanatory paragraph regarding Nuvini’s ability to continue as a going concern, the company is taking proactive steps to strengthen its financial position. Nuvini’s audited consolidated financial statements as of and for the year ended December 31, 2023, do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. For further discussion on Nuvini’s assessment of going concern, see “Basis of Presentation” of Nuvini’s consolidated financial statements included “Index to Financial Statements.”

The Nuvini Group’s growth strategy depends in large part on continued acquisitions of SaaS businesses. Nuvini may not be able to identify suitable acquisition candidates or complete acquisitions successfully.

The Nuvini Group’s future growth is dependent in large part on Nuvini’s ability to acquire new businesses. Nuvini has been continuously seeking additional acquisition opportunities to expand into new markets in Latin America and enhance Nuvini’s position in Brazil where the Nuvini Group’s substantial operations are. There are no assurances, however, that Nuvini will be able to successfully identify suitable candidates, negotiate appropriate terms, obtain financing on acceptable terms, complete proposed acquisitions or expand into new markets. Once acquired, operations of acquired businesses may not achieve anticipated levels of revenues, profitability or cash flows.

Nuvini’s ability to successfully expand its business through acquisitions depends on several factors, including its ability to successfully integrate acquired businesses. Nuvini provides limited back-office support to the Nuvini Acquired Companies and does not integrate the Nuvini Acquired Companies’ actual proprietary SaaS business operations that are being conducted by the Nuvini Acquired Companies within their respective entities as subsidiaries to Nuvini. Each Nuvini Acquired Company’s engineering, human resources and operations teams will continue to operate independently and report to Nuvini Acquired Company’s own set of management. Although Nuvini’s management will endeavor to evaluate the risks inherent in any particular transaction, there are no assurances that it will properly ascertain all such risks. Moreover, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities.

Any failure to effectively manage Nuvini’s growth through acquisitions may disrupt the Nuvini Group’s operations and adversely affect its operating results.

Since Nuvini’s inception, Nuvini has completed seven acquisitions and plans to continue acquiring other SaaS businesses in the future. Growth and expansion resulting from future acquisitions significantly require Nuvini’s management resources. Any future acquisitions involve a number of special risks, including the following:

●	failure to maximize the potential financial and strategic benefits of the transaction;

●	impairment of assets related to resulting goodwill;

●	reductions in future operating results from amortization of intangible assets;

●	problems integrating and divesting the operations, technologies, personnel, services, or products over geographically disparate locations;

●	unanticipated costs, taxes, litigation, and other contingent liabilities;

●	significant diversion of management’s attention from our core business and diversion of key employees’ time and resources; and

●	licensing, indemnity, or other conflicts between existing businesses and acquired businesses.

Future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected, if at all, in the historical financial statements of such company and the risk that such historical financial statements may be based on assumptions that are incorrect or inconsistent with Nuvini’s assumptions or accounting policies. Nuvini may not be able to manage such expansion effectively and its failure to do so could lead to a disruption in Nuvini’s business, a loss of clients and revenues, and increased expenses.

Nuvini has experienced rapid growth and expects to invest in its growth for the foreseeable future. If Nuvini fails to manage its growth effectively, its business, operating results and financial condition would be adversely affected.

Nuvini has experienced rapid growth in recent periods. For example, Nuvini’s net operating revenue for the year ended December 31, 2023, has grown 36%, from R$124.5 million in December 31, 2022 to R$168.9 million. This growth trend continued into 2024, with Nuvini reporting net operating revenue of R$92.1 million for the six-month period ended June 30, 2024, representing a 12.4% increase compared to R$81.9 million for the same period in 2023. The expected continued growth and expansion of Nuvini and the Nuvini Acquired Companies’ businesses may place significant strain on management, business operations, financial condition, infrastructure and corporate culture.

With continued growth, Nuvini’s information technology systems and internal control over financial reporting and procedures may not be adequate to support the Nuvini Acquired Companies’ operations and may be subject to data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. Nuvini may also face risks to the extent such third parties infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, the Nuvini Group have to continuously improve its operational, financial and management controls and reporting systems and procedures. Failure to effectively manage its growth could result in difficulty or delays in the Nuvini Acquired Companies’ ability to attract new clients, decline in quality or client satisfaction, increases in costs, introduction of new products and services , enhancements of existing products and services, loss of clients; information security vulnerabilities or other operational difficulties, any of which could adversely affect Nuvini’s business performance and operating results. Nuvini’s strategy is based on a combination of growth and M&A, and any inability to scale the Nuvini Acquired Companies while also acquiring new companies may impact Nuvini’s growth trajectory and results of operations.

Nuvini may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.

Nuvini has funded its operations since inception primarily through equity financings, loans and borrowings from financial institutions and the Nuvini Group’s operations. Nuvini is uncertain when or if the Nuvini Acquired Companies’ operations will generate sufficient cash to fully fund their ongoing operations or the growth of the Nuvini Group’s business. Nuvini intends to continue to make investments to support the Nuvini Group’s business, which may require Nuvini to engage in equity or debt financing to secure additional funds. Additional financing may not be available on terms favorable to Nuvini, if at all. If adequate funds are not available on acceptable terms, Nuvini may be unable to invest in future growth opportunities, which could harm the Nuvini Group’s businesses, operating results and financial conditions. If Nuvini incurs new debt, the creditors would have rights senior to holders of common stock to make claims on Nuvini’s assets, and the terms of any debt could restrict the Nuvini Group’s operations, including Nuvini’s ability to pay dividends on Nuvini Ordinary Shares. Furthermore, if Nuvini issues additional equity securities, shareholders will experience dilution, and the new equity securities could have rights senior to those of Nuvini Ordinary Shares. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond Nuvini’s control, Nuvini cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, Nuvini Shareholders bear the risk of future issuances of debt or equity securities, reducing the value of Nuvini Ordinary Shares and diluting their interests. For more information on Nuvini’s indebtedness see “Operating and Financial Review and Prospects.”

If the Nuvini Group is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, the Nuvini Group may be required to significantly curtail, delay, or discontinue its operations.

If the Nuvini Group is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, the Nuvini Group may be required to significantly curtail, delay or discontinue its operations. In general, the Nuvini Group may be unable to expand its operations or otherwise capitalize on business opportunities and defend against and prosecute litigation necessary to conduct the Nuvini Group’s businesses as desired, which could materially affect the Nuvini Group’s businesses, financial condition, and results of operations. If the Nuvini Group is ultimately unable to continue as a going concern, it may have to seek the protection of bankruptcy laws or liquidate its assets and may receive less than the value at which those assets are carried on its financial statements, and it is likely that Nuvini’s securityholders will lose all or a part of their investment.

Nuvini’s market opportunity estimates and market growth forecasts included in this prospectus may prove to be inaccurate. Even if the market in which the Nuvini Group competes achieves the forecasted growth, the Nuvini Group’s businesses could fail to grow at similar rates, if at all.

This prospectus contains market and industry data, estimates and statistics obtained from third-party sources. While Nuvini believes such information to be reliable in general, Nuvini has not independently verified the accuracy or completeness of any such third-party information. Such information may not have been prepared on a comparable basis or may not be consistent with other sources. Similarly, this prospectus contains information based on or derived from internal company surveys, studies and research that have not been independently verified by third-party sources. Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments.

In addition, the market for SaaS in Latin America is relatively new and will experience changes over time. Growth forecasts, including for the Nuvini Acquired Companies’ SaaS businesses, are uncertain and based on assumptions and estimates that may be inaccurate. The Nuvini Acquired Companies’ addressable market depends on a number of factors, including changes in the competitive landscape, technology, data security or privacy concerns, client budgetary constraints, business practices, regulatory environment, and economic conditions. Moreover, geographic markets and the industries the Nuvini Acquired Companies operate in are not rigidly defined or subject to standard definitions.

Accordingly, Nuvini’s use of the terms referring to its geographic markets and industries may be subject to interpretation, and the resulting industry data, projections and estimates may not be reliable. Nuvini’s estimates and forecasts relating to the size and expected growth of its market may prove to be inaccurate and Nuvini’s ability to produce accurate estimates and forecasts may in the future be impacted by the economic uncertainty associated with the wars in Ukraine and the Middle East, as well as with other macroeconomic factors to which the Nuvini Group is subject (see “—Risks Related to the Nuvini Group’s Substantial Operations in Brazil” below). Even if the market where Nuvini competes meets the size estimates and growth rate forecasts, its business could fail to grow. For these reasons, you should not place undue reliance on such information.

Some of the industries in which the Nuvini Group operates are cyclical, and, accordingly, the Nuvini Group’s businesses are subject to changes in the economy.

Some of the business areas in which the Nuvini Group operates are subject to specific industry and general economic cycles including but not limited to, the SaaS markets. Accordingly, a downturn in these or other markets where the Nuvini Group participates could materially and adversely affect Nuvini. If demand changes and the Nuvini Group fails to respond accordingly, Nuvini’s results of operations could be materially and adversely affected. The business cycles of the Nuvini Group’s different operations may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on material portions of the Nuvini Group’s businesses.

The Nuvini Acquired Companies’ clients may choose not to renew existing engagements or enter into new engagements with the Nuvini Acquired Companies on terms acceptable to the Nuvini Group, or at all.

The Nuvini Acquired Companies’ contracts with their clients to provide SaaS solutions typically have a monthly term and will renew automatically. Based on the historical performance of the Nuvini Group, its clients have been consistently renewing their respective subscriptions on a monthly basis. The Nuvini Acquired Companies have been operating for more than 10 years on average and have a record of consistent monthly renewals even during the COVID-19 pandemic, which was a major disruption for most businesses. As of June 30, 2024, December 31, 2023, and 2022, 97.3%, 96.7% and 95.4%, respectively, of clients renewed their subscriptions to Nuvini Group services or products every month. However, these contracts may, in the majority of cases, be terminated without cause by the Nuvini Acquired Companies’ clients, so long as the clients provide 30 to 120 days prior notice. The Nuvini Acquired Companies’ clients may terminate or reduce their use of the Nuvini Acquired Companies’ SaaS solutions for several reasons, including (i) if they are not satisfied with the solution or service level, (ii) the value proposition for the Nuvini Acquired Companies’ SaaS solutions, or (iii) if the Nuvini Acquired Companies are unable to meet clients’ needs and expectations. If price increases make the Nuvini Acquired Companies’ SaaS solutions unaffordable, the possibility of client termination or reduction may be more likely. These price increases can be due to the Nuvini Acquired Companies’ businesses, inflation adjustments or supplier cost increases. Even if the Nuvini Acquired Companies successfully deliver on contracted data solutions and services and maintain close relationships with the Nuvini Acquired Companies’ clients, a number of factors outside of Nuvini’s control could cause the loss of or reduction in business or revenue from the Nuvini Acquired Companies’ existing clients. These factors include, among other things:

●	the business or financial condition of that client or the economy generally;

●	a change in strategic priorities by the Nuvini Acquired Companies’ clients, resulting in a reduced level of spending on technology solutions and services;

●	a demand for price reductions by the Nuvini Acquired Companies’ clients; and

●	mergers, acquisitions, or significant corporate restructurings involving one of the Nuvini Acquired Companies’ clients.

The ability of clients to terminate their engagements with the Nuvini Acquired Companies at any time makes Nuvini S.A.’s future revenue flow uncertain. The Nuvini Acquired Companies may not be able to replace any client that chooses to terminate or chooses not to renew its contract, which could materially and adversely affect Nuvini’s revenue. Furthermore, terminations in engagements may make it difficult to plan Nuvini’s project resource requirements.

If a significant number of clients cease using or reduce their usage of the Nuvini Acquired Companies’ SaaS solutions, the Nuvini Acquired Companies may be required to spend significantly more on sales and marketing than it currently plans to spend in order to maintain or increase revenue from clients. Such additional sales and marketing expenditure could adversely affect Nuvini’s business, results of operations and financial condition.

The Nuvini Acquired Companies may not be able to renew or maintain their data hosting agreements with their suppliers.

Amazon Web Services (“AWS”) and Google Cloud Platform (“GCP”) are the Nuvini Acquired Companies’ primary suppliers for data hosting and may terminate their hosting agreements with the Nuvini Acquired Companies at any time without cause and without a prior notice (in the case of AWS, subject to a prior notice of 30 days’ prior notice where Nuvini fails to use the services) .. Any such termination would be disruptive to the Nuvini Acquired Companies’ businesses, and it may not be possible to secure alternative data hosting suppliers on similar terms or with the same quality of solutions and services as those being provided by the Nuvini Acquired Companies’ current suppliers. Accordingly, if the Nuvini Acquired Companies lose their current arrangements with their main suppliers, the Nuvini Acquired Companies’ third-party software clients may engage another SaaS solutions company to fulfill their needs, and, in any such case, terminate their relationships with the Nuvini Acquired Companies. In this case, Nuvini may experience a material adverse effect on its cash position, revenue and, by extension, its results of operations and financial position.

The Nuvini Acquired Companies and their suppliers could suffer disruptions, outages, defects and other performance and quality problems with the Nuvini Acquired Companies’ solutions or with the public cloud and internet infrastructure on which their solutions rely. If the availability of the Nuvini Acquired Companies’ proprietary SaaS solutions does not meet the Nuvini Acquired Companies’ service-level commitments to their clients, Nuvini’s current and future revenue may be negatively impacted.

The Nuvini Acquired Companies businesses depend on the SaaS solutions that they offer to be available without disruption.

The Nuvini Acquired Companies and their suppliers have experienced, and may in the future experience, disruptions, outages, defects and other performance and quality issues with these data solutions. The Nuvini Acquired Companies have also experienced, and may in the future experience, disruptions, outages, defects and other performance and quality issues with the public cloud and internet infrastructure on which the Nuvini Acquired Companies’ proprietary data platform relies. These issues may arise from several factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, human error or misconduct, natural disasters (such as tornadoes, earthquakes, or fires), capacity constraints, design limitations, denial-of-service attacks or other security-related incidents. Moreover, the Nuvini Acquired Companies typically commit to maintaining a minimum service-level of availability for the Nuvini Acquired Companies’ clients that use their proprietary SaaS solutions. If the Nuvini Acquired Companies are unable to meet these commitments, the Nuvini Acquired Companies may be obligated to provide clients with additional capacity, which could significantly affect Nuvini’s revenue.

A material portion of the Nuvini Acquired Companies’ businesses is provided through software hosting services, which are sometimes hosted from and use computing infrastructure provided by third parties, including AWS and GCP. These hosting services depend on the uninterrupted operation of data centers and the ability to protect computer equipment and information stored in these data centers against damage that may be caused by natural disaster, fire, power loss, telecommunications or Internet failure, acts of terrorism, unauthorized intrusion, computer viruses and other similar damaging events.

If any of the Nuvini Acquired Companies’ data centers become inoperable for an extended period, such Nuvini Acquired Company might be unable to fulfill its contractual commitments. Although the Nuvini Acquired Companies take what they believe to be reasonable precautions against such occurrences, the Nuvini Group can give no assurance that damaging events such as these will not result in a prolonged interruption of the Nuvini Acquired Companies’ services, which could result in client dissatisfaction, loss of revenue to Nuvini and damage to the Nuvini Group’s businesses.

Furthermore, third-party hosting service providers have no obligation to renew their agreements with any of the Nuvini Acquired Companies on commercially reasonable terms or at all. If the Nuvini Acquired Companies are unable to renew these agreements on commercially reasonable terms, the Nuvini Acquired Companies may be required to transition to new providers and incur significant costs and possible service interruption in doing so. In addition, such service providers could decide to close their facilities or change or suspend their service offerings without adequate notice to the Nuvini Group. Moreover, any financial difficulties, such as bankruptcy, faced by such service providers may have negative effects on the Nuvini Group’s businesses, the nature and extent of which are difficult to predict. Because the Nuvini Acquired Companies cannot easily switch third-party hosting service providers, any disruption with respect to the current service providers would impact their operations and their business could be adversely impacted. Problems faced by the Nuvini Acquired Companies’ hosting service providers could adversely affect the experience of their clients. For example, AWS has experienced significant service outages in the past and may do so again in the future.

If the Nuvini Group loses key members of its management teams or is unable to attract and retain the executives and employees it needs to support its operations and growth (especially skilled software engineers and developers, founders of acquired companies), the Nuvini Group’s business and future growth prospects may be harmed.

The Nuvini Group’s success depends in part on the continued services of Nuvini’s co-founder Pierre Schurmann, as well as the Nuvini Group’s other executive officers and key employees in the areas of research and development (particularly, skilled software engineers and developers), sales and marketing.

From time to time, there may be changes in the Nuvini Group’s executive, management and technical teams or other key employees resulting from the hiring or departure of these personnel. The Nuvini Group’s executives, officers and other key employees are employed on an at-will basis, which means that these personnel could terminate their employment with the Nuvini Group at any time. The loss of one or more of the Nuvini Group’s executives, officers, or the failure by its executive team to effectively work with its employees and lead the Nuvini Group, including as a result of remote working conditions, could harm the Nuvini Group’s business.

In addition, to execute the Nuvini Group’s growth plan, it must attract and retain highly qualified professionals. There is a high demand for qualified professionals in the market, especially for engineers experienced in designing and developing SaaS solutions, experienced sales professionals, and expert client support personnel. The Nuvini Acquired Companies are also dependent on the continued service of their existing software engineers because of the sophistication of the Nuvini Acquired Companies’ proprietary SaaS solutions.

The Nuvini Group also believes its culture has been a key contributor to its success to date and that the critical nature of the Nuvini Acquired Companies’ SaaS solutions promotes a sense of greater purpose and fulfillment among Nuvini Group’s employees. As the Nuvini Group’s workforce becomes more distributed around the world, the Nuvini Group may not be able to maintain important aspects of its culture. Any failure to preserve the Nuvini Group’s culture could negatively affect its ability to retain and recruit personnel. If the Nuvini Group fails to attract new personnel or fails to retain and motivate the Nuvini Group’s current personnel, its business and future growth prospects would be harmed.

Risks Related to the SaaS Market

Demand for the Nuvini Acquired Companies’ SaaS solutions may fluctuate, which may make it difficult for the Nuvini Group to manage its businesses efficiently and may reduce its profitability and market share in the future.

The Nuvini Group depends upon the capital spending budgets of the Nuvini Acquired Companies’ clients. World and regional economic conditions have, in the past, adversely affected the Nuvini Acquired Companies’ licensing and support revenue. If economic or other conditions reduce the Nuvini Acquired Companies’ clients’ capital spending levels, the Nuvini Group’s businesses, results of operations and financial condition may be adversely affected. In addition, the purchase and implementation of the Nuvini Acquired Companies’ SaaS solutions can constitute a major portion of the Nuvini Acquired Companies’ clients’ overall technology budget, and the amount clients are willing to invest in acquiring and implementing such SaaS solutions has tended to vary in response to economic, financial or other business conditions.

The loss of the Nuvini Acquired Companies’ rights to use software currently licensed to them by third parties could increase Nuvini’s operating expenses by forcing Nuvini to seek alternative technologies and adversely affect Nuvini’s ability to compete.

The Nuvini Acquired Companies license certain technologies used in their products from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their products, could delay the Nuvini Acquired Companies’ ability to deliver their products while the Nuvini Acquired Companies seek to implement alternative technology offered by other sources and require significant unplanned investments on their part. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of the Nuvini Acquired Companies’ products or relating to current or future technologies to enhance the Nuvini Acquired Companies’ product offerings. There is a risk that the Nuvini Acquired Companies will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

Some of the markets for the Nuvini Acquired Companies’ SaaS solutions are characterized by frequent technological advances, and the Nuvini Acquired Companies must continually improve their software products to remain competitive.

Frequent technological change and new product introductions and enhancements characterize the software industry in general. The Nuvini Acquired Companies’ current and potential clients increasingly require greater levels of functionality and more sophisticated product offerings. In addition, the life cycles of many of the Nuvini Acquired Companies’ software products are difficult to estimate. While the Nuvini Acquired Companies believe some of their software products may be nearing the end of their product life cycles, the Nuvini Acquired Companies cannot estimate the decline in demand from the Nuvini Acquired Companies’ clients of maintenance related to these software products. Accordingly, Nuvini believes that its future success depends upon the Nuvini Acquired Companies’ ability to enhance current software products, to develop and to introduce new products offering enhanced performance and functionality at competitive prices in a timely manner, and on the Nuvini Acquired Companies’ ability to enable their software products to work in conjunction with other products from other suppliers that their clients may utilize. The Nuvini Acquired Companies’ failure to develop and to introduce or to enhance products in a timely manner could have a material adverse effect on the Nuvini Acquired Companies’ businesses, results of operations and financial condition.

The Nuvini Acquired Companies may be unable to respond on a timely basis to the changing needs of the Nuvini Acquired Companies’ client bases and the new applications the Nuvini Acquired Companies design for their clients may prove to be ineffective. Nuvini Acquired Companies’ ability to compete successfully will depend in large measure on the Nuvini Acquired Companies’ ability to be among the first to market with effective new products or services, to maintain a technically competent research and development staff, and to adapt to technological changes and advances in the industry. The Nuvini Acquired Companies’ software products must remain compatible with evolving computer hardware and software platforms and operating environments. Nuvini cannot assure you that the Nuvini Acquired Companies will be successful in these efforts. In addition, competitive or technological developments and new regulatory requirements may require the Nuvini Acquired Companies to make substantial, unanticipated investments in new products and technologies, and the Nuvini Acquired Companies may not have sufficient resources to make these investments. If the Nuvini Acquired Companies were required to expend substantial resources to respond to specific technological or product changes, their operating results would be adversely affected.

The Nuvini Acquired Companies’ software products may contain errors or defects that could result in lost revenue, delayed or limited market acceptance or product liability claims with substantial litigation costs.

As a result of their complexity, software products may contain undetected errors or failures when introduced to the market. Despite testing performed by the Nuvini Acquired Companies and testing and use by current and potential clients, defects and errors may be found in new software products after commencement of commercial shipments or the offering of a network service using these software products. In these circumstances, the Nuvini Acquired Companies may be unable to successfully correct the errors in a timely manner or at all. The occurrence of errors and failures in the Nuvini Acquired Companies’ software products could result in negative publicity and a loss of, or delay in, market acceptance of those software products. Such publicity could reduce revenue from new licenses and lead to increased client attrition. Alleviating these errors and failures could require significant expenditure of capital and other resources by the Nuvini Acquired Companies. The consequences of these errors and failures could have a material adverse effect on Nuvini’s businesses, results of operations and financial condition.

Because many of the Nuvini Acquired Companies’ clients use their software products for critical business applications, any errors, defects or other performance issues could result in financial or other damage to the Nuvini Acquired Companies’ clients. The Nuvini Acquired Companies’ clients or other third parties could claim damages from the Nuvini Acquired Companies in the event of actual or alleged failures of their software solutions. The Nuvini Acquired Companies in the past have been, and may in the future continue to be, subject to these kinds of claims. Although the Nuvini Acquired Companies’ license agreements with clients typically contain provisions designed to limit the Nuvini Acquired Companies’ exposure to potential claims, as well as any liabilities arising from these claims, these provisions may not effectively protect against such claims, liability and associated costs.

Accordingly, any such claim could have a material adverse effect on the Nuvini Acquired Companies’ businesses, results of operations and financial condition. In addition, defending against this kind of claim, regardless of its merits, or otherwise satisfying affected clients, could entail substantial expense and require the devotion of significant time and attention by key management personnel.

The Nuvini Acquired Companies face competition from other software solutions providers, which may reduce their market share or limit the prices they can charge for their software solutions.

Given that each of the Nuvini Acquired Companies serve specific vertical markets, the Nuvini Acquired Companies face competition from vertical market competitors, specifically from small, emerging software companies. As a result, in certain market segments, competition can be intense, and significant pricing pressure may exist. To maintain and improve the Nuvini Acquired Companies’ competitive position, they must continue to develop and to introduce, in a timely and cost-effective manner, new software solutions. In addition, the Nuvini Acquired Companies expect that a substantial portion of their revenues will continue to be derived from SaaS licensing to the Nuvini Acquired Companies’ clients. Although the Nuvini Acquired Companies have experienced relatively stable and predictable attrition relating to these arrangements, increased competition could reduce the need for the Nuvini Acquired Companies’ maintenance services, as clients could decide to stop using the Nuvini Acquired Companies’ SaaS solutions or maintenance services and, instead, avail of the software applications or services of competitors.

Nuvini anticipates additional competition as other established and emerging companies enter the software market and introduce new products and technologies. For example, companies that historically have not competed in one of the Nuvini Acquired Companies’ market segments could introduce new applications based on newer product architectures that could provide for a functionality similar to or better than what the Nuvini Acquired Companies’ software products provide. In addition, existing and potential competitors may enter into strategic acquisitions or arrangements among themselves or with third parties to enhance their products in better addressing the needs of the Nuvini Acquired Companies’ prospective clients.

Accordingly, it is possible that new competitors or alliances among existing and/or new competitors may emerge. This competition could result in price reductions, fewer client orders, reduced gross margins and loss of market share for the Nuvini Acquired Companies’ software products.

Some of the Nuvini Acquired Companies’ existing and potential competitors have greater financial, technical, marketing and other resources, better name recognition and larger client base compared to what the Nuvini Acquired Companies have. Some Nuvini Acquired Companies’ competitors offer products that are based on more advanced product architectures and services with performance advantages. The Nuvini Acquired Companies’ competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements or may devote greater resources to the development, promotion and sale of their products. Many competitive factors affect the market for the Nuvini Acquired Companies’ products and the Nuvini Acquired Companies’ ability to generate new license revenues. These competitive factors include vendor and product reputation; industry specific expertise; cost of ownership; ease and speed of implementation; client support; product architecture, quality, price and performance; product performance attributes, such as flexibility, scalability, compatibility, functionality and ease of use; and vendor financial stability.

If the Nuvini Acquired Companies, their suppliers or third-party service providers experience an actual or perceived security breach or unauthorized parties otherwise obtain access to their clients’ data or their data, their data solutions and services may be perceived as not being secure, the Nuvini Group’s reputation may be harmed, demand for the Nuvini Acquired Companies’ data solutions and services may be reduced and Nuvini may incur significant liabilities.

The Nuvini Group is heavily dependent upon information technology systems, infrastructure and data to operate its businesses and solutions. The Nuvini Acquired Companies’ proprietary data platform offers, processes, stores and transmits the Nuvini Acquired Companies’ clients’ and partners’ proprietary, confidential and sensitive data, such as personal, health and financial information. The Nuvini Acquired Companies also rely on third-party information technology systems in connection with the Nuvini Acquired Companies’ operations. For example, some of the Nuvini Acquired Companies’ proprietary data platforms are built to be available on the infrastructure of third-party public cloud providers, such as AWS and GCP. The Nuvini Acquired Companies also use third-party service providers and sub-processors to help them deliver services to Nuvini Acquired Companies’ clients and their end-users. These vendors may store or process proprietary, confidential and sensitive data such as personal information, protected health information or other information of the Nuvini Acquired Companies’ employees, their partners, their clients or their clients’ end-users. The Nuvini Acquired Companies collect such information from individuals located both in Brazil and abroad and may store or process such information outside the country in which it was collected. While the Nuvini Acquired Companies, their suppliers, their third-party service providers and their sub-processors have implemented or are contractually obligated to implement security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, access, acquisition, modification, misuse, destruction or loss of the Nuvini Acquired Companies, their clients’ data. Any security breach of the Nuvini Acquired Companies’ proprietary data platform, their operational systems, physical facilities or the systems of their third-party service providers or sub-processors or the perception that one has occurred, could result in litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention and other liabilities and damage to the Nuvini Group’s business. Even though the Nuvini Acquired Companies may not control the security measures of their suppliers, third-party service providers or sub-processors, the Nuvini Acquired Companies may be responsible for any breach of such measures.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware viruses and social engineering (including phishing) are prevalent in the Nuvini Acquired Companies’ industry and their clients’ industries and have generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition to such attacks, the Nuvini Acquired Companies and their third-party vendors may experience unavailable systems, unauthorized accidental or unlawful access, acquisition or disclosure of information due to employee error, theft or misuse, sophisticated nation-state and nation-state supported actors and advanced persistent threat intrusions. The techniques used to sabotage or to obtain unauthorized access to the Nuvini Acquired Companies’ proprietary data platform, systems, networks or physical facilities in which data is stored or through which data is transmitted change frequently, and the Nuvini Acquired Companies may be unable to implement adequate preventative measures or stop security breaches prior to or while they are occurring. The recovery systems, security protocols, network protection mechanisms and other security measures that the Nuvini Acquired Companies have integrated into their proprietary data platform, systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss. The Nuvini Acquired Companies may in the future become, the target of cyber-attacks by third parties seeking unauthorized access to them or their clients’ or their partners’ data or to disrupt the Nuvini Acquired Companies’ operations or ability to provide their services. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks or physical facilities utilized by the Nuvini Acquired Companies’ suppliers or third-party processors. The Nuvini Acquired Companies may not be able to anticipate all types of security threats, and the Nuvini Acquired Companies may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups, such as external service providers and hostile foreign governments or agencies. In addition, the Nuvini Acquired Companies’ or their third-party vendors’ systems may be vulnerable to breakdown or other interruptions from system malfunctions, natural disasters, terrorism, war and telecommunication and electrical failures.

The Nuvini Acquired Companies have contractual and other legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, Nuvini’s agreements with certain clients and partners may require the Nuvini Acquired Companies to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause the Nuvini Acquired Companies’ clients or partners to lose confidence in the effectiveness of the Nuvini Acquired Companies’ security measures, divert management’s attention, lead to governmental investigations and require the Nuvini Acquired Companies to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any security breach or effort to mitigate security vulnerabilities could result in unexpected interruptions, delays, cessation of service and other harm to the Nuvini Acquired Companies’ businesses and their competitive positions.

A security breach of the Nuvini Acquired Companies or their third-party vendor’s systems may cause the Nuvini Acquired Companies to breach client contracts. The Nuvini Acquired Companies’ agreements with certain clients may require the Nuvini Acquired Companies to use industry-standard or reasonable measures to safeguard proprietary, personal or confidential information. A security breach of the Nuvini Acquired Companies or their third- party vendor’s systems could lead to claims by the Nuvini Acquired Companies’ clients, their end-users or other relevant stakeholders that the Nuvini Acquired Companies have failed to comply with such contractual or other legal obligations. As a result, the Nuvini Acquired Companies could be subject to legal action (including the imposition of fines or penalties) and the Nuvini Acquired Companies’ clients could end their relationships with the Nuvini Acquired Companies. There can be no assurance that any limitations of liability in the Nuvini Acquired Companies’ contracts would be enforceable or adequate or would otherwise protect the Nuvini Acquired Companies from liabilities or damages.

Litigation resulting from security breaches may adversely affect Nuvini’s business. Unauthorized access to Nuvini’s proprietary data platform, systems, networks or physical facilities could result in litigation with the Nuvini Acquired Companies’ clients, their clients’ end-users or other relevant stakeholders. These proceedings could force the Nuvini Group to spend money in defense or settlement, divert management’s time and attention, increase Nuvini Acquired Companies’ costs of doing business, or adversely affect the Nuvini Acquired Companies’ reputation. The Nuvini Acquired Companies could be required to fundamentally change their business activities and practices or modify the Nuvini Acquired Companies’ proprietary data platform capabilities in response to such litigation, which could be costly and have an adverse effect on the Nuvini Acquired Companies’ businesses. If a security breach were to occur and the confidentiality, integrity or availability of the Nuvini Acquired Companies’ data or the data of the Nuvini Acquired Companies’ partners, their clients or their clients’ end-users was disrupted, the Nuvini Acquired Companies could incur significant liability, or their proprietary data platform, systems or networks may be perceived as less desirable, which could negatively affect Nuvini’s business and damage its reputation.

If the Nuvini Acquired Companies fail to detect or remediate a security breach in a timely manner, or a breach otherwise affects a large amount of data of one or more clients or partners, or if the Nuvini Acquired Companies suffer a cyber-attack that impacts the Nuvini Acquired Companies’ ability to operate their proprietary data platform, they may suffer material damage to its reputation, business, financial condition and results of operations. Further, the policy coverage of the Nuvini Groups’ current or any future cybersecurity insurance may be insufficient. Accordingly, the successful assertion of one or more large claims against the Nuvini Group could have an adverse effect on its businesses. The Nuvini Acquired Companies’ risks are likely to increase as Nuvini continues to expand Nuvini Acquired Companies’ proprietary data platforms and geographic footprint, grow the Nuvini Acquired Companies’ client and partner base and process, store and transmit increasingly large amounts of data.

In addition, the Nuvini Group’s workforce is generally working remotely, which could increase the Nuvini Group’s cyber security risk, create data accessibility concerns and make the Nuvini Group more susceptible to security breaches or business disruptions. Moreover, the Nuvini Acquired Companies’ clients and the third-party suppliers on which the Nuvini Acquired Companies rely may be vulnerable to a heightened risk of cyber-attacks as a result of the military conflict between Russia and Ukraine, the impact of sanctions against Russia and the potential for retaliatory acts from Russia, given that nation-state actors may engage in cyber-attacks for geopolitical reasons and in conjunction with military conflicts and defense activities. For example, there have been publicized threats to increase cyber-attack activity against the critical infrastructure of any nation or organization that retaliates against Russia for its invasion of Ukraine. While the Nuvini Group maintains and continues to improve its security measures and reinforce the Nuvini Group’s internal control in anticipation of becoming a public company, the Nuvini Group may be unable to adequately anticipate security threats or to implement adequate preventative measures, in part, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target. Other than reinforcement of the Nuvini Group’s cybersecurity policies in anticipation of being a public company, the Nuvini Group has not taken any other specific actions to mitigate the increased risk of cyber-attacks resulting from the ongoing conflict between Russia and Ukraine and do not immediately intend to implement any such actions given the Nuvini Group’s current assessment of risk and the current geographic scope of Nuvini Group’s operations. Any of the foregoing could have a material adverse effect on the Nuvini’s business, financial condition, results of operations or prospects.

Risks Related to the Nuvini Group’s Technology, Intellectual Property and Infrastructure

The Nuvini Group relies on information and technology for many of its business operations which could fail and cause disruption to its business operations.

The Nuvini Group’s business operations largely depend on information technology networks and systems to securely transmit, process and store electronic information and to communicate internally among the Nuvini Group’s various units and with clients and vendors. A shutdown of, or inability to access, one or more of the Nuvini Group’s facilities arising from a power outage or a failure of one or more of the Nuvini Group’s information technology, telecommunications or other systems could significantly impair the Nuvini Group’s ability to perform critical functions on a timely basis. The Nuvini Group relies on third party cloud platforms, such as AWB and GCP to host enterprise and client systems, and any disruptions of these services could impact the Nuvini Group’s business operations and the Nuvini Acquired Companies’ ability to service clients. Cyber-attacks, configuration or human error and/or other external hazards could result in the misappropriation of assets or sensitive information, corruption of data or operational disruption.

Global cybersecurity threats and attacks to networks, systems and endpoints can range from uncoordinated individual attempts to gain unauthorized access to IT systems to sophisticated and targeted measures known as advanced persistent threats, directed at the Nuvini Group, its businesses, its clients and/or its third-party service providers, including, but not limited to, cloud providers and providers of network management services. These may include such things as unauthorized access, phishing attacks, account takeovers, denial of service, introduction of malware or ransomware and other disruptive problems caused by threat actors. Moreover, as more of the Nuvini Group’s employees work remotely, its employees are increasingly targeted by phishing attacks and endpoints may be more susceptible to threat exposures.

The Nuvini Acquired Companies’ clients are increasingly requiring cybersecurity protections and mandating cybersecurity standards in its products and services, and the Nuvini Group may incur additional costs to comply with such demands. The Nuvini Group has experienced, and expects to continue to experience, these types of threats and incidents. The Nuvini Group seeks to deploy measures to deter, prevent, detect, respond to and mitigate these threats, including identity and access controls, data protection, vulnerability assessments, product software designs which Nuvini believes are less susceptible to cyber-attacks, continuous monitoring of the Nuvini Group’s networks, endpoints and systems and maintenance of backup and recovery capabilities. Despite these efforts, the Nuvini Group can make no assurance that the Nuvini Group will be able to detect, prevent, timely and adequately detect, prevent and address or mitigate the negative effects of cyberattacks or other security compromises, and such cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (the Nuvini Group’s own or that of third parties) and the disruption of business operations. The potential consequences of a material cybersecurity incident include financial loss, reputational damage, damage to the Nuvini Group’s IT systems, litigation with third parties, theft of intellectual property, fines, decrease in the value of the Nuvini Group’s investment in research and development, and increased cybersecurity protection and remediation costs due to the increasing sophistication and proliferation of threats, which in turn could adversely affect the Nuvini Group’s competitiveness and results of operations. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could materially harm the Nuvini Group’s operating results and financial condition.

If the Nuvini Group is unable to adapt to rapidly changing technologies, methodologies and evolving industry standards, the Nuvini Acquired Companies may lose clients, and the Nuvini Group’s business could be materially adversely affected.

Rapidly changing technologies, methodologies and evolving industry standards are inherent in the market for the Nuvini Group’s data solutions and services. The Nuvini Group’s ability to anticipate developments in the Nuvini Group’s industries, enhance the Nuvini Group’s existing data solutions and services, develop and introduce new data solutions, services or tools, provide enhancements and new features for the Nuvini Group’s data solutions and tools, and keep pace with changes and developments are critical to meeting changing client needs. Developing solutions for the Nuvini Acquired Companies’ clients are extremely complex and could become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems, technologies and methodologies. The Nuvini Group’s ability to keep pace with, anticipate or respond to changes and developments is subject to a number of risks, including that the Nuvini Group:

●	may not be able to develop new, or update existing, services, applications, tools and software quickly or inexpensively enough to meet the Nuvini Acquired Companies’ clients’ needs;

●	may find it difficult or costly in making existing software and tools to work effectively and securely over the internet or with new or changed operating systems;

●	may find it challenging to develop new, or update existing, software, services and tools to keep pace with evolving industry standards, methodologies and regulatory developments in the industries where the Nuvini Acquired Companies’ clients operate at a pace and cost that is acceptable to the Nuvini Acquired Companies’ clients; and

●	may find it difficult to maintain high quality levels of performance with new technologies and methodologies.

The Nuvini Group may not be successful in anticipating or responding to these developments in a timely manner, or if the Nuvini Group responds, the data solutions, services, tools, technologies, or methodologies the Nuvini Group develops or implements may not be successful in the market. The Nuvini Group’s failure to enhance its existing data solutions and services and to develop and introduce new data solutions and services to promptly address the needs of the Nuvini Acquired Companies’ clients could have a material adverse effect on the Nuvini Group’s businesses.

Material portions of the Nuvini Group’s businesses require the Internet infrastructure to be reliable.

The Nuvini Group’s future success continues to depend in part on the use of the Internet as a means to access public information and perform transactions electronically, including, for example, electronic filing of court documents. This requires ongoing maintenance of the Internet infrastructure, especially to prevent interruptions in service, as well as additional development of that infrastructure. It also requires a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services. If this infrastructure fails to be sufficiently developed or be adequately maintained, Nuvini’s business would be harmed because clients may not be able to access the Nuvini Group’s services.

The Nuvini Group must timely respond to technological changes to be competitive.

The market for the Nuvini Acquired Companies’ products is characterized by technological change, evolving industry standards in software technology, changes in client requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, the Nuvini Group’s future success will depend, in part, upon the Nuvini Group’s ability to enhance existing products and develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated client requirements, and achieve market acceptance. The Nuvini Group cannot assure you that it will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. The products, capabilities or technologies developed by others could also render the Nuvini Acquired Companies’ products or technologies obsolete or noncompetitive. The Nuvini Group’s businesses may be adversely affected if the Nuvini Group is unable to develop or acquire new software products or develop enhancements to existing products on a timely and cost-effective basis, or if such new products or enhancements do not achieve market acceptance.

The Nuvini Group relies on third-party and open-source software for its data solutions. The Nuvini Group’s inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect the Nuvini Group’s businesses, results of operations and financial condition. In addition, the Nuvini Group’s use of open-source software could negatively affect its ability to sell the Nuvini Group’s data solutions and subject the Nuvini Group to possible litigation.

Some of the Nuvini Group’s service offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew the Nuvini Group’s license agreements relating to various aspects of the Nuvini Group’s service offerings or to seek new licenses for existing or new service offerings. Necessary licenses may not be available on acceptable terms that allow the Nuvini Acquired Companies’ data solutions offerings to remain competitive, or at all. In addition, a third party may assert that the Nuvini Group or the Nuvini Acquired Companies’ clients are in breach of the terms of a license, which could, among other things, give such third party the right to terminate a license with a Nuvini Acquired Company or seek damages from the Nuvini Group, or both. Termination by the licensor would cause the Nuvini Group to lose valuable rights and could prevent them from selling its products and services. The Nuvini Group’s inability to obtain certain licenses or other rights, or to obtain such licenses or rights on favorable terms, could result in delays in data solution releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into the Nuvini Group’s proprietary data platform, which may have a material adverse effect on the Nuvini Group’s business, results of operations and financial condition. In addition, the Nuvini Group and the applicable Nuvini Acquired Company may be subject to liability if third-party software that Nuvini Group’s license is found to infringe, misappropriate or otherwise violate intellectual property rights of others. Third parties may also allege that the Nuvini Group and/or the Nuvini Acquired Company is infringing, violating or otherwise misappropriating their intellectual property rights and that additional licenses are required for Nuvini Group’s use of its software or intellectual property, and the Nuvini Group may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in the Nuvini Group’s service offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could also limit Nuvini Group’s ability to differentiate Nuvini Group’s service offerings from those of the Nuvini Acquired Companies’ competitors. To the extent that Nuvini Group’s data solutions depend upon the successful operation of third-party software, any undetected errors or defects in or failures of, such third-party software could also impair the functionality of data solutions, delay new feature introductions, result in a failure of the Nuvini Group’s data solutions, and injure Nuvini Group’s reputations. Many third-party software providers attempt to impose limitations on their liability for such errors, defects or failures and if enforceable, the Nuvini Group may have additional liability to the Nuvini Acquired Companies’ clients that could harm the Nuvini Group’s reputation and increase the Nuvini Group’s operating costs.

In addition, some of the Nuvini Group’s data solutions (including the Nuvini Acquired Companies’ proprietary data platforms) incorporate open-source software, and the Nuvini Group expect to continue to incorporate open-source software in the Nuvini Acquired Companies’ data solutions in the future. Open-source software is generally freely accessible, usable and modifiable. Few of the licenses applicable to open-source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on the Nuvini Group’s ability to commercialize Nuvini Group’s data solutions. Moreover, although the Nuvini Group has implemented policies to regulate the use and incorporation of open-source software into its data solutions, Nuvini cannot be certain that the Nuvini Group has not incorporated open-source software in their data solutions in a manner that is inconsistent with such policies. If the Nuvini Group fails to comply with open source licenses, they may be subject to certain requirements, including requirements that they offer their data solutions that incorporate the open source software for no cost, that discontinue their data solutions that incorporate the open source software, that they make available source code for modifications or derivative works the Nuvini Group creates, and that the Nuvini Group licenses such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that the Nuvini Group has not complied with the conditions of one or more of these licenses, the Nuvini Group, and as a result, Nuvini, could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenue from clients using data solutions that contained the open source software and required to comply with onerous conditions or restrictions on these data solutions. In any of these events, the Nuvini Acquired Companies and their clients could be required to seek licenses from third parties in order to continue offering their data solutions and to re-engineer their data solutions or discontinue offering their data solutions to clients in the event the Nuvini Group cannot re-engineer them on a timely basis. Any of the foregoing could require the Nuvini Group to devote additional research and development resources to re-engineer the Nuvini Group’s data solutions, could result in client dissatisfaction and may adversely affect the Nuvini Group’s businesses, results of operations and financial condition. Additionally, the use of certain open source software can lead to greater risks that the use of third-party commercial software, as open source licensors generally make their open source software available “as-is” and do not provide updates, warranties, support, indemnities or other contractual protections regarding infringement or other intellectual property-related claims or quality of the code.

If the Nuvini Group is unable to protect its proprietary technologies, the Nuvini Group’s competitive position could be adversely affected.

The Nuvini Group has relied, and expect to continue to rely, on a combination of copyright, trademark and trade-secret laws, confidentiality procedures, and contractual provisions to establish, maintain and protect the Nuvini Group’s proprietary rights. The Nuvini Group typically enters into agreements with its respective employees, consultants, the Nuvini Acquired Companies’ clients, partners and vendors in an effort to control ownership of the Nuvini Group’s intellectual property and access to and distribution of the Nuvini Group’s software, documentation and other proprietary information. Despite these precautions, there may be authors of some of the intellectual property that form parts of Nuvini Group’s software products who have not assigned their intellectual property rights to the Nuvini Group and who have not waived their moral rights with respect thereto. The steps the Nuvini Group takes may not prevent misappropriation of the Nuvini Group’s intellectual property, and the agreements the Nuvini Group enters into may not be enforceable. Despite the Nuvini Group’s efforts to protect its proprietary rights in its intellectual property and that of other businesses the Nuvini Group may have acquired, unauthorized parties may copy or otherwise obtain and use the Nuvini Group’s proprietary technology or obtain information the Nuvini Group regards as proprietary. Policing unauthorized use of the Nuvini Group’s technology, if required, may be difficult, time- consuming and costly. The Nuvini Group’s means of protecting its technology may be inadequate.

Third parties may apply for and obtain patent protection for products and services that are similar to the Nuvini Group’s software solutions.

Despite the Nuvini Group’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Nuvini Group’s products or services or to obtain and to use information that the Nuvini Group regards as proprietary. Third parties may also independently develop similar or superior technology without violating the Nuvini Group’s proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of Canada and the United States.

Trademark protection is an important factor in establishing product recognition. The Nuvini Group’s inability to protect its trademarks from infringement could result in injury to any goodwill which may be developed in its trademarks. Moreover, the Nuvini Group may be unable to use one or more of its trademarks because of successful third-party claims.

Claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Although Nuvini believes that the Nuvini Group’s software products and technology do not infringe proprietary rights of others, litigation may be necessary to protect the Nuvini Group’s proprietary technology, and third parties may assert infringement claims against the Nuvini Group with respect to their proprietary rights.

Any claims or litigation can be time consuming and expensive regardless of their merit. Infringement claims against the Nuvini Group could cause product release delays, require the Nuvini Group to redesign products or to enter into royalty or license agreements that may not be available on terms acceptable to the Nuvini Group, or at all.

Disclosure of personally identifiable information and/or other sensitive client data could result in liability and harm the Nuvini Group’s reputation.

The Nuvini Group stores and processes increasingly large amounts of personally identifiable information and other confidential information of their clients. The continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security. Despite the Nuvini Acquired Companies’ efforts to improve security controls, it is possible their security controls over personal data, training of employees on data security and other practices followed by the Nuvini Group may not prevent the improper disclosure of sensitive client data that the Nuvini Group stores and manages. Disclosure of personally identifiable information and/or other sensitive client data could result in regulatory sanctions and harm the Nuvini Group’s reputation.

In addition, the Nuvini Group’s systems may be violated, through unauthorized access, misappropriation, loss or modification of client information or the disruption of the Nuvini Group’s business operations. Nuvini may be unable to prevent acts of misconduct by members of the Nuvini Group’s management, employees or third parties that, in each case, may or may not derive a financial benefit from such misconduct.

Since the strategies used to obtain unauthorized access and sabotage systems constantly change and may not be known until they are used against the Nuvini Group or its third-party service providers, the Nuvini Group may be unable to anticipate or adopt appropriate measures to protect against such attacks. If such security breaches are not prevented, the Nuvini Group could be subject to penalties under the Brazilian Data Protection Law (Lei Geral de Proteção de Dados, Brazilian Law No. 13,709/18), or LGPD, the Brazilian Internet Code (Brazilian Law No. 12,965/14); and the Brazilian Consumer Protection Code (Código de Defesa do Consumidor), or the Consumer Protection Code, including but not limited to warnings, the obligation to disclose the incident, deletion of personal data and fines of up to 2% of the Nuvini Group’s revenue or the revenue of the Nuvini Group in Brazil during the most recently concluded fiscal year, excluding taxes, up to an aggregate amount of R$50.0 million per infraction. The occurrence of any incident could damage the Nuvini Group’s reputation, resulting in substantial revenue loss due to lost sales and client dissatisfaction.

Nuvini Group’s intellectual property rights may not protect its businesses or provide the Nuvini Group with a competitive advantage.

To be successful, the Nuvini Group must protect the Nuvini Acquired Companies’ technologies and brands in Brazil and other jurisdictions through trademarks, trade secrets, patents, copyrights, intellectual property assignments, contractual restrictions and other intellectual property rights and confidentiality procedures.

The Nuvini Group has taken measures to protect its trade secrets and proprietary information/assets, but these measures may not be effective. Despite the Nuvini Group’s efforts to implement these protections, they may not protect the Nuvini Group’s businesses or provide it with a competitive advantage for a variety of reasons, including:

●	failure by the Nuvini Group to obtain, maintain and defend patents and other intellectual property rights for important innovations or maintain appropriate confidentiality and other protective measures to establish and maintain the Nuvini Group’s trade secrets;

●	uncertainty in, and evolution of, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights;

●	potential invalidation or narrowing of the Nuvini Group’s intellectual property rights through administrative processes or litigation;

●	any inability by the Nuvini Group to detect infringement, misappropriation, or other violations of the Nuvini Group’s intellectual property rights by third parties; and

●	other practical, resource or business limitations on Nuvini Group’s ability to enforce its rights.

Moreover, the laws of certain jurisdictions, including where the Nuvini Group has not applied for patent trademark protection nor other intellectual property registration, may not be as protective of intellectual property and proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property and proprietary rights may be inadequate. Therefore, in certain jurisdictions, the Nuvini Group may be unable to protect its proprietary technology adequately against unauthorized third-party copying, infringement, or use, which could adversely affect the Nuvini Group’s competitive position. Filing, prosecuting, maintaining, and defending the Nuvini Group’s intellectual property in all or many countries throughout the world may be prohibitively expensive, and the Nuvini Group may choose to forgo such activities in some applicable jurisdictions. The lack of adequate legal protections of intellectual property or failure of legal remedies or related actions in jurisdictions outside of the United States or failure to obtain sufficient intellectual property protection could impede the Nuvini Group’s ability to market the Nuvini Group’s products, negatively affect the Nuvini Acquired Companies’ competitive position and could have a material adverse effect on the Nuvini Group’s businesses, financial condition, results of operations and prospects. As a result, the Nuvini Group may encounter significant problems in protecting and defending the Nuvini Group’s intellectual property or proprietary rights abroad.

The Nuvini Group enters into confidentiality and invention assignment agreements with its employees and consultants. These agreements generally require that all confidential information or intellectual property developed by the individual or made known to the individual by the Nuvini Group during the course of the individual’s relationship with the Nuvini Group be kept confidential and not disclosed to third parties. The Nuvini Group cannot assure you that these agreements will be effective in controlling access to, use of, and distribution of the Nuvini Group’s proprietary information or in effectively securing exclusive ownership of intellectual property developed by the Nuvini Group’s employees and consultants, and that all intellectual property developed by individuals during the course of employment be assigned to the Nuvini Group. For example, the Nuvini Group may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that the Nuvini Group regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and the Nuvini Group may be forced to bring claims against third parties, or defend claims that they may bring against the Nuvini Group, to determine the ownership of what the Nuvini Group regards as its intellectual property. Further, these agreements may not prevent the Nuvini Group’s competitors from independently developing technologies that are substantially equivalent or superior to data solutions and services.

Additionally, the Nuvini Group may also be exposed to material risks of theft or unauthorized reverse engineering of the Nuvini Acquired Companies’ proprietary information and other intellectual property, including technical data, data sets or other sensitive information. The Nuvini Group’s efforts to enforce the Nuvini Group’s intellectual property rights may be inadequate to obtain a significant commercial advantage from the intellectual property that the Nuvini Group develops, which could have a material adverse effect on the Nuvini Group’s business, financial condition and results of operations. Moreover, if the Nuvini Group is unable to prevent the disclosure of the Nuvini Group’s trade secrets to third parties, or if the Nuvini Acquired Companies’ competitors independently develop any of the Nuvini Group’s trade secrets, the Nuvini Group may not be able to establish or maintain a competitive advantage in the Nuvini Group’s market, which could seriously harm its businesses.

Litigation may be necessary to enforce the Nuvini Group’s intellectual property or proprietary rights, protect the Nuvini Group’s trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any enforcement of the Nuvini Group’s intellectual property may provoke third parties to assert counterclaims against the Nuvini Acquired Companies, which could result in the loss of the Nuvini Group’s intellectual property rights. If the Nuvini Group is unable to prevent third parties from infringing, misappropriating or otherwise violating the Nuvini Group’s intellectual property or are required to incur substantial expenses defending the Nuvini Group’s intellectual property rights, the Nuvini Group’s business, financial condition, and results of operations may be materially adversely affected.

Furthermore, the Nuvini Group’s success depends, in part, on the Nuvini Group’s ability to develop the Nuvini Group’s businesses without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of others. Claims by third parties that the Nuvini Group infringes, misappropriates, or otherwise violates its intellectual property rights could harm the Nuvini Group’s business. The Nuvini Group’s competitors and other third parties may hold or obtain intellectual property rights that could prevent, limit or interfere with the Nuvini Group’s ability to make, use, develop, sell or market its data solutions and services. From time to time, the Nuvini Group may be subject to claims of infringement, misappropriation or other violation of patents or other intellectual property rights and related litigation. If the Nuvini Group is found to infringe, misappropriate or otherwise violate any third-party intellectual property, the Nuvini Group may be required to obtain a license to such third-party intellectual property, make ongoing royalty or license payments, cease offering the Nuvini Group’s products or using certain technologies, require the Nuvini Group to redesign affected products, enter into costly settlement or license agreements or pay substantial damage awards or face a temporary or permanent injunction prohibiting the Nuvini Group from marketing or selling certain of its products or comply with other unfavorable terms. Furthermore, the Nuvini Group could be found liable for treble damages and attorneys’ fees if the Nuvini Group is found to have willfully infringed a patent or other intellectual property rights. If the Nuvini Group is required to obtain a license from any third party, such license may not be available at all or on commercially reasonable terms.

Any litigation, whether or not resolved in the Nuvini Group’s favor and regardless of merit, could result in significant expense to the Nuvini Group, be time consuming and divert the efforts of the Nuvini Group’s technical and management personnel. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Nuvini Group’s confidential information could be compromised by disclosure during any intellectual property-related litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Nuvini’s ordinary shares. Any of the foregoing could cause potential clients to refrain from purchasing the Nuvini Group’s data solutions or services or otherwise cause the Nuvini Group reputational harm and result in substantial costs, negative publicity and diversion of resources and management attention, any of which could have a material adverse effect on Nuvini Group’s businesses, financial condition, results of operations and prospects.

If the Nuvini Group is unable to protect the confidentiality of the Nuvini Group’s trade secrets and know-how, its business and competitive position would be harmed.

The Nuvini Group relies on trade secrets and proprietary know-how protection for Nuvini Group’s confidential and proprietary information, including the Nuvini Group’s software code, and the Nuvini Group has taken security measures to protect this information, including by entering into confidentiality agreements with parties who have access to them, such as the Nuvini Group’s employees, collaborators, contract manufacturers, consultants, advisors and other third parties. These measures, however, may not provide adequate protection for the Nuvini Group’s trade secrets, know-how or other confidential information. The Nuvini Group cannot guarantee that the Nuvini Group has entered into such agreements with each party that may have or have had access to the Nuvini Group’s trade secrets or proprietary technology and processes. Moreover, there can be no assurance that any confidentiality agreements that the Nuvini Group has with its employees, consultants or other third parties will provide meaningful protection for the Nuvini Group’s trade secrets, know-how and confidential information or will provide adequate remedies in the event of unauthorized use or disclosure of such information. Despite these efforts, any of these parties may breach the agreements and disclose the Nuvini Group’s proprietary information, including the Nuvini Group’s trade secrets, and the Nuvini Group may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult. Accordingly, there also can be no assurance that the Nuvini Group’s trade secrets or know-how will not otherwise become known or be independently developed by competitors or other third parties, which could have a material adverse effect on the Nuvini Group’s business, financial condition, results of operations and prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by the Nuvini Group. If any of the Nuvini Group’s confidential or proprietary information, such as the Nuvini Group’s trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, the Nuvini Group’s competitive position could be materially and adversely harmed.

If the Nuvini Group’s trademarks, service marks and trade names are not adequately protected, the Nuvini Group may not be able to build or maintain name recognition in the Nuvini Group’s markets of interest and the Nuvini Group’s competitive position may be harmed.

The registered or unregistered trademarks the Nuvini Group owns or uses may be challenged, infringed, circumvented, declared generic or descriptive, lapsed or determined to be infringing on or dilutive of other marks. During trademark registration proceedings, the Nuvini Group may receive rejections of the Nuvini Group’s applications by the U.S. Patent and Trademark Office (“USPTO”), or in other foreign jurisdictions. Although the Nuvini Group is given an opportunity to respond to such rejections, the Nuvini Group may be unable to overcome them. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against the Nuvini Group’s trademarks, which may not survive such proceedings. Furthermore, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. The Nuvini Group may not be able to protect the Nuvini Group’s rights in these trademarks, which the Nuvini Acquired Companies need in order to build name recognition with potential clients. In addition, third parties may file for registration of trademarks similar or identical to the Nuvini Group’s trademarks, thereby impeding the Nuvini Group’s ability to build brand identity and possibly leading to market confusion and loss of goodwill. If they succeed in registering or developing common-law rights in such trademarks, and if the Nuvini Group is not successful in challenging such third-party rights, the Nuvini Group may not be able to use these trademarks to develop brand recognition of the Nuvini Group’s technologies, products or services. In addition, there could be potential trademark infringement or unfair competition claims brought by owners of other registered trademarks or trademarks that incorporate variations of the Nuvini Group’s registered or unregistered trademarks. Over the long term, if the Nuvini Group is unable to establish name recognition based on the Nuvini Group’s trademarks, the lack of name recognition could have a material adverse effect on the Nuvini Group’s business, financial condition, results of operations and prospects.

Risks Related to the Nuvini Group’s Substantial Operations in Brazil

The Nuvini Group is mainly concentrated in one geographic area, which increases the impact to the Nuvini Group’s exposure to various risks in that location.

Operating in a concentrated area increases the potential impact that many of the risks in that location may have upon the Nuvini Group’s businesses. For example, the Nuvini Group has greater exposure to regulatory actions impacting Brazil, natural disasters in that geographical area, competition for equipment, services, personnel and materials available in that area and access to infrastructure and market, which could have a material adverse effect on its financial condition and results of operations.

Brazil has experienced, and may continue to experience, adverse economic or political conditions that may impact the Nuvini Group’s business, financial condition and results of operations.

The Nuvini Group’s business is dependent to a large extent upon the economic conditions prevalent in Brazil. Brazil has historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates in Brazil have slowed down and the country has entered into mild recessions. Economic and political developments in Brazil, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact the Nuvini Acquired Companies’ operations and/or the market value of Nuvini Ordinary Shares and have a material adverse effect on the Nuvini Group’s business, financial condition and results of operations.

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm the Nuvini Group and the prices of Nuvini Ordinary Shares and Nuvini Warrants.

The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. The Nuvini Group has no control over and cannot predict what measures or policies the Brazilian government may take in the future. The Nuvini Group’s businesses and the market prices of Nuvini Ordinary Shares and Nuvini Warrants may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:

●	growth or downturn of the economy;

●	interest rates and monetary policies;

●	exchange rates and currency fluctuations;

●	inflation;

●	liquidity of the capital and lending markets;

●	import and export controls;

●	exchange controls and restrictions on remittances abroad and payments of dividends;

●	modifications to laws and regulations according to political, social and economic interests;

●	fiscal policy and changes in tax laws and related interpretations by tax authorities;

●	economic, political and social instability, including general strikes and mass demonstrations;

●	labor and social security regulations;

●	energy and water shortages and rationing;

●	commodity prices;

●	public health, including as a result of epidemics and pandemics, such as the COVID-19 pandemic;

●	changes in demographics; and

●	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulations affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on the Nuvini Acquired Companies’ activities and consequently the Nuvini Group’s results of operations, and may also adversely affect the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.

Further, Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. See “—The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations, may harm the Nuvini Group and the prices of Nuvini Ordinary Shares and Nuvini Warrants.”

The current political and economic environment in Brazil has affected, and is continuing to affect, the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil, and may adversely affect Nuvini Ordinary Shares.

The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations and public protests, may harm the Nuvini Group and the prices of Nuvini Ordinary Shares and Nuvini Warrants.

The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. The negative macroeconomic environment in Brazil in recent years was in part due to economic and political uncertainties resulting from a global decrease in commodities prices as well as due to corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, which, in turn, led to the ouster and arrest of several prominent politicians. Launched by the Brazilian Federal Prosecutor’s Office at the end of 2014, the so-called Lava Jato investigation investigated members of the Brazilian government and other members of the legislative branch, as well as senior officers and directors of large state-owned companies and other companies in connection with allegations of political corruption. The resulting fallout from the Lava Jato operation contributed to the impeachment of Brazil’s former president, Dilma Rousseff, in August 2016, the arrest and conviction of current Brazilian President Luiz Inácio Lula da Silva, in April 2018, and the destabilization of the Brazilian economy. In November 2019, President Luiz Inácio Lula da Silva was released from prison after a Brazilian Supreme Court ruling that allows defendants to remain free while their appeals are pending. In March 2021, a Brazilian Supreme Court ruling issued by Justice Edson Fachin annulled the decisions that had convicted former President Luiz Inácio Lula da Silva. As a result of this ruling, President Luiz Inácio Lula da Silva recovered his political rights and was elected and inaugurated as president on January 1, 2023, for a four-year term. Lula’s first days in office were impacted by the largest protests against democratic institutions in the history of Brazil. Certain groups formed by extreme supporters of the defeated candidate (former president Jair Messias Bolsonaro) performed acts of civil unrest and stormed into Brazil’s Supreme Court, Congress, and Presidency buildings, conducting acts of violence and destruction.

The president of Brazil has the power to determine policies and issue governmental acts related to the Brazilian economy that affect the operations and financial performance of companies, including Nuvini. It is expected that the new Brazilian federal government may propose the general terms of fiscal reform to stimulate the economy and reduce the forecasted budget deficit in the following years, but it is uncertain whether the Brazilian government will be able to gather the required support in the Brazilian Congress to pass additional specific reforms. We cannot predict which policies the Brazilian federal government may adopt or change or the effect that any such policies might have on our business and on the Brazilian economy. In addition, the Brazilian government is incurring significant levels of debt to finance public spending, which is expected to continue to increase the Brazilian budget deficit. Any such new policies or changes to current policies may have a material adverse impact on our business, results of operations, financial condition and prospects. Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, our business, and could adversely affect our financial condition, results of operations and the trading price of the Nuvini Ordinary Shares. Inflation and government measures to curb inflation may adversely affect the economies and capital management.

In addition, a failure by the Brazilian government to implement necessary reforms may result in diminished confidence in the Brazilian government’s budgetary condition and fiscal stance, which could result in downgrades of Brazil’s sovereign foreign credit rating by credit rating agencies, negatively impact Brazil’s economy, lead to further depreciation of the Brazilian real and an increase in inflation and interest rates, adversely affecting the Nuvini Group’s business, financial condition and results of operations.

Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, Nuvini Group’s business and the value of its investments in Brazil, and could adversely affect the Nuvini Group’s financial condition, results of operations and the price of Nuvini Ordinary Shares.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm the Brazilian economy and the prices of Nuvini Ordinary Shares and Nuvini Warrants.

The market for securities offered by companies such as the Nuvini Group is influenced by economic and market conditions in Brazil and emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, the Nuvini Group’s business may be adversely affected. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China’s growth rate, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging countries have at times significantly affected the availability of credit to companies with significant operations in Brazil and resulted in considerable outflows of funds from Brazil, decreasing the amount of foreign investments in Brazil, impacting overall growth expectations for the Brazilian economy.

Crises and political instability in other emerging market countries, the United States, Europe or other countries, including increased international trade tensions and protectionist policies, could decrease investor demand for securities offered by companies with significant operations in Brazil, such as Nuvini Ordinary Shares. These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may harm the Nuvini Group’s business and the price of Nuvini Ordinary Shares.

Inflation and certain government measures to curb inflation may adversely affect the Brazilian economy and capital markets, and as a result, harm the Nuvini Group’s business and the prices of Nuvini Ordinary Shares and Nuvini Warrants.

In the past, high rates of inflation have adversely affected the economy and capital markets of Brazil and the ability of the Brazilian government to create conditions that stimulate or maintain economic growth. Moreover, governmental measures to curb inflation and speculation about possible governmental measures have contributed to the negative economic impact of inflation and have created general economic uncertainty and heightened volatility in the capital markets. As part of these measures, governments have at times maintained a restrictive monetary policy and high interest rates that has limited the availability of credit and economic growth.

Inflation as measured by the Broad National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or “IPCA”), which is published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística, or “IBGE”), was 4.5%, 4.6%, 5.8% and 10.1% as of June 30, 2024, and December 31, 2023, 2022 and 2021, respectively. Inflation measured by the General Market Prices Index (Índice Geral de Preços-Mercado, or “IGP-M”) was .81%, (3.2)%, 5.5% and 17.8% as of June 30, 2024, and December 31, 2023, 2022 and 2021, respectively. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government intervening in the economy and introducing policies that could harm the Nuvini Group’s business and the trading price of Nuvini Ordinary Shares. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, as of December 31, 2019, the SELIC rate was 4.50%. On August 8, 2020, the SELIC rate was set at 2.0%, increasing to 4.25% in June 2021 and further increasing to 6.25% in September 2021, and in October 2021, it was set at 7.75% due to concerns with inflationary pressure. On December 8, 2021, the SELIC rate was further increased to 9.25%. On February 2, 2022, the SELIC rate was further increased to 10.75%. On March 16, 2022, the SELIC rate was further increased to 11.75%. On May 4, 2022, the SELIC rate was further increased to 12.75%. On June 15, 2022, the SELIC rate was further increased to 13.25%. On August 3, 2022, the SELIC rate was further increased to 13.75%. On January 1, 2023, the SELIC rate was increased to 13.8% and decreased to 12.3% by December 31, 2023. On December 1, 2024, it was again decreased to its current rate of 11.3%. Conversely, more lenient government and Central Bank policies and recent interest rate decreases, including the latest reductions in the Selic rate by the Central Bank of Brazil, have triggered and may continue to trigger increases in inflation. This could lead to heightened growth volatility and the need for sudden and significant interest rate increases, which could negatively affect the Nuvini Group’s operations and increase its indebtedness.

Although inflation rates in Brazil have been relatively low in the recent past, the Nuvini Group cannot assure you that this trend will continue. The measures taken by the Brazilian government to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and retarding economic growth. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in Brazil and to heightened volatility in its securities markets. Periods of higher inflation may slow the growth rate of the Brazilian economy and lead to reduced demand for the Nuvini Acquired Companies’ data solutions and services. Inflation is also likely to increase some of Nuvini’s costs and expenses, which the Nuvini Group may not be able to fully pass on to clients and could adversely affect the Nuvini Group’s operating margins and operating income. In addition, inflation affects Nuvini’s financial liquidity and financial capital resources primarily by exposing Nuvini to the variations in Nuvini’s floating-rate loans. As of June 30, 2024, approximately 97.5% of Nuvini’s loans and borrowings were subject to floating interest rates, particularly the CDI floating rate. Rising interest rates may also impact the costs of Nuvini’s fundraising and indebtedness, increasing Nuvini’s financial expenses. Such an increase could adversely affect Nuvini’s ability to pay Nuvini’s obligations to the extent it reduces cash on hand. Mismatches between rates contracted in assets versus liabilities and/or high volatility in interest rates may result in financial losses for Nuvini.

Exchange rate instability may have adverse effects on the Brazilian economy, the Nuvini Group’s businesses and the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.

The Brazilian real has been historically volatile and has been devalued frequently, and the Brazilian government has in the past implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system.

There has been persistently high volatility in the foreign exchange market for the Brazilian real in recent years. As of June 30, 2024, December 31, 2021, 2022 and 2023, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.593, R$5.579, R$5.217 and   R$4.841, in each case, per US$1.00. There can be no assurance that the real will not appreciate or further depreciate against the U.S. dollar or other currencies in the future.

A devaluation of the real relative to the U.S. dollar could create inflationary pressures and cause governments to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of the Nuvini Group’s results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm the Nuvini Group’s results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy.

These policies and any reactions to them may harm the Nuvini Group by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth. On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate foreign exchange current accounts. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy and affect the Nuvini Group’s business, results of operations and profitability.

For additional information on the impact of fluctuations in currency exchange rates on the Nuvini Group’s business, see “—In the event of an expansion of Nuvini’s business to Latin America, the Nuvini Group may be exposed to fluctuations in currency exchange rates, which could negatively affect its results of operations and its ability to invest and hold its cash.”

In line with the Nuvini Group’s future international expansion plans, the changes in the political and economic environments in Brazil and Latin America countries could adversely affect the Nuvini Group.

In conducting the Nuvini Group’s businesses in emerging markets, the Nuvini Group is subject to political, economic, legal, operational, and other risks that are inherent to operating in these countries.

The Nuvini Group may encounter the following difficulties, among others, related to the foreign markets in which it currently operates or will operate in the future:

●	unforeseen regulatory changes;

●	inability to attract personnel and generate business outside of Brazil;

●	changes in tax law;

●	changes in trade and investment policies and regulations;

●	difficulties in registering and protecting trademarks and software;

●	nationalization, expropriation, price controls and other restrictive governmental actions;

●	adoption of governmental measures that protect, subsidize or otherwise favor competitor’s native to such foreign markets; and

●	cultural and linguistic barriers.

If one or more of these risks materialize, and the Nuvini Group is not able to overcome these difficulties, its business, results of operations and financial condition may be adversely affected.

Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on the Nuvini Group.

The Nuvini Group’s performance is impacted by the overall health and growth of international economies, specifically in Brazil. In Brazil, gross domestic product (“GDP”) growth has fluctuated over the past few years, with contractions of 3.5% and 3.3% in 2015 and 2016, respectively, followed by growth of 1.3% in 2017 and 1.8% in 2018. In 2019, Brazilian GDP grew by 1.42%, and in 2020 it contracted 43.3%. In 2021, it grew by 5.0% and, in both 2022 and 2023, Brazilian GDP grew by 2.9%. As of June 30, 2024, Brazilian GDP grew by 1.4%. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force (particularly in information technology sectors) and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on the Nuvini Group.

Any further downgrading of Brazil’s credit rating could reduce the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.

Given the current significance of the Nuvini Group’s Brazilian operations to Nuvini’s results of operations as a whole, Nuvini may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign credit ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:

●	Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On December 19, 2023, Standard & Poor’s improved Brazil’s credit rating from BB-negative to BB stable. The transfer and convertibility assessment was raised from BBB-negative to BB-positive. On June 11, 2024, Standard & Poor affirmed Brazil’s credit rating at BB with a stable outlook.

●	In December 2015, Moody’s placed Brazil’s Baa3’s issue and bond ratings under review for downgrade and subsequently downgraded the issue and bond ratings to below investment grade, at Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, taking into account the low growth environment and the challenging political scenario. On May 25, 2021, Moody’s maintained Brazil’s credit rating at Ba2-stable, which was reaffirmed on April 22, 2022. On October 1, 2024, Moody’s upgraded the Government of Brazil’s long-term issuer and senior unsecured bond ratings to Ba1 from Ba2, the senior unsecured shelf rating to (P)Ba1 from (P)Ba2; and maintained the positive outlook.

●	Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances. On May 27, 2021, Fitch reaffirmed Brazil’s credit rating at BB-negative. On December 20, 2022, Fitch improved Brazil’s sovereign credit rating to BB stable. On June 27, 2024, Fitch affirmed the IDR rating at BB-stable.

Brazil’s sovereign credit rating is currently rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading prices of Nuvini Ordinary Shares and Nuvini Warrants to decline.

Additionally, a downgrade of the sovereign credit rating of Brazil may affect Nuvini’s own credit rating, hindering its ability to secure loans at competitive rates compared to its competitors, which may impact Nuvini’s ability to grow its business and, consequently, affect the prices of Nuvini Ordinary Shares and Nuvini Warrants.

In the event of an expansion of Nuvini’s business to Latin America, the Nuvini Group may be exposed to fluctuations in currency exchange rates, which could negatively affect its results of operations and its ability to invest and hold its cash.

Nuvini Group’s functional currency is the Brazilian real. If the Nuvini Group expands its business to Latin American countries, part of its future revenues and costs would be denominated in other currencies, including U.S. dollars, hence the Nuvini Group’s exposure to the effects of fluctuations in currency exchange rates may grow significantly. Various events and circumstances, including political and macroeconomic events beyond the Nuvini Group’s control or impossible or difficult to foresee, could have a significant impact on the foreign exchange environment, as evidenced by the dramatic volatility of the Brazilian real against the U.S. dollar in recent years (for additional information, see “Operating and Financial Review and Prospects.”)

In addition, the Nuvini Group may have U.S. dollar-denominated and/or Euro-denominated loans in the future. To mitigate the Nuvini Group’s exchange rate exposure in relation to these possible loans, the Nuvini Group may enter into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link the Nuvini Group’s principal and interest to a fixed rate or the Brazilian interbank deposit certificate (Certificado de Depósito Interbancário). The use of hedging instruments may introduce additional risks if the Nuvini Group is unable to structure effective hedges with such instruments.

Risks Related to Legal Matters and Regulations

Internet regulation in Brazil is recent and still limited and several legal issues related to the Internet are uncertain.

In 2014, Brazil enacted the Brazilian Civil Rights Framework for the Internet (so called Marco Civil da Internet), which is a law setting forth principles, guarantees, rights and duties for the use of the Internet in Brazil, including provisions about internet service provider liability, internet user privacy and internet neutrality. In May 2016, further regulations were passed in connection with the referred law. The administrative penalties imposed by the Brazilian Civil Rights Framework for the Internet include notification, fines (up to 10% of the revenues of the relevant entity’s economic group in Brazil in the preceding fiscal year) and suspension or prohibition from engaging in data processing activities. The Brazilian Civil Rights Framework for the Internet also determines joint and several liability between foreign parent companies and the local Brazilian subsidiary for the payment of fines that may be imposed for breach of its provisions. Administrative penalties may be applied cumulatively. Daily fines may be imposed in judicial proceedings, as a way to compel compliance with a Brazilian court order. If for any reason a company fails to comply with the court order, the fine can reach significant amounts. The Nuvini Group may be subject to liability under these laws and regulations should it fails to adequately comply with the Brazilian Civil Rights Framework for the Internet.

The Nuvini Group’s clients may be subject to new and evolving privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention, and disposal of personal, sensitive, regulated or confidential data.

The privacy and security of personal, sensitive, regulated or confidential data is a major focus in the Nuvini Acquired Companies’ industry and the Nuvini Acquired Companies and their clients that use the Nuvini Acquired Companies’ data solutions and services are subject to federal, state, local and foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.

Laws and regulations governing data privacy, data protection and information security are constantly evolving and there has been an increasing focus on privacy and data protection issues with the potential to affect the Nuvini Group’s business. The nature of the Nuvini Acquired Companies’ businesses exposes the Nuvini Group to risks related to possible shortcomings in data protection and information security laws and regulations. Any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of the Nuvini Acquired Companies’ network by an unauthorized party, employee theft, misuse or error or otherwise, including the data protection of the Nuvini Acquired Companies’ clients, the end-consumers of the Nuvini Acquired Companies’ clients and employees or third parties, could harm the Nuvini Acquired Companies’ reputations, impair the Nuvini Acquired Companies’ ability to attract and retain their clients, or subject the Nuvini Group to claims or litigation arising from damages suffered by individuals.

Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into force on September 18, 2020, to regulate the processing of personal data in Brazil. The LGPD applies to individuals or legal entities, either private or governmental entities, that process or collect personal data in Brazil and which processing activities aim at offering or supplying goods or services to data subjects located in Brazil. The LGPD establishes detailed rules for, but not limited to, the collection, use, processing and storage of personal data and affect all economic sectors, including the relationship between clients and suppliers of goods and services, employees and employers and other relationships in which personal data is collected and processed, whether in a digital or physical environment.

Since the entry into force of the LGPD, all processing agents/legal entities are required to adapt their data processing activities to comply with this new set of rules. The Nuvini Group has implemented changes to its policies and procedures designed to ensure compliance with the relevant requirements under the LGPD. Even so, as it is a recent law, the National Data Protection Authority (Autoridade Nacional de Proteção de Dados, or the “ANPD”) as regulatory agency may raise other relevant issues or provide new guidance that will require further action from Nuvini to remain fully compliant.

The penalties for violations of the LGPD include: (i) warnings imposing a deadline for the adoption of corrective measures; (ii) a fine of up to 2% of the Nuvini Group’s revenues, subject to the limit of R$50.0 million per violation; (iii) daily fines; (iv) mandatory disclosure of the violation after it has been investigated and confirmed; (v) the restriction of access to the personal data to which the violation relates up to a six-month period, that can be extended for the same period, until the processing activities are compliant with the regulation, and in case of repeated violation, temporary block and/or deletion of the related personal data and partial or complete prohibition of processing activities; and (vi) temporary or permanent prohibition against conducting activities related to data processing. Any additional privacy laws or regulations enacted or approved in Brazil or in other jurisdictions in which The Nuvini Group operates could seriously harm its business, financial condition or results of operations. Under the LGPD, security breaches that may result in significant risk or damage to personal data must be reported to the ANPD, the data protection regulatory body, within two (2) business days as from the date the affected controller became aware of the incident. The notice to the ANPD must include: (i) a description of the nature of the personal data affected by the breach; (ii) the affected data subjects; (iii) the technical and security measures adopted; (iv) the risks related to the breach; (v) the reasons for any delays in reporting the breach, if applicable; and (vi) the measures adopted to revert or mitigate the effects of the damage caused by the breach.

Moreover, the ANPD could establish other obligations related to data protection that are not described above. In addition to the administrative sanctions, due to the noncompliance with the obligations established by the LGPD, the Nuvini Group can be held liable for individual or collective material damages and non-material damages caused to data subjects, including when caused by third parties that serve as processors of personal data on the Nuvini Acquired Companies’ behalf.

In addition to the civil liability, the imposition of the administrative sanctions of the LGPD does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as Law No. 8,078/1990, or the Brazilian Code of Consumer Defense, and Law No. 12,965/2014, or the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. The Nuvini Group can also be held liable civilly for violation of these laws.

Similarly, many foreign countries and governmental bodies, including in countries in which the Nuvini Group currently operate, have laws and regulations concerning the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. For example, the European Union’s (“EU”) General Data Protection Regulation (EU) 2016/679 (“GDPR”), went into effect in May 2018, and has and will continue to result in significantly greater compliance burdens and costs for companies with clients and operations in the EEA by imposing stringent administrative requirements for controllers and processors of personal data of EEA data subjects, including, for example, data breach notification requirements, limitations on retention of information and rights for data subjects over their personal data. The GDPR also provides that EU member states may make their own further laws and regulations limiting the processing of personal data. Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite Nuvini’s efforts, data protection authorities or others (including individual data subjects) may assert that the Nuvini Group’s business practices fail to comply with the GDPR’s requirements. If the Nuvini Group’s operations are found to violate GDPR requirements, the Nuvini Group may incur substantial fines and other penalties, including bans on processing and transferring personal data, have to change the Nuvini Group’s business practices, and face reputational harm, any of which could have an adverse effect on the Nuvini Group’s businesses. In particular, serious breaches of the GDPR can result in administrative fines ranging from €10 million to €20 million or 2.0% or 4.0% of total worldwide annual revenue, whichever is higher.

Such penalties are in addition to any civil litigation claims by data controllers, clients, and data subjects, which includes the possibility of data subject-led class action claims and injunctions.

In addition, recent legal developments in Europe have created compliance uncertainty regarding transfers of personal data from the EEA to the United States. In July 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses for the transfer of personal data outside of the EEA alone may not be sufficient in all circumstances, in which organizations may be required to take supplementary measures. Authorities in Switzerland have also issued guidance calling the Swiss-U.S. Privacy Shield Framework inadequate and raising similar questions about the standard contractual clauses. At present, there are few, if any, viable alternatives to the standard contractual clauses. If the Nuvini Group is unable to implement sufficient safeguards to ensure that the Nuvini Group’s transfers of personal data from the EEA are lawful, the Nuvini Group may face increased exposure to regulatory actions, substantial fines and injunctions against processing personal data from the EEA. Loss of the Nuvini Group’s ability to lawfully transfer personal data out of the EEA to these or any other jurisdictions may cause reluctance or refusal by current or prospective European clients to use the Nuvini Acquired Companies’ data solutions or services, and the Nuvini Group may be required to increase its data processing capabilities in the EEA at significant expense. Additionally, other countries outside of the EEA have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering the Nuvini Acquired Companies’ services.

Further, the UK’s withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. As of January 1, 2021, the Nuvini Group is required to comply with the GDPR as well as the UK General Data Protection Regulation (“UK GDPR”), the implementation of which exposes the Nuvini Group to two parallel data protection regimes in Europe, whereby additional and separate fines under the UK GDPR range from £8.7 million to £17.5 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection law remains uncertain. In addition, while the UK data protection regime currently permits data transfers from the UK to the EEA and other third countries covered by a European Commission adequacy decision, and currently includes a framework to permit the continued use of standard contractual clauses and binding corporate rules for personal data transfers from the UK to third countries, this is subject to change in the future, and any such changes could have implications for the Nuvini Group’s transfer of personal data from the UK to the EEA and other third countries.

In the United States, California enacted the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and limits how the Nuvini Group may collect, use and process personal data of California residents. The CCPA establishes a privacy framework for covered companies such as the Nuvini Group’s by, among other things, creating an expanded definition of personal information, establishing data privacy rights for California residents and creating a potentially severe statutory damages framework and private rights of action for certain data breaches. Further, in November 2020, California voters approved the California Privacy Rights Act (the “CPRA”), which will amend and expand the CCPA. Effective beginning January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding California residents’ rights with respect to their personal data, and by establishing a regulatory agency dedicated to implementing and enforcing the CCPA and CPRA. The effects of the CCPA and CPRA are potentially far-reaching and may require the Nuvini Group to modify their data processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced. Certain other state laws in the United States, including the recently enacted Virginia Consumer Data Protection Act, impose similar privacy obligations and all 50 states have laws including obligations to provide notification of certain security breaches to affected individuals, state officials and others. The Nuvini Group also may be bound by contractual obligations relating to its collection, use and disclosure of personal, financial and other data.

While the Nuvini Group strives to comply with all applicable privacy, data protection and information security laws and regulations, as well as the Nuvini Group’s contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which the Nuvini Group operates, which makes compliance challenging and expensive. For example, the Nuvini Group continues to see jurisdictions imposing data localization laws, which require personal information or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit the Nuvini Group’s ability to expand into those markets or prohibit the Nuvini Acquired Companies from continuing to offer services in those markets without significant additional costs. In addition, any failure or perceived failure by the Nuvini Group, or any third parties with whom the Nuvini Group does business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

The Nuvini Group expects that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in Brazil and other jurisdictions and it cannot yet determine the impact such future laws, rules, regulations and standards may have on the Nuvini Group’s business. Moreover, existing Brazilian and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, the Nuvini Acquired Companies’ clients may be subject to differing privacy laws, rules and legislation, which may mean that they require the Nuvini Group to be bound by varying contractual requirements application to certain other jurisdictions. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, compliance with such new laws or to changes to existing laws may impact the Nuvini Group’s business and practices, require the Nuvini Group to expend significant resources to adapt to these changes or to stop offering the Nuvini Acquired Companies’ data solutions or services in certain countries. These developments could adversely affect the Nuvini Group’s business, results of operations and financial condition.

Changes in tax laws or differing interpretations of tax laws may adversely affect the Nuvini Group’s results of operations.

The Nuvini Group conducts business mainly in Brazil and files tax returns in multiple jurisdictions as a result of the Nuvini Group’s international operations. The Nuvini Group’s consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and tax treaties or the interpretation thereof; tax policy initiatives, tax reforms; the practices and understanding of tax authorities in jurisdictions in which the Nuvini Group operates; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or paid (in the specific context of withholding tax).

Furthermore, Brazilian governmental authorities at the federal, state and local levels are considering changes in tax laws in order to cover budgetary shortfalls resulting from the recent economic downturn in Brazil, and also to simplify the overall domestic tax system. If these proposals are enacted they may harm the Nuvini Group’s profitability by increasing the Nuvini Group’s tax liabilities and costs with tax compliance, or otherwise affecting the Nuvini Group’s financial condition, results of operations and cash flows.

Tax rules in Brazil, particularly at the local level, can change sometimes at short notice given the dynamics allowed by the tax legislation system based on a combination of voting, sanction, and veto powers from the many legislators. Recently, the Brazilian Supreme Court (“STF”) ruled that final favorable decisions held by taxpayers may be rendered void if the higher judicial court subsequently issues a conflicting ruling. This scenario may occur if the tax under analysis is collected on an “ongoing basis,” such as the Corporate Income Taxes that are due yearly. Taxes due under a “one-off” transaction, such as Tax on Inter-Vivos Property Transfers, are not subject to STF’s ruling.

If STF issues a ruling that voids a decision that was favorable to the Nuvini Group, taxes may be levied on the Nuvini Group retroactively, including interest and penalties.

Additionally, the Brazilian tax system is quite complex and requires substantial compliance costs, time and effort from companies operating in Brazil.

Despite the fact that the Nuvini Group applies all the proper efforts to manage the Nuvini Group’s tax obligations, the Nuvini Group may not always be timely aware of all such changes that affect the Nuvini Group’s business and the Nuvini Group may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for the Nuvini Group.

A recent example involves the uncertainty as to the applicable taxes on the licensing and assignment of software rights in Brazil. Certain Brazilian state laws, including laws and decrees enacted by the State of São Paulo, required the payment of taxes on sales (Imposto Sobre Operações Relativas à Circulação de Mercadorias e Serviços de Transporte Interestadual de Intermunicipal e de Comunicações, or “ICMS”) in connection with these transactions, while municipalities also demanded the payment of taxes levied on the provision of services (Imposto sobre Serviço, or “ISS”). In February 2021, the Brazilian Supreme Court, so-called “STF”, decided that only ISS taxes are due on the licensing and assignment of software rights and that the legislation enacted by the State of São Paulo is unconstitutional. Despite the Nuvini Group’s consistent allegation of double taxation and existing case law in the Nuvini Group’s favor, the Nuvini Group may be party to tax claims filed by Brazilian municipalities due to the Nuvini Group’s non-collection of ISS prior to the Brazilian Supreme Court judgment.

At the municipal level, the Brazilian government enacted Supplementary Law No. 157/16, which imposed changes regarding the collection of ISS applied to the rendering of part of the Nuvini Acquired Companies’ services. These changes created new obligations, as ISS will now be due in the municipality in which the acquirer of the Nuvini Acquired Companies’ services is located rather than in the municipality in which the service provider’s facilities are located. This obligation took force in January 2018 but has been delayed by Direct Unconstitutionality Action No. 5835 (“ADI”), filed by taxpayers. The ADI challenges the constitutionality of Supplementary Law No. 157/16 before the Brazilian Supreme Court, arguing that the new legislation would adversely affect companies’ activities due to the increase of costs and bureaucracy related to the ISS payment to several municipalities and the compliance with tax reporting obligations connected therewith. As a result, the Brazilian Supreme Court granted an injunction to suspend the enforcement of Supplementary Law No. 157/16. In June 2020, the ADI was included in the judgment agenda of the Brazilian Supreme Court but, as of the date of this prospectus, a final decision on this matter is currently pending.

Another example is the benefit provided by Brazilian Law No. 11,196/05 (“Lei do Bem”), which currently grants tax benefits to companies that invest in research and development by reducing annual corporate income tax expenses, provided that some requirements are met. The Nuvini Group currently does not meet all the legal minimum requirements under Lei do Bem to take advantage of such tax benefit, but the Nuvini Group expects to able to rely on this benefit in the future. If the taxes applicable to the Nuvini Group’s business increase or any tax benefits are revoked and the Nuvini Group cannot alter its cost structure to pass the Nuvini Group’s tax increases on to the Nuvini Acquired Companies’ clients, Nuvini Group’s financial condition, results of operations and cash flows could be adversely affected.

Moreover, the Nuvini Group is subject to tax laws and regulations that may be interpreted differently by tax authorities and Nuvini. The application of indirect taxes, such as sales and use tax, value-added tax (“VAT”), provincial taxes, goods and services tax, business tax and gross receipt tax, to businesses such as the Nuvini Group’s is complex and continues to evolve. The Nuvini Group is required to use significant judgment in order to evaluate applicable tax obligations. In many cases, the ultimate tax determination is uncertain because it is not clear how existing statutes apply to the Nuvini Group’s business. One or more states or municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to the Nuvini Group’s transactions, which could impose the charge of taxes or additional reporting, record-keeping, or indirect tax collection obligations on businesses like the Nuvini Group’s. New taxes could also require the Nuvini Group to incur substantial costs to capture data and collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on the Nuvini Group’s business and financial results.

The Brazilian federal government also recently announced and presented to Congress (i) the Bill of Law No. 3,887/2020, focused on several changes on the taxes currently levied on revenues; and (ii) the Bill of Law No. 2,337/2021, the so called “second phase” of the envisaged Brazilian Tax Reform Plan, focused on income taxation, which includes several topics such as the taxation of dividends (by the WHT at a 15% rate), adjustments in corporate taxation basis and rates of Brazilian entities, changes in the taxation of income and gains in connection with investments in the Brazilian capital markets, such as financial assets and investment funds, among others. While such legislation has not been enacted, and it is not possible to determine at this time, what changes to tax laws and regulations will come into effect (if any), any such change may have an adverse effect on Nuvini’s results and operations.

The Nuvini Group’s businesses, financial condition and results of operations may be adversely affected by the various conflicting and/or onerous legal and regulatory requirements imposed on the Nuvini Group where it operates. In addition, the Nuvini Group may be subject to various legal proceedings which could adversely affect the Nuvini Group’s businesses, financial condition or results of operations.

Since the Nuvini Group plans to expand operations and the Nuvini Acquired Companies plan to provide services to clients in several jurisdictions, the Nuvini Group is and will be subject to numerous, and sometimes conflicting, legal requirements on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, anti-bribery, whistle blowing, internal and disclosure control obligations, data protection and privacy and labor relations and work visa policies. The Nuvini Group’s failure to comply with these regulations in the conduct of the Nuvini Group’s business could result in fines, penalties, criminal sanctions against the Nuvini Group or its officers, disgorgement of profits, prohibitions on doing business and adverse impact on the Nuvini Group’s reputation. The Nuvini Group’s failure to comply with these regulations in connection with the performance of the Nuvini Group’s obligations to its clients could also result in liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on the Nuvini Acquired Companies’ ability to process information and allegations by their clients that the Nuvini Acquired Companies have not performed their contractual obligations. Due to the varying degree of development of the legal systems of the countries in which the Nuvini Acquired Companies operate, local laws might be insufficient to defend the Nuvini Group or the Nuvini Acquired Companies and preserve their rights.

In particular, the Nuvini Group is also subject to risks relating to compliance with a variety of Brazilian national and local laws including multiple tax regimes, labor laws, employee health safety and wages and benefits laws. For example, the Nuvini Group currently does not comply with the legal minimum hiring quota for persons with disabilities in Brazil. Law 8,213 of 1991 provides that companies with more than 100 employees are required to fill 2% to 5% of their job positions with disabled employees; and/or employees who have passed through a medical rehabilitation. Therefore, the Nuvini Group may be subject to administrative penalties from the relevant labor authorities, as well as to further remedies that may be imposed by the Brazilian Labor prosecution officer. The administrative penalties issued by the Ministry of Economy may vary from R$2,656.61 to R$265,659.51 per person with disability that was not hired to fill out the quota. In the event of any investigation, the labor authority may (a) propose to the Nuvini Group the execution of a Commitment Agreement (Termo de Ajustamento de Conduta), which could provide for additional obligations and penalties (normally, fixed per person not hired to fill out the quota, which, in general, may vary from R$500 to R$2,000); and/or (b) file a public civil action seeking the payment of damages and enforcement of the Nuvini Group’s compliance with the legal quota requirements, subject to additional penalties.

In addition, the Nuvini Group is and may, from time to time, become subject to legal proceedings and claims, such as claims brought by the Nuvini Group’s clients in connection with commercial disputes, employment claims made by the Nuvini Group’s current or former employees, intellectual property claims, tax claims or securities class actions or other claims related to any volatility in the trading price of Nuvini Ordinary Shares. The Nuvini Group may also, from time to time, be subject to litigation resulting from claims against it by third parties, including claims of breach of non-compete and confidentiality provisions of the Nuvini Group’s employees’ former employment agreements with such third parties. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm the Nuvini Group’s business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to the Nuvini Group (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against the Nuvini Group that is uninsured or underinsured could result in unanticipated costs, potentially harming the Nuvini Group’s business, financial position and results of operations. If the Nuvini Group is unsuccessful in the Nuvini Group’s defense in these legal proceedings, the Nuvini Group may be forced to pay damages or fines, enter into consent decrees or change the Nuvini Group’s business practices, any of which could adversely affect Nuvini Group’s business, financial condition or results of operations.

As the Nuvini Group expands into new industries and regions, the Nuvini Group will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for the Nuvini Acquired Companies’ data solutions and services. It will restrict the Nuvini Acquired Companies’ ability to offer data solutions and services in certain locations, impact the Nuvini Acquired Companies’ clients’ ability to deploy the Nuvini Acquired Companies’ data solutions or services in certain jurisdictions, or subject the Nuvini Group to sanctions by regulators, including national data protection regulators, all of which could harm the Nuvini Group’s business, financial condition and results of operations. Additionally, although the Nuvini Group endeavors to have the Nuvini Acquired Companies’ data solutions and services comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or the Nuvini Group’s internal practices. The Nuvini Acquired Companies’ failure to comply with applicable regulatory requirements could have a material adverse effect on the Nuvini Group’s business, financial condition, results of operations and prospects.

The Nuvini Group may face restrictions and penalties under the Brazilian Consumer Protection Code in the future.

Brazil has a series of strict consumer protection statutes, collectively known as the Consumer Protection Code (Código de Defesa do Consumidor), that are intended to safeguard consumer interests and that apply to all companies in Brazil that supply products or services to Brazilian consumers (either individuals or legal entities). These consumer protection provisions include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations. These penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or “PROCONs”), which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or “SENACON”). Companies may settle claims made by consumers via PROCONs by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or “TAC”). Brazilian Public Prosecutor Offices may also commence investigations related to consumer rights violations and this TAC mechanism is also available for them. Companies that violate TACs face potential automatic fines. Brazilian Public Prosecutor Offices may also file public civil actions against companies in violation of consumer rights, seeking strict observation to the consumer protection law provisions and compensation for the damages consumers may have suffered. To the extent consumers file such claims against the Nuvini Group, the Nuvini Group may face reduced revenue due to refunds and fines for non-compliance that could negatively impact the Nuvini Group’s results of operations.

The Nuvini Group is subject to anti-corruption, anti-bribery, anti-money laundering economic sanctions laws and regulations, trade compliance and similar laws, and non-compliance with such laws can subject the Nuvini Group to criminal or civil liability and harm the Nuvini Group’s business, financial condition, and results of operations.

The Nuvini Group operates in jurisdictions that have a high risk of corruption. The Nuvini Group must comply with anti-corruption and anti-bribery laws and regulations imposed by governments with jurisdiction over its operations, which may include the Brazilian Federal Law No. 12,846/2013 (the “Brazilian Anti-Corruption Law”), the Brazilian Federal Law No. 9,613/1998, as amended (the “Brazilian Anti-Money Laundering Law”), the Brazilian Federal Law No. 8,429/1992, as amended (the “Brazilian Administrative Improbity Law”) and the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), among others. Where they apply, the Brazilian Anti-Corruption Law and the FCPA prohibit the Nuvini Group and its directors, officers, employees, intermediaries, agents and other third parties acting on its behalf from corruptly authorizing, promising, offering or providing, directly or indirectly, undue advantages, improper or prohibited payments or anything else of value, to government officials and other persons related to government officials to obtain or retain business or gain some other business or any undue advantage, and impose liability against companies who engage in bribery of government officials, either directly or through intermediaries.

The Nuvini Group must also conduct its business in compliance with applicable economic and trade sanctions and export control laws and regulations, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, and other relevant authorities. Such laws and regulations prohibit or restrict certain operations, investment decisions, and sales activities, including dealings with certain countries or territories, and with certain governments and designated persons. The Nuvini Group’s operations expose us to the risk of violating, or being accused of violating, these laws and regulations. In addition, our employees, representatives, or other third parties acting on our behalf may engage in conduct for which the Nuvini Group might be held responsible.

While the Nuvini Group has policies and procedures to address compliance with such laws, there is a risk that the Nuvini Group’s directors, officers, employees, intermediaries, agents and other third parties acting on its behalf will take actions, or be accused of taking action, in violation of the Nuvini Group’s policies and applicable law, for which the Nuvini Group may be ultimately held responsible. In recent years, authorities across various jurisdictions, including Brazil and the United States, have increasingly focused on enforcing anti-corruption laws and economic sanctions and trade compliance laws. As the Nuvini Group expands internationally, the Nuvini Group’s risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws, anti-bribery, anti-money laundering or economic sanctions and trade compliance laws can require a significant diversion of time, resources and attention from senior management. In addition, non- compliance with anti-corruption, anti-bribery, anti-money laundering laws or economic sanctions and trade compliance laws could subject the Nuvini Group to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, forfeiture of significant assets, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are served or investigations are launched, or governmental or other sanctions are imposed, or if the Nuvini Group does not prevail in any possible civil or criminal proceeding, the Nuvini Group’s businesses, financial condition and results of operations could be harmed.

Moreover, regulators may increase enforcement of these obligations, which may require the Nuvini Group to adjust Nuvini Group’s compliance and anti-money laundering programs, including the procedures the Nuvini Acquired Companies use to verify the identity of Nuvini Acquired Companies’ clients and to monitor Nuvini Acquired Companies’ transactions and transactions made through Nuvini Acquired Companies’ proprietary data platforms. Regulators regularly reexamine the transaction volume thresholds at which the Nuvini Acquired Companies must obtain and keep applicable records, verify identities of clients and report any change in such thresholds to the applicable regulatory authorities, which could result in increased costs in order to comply with these legal and regulatory requirements. Costs associated with fines or enforcement actions, changes in compliance requirements or limitations on Nuvini Group’s ability to grow could harm Nuvini Group’s businesses, and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned data solutions and services improvements, make it more difficult for new clients to join Nuvini Group’s network and reduce the attractiveness of Nuvini Group’s data solutions and services.

The Nuvini Group may be held liable for the labor, tax, social security, and other obligations of third parties.

The Nuvini Group outsources certain ancillary activities that support its businesses, including recruiters to attract talent and maintenance personnel. The Nuvini Group does not provide benefits to these outsourced workers. According to Brazilian legislation, if the Nuvini Group’s outsourced service providers fail to comply with their obligations under labor, social security, tax and/or environmental laws, the Nuvini Group may be held jointly and severally or secondarily liable for any non-compliance, resulting in fines or other penalties, which may adversely affect the Nuvini Group. In addition, if it is judicially determined that these outsourced workers effectively served in the capacity of employees despite being considered outsourced workers by the Nuvini Acquired Companies, the Nuvini Group can be liable for payment of unpaid benefits and social security. The Nuvini Group may also be liable for bodily injury or death at the Nuvini Group’s offices and Nuvini’s data laboratory of the employees of third parties who provide services to the Nuvini Group, which may adversely affect the Nuvini Group’s reputation as well as the Nuvini Group’s business. Moreover, any environmental damage and/or damage to third parties caused by service providers when undergoing work engaged by the Nuvini Group may expose the Nuvini Group to joint and several liability or secondary for redress and/or damages for harm caused.

Risk Related to Financial, Tax and Accounting

Fixed-price contracts may affect the Nuvini Group’s profits.

Some of the Nuvini Acquired Companies’ contracts are structured on a fixed-price basis, which can lead to various risks, including:

●	The failure to accurately estimate the resources and time required for an engagement;

●	The failure to effectively manage the Nuvini Acquired Companies’ clients’ expectations regarding the scope of services delivered for a fixed fee; and

●	The failure to timely and satisfactorily complete fixed-price engagements within budget.

If the Nuvini Acquired Companies do not adequately assess and manage these and other risks, the Nuvini Group may be subject to cost overruns and penalties, which may harm the Nuvini Group’s financial performance.

Increases in investment in research and development could decrease overall margins.

An important element of the Nuvini Group’s corporate strategy is to continue to dedicate a significant amount of resources to research and development and related product and service opportunities both through internal investments and the acquisition of intellectual property from companies that Nuvini S.A. has acquired. The Nuvini Group believes that it must continue to dedicate a significant amount of resources to research and development efforts to maintain the Nuvini Group’s competitive position, and research and development expenses could adversely affect its operating margins.

Nuvini has identified material weaknesses in its internal control over financial reporting and information technology general controls and, as a result, restated its previous period’s financial statements. If Nuvini fails to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, Nuvini may be unable to accurately report its results of operations, meet its reporting obligations and/or prevent fraud.

Nuvini has been a public company trading on Nasdaq since October 2023. Prior to this, Nuvini was a private company with limited accounting resources and processes necessary to address Nuvini’s internal control over financial reporting and procedures. Nuvini’s management has not yet completed an assessment of the effectiveness of Nuvini’s internal controls over financial reporting and Nuvini S.A.’s independent registered public accounting firm has not conducted an audit of Nuvini S.A.’s internal control over financial reporting. In connection with the audit of Nuvini’s consolidated financial statements for the year ended December 31, 2023, and December 31, 2022, a number of material weaknesses in Nuvini’s internal control over financial reporting were identified. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to:

●	inability to implement a system of internal control over financial reporting considering the following components: (i) implementing a structure and establishing standards and processes to provide a basis for carrying out internal control activities across the organization; (ii) a risk assessment process for identifying and assessing risks for the achievement of financial reporting objectives; (iii) formal structure and controls related to “segregation of duties” around the critical elements of our financial reporting processes, including revenue recognition, impairment testing, financial instruments and significant or unusual transactions (among others); and (iv) monitoring process and oversight on;

●	insufficient accounting resources and processes necessary to comply with IFRS and SEC reporting requirements, specifically: (i) ineffective design, implementation, and operation of controls within the financial reporting process relating to preparation and review of the financial statements, including the technical application of IFRS and SEC reporting; (ii) ineffective design, implementation, and operation of controls within the financial reporting process, including the lack of sufficient accounting policies and procedures for the maintenance of accurate accounting records, and especially those related to the accounting for complex transactions; (iii) lack of sufficient knowledge, experience and training of finance and accounting personnel with respect to accounting and financial reporting requirements; and (iv) inadequate governance structure, including the lack of appropriate oversight of accounting and financial reporting matters; and

●	Ineffective information technology (“IT”) general controls for information systems that are relevant to the preparation of the consolidated financial statements, including (i) insufficient policies and procedures over granting, reviewing, and revoking client access to IT applications and IT databases, and over change management; and (ii) governance and structure to manage and control access to in-scope application systems and changes to programs.

Each of the material weaknesses described above could result in a misstatement of one or more account balances or disclosures in our future annual consolidated financial statements that would not be prevented or detected on a timely basis.

Nuvini is in the process of taking necessary actions to design and implement formal accounting policies, procedures and controls, as well establishing a control matrix required to remediate these material weaknesses. It also includes designing Nuvini’s financial control environment, including the establishment of controls to account for and disclose complex transactions. Additionally, in the next fiscal year, Nuvini plans to hire accounting and finance personnel with public company reporting and public market experience. In particular, the scope of work and responsibilities of this internal controls team will include ensuring that the proper systems and processes are put in place by evaluating, together with the Chief Executive Officer, the effectiveness of the design and operation of Nuvini’s standards, systems, controls and procedures across the Nuvini Group. The internal controls team will be tasked with architecting, implementing and monitoring reporting and controls requirements across the Nuvini Group. This team will be responsible for assessing and remedying reporting controls and processes; creating standardized processes with respect to segregation of duties, accounting standards, impairment testing, contract review for accounting and risk assessment; creating a continuous monitoring of Nuvini practices for compliance, constant improvement and consistency; and coordinating with the Nuvini Acquired Companies in standards, hiring and training of reporting personnel. With respect to SEC reporting, Nuvini intends to invest adequate resources in the creation of an SEC reporting unit with extensive public company experience. This SEC reporting unit will report directly to the Chief Financial Officer and will have extensive public company experience including, but not limited to, SEC reporting and control implementation. Nuvini plans to begin hiring for this SEC reporting unit in fiscal year 2025.

With regard to its information technology controls, Nuvini plans to hire a centralized information technology team, including a Chief Security Officer, to assist with implementation of consistent reporting systems, security and compliance, across the Nuvini Group, in order to improve the quality of information stored and facilitate interface with shareholders and management through the implementation of an equity management platform with the support of third parties. This information technology team will be tasked with ensuring all relevant data is protected and being utilized in compliance with all necessary standards both internationally and within Brazil, establishing governance and structure to manage and control access to in-scope application systems and changes to programs and to get the entire Nuvini Group on the same reporting platform, among other things.

Nuvini expects to incur approximately US$1.0 million on the foregoing remediation efforts and fully remediate the material weaknesses in fiscal year 2025. However, Nuvini cannot assure you that it would have sufficient funds to defray the costs of the remediation efforts or that Nuvini’s efforts will be effective or prevent any future material weakness in Nuvini’s internal control over financial reporting.

Nuvini is a public company in the United States subject to the Sarbanes-Oxley Act. During the course of remediating these material weaknesses and satisfying the requirements of Section 404 of the Sarbanes-Oxley Act, Nuvini may identify additional material weaknesses and other deficiencies in its internal control over financial reporting and there can be no assurance that any additional material weaknesses or restatement of financial results will not arise in the future due to a failure to implement and maintain adequate controls over financial reporting. In addition, if Nuvini fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Nuvini may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If Nuvini fails to maintain an effective internal control over financial reporting, Nuvini could suffer material misstatements in Nuvini’s financial statements, fail to meet Nuvini’s reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in Nuvini’s reported financial information. This could, in turn, limit Nuvini’s access to capital markets and harm its results of operations and lead to a decline in the trading price of Nuvini Ordinary Shares. Nuvini may be unable to timely complete its evaluation testing and any required remediation.

In addition, these new obligations will also require substantial attention from Nuvini’s senior management and could divert their attention away from the day-to-day management of Nuvini. These cost increases and the diversion of management’s attention could materially and adversely affect Nuvini’s businesses, financial condition and operating results.

Because Nuvini recognizes revenue from the Nuvini Group’s proprietary SaaS businesses over the monthly term of each contract, downturns or upturns in new sales and renewals will not be immediately reflected in Nuvini’s results of operations

Since Nuvini’s establishment, all of its revenues have derived from the Nuvini Group’s proprietary SaaS businesses. The Nuvini Acquired Companies’ client contracts typically have a monthly term and Nuvini recognizes revenue from the Nuvini Group’s proprietary SaaS businesses ratably over the term of each contract. As a result, part of the revenue Nuvini reports in each quarter is derived from the recognition of deferred revenue relating to contracts entered into during previous quarters. Consequently, a future decline in new or renewed contracts, or a reduction in expansion rates, in any single quarter could have only a small impact on Nuvini’s revenue results during that quarter or subsequent period. Such a decline or deceleration, however, will negatively affect Nuvini’s revenue or revenue growth rates in future quarters and, in the aggregate, may cause a material adverse effect on the Nuvini Group’s businesses, financial condition and results of operations.

The Nuvini Group expects fluctuations in its results of operations, making it difficult to project future results, and if Nuvini fails to meet the expectations of securities analysts or investors with respect to the Nuvini Group’s results of operations, the market prices of Nuvini Ordinary Shares and Nuvini Warrants could decline.

The Nuvini Group’s results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of the Nuvini Group’s control. As a result, the Nuvini Group’s past results may not be indicative of the Nuvini Group’s future performance. In addition to the other risks described herein, factors that may affect the Nuvini Group’s results of operations include the following:

●	fluctuations in demand for or pricing of the Nuvini Acquired Companies’ solutions;

●	the Nuvini Acquired Companies’ ability to attract new clients;

●	the Nuvini Acquired Companies’ ability to retain existing clients;

●	client expansion rates;

●	seasonality;

●	investments in new features and functionality;

●	fluctuations in client consumption resulting from Nuvini’s introduction of new features or capabilities to the Nuvini Acquired Companies’ systems that may impact client consumption;

●	the timing of the Nuvini Acquired Companies’ clients’ purchases;

●	the speed with which clients are able to migrate data onto the Nuvini Acquired Companies’ proprietary data platforms after purchasing capacity;

●	fluctuations or delays in purchasing decisions in anticipation of new solutions or enhancements by Nuvini or its competitors;

●	changes in clients’ budgets, the timing of their budget cycles and purchasing decisions;

●	the Nuvini Group’s ability to control costs, including its operating expenses;

●	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

●	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

●	the amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

●	the effects and timing of acquisitions;

●	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which the Nuvini Acquired Companies’ clients and partners participate;

●	fluctuations in currency exchange rates and changes in the proportion of the Nuvini Group’s revenue and expenses denominated in foreign currencies;

●	health epidemics or pandemics, such as the COVID-19 pandemic;

●	the failure of financial institutions, such as the inadequate liquidity position and insolvency of Silicon Valley Bank, or SVB, and the subsequent appointment of the Federal Deposit Insurance Corporation as receiver;

●	the impact or timing of the Nuvini Group’s adoption of new accounting pronouncements;

●	changes in regulatory or legal environments that may cause the Nuvini Group to incur, among other things, expenses associated with compliance;

●	the overall tax rate for the Nuvini Group’s business, which may be affected by the mix of income the Nuvini Group earns in Brazil and in jurisdictions with different tax rates, the effects of stock-based compensation and the effects of changes in the Nuvini Group’s business;

●	the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted, or interpretations are issued and may significantly affect the effective tax rate of that period;

●	fluctuations in the market values of the Nuvini Group’s portfolio and in interest rates;

●	changes in the competitive dynamics of the Nuvini Acquired Companies’ markets, including consolidation among competitors or clients; and

●	significant security breaches of technical difficulties with or interruptions to, the delivery and use of the Nuvini Group’s solutions.

Any of these and other factors, or the cumulative effect of some of these factors, may cause the Nuvini Group’s results of operations to vary significantly. If the Nuvini Group’s quarterly results of operations fall below the expectations of investors and securities analysts who follow the Nuvini Group’s ordinary shares, the price of the Nuvini Ordinary Shares could decline substantially, and the Nuvini Group could face costly lawsuits, including securities class actions.

Nuvini’s payment obligations under Nuvini’s indebtedness may limit the funds available to the Nuvini Group and may restrict the Nuvini Group’s flexibility in operating its businesses.

Nuvini has increasing fixed financial costs in connection with its indebtedness and has incurred an increasing amount of debt in recent years to support Nuvini’s acquisitions. As of December 31, 2022, Nuvini S.A. had an aggregate principal amount of R$7.3 million of total outstanding loans, financing and loans from investors and R$8.0 million in cash and cash equivalents. As of December 31, 2023, Nuvini had an aggregate principal amount of R$19.2 million of total outstanding loans, financing and loans from investors and R$11.4 million in cash and cash equivalents. As of June 30, 2024, Nuvini had an aggregate principal amount of R$3.8 million of total outstanding loans and financing, R$17.9 million loans from investors and R$13.2 million in cash and cash equivalents.

Overall, a large portion of the indebtedness is comprised of deferred and contingent consideration due as a result of Nuvini’s acquisitions, of which the value of certain contingent consideration payments is driven by the future performance of the respective acquired company. As of December 31, 2022, and 2023 and the six-months ended June 30, 2024, the total deferred and contingent consideration on acquisitions outstanding was R$235.0 million, R$232.1 million and R$254.4 million, respectively.

As of December 31, 2022, the total loans and financing includes (i) Debentures issued on May 14, 2021 in the amount of R$61.0 million, accruing interest at a rate per year equal to CDI plus 10.6%, (ii) loans and financing totaling R$1.8 million accruing interest at a weighted average rate of 11%, (iii) loans from investors totaling R$4.8 million of principal balance with interest at a rate per year equal to CDI plus 10.0% with a 15% premium on the principal loan amount, payable in Nuvini Ordinary Shares upon Closing, (iv) a loan agreement with Pierre Schurmann with a remaining balance of R$3.2 million with interest calculated as CDI plus 10% per year, and (v) a loan agreement with Aury Ronan Francisco with a remaining balance of R$700 thousand of principal balance with interest calculated as CDI plus 3% per year. Refer “Major Shareholders and Related Party Transactions—B. Related Party Transactions” for additional details on these related party transactions.

As of December 31, 2023, the total loans and financing includes (i) Debentures issued on May 14, 2021 in the amount of R$51.1 million, accruing interest at a rate per year equal to CDI plus 10.6%, (ii) loans and financing totaling R$5.2 million accruing interest at a weighted average rate of 11%, (iii) loans from investors totaling R$13.9 million of principal balance with interest at a rate per year equal to CDI plus 10.0% with a 15% premium on the principal loan amount, payable in Nuvini Ordinary Shares upon Closing, (iv) loan agreements with Pierre Schurmann with a remaining balance of R$8.9 million with interest calculated as CDI plus 10% per year, and (v) a loan agreement with Aury Ronan Francisco with a remaining balance of R$977 thousand of principal balance including interest calculated as CDI plus 3% per year. Refer “Major Shareholders and Related Party Transactions—B. Related Party Transactions” for additional details on these related party transactions.

The total financing for the six-month period ended June 30, 2024, includes the issuance of 226,470 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of approximately US$385,000 in February 2024 and the issuance of 1,358,824 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of US$2,310,000 in January 2024.

In December 2022, all amounts payable under these loans, amounting to R$16.8 million, were converted into subscription rights. For more information related to the subscription rights, see “—Equity” of Nuvini’s consolidated financial statements as of December 31, 2023, included elsewhere in this prospectus. Nuvini S.A. entered into three loan agreements with Pierre Schurmann as of 2023. The first agreement entered into on February 13, 2023, in the principal amount of R$3,300 thousand with interest of 10 % per year and 100% of CDI, and with a maturity of 12 months. The purpose of the loan agreement was to provide Nuvini with working capital to fund its operations. The second agreement entered into on July 3, 2023, in the principal amount of R$1,039 thousand interest equivalent to 23.25% per year. The third agreement entered into on December 15, 2022, in the principal amount of R$3,200 thousand with interest of 10 % per year and 100% of CDI. All outstanding loan balances are classified as a short-term loan. As of June 30, 2024, the Company entered into eight additional loan agreements with seven separate third party investors in the amount totaling R$7,407 thousand. The loans are subject to Selic interest plus 10% per year and a 2% penalty on the value of the agreement if the loan payments become overdue. No payments have been issued on the loans from investors as of June 30, 2024.

Nuvini also entered into a separate agreement that provides for the payment of additional amounts to Debenture Holders outstanding in the event of certain liquidity events, as defined, or the early redemption of the debentures by Nuvini in whole or in part prior to maturity the “Exposure Premium.” The Exposure Premium due to Debenture Holders under a qualifying liquidity event, determined pursuant to the terms of the Debenture Agreement, is calculated as 5% of the total equity value of all the shares of Nuvini on the date of the liquidity event, applied pro-rata based on the total Debentures initially acquired by the Debenture Holders in proportion to every 250,000 Debentures authorized for issuance. As only 58,000 of 250,000 Debentures were issued to the Debenture Holders, the total exposure is 1.16% of total equity value of all the shares of Nuvini on the date of liquidity event, limited to the applicable percentage cap of the value of the Debentures outstanding. This agreement represents a free-standing derivative accounted for as a financial liability based on its fair value. As of December 31, 2022, and 2023 and June 30, 2024, the fair value of the Exposure Premium was R$841 thousand, R$1.8 million and R$857 thousand, respectively.

Nuvini may be required to use a portion of its cash flows from operations to pay interest and principal on Nuvini’s indebtedness. Such payments will reduce the funds available to the Nuvini Group for working capital, capital expenditures and other corporate purposes and limit Nuvini’s ability to obtain additional financing (or to obtain such financing on acceptable terms) for working capital, capital expenditures, expansion plans and other investments, which may in turn limit the Nuvini Group’s ability to implement its business strategy, heighten its vulnerability to downturns in the Nuvini Group’s businesses, its industry or in the general economy, limit the Nuvini Group’s flexibility in planning for, or reacting to, changes in its businesses and the industry and prevent the Nuvini Group from taking advantage of business opportunities as they arise. A high level of leverage may also have significant negative effects on the Nuvini Group’s future operations by increasing the possibility of an event of default under the financial and operating covenants contained in Nuvini S.A.’s debt instruments.

In addition, Nuvini is exposed to interest rate risk related to some of Nuvini’s indebtedness. For additional information, see “Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Loans and Financing.”

If the Nuvini Group is unable to generate sufficient cash flow from operations to service Nuvini’s debt, Nuvini may be required to refinance all or a portion of Nuvini’s existing debt or obtain additional financing. The Nuvini Group cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Nuvini’s inability to obtain such refinancing or financing may have a material adverse effect on the Nuvini Group’s businesses, financial condition, ratings and results of operations.

Nuvini’s existing loan agreements contain restrictive covenants, exposure premiums and events of default that impose significant operating and financial restrictions on Nuvini, and Nuvini is currently not in compliance with certain financial covenants included in Nuvini’s loan agreements.

Under the terms of the Debenture Agreement, Nuvini is subject to restrictive and affirmative covenants including restrictions on Nuvini’s change of control, the change of Nuvini’s ownership structure and corporate reorganization, limitations on certain consolidations, mergers and sales of assets, restrictions on the payment of dividends and financial covenants. Some of these financial covenants comprise (i) Gross Debt/EBITDA Pro Forma indicator, less than or equal to (a) 4.0x (four times), being the calculation based on the fiscal year ending December 31, 2021; (b) 3.5x (three times) to be verified based on the annual and consolidated financial statements of the consolidated financial statements of Nuvini, as calculated on the fiscal year ended December 31, 2022; and (c) 3.0x (three times) to be verified based on the annual and consolidated financial statements of Nuvini, with the first determination based on the fiscal year ending December 31, 2023, onwards; (ii) Pro Forma EBITDA Margin in relation to Net Revenue equal to or greater than 20% (twenty percent); and (iii) Debt Service Coverage Ratio (“DSCI”) greater than or equal to 4.0x (four times) until the expiration date, given that the DSCI is the sum of “cash and cash equivalents” and “cash flow from operational activities.” Further, due to the Debenture Holder’s risk related to Nuvini’s Debentures, in addition to the fixed payments described above, Nuvini is also required to pay an Exposure Premium to the Debenture Holder, in proportion to the amount of Debentures initially acquired during the Debenture First Issue, upon the occurrence of a liquidity event or early redemption of the Debentures. Liquidity events are defined as the sale, exchange or alteration of the capital structure of Nuvini such as reorganization or the public sale of shares equivalent to at least 10% of the total capital stock of Nuvini.

On December 31, 2022, Nuvini did not demonstrate the ability to meet any of the three covenants established and kept the balance of Debentures in current liabilities, however, Nuvini requested from the Debenture Holders a waiver valid for the next 12 months, which was granted and formalized in a Debenture Holders general meeting (“DHGM”) dated March 30, 2022, prior to the issuance Nuvini’s consolidated financial statements for the year ended December 31, 2021. At the same DHGM, the Debenture Holders agreed to change the covenant of Gross Debt / Pro Forma EBITDA Pro Forma to 7.2x, the covenant of EBITDA Margin Pro Forma in relation to net revenue to equal or higher than 7.1% and maintain the ICSD covenant at 4.0x for the fiscal year of 2022. On December 31, 2022, Nuvini did not meet the Debt Service Coverage Index for the 2022 fiscal year and requested an additional waiver for the 2022 fiscal year that was approved and granted at a DHGM dated February 9, 2023. On May 8, 2023, the debenture holders granted the Company’s request to extend the scheduled amortization date of the debentures to August 14, 2023. Principal payments totaling R$7.4 million were made on the debentures in 2023. The payment balances were issued on October 2, 2023, October 13, 2023, and December 28, 2023, in the amount of R$2.5 million, R$2.5 million and R$2.4 million respectively.

As of June 30, 2024, the Company did not meet the debt service coverage index covenant, as the calculated index was 0.6x which is less than the 4.0x targeted threshold. The Company requested a waiver for the covenant violation on December 13, 2024, which would alleviate any Company concerns regarding a potential early debt maturity due to the covenant breach. The debenture holders granted the Company’s request on December 19, 2024, leaving the amortization date of the debentures unchanged.

If Nuvini fails to comply with the covenants under any of Nuvini’s indebtedness in the future or otherwise receive waivers, Nuvini may be in default under the documents governing such indebtedness, which may entitle the lenders thereunder to accelerate their debt obligations. A default under any of Nuvini’s indebtedness could result in cross-defaults under Nuvini’s other indebtedness, which in turn could result in the acceleration of Nuvini’s other indebtedness that would have an adverse effect on Nuvini’s cash flows and liquidity. For a description of certain terms of Nuvini’s material financings, including Nuvini’s financial covenants, see “Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Loans and Financing.”

In the future, in order to avoid defaulting on Nuvini’s indebtedness, Nuvini may be required to take actions such as reducing or delaying capital expenditures, reducing or eliminating dividends or share repurchases, selling assets, restructuring or refinancing all or part of Nuvini’s existing debt or seeking additional equity capital, any of which may not be available on terms that are favorable to the Nuvini Group or to Nuvini’s shareholders, if at all. Complying with the covenants in Nuvini’s many financing agreements may cause it to take actions that make it more difficult to execute the Nuvini Group’s business strategy successfully and the Nuvini Group may face competition from companies not subject to such restrictions. As a result of acquisitions, Nuvini S.A. records the fair value of earn outs, which are categorized as level 3 financial liabilities. For more information, see “—Nuvini’s payment obligations under Nuvini’s indebtedness may limit the funds available to the Nuvini Group and may restrict the Nuvini Group’s flexibility in operating its businesses.”

We have not complied, and may not in the future, be able to comply with the financial covenants contained in our Debenture Agreement, which have resulted, and may result, in events of default and may in the future result in additional events of default.

Under the terms of Nuvini’s Debenture Agreement, it is required to comply with is subject to restrictive and affirmative covenants, including restrictions on Nuvini’s change of control, the change of Nuvini’s ownership structure and corporate reorganization, limitations on certain consolidations, mergers and sales of assets, restrictions on the payment of dividends and financial covenants. Our ability to meet these ratios and covenants can be affected by events beyond our control. We have not always met these ratios and covenants in the past and have had to obtain waivers and consents from Debenture Holders to adjust the ratios and covenants so that we could remain in compliance. See “Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Contractual Obligations and Commitments—Loan Covenant Waiver”1 for further information.

We may not meet these ratios and covenants in the future. A failure by us to comply with the ratios or covenants contained in our Debenture Agreement could result in an event of default, which could adversely affect our ability to respond to changes in our business and manage our operations. Upon the occurrence of an event of default under the terms of our Debenture Agreement, including the occurrence of a material adverse change, the Debenture Holders could elect to declare any amounts outstanding to be due and payable and exercise other remedies.

There are risks for which the Nuvini Group’s insurance policies may not adequately cover or for which the Nuvini Group has no insurance coverage. Insufficient insurance coverage or the materialization of such uninsured risks could adversely affect the Nuvini Group.

Nuvini Group’s insurance policies may not adequately cover all risks to which the Nuvini Group is exposed, and the Nuvini Group is subject to risks for which it is uninsured, such as breaches of the security of its systems by hackers, war, acts of God, including hurricanes and other force majeure events. In addition, the Nuvini Group cannot guarantee that it will be able to maintain its insurance policies in the future or that the Nuvini Group will be able to renew them at reasonable prices or on acceptable terms, which may adversely affect the Nuvini Group’s business. The occurrence of a significant loss that is not insured or compensable, or that is only partially insured or compensable, may require Nuvini to commit significant cash resources to cover such losses, which may have an adverse effect on the Nuvini Group’s business and results of operations.

Agreements by Nuvini Acquired Companies agree to indemnify clients and other third parties may expose the Nuvini Group to substantial potential liability.

The Nuvini Acquired Companies’ contracts with clients, investors and other third parties may include indemnification provisions under which the Nuvini Acquired Companies agree to defend and indemnify them against claims and losses arising from alleged infringement, misappropriation or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons or other liabilities arising from the Nuvini Acquired Companies’ data solutions or services or such contracts. Although the Nuvini Group attempts to limit the Nuvini Group’s indemnity obligations, the Nuvini Group may not be successful in doing so, and an event triggering the Nuvini Group’s indemnity obligations could give rise to multiple claims involving multiple clients or other third parties. There is no assurance that the Nuvini Group’s applicable insurance coverage, if any, would cover, in whole or in part, any such indemnity obligations. The Nuvini Group may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to the Nuvini Group’s businesses or could negatively impact the Nuvini Acquired Companies’ relationships with clients or other third parties, reduce demand for the Nuvini Acquired Companies’ data solutions and services, and adversely affect Nuvini Group’s business, financial condition and results of operations.

Unfavorable conditions in the Nuvini Group’s industry or the global economy could limit the Nuvini Group’s ability to grow the Nuvini Group’s businesses and negatively affect Nuvini’s results of operations.

Nuvini’s results of operations may vary based on the impact of changes in the Nuvini Group’s industries or the global economy on the Nuvini Group or the Nuvini Acquired Companies’ clients and potential clients. Negative conditions in the general economy both in Brazil and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market volatility and disruptions (including, for example, SVB entering receivership), international trade relations, pandemic (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare and terrorist attacks, could cause a decrease in business investments, including spending on data solutions, and negatively affect the growth of the Nuvini Group’s businesses. Competitors, many of whom are larger and have greater financial resources than the Nuvini Group does, may respond to challenging market conditions by lowering prices in an attempt to attract the Nuvini Group’s clients. The Nuvini Group cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Risks Related to Nuvini Ordinary Shares

Nuvini will incur increased cost as a result of operating as a public company.

Nuvini is a public company and will incur significant legal, accounting, and other expenses that the Company did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Nuvini to attract and retain qualified persons to serve on the Nuvini Board, its board committees or as executive officers.

The members of our executive team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.

In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of our financial reporting. If we are involved in litigation regarding our public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.

Any of these effects could harm our business, financial condition and results of operations.

Occurrence of write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Nuvini’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

The Nuvini Group may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate covenants to which we may be subject. Accordingly, any of our shareholders could suffer a reduction in the value of their Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value.

As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we have different disclosure, Nasdaq corporate governance standards and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer and emerging growth company, we are subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. corporate governance-related rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We follow certain Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, such laws and regulations may not contain any provisions comparable to the U.S. rules relating to the filing of reports on Form 10-Q or 8-K, the U.S. proxy rules, or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above. See “Directors, Senior Management and Employees—C. Board Practices—Foreign Private Issuer Exemptions” for more information.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we are subject to Cayman Islands laws and regulations having, in some respects, a similar effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we are not subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we do not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or “PCAOB,” (unless the SEC determines otherwise) and our auditors do not need to attest to our internal controls under Section 404(b) of the Sarbanes Oxley Act for up to five years or such earlier time that we are no longer an emerging growth company.

As a foreign private issuer, Nuvini is permitted to, and Nuvini will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. domestic issuers. This may afford less protection to holders of Nuvini Ordinary Shares.

As a foreign private issuer, Nuvini is permitted to, and Nuvini will, follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for U.S. domestic issuers, provided that Nuvini discloses any significant ways in which Nuvini’s corporate governance practices differ from those followed by domestic companies under Nasdaq listing standards. Among other things, Nuvini is not required to have: (i) a majority-independent board of directors; (ii) a compensation committee consisting only of independent directors; (iii) a nominating committee consisting only of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of certain requirements. See “Directors, Senior Management and Employees—C. Board Practices—Foreign Private Issuer Exemptions.”

As a result of Nuvini’s reliance on the corporate governance exemptions available to foreign private issuers under Nasdaq rules, shareholders will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Availing of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to shareholders than is accorded to investors under Nasdaq’s corporate governance rules. Therefore, any foreign private issuer exemptions Nuvini avails itself of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

Nuvini may lose our foreign private issuer status which would then require Nuvini to comply with the Exchange Act’s domestic reporting regime and cause Nuvini to incur significant legal, accounting, and other expenses.

In order to maintain Nuvini’s current status as a foreign private issuer, either (a) more than 50% of the voting power of all of Nuvini’s outstanding classes of voting securities (on a combined basis) must be either directly or indirectly owned of record by non-residents of the United States or (b) (1) a majority of Nuvini’s executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of Nuvini’s assets cannot be located in the United States; and (3) Nuvini’s business must be administered principally outside the United States. Nuvini intends to monitor the composition of Nuvini’s shareholder base to determine whether we meet these criteria. If Nuvini loses this status, Nuvini would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. Nuvini may also be required to make changes in Nuvini’s corporate governance practices in accordance with various SEC and Nasdaq rules, and report Nuvini’s financial statements under US GAAP, which may differ materially from IFRS, all of which may involve time, effort and additional costs to implement. The regulatory and compliance costs to Nuvini under U.S. securities laws if Nuvini is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs Nuvini incurs as a foreign private issuer.

The exercise of Nuvini Warrants for Nuvini Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Nuvini Warrants to purchase an aggregate of 23,050,000 Nuvini Ordinary Shares are exercisable in accordance with the terms of the agreement governing those securities. The exercise price of these warrants is US$11.50 per share. Therefore, if and when the trading price of Nuvini Ordinary Shares is less than US$11.50, Nuvini expects that Warrant holders would not exercise their Nuvini Warrants. To the extent such warrants are exercised, additional Nuvini Ordinary Shares will be issued, which will result in dilution to the holders of Nuvini Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Nuvini Ordinary Shares. However, there is no guarantee that Nuvini Warrants will ever be in the money prior to their expiration, and as such, the Nuvini Warrants may expire worthless.

Sales of a substantial number of shares by the Selling Stockholders may adversely affect the market price of our Ordinary Shares.

The sale of a substantial number of our Ordinary Shares in the public market by the Selling Stockholders, or the perception that such sales may occur, could materially and adversely affect the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.

This prospectus relates to the resale, from time to time, of up to an aggregate of 60,736,190 Ordinary Shares by the Selling Stockholders, which include Ordinary Shares issued in a private placement and shares underlying the Series A Warrants, the Series B Warrants and the Placement Agent Warrants. The resale of these shares into the market could result in increased volatility and downward pressure on the trading price of our Ordinary Shares.

The Series A Warrants are immediately exercisable and expire one year from the effectiveness of this registration statement of which this prospectus forms a part or when the underlying shares become eligible for resale under Rule 144. These warrants have an initial exercise price of US$6.52 per share, subject to adjustments, including without limitation, a full-ratchet anti-dilution provision that may reduce the exercise price and increase the number of shares issuable upon exercise per the Reset Price, which is determined as the greater of 80% of the lowest VWAP during the Reset Period and US$0.652, and potentially cause further dilution and which will impact the market price of our Ordinary Shares. If holders of the Series A Warrants choose to exercise them and sell the shares in the open market, the market price of our Ordinary Shares could decline. The Placement Agent Warrants have the same terms as the Series A Warrants and if the holder exercises them, further dilution to stockholders may result.

The Series B Warrants are also immediately exercisable and expire five years from the effectiveness of the registration statement of which this prospectus forms a part. These warrants have a nominal exercise price of US$0.0001 per share, subject to adjustment, and the number of shares issuable under these warrants adjusts based on the Reset Price, which is determined as the greater of 80% of the lowest VWAP during the Reset Period and US$0.652. A significant number of shares may be issued due to the adjustable nature of these warrants, further increasing the supply of our shares in the market.

Given the large number of shares that may be resold under the registration statement of which this prospectus forms a part, any such sales by the Selling Stockholders could cause the market price of our Ordinary Shares to decline significantly. Additionally, the Selling Stockholders may sell their shares at any price and at any time, which could cause our share price to fluctuate and make it more difficult for us to raise additional capital or for investors to sell their shares at favorable prices. The potential exercise of the Series B Warrants at a variable number of shares based on the Reset Price creates uncertainty regarding the total number of shares that may ultimately be issued, which could result in further dilution to existing shareholders and impact investor confidence. If these shares are sold in significant amounts, or if investors anticipate that a large amount of shares will be sold, it could result in a sharp decline in the price of our Ordinary Shares, increased volatility and reduced liquidity in our stock.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, Nuvini conducts substantially all of its operations, and a majority of Nuvini’s directors and executive officers reside, outside of the United States.

Nuvini is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and Nuvini conducts a majority of its operations through our subsidiary, Nvni Group Limited, outside the United States. Substantially all of Nuvini’s assets are located outside the United States, primarily in Brazil. A majority of Nuvini’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Latin American region could render you unable to enforce a judgment against Nuvini’s assets or the assets of Nuvini’s directors and officers.

Nuvini’s corporate affairs are governed by Nuvini’s Articles, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against Nuvini’s directors, actions by minority shareholders and the fiduciary responsibilities of Nuvini’s directors to Nuvini under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of Nuvini shareholders and the fiduciary responsibilities of Nuvini’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, Nuvini shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as Nuvini) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Nuvini’s directors have discretion under Nuvini’s Articles to determine whether or not, and under what conditions, Nuvini’s corporate records may be inspected by Nuvini shareholders, but are not obliged to make them available to Nuvini shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

Nuvini does not anticipate paying dividends in the foreseeable future.

It is expected that Nuvini will retain most, if not all, of Nuvini’s available funds and any future earnings to fund the development and growth of Nuvini’s business. As a result, it is not expected that Nuvini will pay any cash dividends in the foreseeable future.

Nuvini’s Board will have complete discretion as to whether to distribute dividends. Even if Nuvini Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by Nuvini from subsidiaries, Nuvini’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that Nuvini Ordinary Shares will appreciate in value or that the trading price of the Ordinary Shares will not decline.

Nuvini has granted in the past, and Nuvini plans to also grant in the future, share incentives, which may result in increased share-based compensation expenses.

In connection with the consummation of Business Combination, the Nuvini Board adopted, and the Nuvini shareholders approved, an equity incentive plan in which eligible participants may include members of Nuvini management, Nuvini employees, certain members of the Nuvini Board and consultants of Nuvini and its subsidiaries. Beneficiaries under the equity incentive plan will be granted equity awards pursuant to the terms and conditions of the equity incentive plan and any applicable award agreement. The final eligibility of any beneficiary to participate in, and the terms and conditions of, the applicable equity awards will be determined by the Nuvini Board. Pursuant to the Business Combination Agreement, the equity incentive plan has initially reserved a total of 1,143,650 Nuvini Ordinary Shares.

All outstanding Unvested Nuvini Options at the time of consummation of the Business Combination were converted into unvested options for Nuvini Ordinary Shares under the Legacy Stock Option Plan, which totaled 1,939,692 options exercisable for Nuvini Ordinary Shares, as determined in accordance with the Exchange Ratio. We account for compensation costs for all share options using a fair-value based method and recognize expenses in our consolidated statements of profit or loss in accordance with IFRS. As a result of these grants, we incurred share-based provision payment of R$641 thousand as of June 30, 2024, R$6.2 million for year ending December 31, 2023, and R$9.9 million ending December 31, 2022. For more information on the share incentive plans, see “Directors, Senior Management and Employees—B. Compensation—Stock Option Plan.”

Nuvini believes the granting of share-based compensation is of significant importance to Nuvini’s ability to attract and retain key personnel and employees, and as such, Nuvini will also grant share-based compensation and incur share-based compensation expenses in the future. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on Nuvini’s business and results of operations.

Nuvini may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in Nuvini securities and subject Nuvini to additional trading restrictions.

In order to maintain the listing of our ordinary shares on the Nasdaq Capital Market, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with such applicable listing standards.

In May, 2024, Nuvini received a notice of non-compliance (the “20-F Notice”) from the Listing Qualifications Department of the Nasdaq stating that Nuvini was not in compliance with Nasdaq Listing Rule 5250(c)(1) because Nuvini did not timely file its annual report for the fiscal year ended December 31, 2023 on Form 20-F with the SEC. The notice indicated that, consistent with Nasdaq rules for continued listing, Nuvini would have 60 calendar days from the date of the Notice, or until July 16, 2024, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. On November 12, 2024, Nasdaq issued a Staff Determination Letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC to the Company. On November 15, 2024, the Company formally requested a hearing and submitted a plea to remain listed. On November 22, 2024, the Company received confirmation of the hearing date and time, scheduled for January 14, 2025, at 11:00a.m. (E.T.). This date serves as the deadline for the Company to present a formal compliance plan and demonstrate its efforts to regain compliance.

In addition, Nuvini received a notification letter (the “Bid Price Notice”) dated November 1, 2024, from the Listing Qualifications Department of the Nasdaq notifying Nuvini that the minimum bid price per share of its ordinary shares was below US$1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of one hundred eighty (180) calendar days from the Bid Price Notice, or until April 30, 2025 (the “Compliance Period”), to regain compliance with Nasdaq’s Minimum Bid Price Requirement. If at any time during the Compliance Period, the closing bid price per share of the Company’s ordinary shares is at least US$1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

On January 9, 2025, Nuvini received a notification letter (“the Interim Balance Sheet and Income Statement Notice”) from the Listing Qualifications Department of the Nasdaq stating that Nuvini was not in compliance with Nasdaq Listing Rule 5250(c)(2) because Nuvini did not timely file a Form 6-K containing an interim balance sheet and income statement as of the end of its second quarter. The notice indicated that, consistent with Nasdaq rules for continued listing, Nuvini would have 60 calendar days from the date of the Notice, or until March 10, 2025, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. Nuvini intends to file a Form 6-K containing an interim balance sheet and income statement as of the end of its second quarter of 2024 by the end of February 2024.

The 20-F Notice, the Bid Price Notice, and the Interim Balance Sheet and Income Statement Notice had no immediate effect on the listing of the Company’s ordinary shares, and the Company’s ordinary shares continue to trade on Nasdaq under the symbol “NVNI”. If Nuvini does not regain compliance under the compliance plan approved by the Nasdaq, Nasdaq will notify Nuvini that its Ordinary Shares will be delisted. Nuvini may be unable to maintain the listing of Nuvini securities in the future. If Nuvini is delisted, there could be significant material adverse consequences, including:

●	reduced liquidity;

●	a limited availability of market quotations for Nuvini securities;

●	a limited amount of news and analyst coverage of Nuvini; and

●	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

Nuvini’s failure to maintain compliance with Nasdaq’s continued listing standards or other requirements could result in Nuvini’s securities being delisted from Nasdaq, which could adversely affect our liquidity and the trading volume and decrease or eliminate your investment.

Nasdaq requires listed issuers to comply with certain standards in order to remain listed on its exchange. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our securities may be delisted. Delisting from Nasdaq may materially impair our stockholders’ ability to buy and sell our securities and could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities. The delisting of our common stock could also significantly impair our ability to raise capital and the value of your shares.

If Nuvini’s performance does not meet market expectations, the price of Nuvini’s securities may decline.

If Nuvini’s performance does not meet market expectations, the price of Nuvini’s securities may decline. Fluctuations in the price of Nuvini’s securities could contribute to the loss of all or part of your investment. Factors affecting the trading price of Nuvini Ordinary Shares and Nuvini Warrants may include:

●	changes in the market’s expectations about operating results;

●	Nuvini’s operating results failing to meet market expectations in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning Nuvini or Nuvini’s industry and market in general;

●	operating and stock price performance of other companies that investors deem comparable to Nuvini;

●	changes in laws and regulations affecting Nuvini’s business;

●	commencement of, or involvement in, litigation involving Nuvini;

●	changes in Nuvini’s capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of Nuvini Ordinary Shares available for public sale;

●	any significant change in Nuvini’s board or management;

●	sales of substantial amounts of Nuvini Ordinary Shares by Nuvini’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism (including the recent conflict in Ukraine).

In addition, an active trading market for our securities may never develop or, if it develops, it may not be sustained. You may be unable to sell your Nuvini Ordinary Shares and Nuvini Warrants unless a market can be established and sustained. Broad market and industry factors may depress the market price of Nuvini Ordinary Shares and Nuvini Warrants irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Nuvini securities, may not be predictable. A loss of investor confidence in the market for companies engaging in technology, big data and artificial intelligence or the stocks of other companies which investors perceive to be similar to Nuvini could depress Nuvini’s share price regardless of Nuvini’s business, prospects, financial conditions or results of operations. A decline in the market price of Nuvini Ordinary Shares or Nuvini Warrants also could adversely affect Nuvini’s ability to issue additional securities and Nuvini’s ability to obtain additional financing in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information provides additional information regarding the financial aspects of the Business Combination of Nuvini, New Nuvini, Merger Sub and Mercato, including the related transactions that fall within the scope of the Business Combination.

This information should be read together with the audited and unaudited historical financial statements of Nuvini, including the notes thereto, as well as the disclosures contained in the sections titled “Selected Consolidated Historical and Other Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

On February 26, 2023, Nvni Group Limited, Nuvini Holdings Limited, an exempted company with limited liability in the Cayman Islands, Nuvini Merger Sub, Inc., a Delaware corporation, and Mercato Partners Acquisition Corporation (a Delaware corporation, referred to as “Mercato”) entered into a Business Combination Agreement (“SPAC Merger”). According to this agreement, Nuvini Holdings Limited shareholders transferred all issued and outstanding ordinary shares of Nuvini Holdings Limited, with a par value of US$0.00001 per share, to Nvni Group Limited in exchange for newly issued ordinary shares of Nvni Group Limited, also with a par value of US$0.00001 per share. Additionally, Nuvini Merger Sub, Inc. merged with Mercato, resulting in Mercato becoming a wholly-owned, indirect subsidiary of Nvni Group Limited.

Prior to the closing date of the transaction between the Company and Mercato, Nvni Group Limited was a holding company with no active trade or business. Nuvini S.A., a wholly owned subsidiary of Nuvini Holdings Limited, maintained all relevant assets and liabilities and incurred all income and expenses.

On September 29, 2023, Nuvini completed its business combination with Mercato. As a result, Nuvini’s ordinary shares and warrants commenced trading on Nasdaq under the symbols “NVNI” and “NVNIW,” respectively, as of market open on October 2, 2023.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with IFRS necessary for an illustrative understanding of Nuvini upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed statements of income for the year ended December 31, 2023, combines the historical audited consolidated statement of loss of Nuvini S.A. for the year ended December 31, 2023 with the historical audited statement of operations of Mercato for the year ended December 31, 2023, giving pro forma effect to the Business Combination as if it had been consummated as of January 1, 2023, the beginning of the earliest period presented.

This unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates made and considered appropriate by Nuvini’s management based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. This unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results that would have been achieved had the Business Combination occurred on the dates indicated and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma condensed combined financial information does not purport to project the future results of operations of Nuvini following the completion of the Business Combination.

The historical financial statements of Nuvini have been prepared in accordance with IFRS and in its presentation currency of the Brazilian real (R$). The historical financial statements of Mercato have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. dollar ($). The historical financial information was translated from U.S. dollars to Brazilian reais using the historical exchange rate, as of December 31, 2023. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting to be used by Nuvini. Mercato and Nuvini S.A. did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the entities.

The unaudited pro forma condensed combined financial information does not purport to project the future operating results of Nuvini following the Business Combination. The unaudited pro forma adjustments represent Nuvini’s management’s estimates based on information currently available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS
For the period ended December 31, 2023

(In thousands of Brazilian reais, except when indicated

otherwise, and except share and per share amounts)

	For the period ended December 31, 2023
	Nuvini S.A. (Historical) (R$)	Mercato Partners Acquisition Corporation (Historical) (Note 2)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
REVENUE
Net operating revenue	168,985	-	-		168,985
Cost of services provided	(66,138)	-	-		(66,138)
Gross profit	102,847	-	-		102,847

Sales and marketing expenses	(28,827)	-	-		(28,827)
General and administrative expenses	(93,156)	(19,931)	-		(113,087)
Franchise tax expenses	-	(535)	-		(535)
Listing expense	(176,282)	-	-		(176,282)
Impairment of goodwill	(11,373)	-	-		(11,373)
Other operating income, net	17,597	-	-		17,597
Operating loss	(189,194)	(20,466)	-		(209,660)
Financial expenses, net	(55,110)	4,337	(8,958)	(a)(b)	(59,731)
Loss before income tax	(244,304)	(16,129)	(8,958)		(269,391)
Income tax	(3,558)	(1,640)	-		(5,198)
Net loss	(247,862)	(17,769)	(8,958)		(274,589)

NET LOSS	(247,862)	(17,769)	(8,958)		(274,589)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	24,016,662	5,750,000			31,617,370
NET LOSS PER SHARE	(10.32)	(3.09)			(8.68)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 Nuvini S.A. has elected not to present management adjustments and will only be presenting transaction accounting adjustments and financing adjustments in the unaudited pro forma condensed combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2023

The adjustments included in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2023, used the average annual exchange rate of $1.00 to R$5.030 for:

Transaction Accounting Adjustments:

(a) Reflects the elimination of the interest earned on investments held in the Mercato Trust Account as if the Business Combination occurred as of January 1, 2023. This amount represents interest income of R$9.2 million for the year ended December 31, 2023.

(b) Reflects the removal of the change in fair value of the exposure premium, totaling R$256 thousand, that is settled in cash and the loans premium that is settled in Class A Ordinary Shares of Nvni Group Limited.

2.	U.S. GAAP to IFRS conversion of Mercato’s Statement of Income for the year ended December 31, 2023

The historical financial information of Mercato has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The historical financial information of Mercato was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Brazilian reais using the historical exchange rate, as of December 31, 2023, of $1.00 to R$4.841 and the average annual exchange rate of $1.00 to R$5.030 for the year ended December 31, 2023. The identified adjustments to convert Mercato’s financial statements from GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information and to align presentation with Nuvini’s historical financial information were as follows:

(c) Adjusts the presentation to reclassify the change in fair value of derivative liabilities and interest earned on marketable securities held in Trust Account in Mercato’s historical Statement of Income to financial income and expenses, net; and

A conversion of Mercato Statement of Income from U.S. dollars to Brazilian reais, and from U.S. GAAP to IFRS is as follows:

For the year ended December 31, 2023	Before conversion (In ‘000 of US$)	Before conversion (In ‘000 of reais)	IFRS conversion adjustment		After conversion (In ‘000 of reais)
General and administrative expenses	(3,963)	(19,931)	-		(19,931)
Franchise tax expenses	(106)	(535)	-		(535)
Loss from operations	(4,069)	(20,466)	-		(20,466)
Other income (expense):
Financial income and expenses, net	-	-	4,337	(c)	4,337
Change in fair value of derivative liabilities	(970)	(4,877)	4,877	(c)	-
Income from investments held in Trust Account	1,832	9,214	(9,214)	(c)	-
Total other income (expense)	862	4,337	-		4,337
Income (loss) before provision for income taxes	(3,207)	(16,129)	-		(16,129)
Provision for income taxes	(326)	(1,640)	-		(1,640)
Net income (loss)	(3,533)	(17,769)	-		(17,769)

SELECTED CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION

The following table sets forth selected historical financial information derived from Nuvini’s audited consolidated financial statements included elsewhere in this prospectus for the years ended December 2023, and 2022 and  the historical unaudited interim condensed consolidated financial statements as of June 30, 2024, and for the six-month periods ended June 30, 2024, and 2023, included elsewhere in this prospectus. The selected historical financial information in the following tables is presented in Brazilian Reais (R$) and in accordance with IFRS. You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Consolidated Statement of Profit or Loss Data

	For the six-month period ended June 30,			For the years ended December 31,
	2024(1)	2024	2023	2023(1)	2023	2022
	(in US$ thousands)	(in R$ thousands)		(in US$ thousands)	(in R$ thousands)
Net operating revenue	16,580	92,154	81,947	30,402	168,985	124,545
Cost of services provided	(6,445)	(35,826)	(32,719)	(11,899)	(66,138)	(52,813)
Gross profit	10,134	56,328	49,228	18,503	102,847	71,732
Sales and marketing expenses	(2,259)	(12,554)	(14,205)	(5,186)	(28,827)	(27,370)
General and administrative expenses	(5,746)	(31,936)	(36,283)	(16,760)	(93,156)	(53,347)
Impairment of goodwill	-	-	-	(2,046)	(11,373)	(86,897)
Other operating income (expenses), net	418	2,325	1,592	3,166	17,597	182
Listing expense	-	-	-	(31,715)	(176,282)	-
Operating income (loss)	2,548	14,163	332	(34,038)	(189,194)	(95,700)
Financial income and expenses, net	(7,599)	(42,237)	(34,433)	(9,915)	(55,110)	(16,730)
Loss before income tax	(5,051)	(28,074)	(34,101)	(43,953)	(244,304)	(112,430)
Income tax	(923)	(5,129)	(2,154)	(640)	(3,558)	(1,776)
Net loss representing total comprehensive loss for the year	(5,974)	(33,203)	(36,255)	(44,593)	(247,862)	(114,206)
Net loss attributed to:
Owners of the Company	(6,721)	(37,353)	(39,814)	(45,825)	(254,711)	(114,408)
Non-controlling interests	747	4,150	3,559	1,232	6,849	202
Loss per share
Basic and diluted loss per share (R$)		(1.02)	(2.03)		(10.73)	(6.48)

(1)	For convenience purposes only, amounts in reais for the six-month period ended June 30, 2024, and for the year ended December 31, 2023, have been translated to U.S. dollars using an exchange rate of R$5.5583 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2024, as reported by the Central Bank of Brazil. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Exchange rate instability may have adverse effects on the Brazilian economy, the Nuvini Group’s businesses and the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.”

Consolidated Statement of Financial Position Data

	As of June 30,		As of December 31,
	2024(1)	2024	2023(1)	2023	2022
	(in US$ thousands)	(in R$ thousands)	(in US$ thousands)	(in R$ thousands)
ASSETS
Current assets
Cash and cash equivalents	2,384	13,249	2,051	11,398	8,015
Trade accounts receivable, net	2,829	15,723	2,566	14,263	10,076
Short-term advances	5,684	31,594	5,212	28,970	1,131
Other current assets	1,328	7,381	1,356	7,537	1,053
Total current assets	12,225	67,947	11,185	62,168	20,275
Non-current assets
Property and equipment, net	789	4,385	718	3,990	2,932
Right-of-use assets, net	211	1,174	258	1,435	1,441
Intangible assets, net	24,287	134,994	24,659	137,061	138,951
Goodwill	36,720	204,099	36,720	204,099	199,512
Other non-current assets	2,190	12,175	1,998	11,108	3,954
Total non-current assets	64,197	356,827	64,353	357,693	346,790
Total assets	76,422	424,774	75,538	419,861	367,065
LIABILITIES
Current liabilities
Accounts payable to suppliers	10,470	58,194	8,480	47,133	7,283
Salaries and labor charges	3,239	18,005	3,000	16,674	15,015
Loans and financing	647	3,598	892	4,960	1,138
Loans from investors	3,227	17,934	-	-	200
Subscription rights	-	-	-	-	39,343
Debentures	8,236	45,780	9,211	51,197	60,873
Exposure premium liability	154	857	330	1,835	841
Lease liability	102	568	134	742	976
Income taxes payable	919	5,110	344	1,913	1,204
Taxes, fees and contributions payable	968	5,382	963	5,352	4,194
Deferred revenue	669	3,719	566	3,145	3,820
Deferred and contingent consideration on acquisitions	44,867	249,383	40,854	227,077	194,972
Related parties	1,752	9,739	1,775	9,867	846
Other current liabilities	134	737	153	852	1,391
Total current liabilities	75,384	419,006	66,702	370,747	332,096
Non-current liabilities
Loans and financing	32	178	59	329	669
Loans from investors	-	-	2,501	13,901	5,249
Taxes and contributions payable	423	2,354	519	2,886	1,154
Deferred and contingent consideration on acquisitions	900	5,000	900	5,000	39,984
Lease liability	122	678	140	777	611
Provisions for risks	5,244	29,145	5,545	30,820	31,032
Deferred taxes	7,669	42,624	8,018	44,566	45,838
Related parties	-	-	-	-	3,232
Derivative warrant liabilities	460	2,563	803	4,464	-
Other non-current liabilities	-	-	-	-	2,161
Total non-current liabilities	14,850	82,542	18,485	102,743	129,930
Total liabilities	90,234	501,548	85,187	473,490	462,026
SHAREHOLDERS’ DEFICIT
Share capital	48,815	271,330	46,900	260,685	40,404
Capital reserves	23,132	128,573	23,016	127,932	54,632
Accumulated losses	(86,808)	(482,505)	(80,344)	(446,575)	(193,850)
OCI	(256)	(1,423)	-	-	-
Total shareholders’ deficit, Equity attributable to owners	(15,117)	(84,025)	(10,428)	(57,958)	(98,814)
Non-controlling interest	1,305	7,251	779	4,329	3,853
Total shareholders’ deficit	(13,812)	(76,774)	(9,649)	(53,629)	(94,961)
Total liabilities and shareholders’ deficit	76,422	424,774	75,538	419,861	367,065

(1)	For convenience purposes only, amounts in reais as of June 30, 2024, and as of December 31, 2023, have been translated to U.S. dollars using an exchange rate of R$5.5583 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2024, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Exchange rate instability may have adverse effects on the Brazilian economy, the Nuvini Group’s businesses and the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.”

Consolidated Statement of Cash Flows Data

	For the six-month period ended June 30,			For the years ended December 31,
	2024(1)	2024	2023	2023(1)	2023	2022
	(in US$ thousands)	(in R$ thousands)		(in US$ thousands)	(in R$ thousands)
Net cash from operating activities	3,098	17,220	17,219	505	2,809	14,196
Net cash used in investment activities	(1,396)	(7,761)	(6,258)	(2,198)	(12,218)	(4,322)
Net cash (used in) from financing activities	(1,369)	(7,608)	(8,206)	2,301	12,792	(12,760)
Net (decrease) in cash and cash equivalents	333	1,851	2,755	608	3,383	(2,886)

(1)	For convenience purposes only, amounts in reais for the six-month period ended June 30, 2024, and for the year ended December 31, 2023, have been translated to U.S. dollars using an exchange rate of R$5.5583 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2024, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Exchange rate instability may have adverse effects on the Brazilian economy, the Nuvini Group’s businesses and the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.”

Non-GAAP Financial Measures

	For the six-month period ended June 30,			For the years ended December 31,
	2024(1)	2024	2023	2023(1)	2023	2022
	(in US$ thousands)	(in R$ thousands)		(in US$ thousands)	(in R$ thousands)
EBITDA(2)	4,188	23,279	8,969	(30,683)	(170,544)	(78,466)
Adjusted EBITDA	4,764	26,483	21,205	7,959	44,238	18,315

(1)	For convenience purposes only, amounts in reais for the six-month period ended June 30, 2024, and for the year ended December 31, 2023, have been translated to U.S. dollars using an exchange rate of R$5.5583 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2024, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Exchange rate instability may have adverse effects on the Brazilian economy, the Nuvini Group’s businesses and the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.”

(2)

We calculate EBITDA as net loss for the period plus financial income and expense, net, plus income tax plus depreciation and amortization. EBITDA is a non-GAAP measure. Our calculation of EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “—Reconciliation of Non-GAAP Financial Measures.”

Reconciliation of Non-GAAP Financial Measures

	For the six-month period ended June 30,			For the years ended December 31,
	2024(1)	2024	2023	2023(1)	2023	2022
	(in US$ thousands)	(in R$ thousands)		(in US$ thousands)	(in R$ thousands)
Net loss	(5,974)	(33,203)	(36,255)	(44,593)	(247,862)	(114,206)
Income tax	923	5,129	2,154	640	3,558	1,776
Financial income and expense, net	7,599	42,237	34,433	9,915	55,110	16,730
Depreciation and amortization	1,640	9,116	8,637	3,355	18,650	17,234
EBITDA	4,188	23,279	8,969	(30,683)	(170,544)	(78,466)
Impairment on goodwill	-	-	-	2,046	11,373	86,897
Stock-based compensation	115	641	4,579	1,125	6,255	9,884
Listing expenses	-	-	-	31,715	176,282	-
IPO transaction expenses		-	7,657	6,365	35,379	-
Fair value of derivative warrants	461	2,563	-	(2,609)	(14,507)	-
Adjusted EBITDA	4,764	26,483	21,205	7,959	44,238	18,315

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2024, and for the year ended December 31, 2023, have been translated to U.S. dollars using an exchange rate of R$5.5583 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2024, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Exchange rate instability may have adverse effects on the Brazilian economy, the Nuvini Group’s businesses and the trading prices of Nuvini Ordinary Shares and Nuvini Warrants.”

USE OF PROCEEDS

All of the Ordinary Shares being offered under this prospectus are being sold by or for the account of the Selling Stockholders. However, we will receive aggregate proceeds of up to approximately (i) US$12 million from the cash exercise of the Series A Warrants, (ii) US$1.4 thousand from the cash exercise of the Series B Warrants and (iii) US$1.8 million from the cash exercise of the Placement Agent Warrants. Under the terms of the Series A Warrant, a cash exercise is capped at 18,404,908 shares, which results in proceeds of $12 million at a floor price of $0.6520. The 36,809,820 Ordinary Shares on the cover of the prospectus would be issuable only in case of a cashless exercise (without proceeds to the Company). Under the terms of the Placement Agent Warrants, a cash exercise is capped at 2,760,730 shares, which results in proceeds of $1.8 million at a floor price of $0.6520. The 5,521,460 Ordinary Shares on the cover of the prospectus would be issuable only in case of a cashless exercise (without proceeds to the Company).

DIVIDEND POLICY

We have not declared any cash dividends since inception, and we do not anticipate paying any dividends in the foreseeable future. The holders of Ordinary Shares are entitled to such dividends as may be declared by the Company’s board of directors. Dividends may be declared and paid out of the funds legally available therefore, or any other fund or account which can be authorized for this purpose in accordance with   the International Companies Act (“ICA”).

BUSINESS

Nuvini’s business philosophy is to invest in established companies and foster an entrepreneurial environment that enables companies to become leaders in their respective industries, creating value through long-term partnerships with the existing management of the Nuvini Acquired Companies and accelerating the growth of acquired companies through improved commercial strategies, increased efficiency of internal processes, and enhanced governance structures. While Nuvini’s acquisition targets are generally profitable, Nuvini is an early-stage company with a history of operating losses. See “Key Information—D. Risk Factors—Risks Related to the Nuvini Group’s Business—Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern”.

Nuvini’s core strategy is to acquire, operate, retain and partner with existing management of established companies. Nuvini believes that the businesses it has acquired have the potential to be leaders in their respective markets due to Nuvini’s culture that facilitates each Nuvini Acquired Company to operate independently and encourages them to partner with Nuvini’s management. Nuvini chose each of the Nuvini Acquired Companies because it believes that their respective existing management teams understand the economics of their respective industries better than most of their competitors, thereby promoting long-term success for each Nuvini Acquired Company within each specific industry.

Nuvini believes it creates value through long-term partnerships by focusing on accelerating the growth of each Nuvini Acquired Company through strengthening its commercial strategies, increasing the efficiency of internal processes and enhancing its governance structure. With a diversified portfolio of B2B companies in multiple markets, Nuvini believes it has the experience and expertise to optimize the performance of the Nuvini Acquired Companies’ businesses and expedite their development. Nuvini believes it optimizes performance by providing back-office support, which allows for the standardization of processes and benefits, and leverages people and talent consistently across the Nuvini Group.

As further detailed below in “Capabilities of the Nuvini Acquired Companies,” the Nuvini Acquired Companies offer proprietary SaaS products to their clients to meet certain critical requirements. Nuvini believes that the Nuvini Acquired Companies’ products and services enable each of their respective clients to increase sales, improve client service, increase team productivity and operate more cost-effectively.

Nuvini believes that acquiring SaaS companies that are consistent with its business philosophy enhances its ability to earn above average returns on its capital.

Nuvini believes it continues to foster organic growth by expanding the Nuvini Acquired Companies’ client, geographic and product reach. Nuvini’s acquisition strategy is to select target companies based on financial metrics (such as recurring revenue and positive cash generation), relevant growth potential and the target company’s discrete market within the SaaS industry. For additional information, see “Information on the Company—B. Business Model” below.

Business Model

Nuvini acquires, manages, and builds SaaS companies that have strong cash generation and revenue growth, are leaders in fragmented markets and generate a recurring, solid client base with low client turnover. Below is a discussion of Nuvini’s business model in acquiring target companies and accelerating the Nuvini Acquired Companies’ efficiencies and growth:

Acquire

Nuvini’s business model is focused on acquiring profitable B2B SaaS companies with the following characteristics: a cohesive and focused business model, recurring revenue, positive cash generation and relevant growth potential. Further, Nuvini opts for acquiring companies that are leaders in discrete markets. Nuvini prides itself of a quick and efficient capital allocation process, combined with a diligent and repeatable M&A process. Nuvini aims to achieve this by executing the following during the M&A process:

●	Conducting robust due diligence on historical financial statements, KPIs, legal and tax position with external consulting, best practices connected with founders’ earnout value;

●	Establishing an Investment Committee for monitoring and approving new mergers and acquisitions; and

●	Causing the board of directors to review the fit between the portfolio/acquisition target’s strategy and Nuvini’s strategy.

Manage

The graphic below illustrates Nuvini’s business model of managing the Nuvini Acquired Companies.

Once Nuvini acquires a SaaS company, Nuvini focuses on managing it according to the following principles:

Accelerate Efficiency and Growth: Nuvini has a vision and strategy to focus on growth and best practices. In an effort to maximize each Nuvini Acquired Company’s performance, Nuvini provides back-office support, which includes but is not limited to, talent training and sourcing, accounting standardization, and audit support. The back-office support standardizes processes and benefits and leverages people and talent consistently across the Nuvini Group. By utilizing talent sourcing and retention strategies from the Nuvini Group, Nuvini provides training for talent across the Nuvini Acquired Companies.

Decentralized Management Structure: Each Nuvini Acquired Company has experienced management teams operating in each of its respective SaaS companies, backed by Nuvini’s infrastructure. The results of the financial performance of the Nuvini Acquired Companies are consolidated and reviewed at the level of Nuvini for purposes of making decisions concerning financial management. Nuvini provides financial and strategic expertise with respect to capital allocation, acquisitions, finance, tax, compensation policy and recruitment.

Each Nuvini Acquired Company’s management is motivated to administer its business in a highly focused manner. Management of each Nuvini Acquired Companies are encouraged to leverage their respective market sector knowledge in order to maximize the growth opportunities, profitability and return on capital employed within their business.

The Nuvini Group’s decentralized management structure has allowed the Nuvini Group to facilitate separate management teams with key client relationships and deep market sector knowledge that are more focused and efficient than would be the case under a centralized management model. This creates a high degree of scalability within the Nuvini Group’s business model, and provides the Nuvini Group with the opportunity to continue growing over both the short- and long-term.

Build

Once an acquired business begins to achieve targeted financial performance, Nuvini shifts its focus to building the business through autonomy, people, finance and continued growth as follows:

Autonomy: Nuvini believes that a key strength in Nuvini’s growth strategy is that each Nuvini Acquired Company is not required to integrate onto the same ERP. Nuvini accomplishes this by utilizing ERP software to consolidate information across the Nuvini Acquired Companies, which connects the Nuvini Acquired Companies’ operations by leveraging the Nuvini Acquired Companies’ legacy ERP. This approach mitigates the risks associated with post-acquisition integration, allowing each business to maintain its own identity and organization while keeping that business structurally separate. Without requiring integration, Nuvini believes it can attract better entrepreneurs and allow Nuvini’s founders to deliver best practices for the Nuvini Group.

People and Finance: Nuvini focuses on identifying the best talent sources, deploying relevant training and retaining top talent in the industry. Nuvini focuses on best practices in talent acquisition and retention, and aims to reduce employee turnover and hiring timespan.

Additionally, for each acquired business, Nuvini develops a talent-focused succession strategy for the post-earnout period. From a finance perspective, Nuvini implements accounting standardization across the Nuvini Acquired Companies, and will undergo an annual audit by an accounting firm. By utilizing a shared back-office approach, the Nuvini Group benefits from efficiencies in a standardized contract, as the contract can be leveraged across various acquired companies.

Growth: Nuvini continues to seek opportunities to grow its portfolio by providing guidance as an advisor to companies other than the Nuvini Acquired Companies and engaging in tuck-in acquisitions. Tuck-in acquisitions occur when Nuvini absorbs a target company to incorporate a specific resource of that target company to grow Nuvini’s market share. Nuvini believes this is beneficial because such acquisitions are designed to increase an existing client base.

Capabilities of the Nuvini Acquired Companies

Nuvini seeks to buy, manage and grow SaaS companies that provide mission-critical services. Listed below are the Nuvini Acquired Companies and their respective offerings. As of June 30, 2024, the Nuvini Acquired Companies with a material contribution on Nuvini’s revenues are Effecti, Ipe and Mercos.

1.	Effecti—On October 30, 2020, Nuvini S.A. acquired 100% of the equity interest in Effecti. Effecti operates the “My Effecti” bidding platform, through which bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions. Effecti operates the “My Effecti” bidding platform, through which bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions. Effecti’s team of specialists works on developing industry leading tools to deliver safer and more efficient performance to contract bidders conducting business with the Brazilian government. Effecti’s services simplify processes through automated innovative solutions in a transparent and secure way, reduce the time their clients spend performing tasks during the contract bidding process and enable their clients to focus on increasing their revenues. The software allows clients to: (i) screen and find related bids that are to their product and services through smart filters, (ii) register the proposals in the main public bidding portals, (iii) automate bids, which allows for several simultaneous trading sessions and (iv) centralize all messages in one environment, which optimizes the end to end process. Effecti’s revenue is based entirely on monthly software licensing and does not participate or generate any commission, directly or indirectly, from the transactions its platform facilitates. Although Effecti is the third largest revenue generator in the Nuvini Group, its most relevant client represents less than 0.5% of Nuvini S.A.’s total revenues.

2.	Leadlovers—On February 5, 2021, Nuvini S.A. acquired 100% of the equity in Leadlovers. Leadlovers provides an easy-to-use platform that assists entrepreneurs in creating digital products and supports entrepreneurs’ online businesses by providing them samples and templates of webpages, digital marketing tools and client service support in Portuguese. Leadlovers renders client support via marketing lead capture and generation (5,000 leads, page builder, page templates, forms Facebook lead ads, unlimited shipping emails, lead tracking), engagement (e-mail automation, sales funnel, SMS marketing, e-learning, members area) and analysis (open rate, click and shipping, lead scoring, leads segmentation and metrics reports). The software is built on three pillars: content, management and integration. The first pillar, content, not only focuses on personalization, such as allowing a client to customize email chains and SMS to be sent to a client’s desired contact list, but also educates potential clients through online course offerings in a personalized environment. The second pillar, management, focuses on creation and organization. Entrepreneurs may be able to create web pages, advertise and convert visitors into leads, as well as track and manage traded sales opportunities in real time. The third pillar, integration, deals with access and use of application programming interfaces of major financial institutions and Nuvini’s CRM technology, which clients can integrate into their marketing and sales operations. Leadlovers has a diverse database of clients, as it targets autonomous workers and small and medium-sized enterprises.

3.	Ipê Digital—On February 19, 2021, Nuvini S.A. acquired 100% of the equity interest in Ipê Digital. Ipê Digital offers its clients with support services related to revenue, products and inventory, sales and cashier, managing service orders, issuance of reports, financial control, SMS sending, integration between stores, integration with laboratory, client permissions and issuance of slips. Ipê Digital’s services assist its clients in maintaining client relationships, enhancing sales, cashier and work orders management, its sales and marketing and financial management.

4.	Datahub—On February 19, 2021, Nuvini S.A. acquired 100% of the equity interest in Datahub. Datahub offers marketing and sales solutions including, market analysis, historical market studies, knowledge of client portfolios, visualization of results in thematic maps and lead generation, that aim to enrich its client base and prospects. Datahub also renders risk and compliance services, including fraud prevention, collection and recovery, credit risk, anti-money laundering, Know Your Customer and M&A due diligence services. Datahub uses Big Data Analytics, meaning the process of examining large and complex data sets to help organizations make informed business decisions, Machine Learning and client knowledge, connecting Datahub’s data to its clients’ systems in an effort to lower client costs and provide more accurate results.

5.	OnClick—On April 22, 2021, Nuvini S.A. acquired 100% of the equity interest in OnClick. OnClick is a SaaS B2B company focused on developing ERP solutions for retail, e-commerce, industry, distribution and services. OnClick has four ERP systems: OnClick ERP (enables real-time management views that ensure practicality in processes, reliability in decision-making and more efficiency and productivity), OnClick KPL (offers solutions to the challenges faced by online retailers, whether in inventory management, financial management or order flow agility), OnClick KPL Start (streamlined version of the leading back office software for e-commerce), and OnClick PDV (offers features that deliver more performance, security and connectivity to a client’s business). Additionally, OnClick offers OnClick Partner, which is a program aimed at clients interested in expanding their portfolio of Solutions and adding value to their businesses. OnClick Partner includes training and certification through OnClick Academy, generation and routing of qualified leads by region, client relationship management access, cooperative marketing actions, invitations to industry events in which OnClick participates, sharing of business and technical content, business indication and promotion of the channel on the OnClick website. OnClick seeks to improve the management of its clients’ businesses through technology and innovation by building smart tools to assist with creating quality relationships with its clients.

6.	Mercos—On June 30, 2021, Nuvini S.A. entered into an investment agreement with the shareholders of Mercos to acquire 100% of the total share capital of Mercos, and assumed control on August 10, 2021. To date, Nuvini S.A. has a 57.91% equity interest in Mercos. Mercos provides B2B software that focuses on sales management, automation and e-commerce to industries, distributors and representatives. This software helps to organize clients’ business operations by automating the issuance of orders, selling online to clients and integrating into ERP systems. Mercos supports clients through sales automation and integration with the client’s ERP and provided B2B e-commerce sectors for consumer goods. Mercos’ B2B software primarily provides solutions for: (i) delays in receiving orders (which are often times hand-typed and susceptible to errors), (ii) seller’s mistakes (where often sellers forget important information related to transactions due to focus on client guided sales), (iii) lack of a structured trade policy (due to multiple and varied business policies on each sales channel), (iv) disoriented business operation (due to sellers not having visibility on performance, which then leads limited reach to commercial managers) and (iv) inefficient face-to-face sales (due to high processing costs, limited availability for meetings between sellers and clients, and inefficiency in ordering goods). Mercos’ client database is not concentrated – Mercos’ most valuable client represents less than 1% of Mercos’ total gross revenue. As a result, Mercos does not rely on any one account in order to deliver financial results. Overall, Mercos’ software offers a holistic approach in seamlessly integrating sales and management processes for industries, distributors and representatives.

7.	Smart NX—On January 25, 2023, Nuvini S.A. entered into a business combination agreement by and among Guilherme Honorio De Souza and Smart NX and Smart NX LTDA, as intervening and consenting parties, as amended on February 23, 2023, June 8, 2023, and August 1, 2023. To date, Nuvini S.A. has a 55% equity interest in Smart NX. Smart NX is a limited liability company duly organized under the laws of Brazil and based in Matias Barbosa, Minas Gerais, Brazil. Smart NX builds digital client experience journeys that connect B2C companies with their clients via sales billing and client service. Smart NX delivers a full digital journey for its clients for higher client service efficiency, increases in sales and collections, cost reductions through digitalized operation and higher client satisfaction.

Seasonality

Nuvini’s business in general is not subject to seasonality although the Nuvini Group has historically received a higher volume of orders from new and existing clients during the second half of each fiscal year. See “—Sales and Marketing Channels” for more information

Growth Opportunity

Nuvini’s target geographic markets include Brazil and Latin America, which have a combined annual global IT spend of US$161 billion. The Latin American SaaS sector is expected to grow rapidly within the coming years. In 2023, the Latin American Software as a Service (SaaS) market reached approximately US$4.76 billion and is projected to grow at a compound annual growth rate (CAGR) of 7.5% from 2024 to 2032, aiming for US$9.13 billion by 2032, according to Statista and Informes de Expertos.

Growth Strategy

Nuvini acquires, manages and builds SaaS companies which provide software solutions that address the specific needs of its clients in discrete, specialized sectors. Nuvini focuses on acquiring established companies, allowing them to grow in an entrepreneurial environment, collaborate with existing management teams that understand the industry and supports these companies through expertise in financial and strategic capital allocation to generate significant cash flow and revenue growth.

Nuvini maintains a robust and active M&A pipeline to ensure its continued growth. As of June 30, 2024, Nuvini has approximately 92 target companies, 52 analyzed companies and 32 companies in the current engaged pipeline. Nuvini conducts its initial analysis by considering if a company should be in its M&A pipeline for being generally a profitable B2B SaaS company with a consolidated business model, recurring revenue, positive cash generation and relevant growth potential, and has received an expected purchase price or valuation from the selling company or its advisors. Nuvini believes that it could sign a non-binding letter of intent for an M&A transaction with any of the companies in its current engaged pipeline at any time based on Nuvini’s initial analysis and current market dynamics. Nuvini’s initial analysis is meant to ensure that such companies are already interested in Nuvini’s model and are willing to engage Nuvini without the need for Nuvini to actively and further pursue such companies. Nuvini believes that the current market conditions where the Nuvini Group operates are depressed and deflated, which translates to fewer competing bidders. Nuvini believes that its model is attractive for such companies in the current market conditions because most of Nuvini’s M&A activities are not integrations or consolidations but involve creating plans that do not intend to decrease or terminate employees of the acquired companies. Additional factors also indicate that such companies will sign non-binding letters of intent including overall company strategy, cultural fit, financial considerations, market conditions, regulatory considerations and the interests of the Nuvini Group as a whole. All companies that are engaged in the M&A pipeline have voluntarily entered discussions about potential M&A transactions. These discussions have involved sharing data rooms to provide information about the company, allowing Nuvini to learn more about the company’s business, meeting founders and managers, and permitting Nuvini to conduct market research. Nuvini continues to receive monthly updates from these companies for a period of 6 to 12 months before Nuvini decides to pursue a transaction. While Nuvini acquisition targets are generally profitable, Nuvini is an early-stage company with a history of operating losses. See “Risk Factors — Risks Related to the Nuvini Group’s Business — Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.”

The core elements of the Nuvini Group’s ongoing growth strategy include:

1. Continuing to Build the Nuvini Group’s Existing Businesses through Organic Growth Initiatives. As Nuvini acquires established companies, it believes that additional growth can be fostered by allowing existing management to function in an entrepreneurial environment. Nuvini S.A. will continue to focus on accelerating the growth of each acquired business through strengthening the commercial strategy, increasing the efficiency of internal processes and enhancing its governance structure.

2. Acquiring and Managing New Companies through Acquisitions. Nuvini will continue to target and acquire companies to accelerate growth and maximize its return on invested capital. To date, there have been seven strategic acquisitions. Nuvini has retained the majority of management teams from each Nuvini Acquired Company, which has allowed Nuvini to retain the knowledge to manage and continue to grow these companies.

The Nuvini Group believes it is well-positioned to expand its presence as a SaaS platform in Brazil into Latin America. This expansion strategy is bolstered by structural competitive advantages provided by the Nuvini Acquired Companies’ own integrated platform and proprietary technologies with vast untapped potential to be further unlocked. In particular, the Nuvini Group intends to pursue the following measures for sustainable growth:

●	Inorganic growth: The Nuvini Group provides solutions for Brazil and believes it has inorganic growth potential by scaling-up the proven merger and acquisition strategy into and across Latin America. Its inorganic growth strategy includes:

o	Focus on Brazil and Latin America;

o	Strategy to replicate the tested business model in other geographies;

o	Goal to conclude at least four acquisitions per year;

o	Solid pipeline mapped with companies all over Brazil; and

o	Support of Mercato, with expertise in Latin America.

●	Organic growth: The Nuvini Group intends to grow organically by accelerating the Nuvini Acquired Companies’ growth in less saturated markets; increasing efficiency and improving margins by capitalizing on cross-selling opportunities between the Nuvini Acquired Companies.

●	Roll-up of proprietary products and solutions: The Nuvini Group aims to accelerate the expansion of the Nuvini Acquire Companies’ proprietary SaaS data software solutions. Guided by a “land and expand” strategy with companies and with a product roadmap aimed to better serve large and mid-sized enterprises, the Nuvini Group believes that certain of the Nuvini Acquired Companies’ clients will naturally migrate away from third-party product offerings to the Nuvini Acquired Companies’ proprietary solutions. The Nuvini Group expects to be able to extract more value from the Nuvini Acquired Companies’ client portfolio, with each of their legacy businesses serving as a strong source of referrals for its proprietary platforms and solutions. Moreover, the Nuvini Group believes that its increased offering of AI & data analytics services can facilitate a deepening of its client relationships, which, in turn, can present additional cross-selling and upselling opportunities for the Nuvini Acquired Companies’ proprietary solutions.

●	Expand global footprint through selective geographic extension to attract diverse clients across geographies: The Nuvini Group believes that most organizations will in the future embrace a data-centric business approach, as evidenced by an increase in public cloud adoption, and, therefore, there is a substantial opportunity to continue in growing the Nuvini Acquired Companies’ client base globally. The Nuvini Group intends to pursue geographic expansion by increasing market penetration in Brazil and Latin America, while expanding into new locations. The Nuvini Group believes that this increased global penetration will be driven by the expansion of Latin America-based clients expanding outside of their local geographies, as well as multinationals that develop a software solution to serve their Latin American operations and then seek to implement it across their global operations. The Nuvini Group believes it is well-positioned to capture this global expansion trend with a portfolio of products with global reach, internationally competitive pricing and the ability to provide 24x7 support. To drive new client growth, the Nuvini Group intends to continue investing in sales and marketing both in Brazil as well as in its core expansion sectors. Nuvini intends to expand its operations internationally both organically and via acquisitions. For the six-month period ended June 30, 2024, and the years ended December 31, 2023, and 2022, 100% of revenue was generated in Brazil.

●	Expand relationships with existing clients and focus on cross and up-selling opportunities: As clients realize the benefits of the Nuvini Acquired Companies’ SaaS services, clients typically increase their consumption by processing, storing and sharing more data and gradually replacing third-party software products. In this way, the Nuvini Acquired Companies’ client relationships typically begin with offering a single software product or service and, over time, evolve to encompass a full range of data solutions across a broader range of platforms. To this end, the Nuvini Group intends to further expand the scope of the technical services provided by the Nuvini Acquired Companies’ software engineers as well as build specialized data software solutions for existing clients, particularly through increased investments in enhanced up-selling and cross-selling efforts. Nuvini intends to focus such endeavors on large clients with expansive data needs in order to promote scale and operating leverage for the Nuvini Acquired Companies’ software and technical services.

●	Execute bolt-on acquisitions with strategic value: Nuvini intends to pursue selected strategic acquisitions, joint ventures, investments and alliances that can (i) accelerate the execution of its business plan, (ii) maximize cross-selling and up-selling opportunities and (iii) strengthen the Nuvini Group’s relationships with Latin American and multinational companies to expand awareness and usage of its product portfolio. In addition, Nuvini intends to pursue acquisition opportunities that may expand its technological and software development capabilities, add proprietary intellectual property and bring experienced, talented and dedicated professionals to the Nuvini Group’s team.

Nuvini believes Nuvini Acquired Companies’ management teams have benefited from Nuvini’s solutions, which brought efficiency, speed, assertiveness and optimization to their decisions in the following ways:

●	Chief information officers of the Nuvini Acquired Companies have benefited from Nuvini’s solutions, transforming raw data into analytics;

●	Project and business leaders of the Nuvini Acquired Companies benefited from Nuvini’s solutions, capturing optimization metrics for their most relevant businesses;

●	The Nuvini Acquired Companies’ data scientists have benefited from Nuvini’s solutions, optimizing their capabilities for building new algorithms; and

●

Chief executive officers of the Nuvini Acquired Companies have benefited from Nuvini’s solutions, as Nuvini serves as a strong ally in increasing their revenues and enabling effective cloud management.

Market Opportunity

We are well-positioned to leverage favorable industry trends across various business sectors. The latest advancements in technology and market dynamics are reshaping how organizations utilize data, which we believe will benefit us. Key trends include:

●	Digital Transformation as a Competitive Necessity: Digital transformation is now a critical priority for nearly all global organizations, regardless of industry. This shift fundamentally changes how businesses use technology to engage with customers and compete in the market. Software applications have become essential drivers of business success. Conversely, poor technological performance can lead to negative user experiences, lost revenue, customer attrition, a damaged brand image, and decreased employee productivity. Consequently, companies across sectors are making significant investments to digitally transform their operations and enhance customer experiences.

●	Data as the Core of Business Innovation: Data is pivotal in driving a company’s digital transformation, offering deeper insights for business optimization. It has revolutionized how customer relationships are managed, enabling the delivery of engaging and personalized experiences, anticipating market trends, predicting customer behavior, and shaping new business strategies. We believe that organizations worldwide are actively seeking ways to transform their operations by capturing, analyzing, and utilizing data effectively.

Customers

The clients of the Nuvini Acquired Companies are ultimately the clients of the Nuvini Group. The largest clients typically engage the Nuvini Group for more than one software product or solution, together with complementary data analytics and other support services, each pursuant to separate contracts with varying scopes and durations based on the type of product or service. However, the Nuvini Group did not have any significant clients, constituting over 10% of its overall revenue. For the six-month periods ended June 30, 2024, and 2023, and the years ended December 31, 2023, and 2022, the Nuvini Group had a total of 22,055, 21,718, and 21,708, 21,644 clients, respectively. The Nuvini Group’s client base is diversified and unique to each Nuvini Acquired Companies’ services and product lines.

Sales and Marketing Channels

Nuvini sells its products and services through the Nuvini Acquired Companies’ direct sales and marketing teams, consisting of 134 individuals across all subsidiaries. Each Nuvini Acquired Company has a dedicated sales and marketing team which has in-depth knowledge of the sector as well as how each of its products and services can support clients.

Consistent with other data solutions and software providers, the Nuvini Group has historically received a higher volume of orders from new and existing clients during the second half of each fiscal year. Nuvini believes that this results from higher retail sales volume during the second half of the fiscal year.

Software Engineering and Research & Development

The Nuvini Group’s product development strategy combines innovation of existing technologies, introduction of new technologies and committed, long-term support for its clients’ current systems. The Nuvini Group’s research and development activities are focused on designing, developing, testing and integrating new products as well as enhancing the features and functionality of its existing software solutions. The Nuvini Group also seeks to offer streamlined upgrade and migration tools for its clients.

The Nuvini Group relies primarily on its in-house capabilities to develop software solutions using industry-standard software development tools unless doing so is costly and not strategic to its business, the Nuvini Group will have to license certain technology components from third-party providers.

Intellectual Property

Intellectual property rights are important for the success of the Nuvini Group’s business. The Nuvini Group relies on a combination of copyright (including software), trademark, domain name and trade secret laws in Brazil and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with its own employees and third parties and other contractual protections, to protect its intellectual property rights, including the Nuvini Group’s proprietary technology, software, know-how and brand.

In Brazil, as of the date of this annual update, the Nuvini Group has no registered patents, no pending patent applications, 25 registered trademarks, two pending trademark applications, seven registered and several unregistered proprietary softwares, 62 domain names registered with the Registro.br (the Brazilian internet domain name registry) and 126 other domain names registered with other internet domain name registries in foreign jurisdictions. Nuvini continually reviews its development efforts to assess the existence and patentability of new intellectual property.

Although the Nuvini Group relies on intellectual property rights, such as patents, copyrights (including software), trademarks, domain names and trade secrets, as well as contractual protections to establish and protect the Nuvini Group’s proprietary rights, it believes that factors such as the technological and creative skills of the Nuvini Group’s personnel, creation of new services, features and functionality and frequent enhancements to its platform are essential to establishing and maintaining the Nuvini Group’s competitive position.

Despite the Nuvini Group’s efforts to safeguard its technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use Nuvini Group’s software and other technology, as well as use and file for similar trademarks and domain names. Any significant impairment of the Nuvini Group’s intellectual property rights could adversely affect the Nuvini Group’s business or its ability to compete.

The Nuvini Group controls access to and use of its proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients and partners.

The Nuvini Group requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and the Nuvini Group controls and monitors access to its software, documentation, proprietary technology and other confidential information. The Nuvini Group’s policy is to require all employees and independent contractors to sign agreements assigning to the Nuvini Group any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on its behalf and under which they agree to protect the Nuvini Group’s confidential information. In addition, the Nuvini Group generally enters into confidentiality agreements with the Nuvini Acquired Companies’ clients and partners.

Competition

Competing to acquire SaaS companies is generally based upon several factors including seamless integration of the Nuvini Acquired Companies, diversification and profitability. Nuvini’s approach to acquiring businesses is to acquire companies that operate in distinct, highly specialized sectors within the SaaS market, which allows Nuvini to diversify the Nuvini Group’s businesses and pursue the companies that have recurring revenue, positive cash generation and strong growth potential. This allows Nuvini to focus on acquiring companies that have a recurring client base with low client turnover. Nuvini believes this approach enables it to be more competitive than its peers.

Nuvini’s direct competitors include Constellation Software Inc, Vitec, Roper Technologies and Tyler Technologies. Although Nuvini’s competitors have completed a higher number of acquisitions (primarily based on when each competitor was founded), Nuvini has demonstrated higher recurring revenues, gross margin and EBITDA margin compared to its competitors. More importantly, Nuvini believes that its focus on the Brazilian and Latin American markets provides a competitive edge because unlike its other direct competitors operating in a more expansive global regions, Nuvini is able to direct and devote resources to the Brazilian and Latin American markets, while also providing local support to the Nuvini Acquired Companies.

Regulatory Overview

Data Protection and Privacy

The Nuvini Acquired Companies use, collect, store, transmit and process client data to run the Nuvini Acquired Companies’ businesses. As a result, the Nuvini Group’s compliance with local, state, federal and foreign laws and regulations dealing with the use, collection, storage, transmission, disclosure, disposal and other processing of personal data is core to the operation of the Nuvini Acquired Companies’ businesses. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction and other processing of personal data. The applicability of these laws and regulations to the Nuvini Acquired Companies, and the Nuvini Acquired Companies’ scope and interpretation, are constantly evolving, often uncertain and may conflict between jurisdictions, and the Nuvini Group anticipates the number of data privacy laws and the scope of individual data privacy and protection rights will increase, and as a result, the Nuvini Group’s associated compliance burdens and costs could increase in the future. It may be costly to implement security or other measures designed to comply with these laws and regulations, as well as any new or updated laws or regulations. Any actual or perceived failure to safeguard data adequately, destroy data securely or otherwise comply with the requirements of these laws and regulations, may subject the Nuvini Group to litigation, regulatory investigations or enforcement actions under federal, state or foreign data security, unfair practices or consumer protection laws and contractual penalties, and result in monetary damages, damage to the Nuvini Group’s reputation or adversely affect the Nuvini Acquired Companies’ ability to retain clients or attract new clients.

A number of the jurisdictions in which the Nuvini Group operates have adopted or are considering adopting data protection and privacy laws and regulations, including Brazil and the United States.

Brazil

In September 2020, Brazilian Federal Law No. 13,709, dated August 14, 2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals and public or private companies in operations involving processing of personal data in Brazil, including but not limited to, the collection, use, processing and storage of personal data, in all economic sectors, including in the relationship between clients and suppliers of goods and services, employees and employers and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among other things, the rights of the data subjects, the legal bases applicable to the processing of personal data, the requirements to obtain consent, the obligations and requirements related to security incidents and leakages and transfers of personal data, the obligations of a data controller and a data processor, as well as the creation of the Brazilian Data Protection Authority (Autoridade Nacional de Proteção de Dados, or “ANPD”), which is the entity responsible for the inspection, promotion, disclosure, regulation and application of the LGPD.

Federal Law No. 14,010, dated June 10, 2020, amended certain provisions of the LGPD. As a result, in case of noncompliance with the LGPD, the Nuvini Group is subject to administrative sanctions applicable by the ANPD as of August 1, 2021 onwards, on an isolated or cumulative basis, that can range from warnings, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of the Nuvini Group’s revenue or revenue of the Nuvini Acquired Companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50 million per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period, to the partial or total prohibition to exercise activities related to data processing.

The imposition of LGPD administrative sanctions does not inhibit the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. The Nuvini Group can also be subject to civil liabilities for violation of any of these laws.

In addition to the administrative sanctions due to the noncompliance with the obligations established by the LGPD, the Nuvini Group can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by service providers that serve as data processors on the Nuvini Acquired Companies’ behalf.

United States

In the United States, various laws and regulations apply to the security, collection, storage, use, disclosure and other processing of certain types of data. For example, California adopted the CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to California consumers and allows California consumers to request a copy of the personal information collected about them, request deletion of their personal information and request to opt out of certain sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action. Further, in November 2020, California voters passed the CPRA, which expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, other states, such as Virginia, have also adopted or are considering adopting similar data privacy laws and all 50 states have adopted laws requiring notice to consumers of a security breach involving their personal information.

European Union and the United Kingdom

The European Union’s (EU) GDPR became effective in May 2018, and is applicable to companies processing personal data of data subjects in the European Economic Area (the “EEA”). The GDPR is wide-ranging in scope and implements stringent requirements in relation to the collection, use, retention, protection, disclosure, transfer and other processing of personal data relating to EEA data subjects, with substantial monetary penalties for violations. Personal data as defined under the GDPR includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses and cookie identifiers. Among other requirements, the GDPR mandates more stringent administrative requirements for controllers and processors of personal data, including, for example, notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data and data breach reporting. In the case of noncompliance with the obligations under the GDPR, companies may be exposed to significant fines ranging from €10 million to €20 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. The GDPR also provides that EU member states may enact their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have also created complexity and uncertainty regarding transfers of personal data from the EEA to “third countries,” especially the United States. For example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) in Schrems II invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses may not be sufficient in all circumstances, whereby organizations may be required to take supplementary measures. Furthermore, on June 4, 2021, the European Commission published a new set of modular standard contractual clauses which are designed to take into account the CJEU’s judgement in Schrems II and must be used for all new contracts entered into – and new processing operations undertaken – as of September 27, 2021.

The United Kingdom’s (“UK”) withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. Following the UK’s withdrawal from the EU on January 31, 2020 (“Brexit”), pursuant to the transitional arrangements agreed to between the UK and EU, the GDPR continued to have effect in law in the UK, and continued to do so until December 31, 2020, as if the UK remained a member state of the EU for such purposes. Following December 31, 2020, and the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to UK-related processing of personal data in substantially unvaried form by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended, which, together with the amended UK Data Protection Act of 2018, transposes the GDPR in UK national law (“UK GDPR”). However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection laws remains uncertain. For example, the new set of standard contractual clauses only apply to the transfer of personal data outside of the EEA and not the UK. Although the European Commission adopted an adequacy decision with respect to the UK on June 28, 2021, allowing the flow of personal data from the EEA to the UK to continue, this decision will be regularly reviewed and may be revoked if the UK diverges from its current adequate data protection laws following Brexit. The UK Information Commissioner’s Office has consulted on, and is developing, its own international data transfer requirements, including its own specific international data transfer agreement and a UK addendum to the standard contractual clauses. The Nuvini Group is accordingly monitoring these developments, but it may, in addition to other impacts, experience additional costs associated with increased compliance burdens and be required to engage in new contract negotiations with third parties that aid in processing personal data on the Nuvini Group’s behalf or localize certain data.

Regulators in the EEA and UK are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem. National laws in the EEA that implement the ePrivacy Directive are likely to be replaced by the ePrivacy Regulation, which will significantly increase fines for non- compliance, although it will not have effect in the UK as a result of Brexit. This again introduces the possibility that the Nuvini Group will be subject to separate and additional legal regimes with respect to ePrivacy, which may result in further costs and may necessitate changes to Nuvini S.A.’s business practices. The GDPR and UK GDPR require opt-in, informed consent for the placement of cookies on a client’s device, and imposes conditions on obtaining valid consent (e.g. a prohibition on pre-checked consents). Increased regulation of cookies may lead to broader restrictions and impairments on the Nuvini Group’s online activities and may negatively impact its ability to understand its clients, and there has been a notable rise in enforcement activity from supervisory authorities across the EEA in relation to cookies-related violations.

Anti-corruption and Sanctions

The Nuvini Group is subject to anti-corruption, anti-bribery, anti-money laundering and economic sanctions and trade compliance laws and regulations imposed by governments with jurisdiction over its operations, which may include the Brazilian Federal Law No. 12,846/2013 (“Brazilian Anti- Corruption Law”), the Brazilian Federal Law No. 9,613/1998, as amended (“Brazilian Anti-Money Laundering Law”), the Brazilian Federal Law No. 8,429/1992, as amended (“Brazilian Administrative Improbity Law”), the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and the Proceeds of Crime Act, as amended. The Brazilian Anti-Corruption Law, the FCPA and the Proceeds of Crime Act prohibit corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. These laws and regulations prohibit, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political office to improperly influence such a person. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, the Nuvini Group is subject to U.S. and foreign laws and regulations that restrict its activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities.

Cybersecurity

Brazil

In the cases in which the Nuvini Group provides services to financial institutions, payment institutions and other entities licensed to operate by the Brazilian Central Bank, the Nuvini Group may be required by such institutions to comply with certain requirements set forth in the Cybersecurity Regulations (as defined below). The Brazilian National Monetary Council Resolution No. 4,893, dated as of February 26, 2021 (“Resolution 4,893/21”) and the Brazilian Central Bank Resolution No. 85, dated as of April 8, 2021 (“Resolution 85/21” and, together with Resolution 4,893/21, “Cybersecurity Regulations”) provide general rules related to (i) the cybersecurity policy that needs to be implemented by such entities, as well as (ii) their engagement of data storage, data processing and cloud computing service providers.

Particularly in relation to data processing and cloud computing service providers, the Cybersecurity Regulations define a series of rules related to the engagement of third parties to provide “material services” of such nature in Brazil and offshore. The rules create minimum criteria and conditions for the engagement of third parties, establishing “indirect” rules for such outsourced entities.

As part of the controls required by the Cybersecurity Regulations, regulated entities are required to adopt corporate governance and management practices in proportion to the relevance of the service to be provided and the related risks. In other words, regulated entities should have their own governance mechanisms for engaging material cloud computing, data processing and data storage services, and be liable for that.

Among the abovementioned controls, regulated entities must verify if the third parties performing such material services are able to ensure the following: (i) compliance with the legislation and regulations in force; (ii) access to the regulated entity to the data and information to be processed or stored by the service provider; (iii) confidentiality, integrity, availability and retrieval of data and information processed or stored by the service provider; (iv) adherence to the certifications required by the regulated entity for the provision of the services to be contracted; (v) access to the reports prepared by an independent specialized auditing firm engaged by the service provider, regarding the procedures and controls used to provide the services to be contracted; (vi) provision of adequate information and management resources to monitor the services to be provided; (vii) identification and segregation of client data of the institution through physical or logical controls; and (viii) the quality of access controls aimed at protecting the data and information of the regulated entity’s clients.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis provides information concerning the financial condition and results of operations of Nuvini for the six-months ended June 30, 2024, and June 30, 2023, and for the fiscal years ended December 31, 2023, 2022 and 2021. This section should be read in conjunction with the audited annual consolidated financial statements for the years ended December 31, 2023, and 2022, and the unaudited interim financial statements for the six-months ended June 30,2024, and June 30, 2023.

The financial information reported herein have been prepared in accordance with IFRS issued by the IASB and is presented in Brazilian Reais (R$) unless otherwise stated.

In addition to historical financial information, this section contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors.” For more information about forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Operating and Financial Review and Prospects

 Overview

Nuvini Group Limited, a Cayman Islands exempted company (“New Nuvini”), was formed as a result of the business combination (the “Business Combination”) completed on September 29, 2023, between Nuvini Holdings Limited (“Nuvini Holdings”), a Cayman Islands exempted company, and Mercato Partners Acquisition Corporation (“Mercato”), a Delaware special purpose acquisition company. As a result of the Business Combination, New Nuvini became the parent entity of the combined group, with Mercato surviving as a wholly-owned subsidiary of New Nuvini.

The Company specializes in acquiring and managing SaaS businesses in Latin America. Since its inception in 2020, Nuvini Holdings has completed seven acquisitions of SaaS companies across diverse verticals, focusing on enhancing operational efficiency and driving growth. The Company generates revenue primarily through recurring SaaS subscription fees, with additional revenue from professional services and related solutions.

Key Business Metrics

Each Nuvini Acquired Company has its own strategy to grow and retain its client base. Nuvini S.A’s growth is based upon an M&A strategy. Since most of the Nuvini Acquired Companies have penetrated their respective markets, they are primarily focused on increasing their market share within their respective markets. Nuvini S.A.’s management uses the following key performance indicators to monitor its ability to grow and retain the client base of the Nuvini Acquired Companies: MRR/ARR, ARPU, Churn, CAC/LTV (all as defined below). Nuvini S.A. focused on financial key performance indicators and those are closely tracked within the management team.

MRR/ARR: Nuvini S.A. uses Monthly Recurring Revenue (“MRR”) and Actual Recurring Revenue (“ARR”) as performance measures because they provide useful measures of increases in contractual revenue from its clients.

Nuvini S.A. calculates MRR at the end of each period by multiplying the number of clients who have subscription plans with Nuvini S.A. at the period end date by the average monthly subscription plan fee revenue in effect on the last day of that period, assuming they maintain their subscription plans the following month. MRR allows us to average its various pricing plans and billing periods into a single, consistent number that we can track over time. Nuvini S.A. also analyzes the factors that make up MRR, specifically the number of paying clients using its platform and changes in its average revenue earned from subscription plan fees per paying client. In addition, Nuvini S.A. uses MRR to forecast and predict future subscription solutions revenue.

Nuvini S.A. uses ARR as a measure of its revenue trend and growth and as an indicator of its future revenue opportunity from existing recurring subscription client contracts. Nuvini S.A. calculates ARR on an account level by annualizing the contracted subscription revenue, and its total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future client cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that Nuvini S.A. recognizes over any 12-month period is likely to differ from ARR at the beginning of that period, due to cancellations, upgrades, or downgrades and pending renewals.

MRR and ARR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or ARR in the same manner. Accordingly, Nuvini S.A.’s MRR and ARR may not be comparable to other companies’ MRR and ARR. MRR and ARR should be considered only as supplements to total revenues as a measure of its performance. MRR and ARR should not be used as measures of its results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

	For the six-month period ended June 30,		For the years ended December 31,
(in thousands of Brazilian reais except Recurring percentage)	2024	2023	2023	2022	2021
Average monthly Recurring Revenue(1)(2)	6,993	5,932	13,285	9,996	6,595
Recurrence percentage (average year)(3)(4)	91.1%	87.1%	87.7%	84.8%	79.9%
Actual Recurring Revenue	83,916	71,185	159,416	119,952	79,158

(1)	Monthly recurring revenue is defined as the predictable revenue earned on a month-to-month basis from the clients of the Nuvini Acquired Companies.

(2)	The revenue composition of a SaaS model company is composed of recurring and non-recurring revenues from setup and other one-time projects. The basis of calculating recurring revenue is the dollar value of subscriptions that are considered automatically renewed based on their respective existing subscription agreements with the Nuvini Acquired Companies.

(3)	Recurrence percentage is the percentage of total recurring revenue over total net revenue. The Nuvini Group considers all existing subscriptions as recurring revenue, except those specifically requested by certain clients to be canceled. Nuvini S.A. believes that a high recurrence percentage shows that the Nuvini Group’s subscriptions are relevant and valuable to its clients. Nuvini S.A. believes that a high recurrence percentage demonstrates the strength of its business model and the relevance of the Nuvini Group to its clients.

(4)	Recurring revenue is generated from the client base. This base also consists of a number of recurring clients who continue to purchase the Nuvini Group’s subscriptions on a recurring monthly basis. As of the six-month period ended June 30, 2024, and the years ended December 31, 2023, 2022 and 2021, 96.7%, 96.7%, 95.4% and 94.7% of clients, respectively, renewed their subscription to Nuvini Group’s services or products on a monthly basis.

ARPU: Nuvini S.A. utilizes Average Revenue Per User (“ARPU”) as a measure of its consolidated performance and as a metric for forecasting future revenue by multiplying projections of clients by the projected ARPU for a given period. For purposes of calculating ARPU, a “user” is defined as a client of the Nuvini Group.

ARPU is calculated by dividing total net revenue by the total number of clients.

	For the six-month periods ended June 30,		For the years ended December 31,
(in thousands of Brazilian reais)	2024	2023	2023	2022	2021
Net revenue	92,154	81,947	168,985	124,545	89,864
Nuvini Group Clients	22,055	21,718	21,708	21,644	24,464
ARPU	4.2	3.8	7.8	5.8	3.7

Churn and LTV/CAC: Nuvini S.A. defines Churn for a given period as the percentage calculated from the clients lost over the total active clients of the previous period. Churn is a key performance measure that Nuvini S.A. uses to evaluate its clients’ satisfaction and its performance in relation to the competition.

Nuvini S.A.’s marketing strategy is underpinned by disciplined, results-driven Client Lifetime Value (“LTV”) and Client Acquisition Cost (“CAC”) metrics. LTV is calculated as follows: (1/average of last 6 months churn rate)*(ARPU*Gross Margin). This provides insight to Nuvini S.A. management on the estimated lifetime value of a client over time. CAC is calculated as the sales and marketing expenses divided by the volume of new clients and provides insight on the total cost of client acquisition. Nuvini S.A. utilizes standard market premises to calculate LTV and CAC. These metrics provide Nuvini S.A. management guidance over the rate and timing of return on marketing investments. Nuvini S.A. believes enhances engagement, increases brand awareness and drives repeat purchase. Nuvini S.A.’s core brands each have a dedicated marketing team whose goal is to develop a bespoke strategy that engages existing business clients and drives awareness amongst new business clients. Additionally, Nuvini S.A.’s highly curated brand portfolio emphasizes a differentiated positioning and purpose for each of its brands in order to target a unique business client. Through a consistent focus on ensuring distinctive brand messaging, Nuvini S.A. seeks opportunities to redefine and reinvigorate its existing and acquired brands to appeal to targeted business segments.

In addition, other significant factors affecting Nuvini S.A.’s performance and results of its operations include:

●	Nuvini S.A.’s ability to attract new clients and its ability to retain existing clients, as well as to increase its net revenue from existing clients pursuant to the expansion of services provided to them;

●	Nuvini S.A.’s ability to expand and deepen the quality, range and diversity of its portfolio of service offerings while maintaining excellent quality standards;

●	Nuvini S.A.’s ability to maintain favorable pricing;

●	Nuvini S.A.’s ability to maintain and strengthen a strong brand and corporate reputation.

	For the six-month periods ended June 30,				For the years ended December 31,
	2024		2023		2023		2022		2021
Churn % (at period end)	-2.8%		-3.5%		-3.3%		-4.6%		-5.3%
LTV / CAC	6	x	3	x	4	x	3	x	3	x

Non-IFRS Financial Measures

This prospectus presents the non-IFRS financial measures “EBITDA”, “Adjusted EBITDA”, and “Adjusted Free Cash Flow”. See “–Going Concern, Liquidity and Capital Resources–Cash Flows–Adjusted Free Cash Flow” for a reconciliation of Adjusted Free Cash Flow to net cash from (used in) operating activities. Nuvini S.A. believes that these non-IFRS financial measures help to depict a representation of performance (EBITDA and Adjusted EBITDA) and liquidity (Adjusted Cash Flow) of the underlying business, enabling Nuvini S.A. to evaluate and plan more effectively in the future. In addition, Nuvini S.A. uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business. Nuvini S.A. believes that these non-IFRS financial measures help to depict a more realistic representation of the performance of the underlying business, enabling Nuvini S.A. to evaluate and plan more effectively for the future. Nuvini S.A. believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

EBITDA: EBITDA is defined as net income or loss for the period plus financial income and expense, net, plus income tax, plus depreciation and amortization. Nuvini S.A. uses EBITDA because it provides us with an operating metric that is closely tied to the operations of the business.

Adjusted EBITDA: Adjusted EBITDA is defined as net income or loss before the impact of interest, taxes and depreciation and amortization, impairment, stock-based compensation, listing expense, IPO transaction expenses, and loss from the fair value of warrants. Adjusted EBITDA is a key measure of its financial performance and measures its efficiency and operating performance before financing costs, taxes and working capital needs. Nuvini S.A. utilizes Adjusted EBITDA because it provides Nuvini S.A. with an operating metric closely tied to the operations of the business.

Neither EBITDA nor Adjusted EBITDA should be considered as a measure of financial performance under IFRS, and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing Nuvini S.A.’s financial performance. Accordingly, these metrics have limitations as an analytical tool. They should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with IFRS. Nuvini S.A. calculates EBITDA as net loss before income tax, financial income and expenses, net and depreciation and amortization. Nuvini S.A. calculates Adjusted EBITDA by further adding back impairment of goodwill, stock-based compensation, listing expenses, IPO transaction expenses, and loss from fair value of warrants. Nuvini S.A.’s calculation of Adjusted EBITDA may be different from the calculation used by other companies, including competitors in the industry, and therefore, Nuvini S.A.’s measures may not be comparable to those of other companies. The following table presents the reconciliation of net loss to EBITDA and Adjusted EBITDA for the six-month periods ended June 30, 2024, and 2023 and for the years ended December 31, 2023, and 2022:

	For the six months ended June 30,		Year-Over-Year Change
(in thousands of Brazilian reais)	2024	2023	R$	%
Net loss	(33,203)	(36,255)	3,052	8%
Income tax	5,129	2,154	2,975	138%
Financial income and expense, net	42,237	34,433	7,804	23%
Depreciation and amortization	9,116	8,637	479	6%
EBITDA	23,279	8,969	14,310	160%
Stock-based compensation	641	4,579	(3,938)	86%
IPO transaction expenses(2)	-	7,657	(7,657)	100%
Fair value of derivative warrants(3)	2,563	-	2,563	-
Adjusted EBITDA	26,483	21,205	5,278	25%

	For the years ended December 31,		Year-Over-Year Change
(in thousands of Brazilian reais)	2023	2022	R$	%
Net loss	(247,862)	(114,206)	(133,656)	117%
Income tax	3,558	1,776	1,782	100%
Financial income and expense, net	55,110	16,730	38,380	229%
Depreciation and amortization	18,650	17,234	1,416	8.2%
EBITDA	(170,544)	(78,466)	(92,078)	117%
Impairment on goodwill	11,373	86,897	(75,524)	87%
Stock-based compensation	6,255	9,884	(3,629)	37%
Listing expenses(1)	176,282	-	176,282	-
IPO transaction expenses(2)	35,379	-	35,379	-
Fair value of derivative warrants(3)	(14,507)	-	(14,507)	-
Adjusted EBITDA	44,238	18,315	25,923	142%

(1)	Consists of a one-time non-cash expense incurred in 2023 reflecting the accounting impact of the Nasdaq listing in accordance with IFRS 2.

(2)	Consists of concentrated expenses incurred in 2023 related to third-party advisory and support services incurred in connection with the reorganization transaction that are not expected to be ongoing. These services were provided by suppliers to the Company.

(3)	Consists of losses from fair value of warrants.

The following table presents the reconciliation of net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2022, and 2021:

	Year Ended December 31,		Year-Over-Year Change
(in thousands of Brazilian reais)	2022	2021	R$	%
Net loss	(114,206)	(77,699)	(36,507)	47%
Income tax	1,776	3,835	(2,059)	54%
Financial income and expense, net	16,730	42,479	(25,749)	61%
Depreciation, and amortization	17,234	13,578	3,656	27%
EBITDA	(78,466)	(17,807)	(60,659)	341%
Impairment on goodwill	86,897	6,758	80,139	1,186%
Stock-based compensation	9,884	3,738	6,146	164%
Adjusted EBITDA	18,315	(7,311)	25,626	351%

Key Factors Affecting Our Results of Operations

Our financial performance is influenced by several key factors, including:

Business Combination

On September 29, 2023 (the “Closing Date”), we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New Nuvini”), Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Nuvini”), Nuvini Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Mercato Partners Acquisition Corporation, a Delaware corporation (“Mercato”). For additional information on the expected main impacts of the Business Combination on our results of operations, balance sheet and cash flow statement, see “—Liquidity and Capital Resources.”

On October 2, 2023, Nuvini Ordinary Shares and Nuvini Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NVNI” and “NVNIW,” respectively. For additional information on the Business Combination, see “Prospectus Summary—Recent Developments—Business Combination.”

Business Combination

Accounting Treatment of the Business Combination

Nuvini has been determined to be the accounting acquirer of Mercato based on evaluation of the following facts and circumstances:

●	Nuvini Shareholders will have the largest voting interest;

●	The Nuvini Board will have members, and Nuvini Shareholders will have the ability to nominate at least the majority of the members of the Nuvini Board;

●	Nuvini’s senior management will be the senior management of Nuvini,;

●	the business of Nuvini will comprise the ongoing operations of Nuvini; and

●	Nuvini is the larger entity, in terms of substantive operations and employee base.

Mercato did not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and therefore the Business Combination is a capital transaction and accounted for as a share-based payment transaction under IFRS 2 Share-Based Payments, whereby Nuvini issued shares for Mercato’s net assets. Under this method of accounting, the acquisition of Mercato is stated at historical cost, with no goodwill or other intangible assets recorded.

The difference between the fair value of the equity instruments issued to acquire Mercato and the fair value of the identifiable net assets acquired represented a stock exchange listing expense. This expense was recognized immediately upon the consummation of the Business Combination.

Accordingly, the financial statements of Nuvini S.A. will become the historical financial statements of Nvni group Limited and the assets, liabilities and results of operations of Mercato were consolidated with Nuvini from the Closing Date.

As a result of the completion of the Business Combination, we raised US$14.1 million (approximately R$70.8 million based on the exchange rate of R$5.034 to US$1.00, the commercial selling rate for U.S. dollars as of September 29, 2023, as reported by the Central Bank), before transaction-related expenses, to fund future organic and inorganic growth initiatives. Total direct transaction costs of Nuvini and Mercato were approximately R$99.7 million (approximately US$20.3 million based on the exchange rate of R$5.034 to US$1.00, the commercial selling rate for U.S. dollars as of September 29, 2023, as reported by the Central Bank), substantially all of which were recorded as a reduction to additional paid-in capital as costs related to the reverse recapitalization. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal, and filing fees.

The main impacts of the Business Combination on our results of operations, balance sheet and cash flow statement are as follows:

●	We recorded (i) a one-time non-cash expense of R$176.3 million in 2023, representing the cost incurred in connection with achieving a listing on the Nasdaq and calculated in accordance with IFRS 2 as the difference between the fair value of our Ordinary Shares issued and the fair value of Mercato’s identifiable net assets received in exchange and (ii) transaction costs of R$108.8 million in 2023 related to third-party advisory, support services incurred in connection with the Business Combination;

●	We recorded an increase of R$39 million to our liabilities as the total cash raised from the Business Combination did not cover the total transaction expenses incurred. In addition, we recorded an increase to our liabilities related to Warrants of R$19.8 million as of October 3, 2023, which was measured at fair value at each reporting period. As of December 31, 2023, the Warrants were remeasured totaling R$4.5 million. As of June 30, 2024, the fair value of the Warrants was remeasured totaling R$2.6 million.

For additional information on the Business Combination, see “Information on the Company—A. History and Development of the Company.”

Acquisitions

The ability to identify, execute and integrate strategic acquisitions is a key driver of Nuvini’s growth. Nuvini’s focus is to acquire companies that operate in distinct, highly-specialized sectors within the SaaS market and take them to the next level of development, bringing experience and industry expertise. This focus consists mainly of leveraging the growth of Nuvini Acquired Companies by improving their commercial strategies, optimizing the efficiency of their internal processes and advancing their governance structures.

Macroeconomic Conditions in Brazil

As a majority of the Nuvini Group’s operations and services are performed in Brazil, they are generally affected by macroeconomic conditions, economic growth and political stability in Brazil and, to a lesser extent, in Latin America. Such factors affect the Nuvini Group more broadly through the resulting impact on the demand for technology services, financing costs and the general availability of financing. The following table sets forth certain data relating to gross domestic product (“GDP”), inflation and interest rates in Brazil and the U.S. dollar/real exchange rate as of dates and periods indicated.

	For the six-months ended June 30,	Year Ended December 31,
	2024	2023	2022	2021
Real growth (contraction) in GDP(1)	1.4%	2.9%	2.9%	5.0%
Inflation (IGP-M)(2)	.81%	(3.2)%	5.5%	17.8%
Inflation (IPCA)	4.5%	4.6%	5.8%	10.1%
Long-term interest rates—TJLP (average)(3)	6.91%	7.05%	6.8%	4.8%
CDI interest rate (average)(4)	10.50%	11.25%	12.4%	4.4%
Period-end exchange rate—reais per $1.00(4)	5.593	4.841	5.217	5.580
Average exchange rate—reais per $1.00(4)	5.397	4.994	5.165	5.395
Appreciation (depreciation) of the real against the US$ in the period(4)	15.2%	7.2%	6.5%	(7.4)%

Sources:

1.	IBGE

2.	Getulio Vargas Foundation (Fundação Getulio Vargas)

3.	Banco Nacional de Desenvolvimento Econômico e Social

4.	Central Bank

Gross Domestic Product

Brazil is the largest economy in Latin America as measured by GDP. Trends in Brazil’s GDP tend to impact Nuvini Group’s results of operations mainly by generally affecting the overall purchasing power of its clients. Brazil’s GDP is also impacted to a large degree by the political environment.

The Brazilian political and economic environment has experienced high levels of volatility and instability, including a contraction of Brazil’s GDP since 2017 followed by slight GDP growth of 1.3% in 2018 and 1.4% in 2019, which was erased as a result of the COVID-19 pandemic. This sluggish macroeconomic environment brought sharp fluctuations of the Brazilian real against the U.S. dollar, high levels of unemployment and low levels of consumer confidence and spending.

In the first half of 2020, Brazil’s GDP decreased 5.9% compared to the same period in 2019 (an 11.4% decrease in the second quarter of 2020 compared to the same period in 2019). Such a decrease was mainly attributable to the ongoing effects of the COVID-19 pandemic. The quarantines imposed by governments around the world to flatten the contagion curve of the pandemic resulted in recession. Governments and central banks around the world subsequently announced a series of stimulus measures to provide support during the crisis. In Brazil, the stimulus package and the flattening of the contagion curve of the pandemic resulted in positive effects on the economy, with the Central Bank’s data demonstrating a 7.7% increase in GDP in the third quarter of 2020 compared to the second quarter of 2020. In the fourth quarter of 2020, Brazil’s GDP increased by 3.2% compared to the third quarter of 2020. However, even with this recovery, the full-year 2020 GDP drop was the worst since 1990.

In the first quarter of 2021, Brazil’s GDP grew by 1.2% year-over-year, mainly boosted by agricultural exports despite the worsening of the COVID- 19 pandemic. In the second quarter of 2021, Brazil’s GDP decreased 0.3% compared to the first quarter of 2021 driven by a retraction of agriculture, industry and investments, and by stagnation in household consumption. In the third quarter of 2021, Brazil’s GDP decreased 0.1% compared to the second quarter of 2021, mainly driven by a retraction of agriculture. In the fourth quarter of 2021, Brazil’s GDP increased 0.5% compared to the third quarter of 2021 mainly driven by an increase in services and industry. The full-year 2021 GDP increased 4.6% compared to 2020.

In the first quarter of 2022, Brazil’s GDP grew by 1.7% compared to the first quarter of 2021, mainly driven by an increase in services. According to data from the Central Bank, Brazil’s GDP grew by 4.1% in 2022, compared to the previous year. This growth was driven by a combination of factors, including a recovery in industrial production, a resurgence in consumer spending and a rebound in exports. Additionally, the services sector, which included sub-sectors such as finance, real estate, and information technology, also saw strong growth in 2022.

In 2023, the GDP grew by 2.9%, with significant contributions from Agriculture, Industry and Services. Agriculture saw record outputs in production, while Industry growth was led by mining and utilities, despite declines in manufacturing and construction. All Service sectors grew, particularly financial activities compared to prior period 2022.

The negative macroeconomic environment in Brazil in recent years was in part due to economic and political uncertainties resulting from a global decrease in commodities prices, as well as corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, which, in turn, led to the ouster and arrest of several prominent politicians. Launched by the Office of the Brazilian Federal Prosecutor at the end of 2014, the so-called Lava Jato operation investigated members of the Brazilian government and other members of the legislative branch, as well as senior officers and directors of large state-owned and other companies in connection with allegations of political corruption. The resulting fallout from the Lava Jato investigation have contributed to the impeachment and arrest and conviction of former Brazilian presidents in both 2016 and 2018.

Presidential elections were held in Brazil in 2022 and President Luiz Inacio Lula da Silva was elected with 50.90% of the votes for a mandate until the end of 2026.

The president of Brazil has the power to determine policies and issue governmental acts related to the Brazilian economy that affect the operations and financial performance of companies, including Nuvini. It is expected that the new Brazilian federal government may propose the general terms of fiscal reform to stimulate the economy and reduce the forecasted budget deficit for 2024 and following years, but it is uncertain whether the Brazilian government will be able to gather the required support in the Brazilian Congress to pass additional specific reforms. The political and economic environment in Brazil has affected, and is continuing to affect, the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil and may adversely affect Nuvini Group’s businesses, financial condition and operating results.

Interest Rates and Inflation

The two primary inflation indices in Brazil are the Expanded National Consumer Price Index, or Índice Nacional de Preços ao Consumidor Amplo (“IPCA”) and the General Market Price Index or Índice Geral de Preços ao Consumidor (“IGP-M”).

The IPCA is considered the official inflation index of Brazil, and it measures the monthly variation in prices of goods and services consumed by households with income between 1 and 40 times the minimum wage. The index is calculated by the Brazilian Institute of Geography and Statistics (the “IBGE”) and is used by the Central Bank to set monetary policy. From 2018 to 2020 the IPCA average per annum was 4.36%, and as of December 31, 2023, and 2022, it was 4.62% and 5.79%, respectively, on an accumulated basis.

The IGP-M, on the other hand, measures the monthly inflation of the overall Brazilian economy, including both wholesale and consumer prices. It is calculated by the Getulio Vargas Foundation (FGV) and is widely used in contracts and agreements as a reference for price adjustments, such as rents tariffs and public utility fees. From 2018 to 2020 the IGP-M average per annum was 14.03%, and as of December 31, 2023, and 2022, it was (3.18)% and 5.45%, respectively, on an accumulated basis. The IGP-M is a highly volatile index and can be influenced by factors such as exchange rate fluctuations, commodity prices, and supply chain disruptions, therefore, its annual average can vary significantly from year to year.

In addition, Nuvini S.A. is exposed to interest rate risk stemming from financial investments, loans and financing and debentures whose interest rates are referenced to the average of interbank overnight rates in Brazil (the “CDI”), which can negatively affect financial expenses or revenues in the event of an unfavorable movement in interest rates and inflation.

Inflation can affect the results of operations and financial performance primarily by affecting certain leasing arrangements that include inflation- adjustment clauses.

Growth through Acquisitions

Nuvini S.A.’s business model is focused on acquiring profitable B2B SaaS businesses and selects target companies that are leaders in discrete markets and generate a recurring, solid client base with low client turnover. Based on the historical performance of the Nuvini Group, its clients have been consistently renewing their respective subscriptions on a monthly basis. The Nuvini Acquired Companies have been operating for more than 10 years on average and have a record of consistent monthly renewals even during the COVID-19 pandemic, which was a major disruption for most businesses. As of June 30, 2024, and the years ended December 31, 2023, and 2022, 97.3%, 96.7% and 95.4%, respectively, of clients renewed their subscriptions to Nuvini Group services or products every month.

Nuvini S.A. prides itself on a quick and efficient capital allocation process, combined with a diligent and repeatable M&A process.

Nuvini S.A.’s most recent acquisition was Smart NX. On January 25, 2023, as amended on February 23, 2023, June 8, 2023, and August 1, 2023, Nuvini S.A. entered into a business combination agreement by and among Smart NX and Nuvini S,A., which was unanimously approved by Nuvini S.A.’s Board of Directors. Smart NX develops technology and management solutions that help transform business and aligns with Nuvini S.A.’s current market strategy. Smart NX operates in Brazil. The transaction will consist of a payment in shares and cash of Nuvini S.A. for 55% of Smart NX with a call option to purchase the remaining 45% of the total capital stock of Smart NX to be paid in three installments on January 25, 2024, January 25, 2025, and January 25, 2026, for a variable consideration based on multiples of future Smart NX EBITDA. The guidance presented in Regulation S-X 3-05 requires a pro forma significance test to be completed based on the details of the probable acquisition. The significance test performed for the Smart NX acquisition was deemed to be not significant and the need for full audited financials or inclusion within any pro forma information will not be needed.

Prior to the acquisition of Smart NX, Nuvini S.A. made the following acquisitions:

●	Effecti—On October 30, 2020, Nuvini acquired 100% of the equity interest of Effecti. Effecti sells access to the “My Effecti” platform, a tool used by companies that wish to participate in bids. Within the platform, bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions.

●	Leadlovers—On February 5, 2021, Nuvini acquired 100% of the equity interest of Leadlovers, a company based in Curitiba, Paraná that delivers an All-in-One Digital Marketing Platform. Leadlovers offers a 100% online platform to optimize the digital marketing strategy of companies and assist entrepreneurs in growing interest sales by allowing them to streamline and automate repetitive marketing processes.

●	Ipe—On February 19, 2021, Nuvini acquired 100% of the equity interest in Ipe, a company based in Uberlândia, Minais Gerais, which serves as the largest ERP service provider for eyeglass shops. Ipe offers store owners an ERP system subscription that aims to help manage stores, meet tax obligations and optimize sales.

●	Datahub—On February 25, 2021, Nuvini acquired 100% of the equity interest in Datahub, a company based in Tupã, São Paulo that offers an innovative data intelligence platform, uniting cutting-edge technology and new data sources. Datahub utilizes sophisticated and efficient data analytics, machine learning, and client knowledge to drive efficiencies in marketing, sales, risk, and compliance actions, while prioritizing responsible data management to protect its clients’ businesses.

●	OnClick—On April 22, 2021, Nuvini acquired 100% of the equity interest in OnClick, a company based in Marília, State of São Paulo. OnClick includes Onclick Sistemas de Informacao LTDA and its two subsidiaries, APIE.COMM Tecnologia LTDA, and Commit Consulting LTDA. Together, OnClick and its subsidiaries offer the following services to the market:

o	A management ERP for retail, e-commerce, industry, distribution and services;

o	Business management in technology offering IT solutions and business processes solutions tailored to its clients; and

o	Complete integration solution to support various technologies involved in e-commerce operations.

●	Mercos—On June 30, 2021, Nuvini acquired 100% of the equity interest in Mercos, a software company that organizes and automates the activities of independent sales representatives and sales orders from manufacturers and distributors. Mercos is focused on providing e- commerce and sales solutions for B2B entities. On November 11, 2022, the Company amended the agreement with the sellers of Mercos to eliminate the contingent consideration payment in exchange for the return of 42.09% of the Mercos shares to the sellers and retaining a call option on those shares.

For more information of the Nuvini Acquired Companies, see “Business of Nuvini and Certain Information about Nuvini – Capabilities of the Nuvini Acquired Companies.”

Scaling Operations

As part of our strategy to scale operations, we continue to invest in sales, marketing and product development, which may impact short-term profitability while positioning the Company for long-term growth. Growth projections are adjusted quarterly based on key performance metrics.

SPAC Transaction Costs

Non-recurring expenses associated with the Business Combination impacted the financial results for the year ended December 31, 2023. These costs relate to third-party advisory and support services incurred in connection with the reorganization transaction that is not expected to be ongoing. These services were provided by suppliers to the Company.

Description of Principal Line Items

Revenues

Net operating revenue includes the following categories: SaaS platform subscription services, data analytics service, set-up service, and other revenue, which are each described below. The method Nuvini recognizes revenue is in accordance with IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”), which establishes a five-step model for measuring and recognizing revenue from contracts with clients.

Saas Platform Subscription Service

Net operating revenue comprises (i) software subscription services, in which clients have access to software on multiple devices simultaneously in its latest version; (ii) maintenance, including technical support and technological evolution; and (iii) services, including cloud computing and client service.

The client uses each of the Nuvini Acquired Companies’ online platforms to purchase the services which are presented in a series of bundles.

Clients can purchase access to the software platform via a software subscription but can also purchase a bundle consisting of the software platform and maintenance or additional services. The bundles are all listed clearly for the client with transparent pricing and services and are considered as one performance obligation since it represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the client.

The revenue service is recognized on a monthly basis over the contract period as the performance obligation is satisfied and as services are provided, from the date on which the services and software are made available to the client and all other revenue recognition criteria are met. A time-based output method to measure progress and recognize revenue on a straight-line basis over the contract term. Contract periods are typically 12 months in length.

Data Analytics, Set-Up and Other Services

Net operating revenue from data analytics, set-up and other services constitute revenues from additional services that clients can add to the platform, recognized in accordance with IFRS 15, usually for the provision of services to clients linked to a specific service contract. Such revenues are recognized as follows

i. A licensing fee (which is on an invoice-basis and not subscription-based model) is recognized at a point in time when all risks and benefits inherent in the license are transferred to the buyer through the availability of the software and the value can be measured reliably, and as soon as it is probable that the economic benefits will be generated in favor of Nuvini S.A.

ii. Revenues from implementation and customization services represent a performance obligation distinct from other services and are billed separately and recognized over time as costs incurred in relation to the total expected costs, realized according to the execution schedule and when there is valid expectation of receipt of the client. Nuvini S.A. allocates the transaction price to each performance obligation based on its relative standalone selling price. The performance obligations, such as implementation services and customization services, have observable inputs that are used to determine the standalone selling price of those distinct performance obligations. Invoiced revenues that do not meet the recognition criteria do not make up the balances of the respective revenue accounts and receivables.

iii. Revenue from consulting and training services is recognized at the time the services are provided and consideration is transferred to the client.

Expenses

Cost of Services Provided

Cost of services provided consists primarily of personnel and hosting fees in connection with delivery of services. Cost of services provided also includes on-going costs related to maintenance and client support.

Sales and Marketing

Sales and marketing consist primarily of personnel-related expenses associated with Nuvini S.A. sales and marketing operations, including fixed and variable compensation, benefits and payroll taxes. Sales and marketing expenses also include sales commissions paid to sales force and commercial representatives, traveling expenses and expenses for events, conferences and seminars.

General and Administrative

General and administrative expenses consist primarily of personnel, outsourced services, depreciation and amortization, facilities and certain other expenses.

Impairment of Goodwill

Impairment of goodwill is made up of the impairment loss related to the acquisition for which goodwill has been recognized. Nuvini S.A. performs an annual impairment test to evaluate if there has been an impairment loss, or more frequently if there are indicators that show a deterioration of the fair value of the assets acquired (a trigger event).

Listing Expenses

Our listing expenses consist of a one-time non-cash expense recorded in 2023, representing the cost incurred in connection with achieving a listing on the Nasdaq and calculated in accordance with IFRS 2 as the difference between the fair value of our Ordinary Shares issued and the fair value of Alpha’s identifiable net assets received in exchange.

Financial Income and Expense, Net

Finance income consists of income on financial investments, interest income and discounts obtained. Financial expenses consist of deferred and contingent consideration fair value adjustments, interest on loans, financing and debentures, fair value adjustments of subscription rights, other interest and expense, exchange variation (foreign exchange losses), and exposure premium expense.

Taxation

Current Income Tax

Current income tax is the amount of corporate income taxes expected to be payable or recoverable by the Nuvini Group’s entities, based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the balance sheet date in the jurisdictions in which the Nuvini Group entities operate.

In Brazil, income tax is generally computed on taxable income at the rate of 15%, plus an additional 10% for profits that exceed R$0.2 million in the 12-month period, plus an additional social contribution taxed at the rate of 9%.

As of December 31, 2022, subsidiary Apie.comm qualified for the presumed profit method. Under the presumed profit method, the income tax is determined by applying the same rates stated above to a determined presumed profit margin which ranges from 8% to 32% applied to gross revenues, depending on the taxpayer’s activity. Use of the presumed profit method is generally limited to entities with gross revenues of less than R$78 million in the prior taxable year. As of December 31, 2023, Smart NX Ltda qualified as a small business with non-significant annual revenue and was qualified for the Simples Nacional tax. Under this regime, the company was subject to a tax rate of 11.5% applied to its monthly revenue. All other Company subsidiaries record taxable income under the Lucro Real (“Actual profits”) taxation regime. Use of the Lucro Real method is required for Companies with gross revenue exceeding R$78 million in the prior taxable year but is electable. This method is electable by Companies who do not meet the gross revenue target.

Deferred Income Tax

Deferred income tax is recognized on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts on the balance sheet. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the balance sheet date, and which are expected to apply when the related deferred tax asset is realized, or the deferred tax liability is settled.

Deferred tax liabilities are generally recognized for all taxable temporary differences, but not recognized for taxable temporary differences arising on investments in subsidiaries where the reversal of the temporary difference can be controlled, and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognized on temporary differences that arise from goodwill, which is not deductible for tax purposes.

Deferred tax assets are recognized to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilized and are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognized in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and Nuvini S.A. intends to settle its current tax assets and liabilities on a net basis.

Results of Operations

The following table displays a summary of Nuvini’s results of operations for the six-month period ended June 30, 2024, compared to the six-month period ended June 30, 2023:

	Periods ended June 30,		Year-Over-Year change
(in thousands of Brazilian reais)	2024	2023	R$	%
Net operating revenue	92,154	81,947	10,207	13%
Cost of services provided	(35,826)	(32,719)	(3,107)	10%
Gross profit (loss)	56,328	49,228	7,100	14%
Sales and marketing expenses	(12,554)	(14,205)	1,651	12%
General and administrative expenses	(31,936)	(36,283)	4,347	12%
Other operating income (expenses), net	2,325	1,592	733	46%
Operating income	14,163	332	13,831	4,166%
Financial income and expenses, net	(42,237)	(34,433)	(7,804)	23%
Loss before income tax	(28,074)	(34,101)	6,027	18%
Income tax	(5,129)	(2,154)	(2,975)	138%
Net loss representing total comprehensive loss for the year	(33,203)	(36,255)	3,052	8%
Net loss attributed to:
Owners of the Company	(37,353)	(39,814)	2,461	6%
Non-controlling interests	4,150	3,559	591	17%
Loss per share
Basic and diluted loss per share(i)	(1.02)	(2.03)

(i)	Share data have been revised to give effect due to the recapitalization of Nvni Group Limited as explained in Note Equity and divestitures, to the audited consolidated financial statements.

Comparison of Fiscal Years Ended December 31, 2023, and 2022

Net operating revenue

Total net operating revenue for the fiscal year ended December 31, 2023, was R$168.9 million, an increase of R$44.4 million, or 36%, compared to R$124.5 million for the year ended December 31, 2022.

The following table displays the breakdown of Nuvini’s revenues as of December 2023, and 2022 according to revenue type:

	Year Ended December 31,
	2023	2022	Year-Over-Year change
(in millions of Brazilian reais)	R$	R$	R$	%
SaaS platform subscription services	147.9	105.5	42.4	40%
Data analytics service	11.9	13.9	(2)	14%
Set-up and service	8.1	4.4	3.7	84%
Other revenue	0.9	0.7	0.2	28%
Total net operating revenue	168.9	124.5	44.4	36%

SaaS platform subscription services

SaaS platform subscription services of the Nuvini Acquired Companies amounted to R$147.9 million for the year December 31, 2023, compared to R$105.5 million for the fiscal year ended December 31, 2022, which represents an increase of R$42.4 million, or 40%. The increase is driven by the acquisition of Smart NX and the introduction to new SaaS customers and expanding service base. The remaining increase in revenue is attributable to the growth in SaaS platform revenue from Effecti, Ipe and Mercos.

Data analytics service

Data analytics service of the Nuvini Acquired Companies amounted to R$11.9 million for the year ended December 31, 2023, compared to R$13.9 million for the fiscal year ended December 31, 2022, which represents a decrease of R$2 million, or 14%. The decrease is primarily due to the loss of two prevalent Datahub clients, who reduced their service contract in 2023 which consequently reduced revenue attributable to data analytic services in 2023 over 2022.

Set-up and service

Set-up and service of the Nuvini Acquired Companies amounted to R$8.1 million for the year ended December 31, 2023, compared to R$4.4 million for the fiscal year ended December 31, 2022, which represents an increase of R$3.7 million, or 84%. The increase in set-up services is attributed to the acquisition of Smart NX and increasing service revenue in the period.

Other revenue

Other revenue of the Nuvini Acquired Companies amounted to R$0.9 million for the year ended December 31, 2023, compared to R$0.7 million for the fiscal year ended December 31, 2022, which represents an increase of R$0.2 million, or 28%. The increase is primarily due to the new product line offered by Mercos, increasing revenue as of December 31, 2023, over 2022.

Cost and Expenses

The following table displays the breakdown of Nuvini’s expenses by category and the change from fiscal year 2023 to fiscal year 2022:

	Year Ended December 31,		Year-Over-Year Change
(in millions of Brazilian reais)	2023	2022	$	%
Cost of services provided	(66.1)	(52.8)	(13.3)	25%
Sales and marketing expenses	(28.8)	(27.4)	(1.4)	5%
General and administrative expenses	(93.2)	(53.3)	(39.9)	75%
Listing expense	(176.3)	-	(176.3)	-
Impairment of goodwill	(11.3)	(86.9)	75.6	87%
Other operating income (expenses), net	17.5	0.2	17.3	8,650%
Total	(358.2)	(220.2)	(138.0)	62.7%

Costs of services provided

Cost of services provided amounted to R$66.1 million for the year ended December 31, 2023, compared to R$52.8 million for the fiscal year ended December 31, 2022, which represents an increase of R$13.3 million, or 25%. The increase is driven the acquisition of Smart NX and incurring a full year of cost of services provided in fiscal year 2023 of R$11.7 million over fiscal year 2022. The remaining increase in cost of service provided was attributable to Company growth as more SaaS products and services were generated in 2023, in addition to an increase in prices as a result of inflationary pressures.

Sales and marketing

Sales and marketing expenses amounted to R$28.8 million for the year ended December 31, 2023, compared to R$27.4 million for the fiscal year ended December 31, 2022, which represents an increase of R$1.4 million, or 5%. The increase is driven by the acquisition of Smart NX and incurring a full year of cost of services provided in fiscal year 2023 of R$1.2 million over fiscal year 2022. The remaining increase in sales and marketing of R$0.2 million is attributable to Ipe, Effecti and Mercos companies spending more on marketing and sales, which resulted in greater revenue growth for their specific markets.

General and administrative

General and administrative amounted to R$93.2 million for the year ended December 31, 2023, compared to R$53.3 million for the fiscal year ended December 31, 2022, which represents an increase of R$39.9 million, or 75%. The increase in the expenses is directly related to the R$35 million recorded from the Business Combination. The proceeds from the IPO did not cover the total transaction expenses incurred, therefore, the outstanding liabilities from the Merger were recorded by Nuvini as of 2023.

Listing Expense

The listing expense of R$176.3 million incurred for the year ended December 31, 2023, is a one-time expense incurred by the Company. This expense was recorded in connection with our listing on Nasdaq as a result of the Business Combination. The remaining increase in expense is related to the additional IPO expenses incurred to prepare for the Merger.

Impairment of goodwill

Impairment of goodwill amounted to R$11.3 million for the year ended December 31, 2023, compared to R$86.9 million for the fiscal year ended December 31, 2022, which represents a decrease of R$75.6 million, or 87%. The decrease is primarily due to R$85.1 million of impairment recorded related to Leadlovers in 2022 (refer to “Note 11-Intangible assets, net” within the financial statements for further information).

Other operating income (expenses), net

Other operating income (expenses) amounted to R$17.5 million for the year ended December 31, 2023, compared to an R$0.2 million for the fiscal year ended December 31, 2022, which represents an increase of R$17.3 million, or 8,650%. The increase is due to the change in fair value of the warrants of R$14.5 million.

Financial income and expenses, net and Income taxes, net

The following table displays the breakdown of Nuvini’s financial income and expenses, net and income taxes, net by category and the change from fiscal year 2023 to fiscal year 2022:

	Year Ended December 31,		Year-Over-Year Change
(in millions of Brazilian reais)	2023	2022	R$	%
Financial income and expenses, net	(55.1)	(16.7)	(38.4)	229%
Income tax	(3.5)	(1.8)	(1.7)	94%

Financial income and expenses amounted to R$55.1 million for the year ended December 31, 2023, compared to R$16.7 million for the fiscal year ended December 31, 2022, which represents an increase of R$38.4 million, or 229%. The increase is due to contingent consideration fair value adjustments of R$40.5 million over the 2022 expense of R$16.3 million and increase in exposure premium expense by R$2 million.

Income tax

Income tax amounted to R$3.5 million for the year ended December 31, 2023, compared to R$1.8 million for the fiscal year ended December 31, 2022, which represents an increase of R$1.7 million, or 94%. The increase is primarily due to the acquisition of Smart NX during January 2023, increasing the income tax impact for the year ended 2023 in comparison to 2022.

Non-controlling interests

Non-controlling interests amounted to R$4.3 million for the year ended December 31, 2023, and R$3.9 million for the year ended December 31, 2022. This balance is associated with Mercos and Smart NX. Prior to November 16, 2022, Nuvini S.A. reflected a 100% ownership interest in Mercos. However, as outlined in “Note 5-Business combinations” to the consolidated financial statements as of December 31, 2023, Nuvini S.A.’s equity interest in Mercos was reduced from 100% to 57.91% (42.09% being non-controlling interest), re-selling 42.09% of Nuvini S.A.’s capital in Mercos to previous owners for R$1.00, thereby extinguishing the debt associated with the deferred and contingent consideration.

On January 25, 2023, as amended on February 23, 2023, and June 8, 2023, the Group entered into a business combination agreement with Smart NX. The Company acquired shares representing 55% of the total capital stock of Smart NX in an equity swap, in which Smart NX received shares of Nuvini. Refer to “Note 5-Business combinations” to the consolidated financial statements as of December 31, 2023, for additional information.

Liquidity and Capital Resources

Nuvini’s consolidated financial statements have been prepared assuming Nuvini will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Nuvini is a holding company that conducts its business through its acquired operating subsidiaries and derives all of its revenues from the Nuvini Acquired Companies’ proprietary SaaS businesses, which consist of revenue from fees paid by the Nuvini Acquired Companies’ clients for using the Nuvini Acquired Companies’ proprietary software.

Nuvini is an early-stage company and since inception has incurred operating losses and, through the six-months ended June 30, 2024, and the year ended December 31, 2023, negative operating cash flows.

As of June 30, 2024, the Company had R$13.2 million in cash and cash equivalents, compared to R$11.4 million as of December 31, 2023. Our working capital deficit as of June 30, 2024, was approximately R$351.1 million, compared to R$308.6 million as of December 31, 2023.

To date, Nuvini has met its operations funding requirements primarily through the issuance of equity capital, loans, subscription agreements and borrowings from financial institutions and related parties (including its CEO), private placements of debentures, deferred and/or contingent payment on acquisitions, and the issuance of subscription rights to investors, as well as the Nuvini Group’s operations. Nuvini holds debt in the Brazilian reais currency (R$) and financial instruments are not typically used for hedging purposes.

On June 30, 2024, the Company had current debt obligations of R$59.1 million, compared to R$66.0 million as of December 31, 2023, which includes balances due on loans maturing in 2024 and short-term obligations under related party loans. The Company did not meet the debt service coverage index covenant as of both June 30, 2024, and December 31, 2023, with a calculated index of 0.6x, below the required 4.0x threshold. On December 13, 2024, the Company requested a waiver for the covenant violation, which was granted by the debenture holders on December 19, 2024, maintaining the original amortization date of the debentures.

Additionally, the Company has and continues to take additional steps to preserve liquidity and manage cash flows by amending the terms of amounts payable or contingently payable under the purchase and sale agreements with sellers for all of its acquisitions. These amendments have included extension and/or further deferral of payment installments, as well as modification of the terms to contemplate a portion of the amounts due to be payable in shares of Nuvini Holdings Limited or New Nuvini, as applicable, in the future.

Nuvini has paid for its acquisitions in cash, with a significant portion of the acquisition price deferred and financed with the sellers, including deferred and contingent consideration based on future operating and financial metrics, which were generally payable over the 3 years following the acquisition. At December 31, 2023, Nuvini had recorded a total of R$232 million for estimated seller payments, including deferred and contingent consideration, of which over R$100 million is estimated to be payable in cash 2024. If Nuvini cannot extend or revise the terms of the deferred and contingent consideration, Nuvini would expect to secure financing to satisfy any deferred and contingent consideration obligations.

Nuvini’s future profitability and liquidity is particularly dependent upon the organic growth and operating performance of the Nuvini Acquired Companies and the expansion of its businesses through additional acquisitions of SaaS companies or SaaS-related assets. Nuvini cannot be certain when or if its operations will generate sufficient cash to fully fund its ongoing operations or the growth of its business. Nuvini’s business will likely require significant additional amounts of capital resources to sustain and expand operations to generate sufficient cash flow to meet its obligations on a timely basis.

Nuvini has determined that these factors raise substantial doubt about its ability to continue as a going concern.

In February 2024, we issued a total of 226,470 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of approximately US$385,000. In January 2024, we issued a total of 1,358,824 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of US$2,310,000.

Nuvini also has loans with Nuvini’s CEO. In December 2022, all amounts payable under these loans, amounting to R$16.8 million, were converted into subscription rights. After the subscription rights conversion, the Company then received an additional loan from the CEO of R$3.2 million in December 2022 and another loan of R$3.3 million in February 2023. In July 2023, the Company received an additional loan of R$1.1 million, totaling R$8.8 million outstanding for loans to Nuvini’s CEO as of December 31, 2023. Nuvini S.A. was able to obtain loans from investors in the amount of R$7.4 million.

While Nuvini continues to seek other alternative capital and financing sources and implement steps to preserve liquidity and manage cash flows, there can be no assurance that these or additional or new capital and financing resources, continued waivers of covenant violations under the Debentures Agreement, or further extensions or modifications of payment terms of seller acquisition financing will be available to Nuvini on commercially acceptable terms, or at all. If Nuvini raises funds to pay any of its obligations by issuing additional equity securities, dilution to stockholders may result. The debt securities are secured by collateral consisting of substantially all of Nuvini’s assets and the terms of debt securities or borrowings could impose significant additional restrictions on operations.

If Nuvini is unable to obtain adequate capital resources to fund operations, it would not be able to continue to operate its business pursuant to its current business plan, which may require reductions in spending to a sustainable level by, among other things, delaying, scaling back or eliminating some or all its planned investments in business development, sales and marketing, research and development, and other activities, which could have a material impact on its operations and limit its ability to fully execute its business acquisition strategy, which may directly and negatively affect its business, operating and financial results.

On August 1, 2023, the Company amended the terms of deferred and contingent cash considerations payable as of June 30, 2023, and July 31, 2023. These amendments modified the payment dates to October 2, 2023, or another defined payment date based on the consummation of the Business Combination. Nuvini will work to amend the terms of amounts payable or contingently payable under the purchase and sale agreements with sellers for all of its acquisitions. Historically, these amendments have included extension or further deferral of payment installments as well as modification of the terms to contemplate a portion of the amounts due to be payable in shares of Nuvini S.A. in the future.

The consolidated financial statements of Nuvini included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Sources of Liquidity

As mentioned above in the Going Concern section, Nuvini’s primary sources of liquidity have been funding and cashflow from operations of the Nuvini Acquired Companies. Nuvini had financed these acquisitions with cash and had deferred/financed part of the consideration through fixed and/or contingent consideration installment payments over a period of 3 years from the acquisition date, with the contingent portion calculated based on future operating metrics/KPIs.

We may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings, or by other means. Our future capital requirements will depend on many factors, including the consideration needed to continue to acquire attractive target companies, the costs associated with being a public company, and the impact of macroeconomic events, particularly as such events impact Brazil and Latin America.

There is not enough liquidity to cover the amount of payable earnouts due in the next 12 months, and Nuvini will require funding through debt or equity. There is a possibility of extending the deferred and contingent consideration on acquisition or converting the deferred and contingent consideration on acquisition to equity, since both the maturity extension and the equity conversion were successfully applied.

If Nuvini raises additional funds through further issuances of equity or convertible debt securities, Nuvini’s existing stockholders could suffer significant dilution, and any new preferred equity securities Nuvini issues could have rights, preferences, and privileges superior to those of holders of Nuvini Ordinary Shares. Nuvini has also issued subscription rights that may be exercised within 30 days from the approval of the Nuvini Group’s first capital increase in an amount of at least R$100.0 million that results in the issuance of shares by the Nuvini Group (the “Contribution Event”) or within 30 days of the second anniversary from the subscription rights’ issuance date if no Contribution Event has occurred. The number of shares to be issued to these investors will be determined based on the fair value of the Nuvini Holdings Limited’s shares on the date of the Contribution Event or based on the fair value per share of the last capital increase in the event that no Contribution Event occurs. See “Note — Equity and divestitures” of Nuvini S.A.’s consolidated financial statements included elsewhere in this prospectus.

In connection with the issuance of the 61,000 non-convertible debentures, Nuvini S.A. and the Initial Investors entered into an agreement that provides for the payment of additional amounts to the Initial Investors in the event of certain liquidity events, as defined, or the early redemption of the debentures by the Company in whole or in part prior to maturity, (the “Exposure Premium”). Nuvini S.A. may redeem the debentures prior to their maturity in part or in full or make an offer for the early redemption of debentures to the Initial Investors. The Exposure Premium applicable to an early redemption occurring is calculated pro-rata based on the total debentures initially acquired by the Initial Investors and will be calculated based on the total amount of the debentures outstanding on the date of early redemption.

Additionally, any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. We also could be required to seek funds through arrangements with partners or others that may require us to relinquish rights or jointly own some aspects of our technologies, products or services that we would otherwise pursue on our own.

Cash Flows

The following table provides a summary of cash flows from operating, investing and financing activities for the periods presented (in thousands of Brazilian reais):

	Year ended December 31,
(in thousands of Brazilian reais)	2023	2022	2021
Net cash (used in) from operating activities	2,809	14,196	(6,728)
Net cash used in investment activities	(12,218)	(4,322)	(94,787)
Net cash (used in) from financing activities	12,792	(12,760)	110,768
Net (decrease) in cash and cash equivalents	3,383	(2,886)	9,253

Operating activities

Cash provided by operating activities for the year ended December 31, 2023, was R$2.8 million compared to cash used in operating activities of R$14.2 million during the year ended December 31, 2022. This decrease in cash from operating activities was due to an increase in accounts payable to suppliers of R$39 million at the end of the year. This increase was due to an increase of outstanding payments to vendors and timing of payments at the end of the year. The listing expense was recorded in connection with the listing on the Nasdaq as a result of the Business Combination of R$176.3 million. The fair value of derivative warrant liabilities of R$14.5 million was also recorded. The Deferred and contingent consideration adjustment increased to R$40 million due to payments in shares and cash to subsidiaries during the year ended December 31, 2023, compared to the year ended December 31, 2022. The remaining difference is due to timing in other assets and liability accounts.

Cash provided by operating activities for the year ended December 31, 2022, was R$14.2 million compared to cash used in operating activities of R$6.7 million during the year ended December 31, 2021. This increase in cash from operating activities was due to an increase in accounts payable and salaries of R$6.8 million at the end of the year. This increase was due to an increase of outstanding payments to vendors and timing of payments of salary and labor at the end of the year. Trade accounts receivable decreased R$3.2 million due to timing of collections for the year ended December 31, 2022, compared to the year ended December 31, 2021. The remaining difference is due to timing in other assets and liability accounts.

Investing activities

Cash used in investing activities for the year ended December 31, 2023, was R$12.2 million compared to cash used in investing activities of R$4.3 million during the year ended December 31, 2022. This increase in used in investment activities was due to fiscal year 2023 acquisition of subsidiaries impacting the increase in intangible assets acquired.

Cash used in investing activities for the year ended December 31, 2022, was R$4.3 million compared to cash used in investing activities of R$94.8 million during the year ended December 31, 2021. This decrease in used in investment activities was due to fiscal year 2021 acquisition of subsidiaries of R$91.0 million.

Financing activities

Cash used in financing activities for the year ended December 31, 2023, was R$12.8 million compared to cash from financing activities of R$12.8 million during the year ended December 31, 2022. This decrease in cash from financing activities was due to proceeds on issuance of debentures, loans, and financing of R$18 million. Additionally, a capital increase of R$29 million occurred in the year ended December 31, 2023.

Cash used in financing activities for the year ended December 31, 2022, was R$12.8 million compared to cash from financing activities of R$110.8 million during the year ended December 31, 2021. This increase in cash from financing activities was due to lower proceeds from debentures, loans and financing of R$65.0 million and higher interest paid of R$9.1 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. Additionally, a capital increase of R$35.7 million occurred in the year ended December 31, 2021, that did not occur in the year ended December 31, 2022.

Six-Months Ended June 30, 2024, and 2023

Net operating revenue

Total net operating revenue for the six-month period ended June 30, 2024, was R$92.1 million, an increase of R$0.2 million, or 12.4%, compared to R$89.1 million for the six-month period ended June 30, 2023.

The following table displays the breakdown of Nuvini’s revenues as of the six-month periods ended June 30, 2024, and 2023 according to revenue type:

	Six months ended June 30,		Year-Over-Year change
(in thousands of Brazilian reais)	2024	2023	R$	%
SaaS platform subscription services	83,916	71,382	12,534	18%
Data analytics service	3,784	6,291	(2,507)	40%
Set-up and service	3,973	3,934	39	1%
Other revenue	481	340	141	42%
Total net operating revenue	92,154	81,947	10,207	13%

SaaS platform subscription services

SaaS platform subscription services of the Nuvini Acquired Companies amounted to R83.9 million for the period ended June 30, 2024, compared to R$71.4 million for the six-months ended June 30, 2023, which represents an increase of R$12.5 million, or 18%. The increase is driven by the introduction to new SaaS customers as of June 2024 and expanding the service base to 22,055 clients. The remaining increase in revenue is attributable to the growth in SaaS platform revenue from Effecti, Ipe and Mercos.

Data analytics service

Data analytics service of the Nuvini Acquired Companies amounted to R$3.8 million for the six-month period ended June 30, 2024, compared to R$6.3 million for the six-month period ended June 30, 2023, which represents a decrease of R$2.5 million, or 40%. The decrease is primarily due to the loss of prevalent Datahub clients, who reduced their service contract in 2023, which consequently reduced revenue attributable to data analytic services as of June 30, 2024, in comparison to June 30, 2023.

Set-up and service

Set-up and service of the Nuvini Acquired Companies amounted to R$3.9 million for the six-month period ended June 30, 2024, compared to R$3.9 million for the six-month period ended June 30, 2023, which represents an increase of R$39 thousand, or 1%.

Other revenue

Other revenue of the Nuvini Acquired Companies amounted to R$481 thousand for the six-month period ended June 30, 2024, compared to R$340 thousand for the six-months ended June 30, 2023, which represents an increase of R$141 thousand, or 42%. The increase is primarily due to the new product line offered by Mercos, increasing revenue as of June 30, 2024, in comparison to 2023.

Cost and Expenses

The following table displays the breakdown of Nuvini’s expenses by category and the change from the six-month periods ended June 30, 2024, and 2023:

	Six months ended June 30,		Year-Over-Year Change
(in thousands of Brazilian reais)	2024	2023	R$	%
Cost of services provided	(35,826)	(32,719)	(3,107)	10%
Sales and marketing expenses	(12,554)	(14,205)	1,651	12%
General and administrative expenses	(31,936)	(36,283)	4,347	12%
Other operating income (expenses), net	2,325	1,592	733	46%
Total	(77,991)	(81,615)	3,624	4%

Costs of services provided

Cost of services provided amounted to R$35.8 million for the six-month period ended June 30, 2024, compared to R$32.7 million for the six-months ended June 30, 2023, which represents an increase of R$3.1 million, or 10%. The increase in costs of services provided is attributable to increased payroll expenses at the subsidiaries due to new hirings and salary adjustments occurring in 2024 and increase of direct costs of services consistent to the increase in sales.

Sales and marketing

Sales and marketing expenses amounted to R$12.5 million for the six-month period ended June 30, 2024, compared to R$14.2 million for the six-months ended June 30, 2023, which represents a decrease of R$1.7 million, or 12%. The decrease is driven by subsidiaries restructuring in sales and marketing department, reducing the cost of vendors and related sales commission expenses, applicable to Datahub as of June 30, 2024, in comparison to 2023.

General and administrative

General and administrative amounted to R$31.9 million for the six-month period ended June 30, 2024, compared to R$36.3 million for the six-months ended June 30, 2023, which represents a decrease of R$4.4 million, or 12%. The decrease is driven by the share option expense recorded as of June 30, 2024, in comparison to 2023. The Company incurred an acceleration in share option plan totaling R$4 million based on the vesting date and acceleration issued as of June 30, 2023.

Other operating income (expenses), net

Other operating income (expenses) amounted to R$2.3 million for the six-month period ended June 30, 2024, compared to R$1.6 million for the six-months ended June 30, 2023, which represents an increase of R$.7 million, or 46%. The increase is due to the change in the fair value of the warrants as of June 30, 2024, in comparison to issuance during 2023.

Financial income and expenses, net and Income taxes, net

The following table displays the breakdown of Nuvini’s financial income and expenses, net and income taxes, net by category and the change from the six-month periods ended June 30, 2024, and 2023:

	Six-months ended June 30,		Year-Over-Year Change
(in thousands of Brazilian reais)	2024	2023	R$	%
Financial income and expenses, net	(42,237)	(34,433)	(7,804)	23%
Income tax	(5,129)	(2,154)	(2,975)	138%

Financial income and expenses amounted to R$42.2 million for the six-month period ended June 30, 2024, compared to R$34.4 million for the six-months ended June 30, 2023, which represents an increase of R$7.8 million, or 23%. The increase is due to foreign exchange variance due on USD loans acquired by Nuvini S.A. from Nvni Holding during the Business Combination totaling R$5.5 million and the conversion of the Nvni Holding balance sheet from USD to Brazilian Real totaling R$1.1 million as of June 30, 2024.

Income tax

Income tax amounted to R$5.1 million for the six-month period ended June 30, 2024, compared to R$2.2 million for the six-months ended June 30, 2023, which represents an increase of R$2.9 million, or 138%. The increase is primarily due to increased revenue recorded in 2024, increasing the income tax impact for the year ended 2024 in comparison to 2023.

Non-controlling interests

Non-controlling interests amounted to R$4.2 million for the six-month period ended June 30, 2024, and R$3.6 million for the six-months ended June 30, 2023. This balance is associated with Mercos and Smart NX. Prior to November 16, 2022, Nuvini S.A. reflected a 100% ownership interest in Mercos. On January 25, 2023, as amended on February 23, 2023, and June 8, 2023, the Group entered into a business combination agreement with Smart NX. The Company acquired shares representing 55% of the total capital stock of Smart NX in an equity swap, in which Smart NX received shares of Nuvini. Refer to “Note - Deferred and Contingent Consideration on Acquisitions” to the condensed consolidated financial statements as of June 30, 2024, for additional information.

The following table provides a summary of cash flows from operating, investing and financing activities for the periods presented (in thousands of Brazilian reais):

(in thousands of Brazilian reais)	Six-months ended June 30, 2024	Six-months ended June 30, 2023
Net cash from (used in) operating activities	17,220	17,219
Net cash used in investment activities	(7,761)	(6,258)
Net cash (used in) from financing activities	(7,608)	(8,206)
Net (decrease) in cash and cash equivalents	1,851	2,755

Operating Activities

Net cash from operating activities was approximately R$17.2 million for the six months ended June 30, 2024, compared to R$17.2 million as of June 30, 2023. The decrease in the cash used in operating activities is attributed to the adjustment in provision for risks as of June 30, 2024, decreased over 2023, and the fair value adjustment of derivative warrant liabilities recorded as a result of the Merger in 2024.

Investing Activities

For the six-months ended June 30, 2024, net cash used in investing activities amount to R$(7.7) million, compared to R$(6.3) million as of June 30, 2023. This increase in investment activities was due to the acquisition of subsidiaries impacting the increase in the cash payments used to acquire intangible assets.

Financing Activities

Net cash used in financing activities was R$(7.6) million for the six-months ended June 30, 2024, compared to R$(8.2) million as of June 30, 2023. The decrease in cash from financing activities is due to payment of principal loans and financing and deferred and contingent consideration on acquisitions offset by the capital increase recorded as of June 30, 2024, due to the conversion of debt-to-equity instruments as a result of the Merger.

Adjusted Free Cash Flow

Nuvini S.A. defines “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less capital expenditures (cash payments to acquire property and equipment and cash payments to acquire intangibles) and acquisition of subsidiaries – net of cash acquired, each as presented in Nuvini S.A.’s consolidated statements of cash flows and calculated in accordance with IFRS. Adjusted Free Cash Flow is a non-IFRS liquidity measure that we believe provides useful information to management and investors about the amount of cash generated by or used in the business. Adjusted Free Cash Flow is also key metric used internally by its management to develop internal budgets and forecasts.

Adjusted Free Cash Flow has limitations as an analytical tool, should not be considered in isolation or as a substitute for analyzing its results as reported under IFRS and does not provide a complete understanding of its results and liquidity as a whole. Some of these limitations are:

●	it does not include cash outflows for financing cash flow activity;

●	it is subject to variation between periods as a result of changes in working capital and changes in timing of receipts and disbursements;

●	although stock-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future.

Nuvini calculates Adjusted Free Cash Flow as cash flow from operating activities, less capital expenditures, including business acquisitions. Nuvini S. A’s. Adjusted Free Cash Flow for the years ended December 31, 2023, 2022 and 2021, R$(9.4) million, R$9.9 million and R$(101.5) million, respectively.

Adjusted Free Cash Flow for the six-months ended June 30, 2024, was R$9.5 million, reflecting ongoing investment in acquisitions and the integration of acquired SaaS companies. Capital expenditure for the interim period totaled R$7.8 million, primarily for the acquisition of intangible assets and operational growth.

	Six-months ended June 30,	For the year ended December 31,
(in thousands of Brazilian reais)	2024	2023	2022	2021
Net cash (used in) operating activities	17,220	2,809	14,196	(6,728)
Capital expenditure (equipment and intangibles)	(7,761)	(12,218)	(4,322)	(3,808)
Acquisition of subsidiaries	-	-	-	(90,979)
Adjusted Free Cash Flow	9,459	(9,409)	9,874	(101,515)

Working Capital

Nuvini’s working capital deficit as of June 30, 2024, is R$351.1 million, compared to a deficit of R$308.6 million as of December 31, 2023, and R$311.8 million as of December 31, 2022. During the period ended June 30, 2024, Nuvini’s current deferred and contingent consideration on acquisitions increased by R$22.3 million and accounts payable to suppliers increased by R$11 million in comparison to year end December 31, 2023.

Capital Expenditures

Nuvini S.A.’s capital expenditure balance is made up of cash payments to acquire property and equipment, intangible assets and costs related to business acquisitions.

The increase was due to the acquisitions of Nuvini Acquired Companies in the year ended December 31, 2023, and increase in additions by internal development.

Capital expenditures as of   June 30, 2024, were R$7.8 million, compared to R$6.3 million as of June 30, 2023. The Capital expenditures as of December 31, 2023, 2022 and 2021 was R$12.2 million, R$4.3 million and R$3.8 million respectively.

Loans and Financing

Loans are initially recognized at fair value, net of the costs incurred in transactions and are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the total amount payable is recognized in the income statement during the period in which the loans are outstanding using the effective interest rate method. Loans and financing are classified as current liabilities unless the Nuvini Group has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period. See the table below for a summary of loan and financing operations:

			Six-month period June 30,	Year ended December 31,
	Interest Rate	Maturity	2024	2023	2022
Loans:
CEF	23.36% per annum	2023	-	-	78
Itaú Bank	1.10% per month	2023	-	-	277
Santander Bank	23.14% per annum	2025	3,200	4,254	-
Bradesco Bank	0.96% per month	2024	171	343	355
Bradesco Bank	2.19% per month	2026	178	-	-
BNDES	12.27% per annum	2024	227	692	1,087
Total			3,776	5,289	1,797
Financing:
BNDES – Equipment	1.14% per month	2023	-	-	2
BNDES – Equipment	1.14% per month	2023	-	-	8
Total			-	-	10
Current			3,598	4,960	1,138
Non-current			178	329	669

Per the terms of the bank loan agreements, the institution may consider the loan to be due early in the case of certain events such as corporate reorganization or change of control. As of the date of these financial statements, there have been no calls for early maturity of the loans.

Loans from investors

As of December 31, 2023, the Company had entered into twelve loan agreements with third party investors. In 2022, the Company entered into four loan agreements with third party investors (“Investor Loans”) in the amount of R$4,750 thousand, maturing in 16 months from the date of issuance, with interest accruing at a rate of CDI plus 10% per annum. In 2023, the Company entered into eight additional loan agreements with seven separate third party investors in the amount totaling R$7,407 thousand. The loans are subject to Selic interest plus 10% per year and a 2% penalty on the value of the agreement if the loan payments become overdue. The following is a summary of investor loan activity for the six-month period ended June 30, 2024:

As of January 1, 2022	-
Transfer from loans and financing	320
Additions	4,750
Interest accrual	179
As of December 31, 2022	5,249
Additions	7,407
Amortization	(320)
Interest accrual	1,564
As of December 31, 2023	13,901
Additions	2,500
Interest accrual	1,533
As of June 30, 2024	17,934

As of December 31, 2023, the loan premium was converted to share capital upon commencement of the Merger.

Debentures

On May 14, 2021, the Group issued 61,000 non-convertible debentures, in a single series, with a nominal unit value of R$1 to a group of initial investors (the “Initial Investors”, with the issuance being referred to herein as the “First Issue”). Interest accrues at the rate of CDI + 10.6% per year and is payable quarterly in February, May, August and November of each year. Amortization of principal is quarterly, beginning in May 2023 with final maturity in May 2026.

The debentures were initially recognized at fair value, net of R$2,264 thousand of transaction costs, and are recorded at amortized cost.

The following is a summary of activity related to the Debentures for the six-month period ended June 30, 2024, and years ended December 31, 2023, and 2022:

As of January 1, 2022	60,484
Interest incurred	12,074
Interest payments	(11,685)
As of December 31, 2022	60,873
Interest incurred	11,639
Principal payments	(7,417)
Interest payments	(13,898)
As of December 31, 2023	51,197
Interest incurred	4,319
Principal payments	(6,146)
Interest payments	(3,590)
As of June 30, 2024	45,780

Collateral and Guarantees

As of December 31, 2021, all the shares representing the share capital of the subsidiaries Effecti, Leadlovers and Onclick have been pledged as collateral for the debentures. Further, in connection with the covenant waivers received in March 2022, all the shares of the subsidiary Datahub were also pledged as additional collateral.

In guarantee of faithful, punctual and full compliance of all obligations, principal or ancillary, the following guarantees were formalized: (i) fiduciary assignment of all rights and credits arising from the linked disbursement and centralized escrow accounts, which are used to deposit and disburse the funds received from the Debentures, both owned by Nuvini S.A.; and (ii) fiduciary assignment by Nuvini S.A. of all shares and shares of the subsidiaries acquired, as well as any other common or preferred shares, with or without voting rights, representing the share capital of the subsidiaries acquired, which may be subscribed, acquired or in any way held by Nuvini S.A. The guarantees above mentioned are only applicable to the subsidiaries acquired during 2021, with the exception of Mercos.

As of June 30, 2024, and years ended December 31, 2023, and 2022, all the shares representing the share capital of the subsidiaries Effecti, Leadlovers, Onclick and Datahub, have been pledged as collateral.

Covenants

The Debentures have covenants normally applicable to these types of operations related to the meeting of economic-financial indices on an annual basis, including (a) Gross Debt Indicator /Pro Forma EBITDA Ratio less than or equal to 4.0x; (b) Pro Forma EBITDA Margin in relation to net revenue greater than or equal to 20%; and (c) Debt Service Coverage Index greater than or equal to 4.0x, as defined in the related agreement. A failure to meet any of the covenants automatically results in early maturity of the Debentures.

As of December 31, 2023, and 2022, the Group was not in compliance with these covenants. Management will evaluate their compliance with debt covenants annually.

On March 30, 2022, the debenture holders granted the Company’s request for a waiver of the covenant violations. As part of the waiver, the covenants for 2022 were amended as follows: (i) gross debt indicator / pro forma EBITDA to 7.2x; (ii) pro forma EBITDA margin in relation to net revenue to 7.1%; and (iii) the debt service coverage index of 4.0x was maintained. The Company did not meet all of the amended 2022 covenants and, on February 9, 2023, debenture holders approved the Company’s separate request for an additional waiver for the 2022 covenant violations. On May 8, 2023, the debenture holders granted the Company’s request to extend the scheduled amortization date of the debentures to August 14, 2023. Principal payments totaling R$7,417 thousand were made on the debentures in 2023. The payment balances were issued on October 2, 2023, October 13, 2023, and December 28, 2023, in the amount of R$2,491 thousand, R$2,491 thousand and R$2,435 thousand respectively.

As of December 31, 2023, the Company did not meet the debt service coverage index covenant, as the calculated index was 0.6x which is less than the 4.0x targeted threshold. The Company requested a waiver for the covenant violation on December 13, 2024, which would alleviate any Company concerns regarding a potential early debt maturity due to the covenant breach. The debenture holders granted the Company’s request on December 19, 2024, leaving the amortization date of the debentures unchanged.

Exposure Premium

In connection with the Debenture First Issue, Nuvini S.A. and the initial investors entered into a separate agreement that provides for the payment of additional amounts to the initial investors in the event of certain liquidity events, as defined, or the early redemption of the Debentures by Nuvini S.A. in whole or in part prior to maturity (referred to herein and defined as the “Exposure Premium”).

Liquidity events are defined as the sale, exchange or alteration of the capital structure of Nuvini S.A. such as reorganization or the public sale of shares equivalent to at least 10% of the total capital stock of Nuvini S.A. The Exposure Premium due to initial investors under a qualifying liquidity event is calculated as 5% of the total equity value of all the shares of Nuvini S.A. on the date of the event, applied pro-rata based on the total Debentures initially acquired by the initial investors in proportion to every 250,000 Debentures authorized for issuance in the Debenture First Issue. As only 58,000 of 250,000 Debentures were issued to the initial investors, the total exposure is 1.16% of total equity value of all the shares of Nuvini S.A. on the date of liquidity event, limited to the applicable percentage cap of the value of the Debentures outstanding, as described in the table below.

The Group may redeem the debentures prior to their maturity in part or in full or make an offer for the early redemption of debentures to the Initial Investors. The Exposure Premium applicable to an early redemption occurring is calculated pro-rata based on the total debentures initially acquired by the Initial Investors and will be calculated based on the total amount of the debentures outstanding on the date of early redemption.

The Exposure Premium is calculated based on its fair value. The Exposure Premium fair value considers a cap for the liquidity event or early redemption according to the following criteria:

Liquidity Event Date or Early Redemption Date	Cap applied to Total Equity Value (%)
From May 14, 2021 (inclusive) to May 14, 2022 (exclusive)	35.00%
From May 14, 2022 (inclusive) to May 14, 2023 (exclusive)	40.00%
From May 14, 2023 (inclusive) to May 14, 2024 (exclusive)	45.00%
From May 14, 2024 (inclusive) to May 14, 2031	50.00%

The Exposure Premium payment is not linked to the payment of debentures and is considered additional and independent compensation, due exclusively to the Initial Investor which acquired the first issuance of debentures and is therefore not due to any other investors. The Exposure Premium will only be paid once per Initial Investor at the time of the liquidity event or in case of early redemption.

As of June 30, 2024, and the years ended December 31, 2023, and 2022, the fair value of the Exposure Premium was R$857 thousand, R$1,835 thousand and R$841 thousand respectively, and the fair value adjustment is recorded in the provision for debentures as a current liability with the change in fair value of the derivative recorded in profit or loss.

Subscription Rights

In March, May, and December 2022, the Company issued subscription rights to investors for total consideration of R$2,500 thousand, R$1,000 thousand, and R$250 thousand, respectively. The subscription rights may be exercised within 30 days from the approval of the Group’s first capital increase in an amount of at least R$100,000 thousand that results in the issuance of shares by the Group (the “Contribution Event”) or within 30 days of the second anniversary from the subscription rights’ issuance date if no Contribution Event has occurred. The number of shares to be issued to these investors will be determined based on the fair value of Nuvini Holding’s Limited shares on the date of the Contribution Event or based on the fair value per share of the last capital increase in the event that no Contribution Event occurs, utilizing the following formula: consideration paid divided by the fair value of the Company’s share x 0.9 (in case there is a Contribution Event) or consideration paid divided by the fair value of the Company’s share of the last capital increase x 0.8 (in case no Contribution Event occurs). As the number of shares to be issued is variable, these subscription rights are recorded as liabilities based on FVTPL.

In December 2022, all amounts payable to Pierre Schurmann under related party loans, amounting to R$16.8 million, were converted into subscription rights with the same terms as described above. Please refer to “Note - Related parties” to the consolidated financial statements for details on these related party loans.

In December 2022, the subscription right terms were amended so that the subscriptions rights could be exercised in the event of the Group signing a Business Combination Agreement (“BCA”) between the Company and a company with a SPAC or within 30 days after the second anniversary from the subscription rights issuance date if no Contribution Event or SPAC has occurred. As of December 31, 2022, these subscription rights were recorded as an equity instrument in Capital Reserves. As of December 31, 2023, upon consummation of the Business Combination, all subscription rights were converted to shares and issued to stockholders.

Loan Premium

In connection with the Investor Loan agreements and Schurmann’s R$3,200 thousand loan as of December 31, 2022, the lenders are also entitled to a premium in the equivalent of 15% of the principal loan amount, which will be settled in Nvni Group Limited ordinary shares. The Loan Premium is calculated as the fair value of 15% of the principal loan amount based on the probability of the SPAC occurring at certain dates. As of December 31, 2022, the balance of the Loan Premium was R$200 thousand and was recorded within loans from investors in current liabilities. As of December 31, 2023, the loan premium was converted to share capital upon commencement of the Merger.

Off-Balance Sheet Arrangements

Nuvini S.A. did not have any off-balance sheet financing arrangements as of June 30, 2024, and the years ended December 31, 2023, and 2022.

Contractual Obligations and Commitments

Deferred and Contingent Consideration:

The terms of the applicable deferred and contingent consideration as of the dates of the respective acquisitions were as follows:

●	Effecti, Leadlovers and Ipe: the sellers will receive cash payment in annual installments over a 3-year period from the date of acquisition, calculated as a multiple of 4 times the last 12-months revenue earned by the acquiree. The maximum payment for the contingent consideration is not capped.

●	OnClick: the sellers receive fixed cash payments over a 3-year period from the date of the acquisition, defined as 25% of the acquisition price for the first year and 12.5% of the acquisition price for each of the last two years, per the sale and purchase agreement.

●	Datahub: the sellers receive a cash payment in annual installments over a 3-year period from the date of acquisition. The value of the cash payment is calculated based on defined multiples of revenue growth and EBITDA earned by the acquiree, as defined in the sale and purchase agreement. The maximum payment for the contingent consideration is not capped.

To preserve liquidity and manage cash flows, Nuvini S.A. renegotiated the terms of amounts payable or contingently payable under the purchase and sale agreements with sellers for certain acquisitions.

On November 11, 2022, the Company amended the agreement with the sellers of Mercos to eliminate the contingent consideration payment in exchange for the return of 42.09% of the Mercos shares to the sellers and retaining a call option on those shares. The call option provides the Company with the right to repurchase the shares at any time until December 31, 2024, for a total price based on 7.6x the revenue of Mercos for the preceding 12 months. In connection therewith, the Company paid cash, which was applied to reduce the contingent consideration which existed prior to the transaction. This amendment originated from the recognition of a non-controlling interest.

On October 8, 2023, the Company made a payment of R$22,000 thousand to the founding partners of Mercos, as part of the purchase agreement for the remaining Mercos shares estimated at R$66,000 thousand. The partial payment would result in an increase in equity ownership of approximately 8%. However, as full payment of the estimated shares was not received, the Company has entered into negotiations with Mercos to discuss settlement options. The partial payment has been recorded as an advanced payment in assets. As of December 31, 2023, the Company has not reached a negotiated settlement or treatment of the advanced payment.

Related Party Transactions

The Nuvini Group previously entered into loan agreements with certain shareholders, executives and directors. The amounts outstanding were unsecured and in the case of default on payment, a fine of 2% could be imposed on the total value of the loans.

As of June 30, 2024, and the years ended December 31, 2023, and 2022, the loan balances outstanding are as follows:

	Six-months ended June 30,	Year ended December 31,
(In thousands of Brazilian reais)	2024	2023	2022
Related party loan—Pierre Schurmann(i)	9,739	8,890	3,232
Related party loan—Aury Ronan Francisco(ii)	-	977	846
Total loans from related parties	9,739	9,867	4,078

(i)

From January 27, 2022, and March 28, 2022, Nuvini S.A. entered into four additional loan agreements with Schurmann. The first and second loan agreements were entered into on January 27, 2022, in the principal amount of R$500 and R$300 respectively, each carrying an interest rate of 100% of CDI plus 3% per annum. The third loan agreement was entered into on February 1, 2022, with a principal amount of R$1,200, carrying an interest rate equal to 100% of CDI plus 3% per annum. The fourth loan agreement was entered into on March 29, 2022, with a principal amount of R$1,150, carrying an interest rate equal to 100% of CDI plus 3% per annum.

On April 28, 2022, Nuvini S.A. and Schurmann entered into a first consolidated amendment applicable to all the Related Party Loan Agreements in order to (i) condition the payment of the Related Party Loan Agreements to the achievement of a gross debt indicator/pro forma EBITDA less or equal to 3.5x for three consecutive semesters by Nuvini S.A., in connection with the Exposure Premium, as per deliberated in a general meeting of the debenture holders; and (ii) equalize the interest rates of all Related Party Loan Agreements in 100% of the CDI plus 8% per annum. In December 2022, all amounts payable under these loans, amounting to R$16,799, were converted into subscription rights with the same terms as those described in note 17. Schurmann holds 81.6% of the Nuvini Holding Limited shares as of December 31, 2022. As of December 31, 2023, after the conversion of Nuvini Holding Limited stock to Nvni Group Limited, Schurmann holds 50.6% of the issued shares.

On December 15, 2022, Nuvini S.A. entered into a loan agreement with Schurmann, in the principal amount of R$3,200 with an interest rate of 10% per annum and 100% of CDI, and with a maturity of 16 months. Pursuant to the terms of this agreement, Schurmann was entitled to a premium in the equivalent of 15% of the principal loan amount. This amount was settled in Nvni Group Limited shares.

Nuvini S.A. entered into three loan agreements with Pierre Schurmann as of 2023. The first agreement entered into on February 13, 2023, in the principal amount of R$3,300 thousand with interest of 10 % per year and 100% of CDI, and with a maturity of 12 months. The second agreement entered into on July 3, 2023, in the principal amount of R$1,039 thousand interest equivalent to 23.25% per year. The third agreement entered into on December 15, 2022, in the principal amount of R$3,200 thousand with interest of 10 % per year and 100% of CDI. All outstanding loan balances are classified as a short-term loan.

(ii)	This loan was received on September 3, 2021, from Aury Ronan Francisco, in the amount of R$3,700. On September 29, 2021, the Group paid R$3,000 thousand of the principal amount, with the remaining R$700 thousand outstanding and payable within 6 months. Interest on the outstanding loan is calculated using a fixed rate of 3% per annum. As of December 31, 2023, the remaining balance of the loan remains outstanding and accruing interest. Per the terms of the agreement, once the balance is paid, the Company will also include a penalty of 2% of the total value of the loan. This loan was settled and paid by the Company as of June 30, 2024.

On May 20, 2022, and December 15, 2022, respectively, Nuvini S.A. entered into two loan agreements with Accipiens Consultoria e Participações EIRELI, an entity owned and operated by Luiz Busnello, COO, in the amount of R$1,500 and R$1,100, respectively, with no interest rate attached. The right to repayment of the R$2,600 loan balance was assigned to Schurmann on November 30, 2022, who paid Luiz Busnello in cash in exchange for the right to be repaid under the loan, pursuant to the terms of the “Instrumento Particular de Cessão de Crédito”. In December 2022, these loans were converted into subscription rights with the same terms as those described in Note – Equity and divestures. As these loans were converted, any potential interest impact was considered immaterial.

Research and Development, Patents and Licenses, etc.

See more information on “Information on the Company–B. Business Overview–Growth Strategy–Software Engineering and Research” and “Information on the Company–B. Business Overview–Growth Strategy–Intellectual Property.”

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any other trends, uncertainties, demands, commitments or events for the six-month periods ended June 30, 2024 and June 30, 2023, and for the years ended December 31, 2023, and 2022, that are reasonably likely to have a material and adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future results of operations or financial conditions.

Critical Accounting Estimates

Our financial statements are prepared in conformity with IFRS. In preparing Nuvini’s financial statements, Nuvini makes assumptions, judgments and estimates that can have a significant impact on amounts reported in Nuvini’s financial statements. Nuvini bases its assumptions, judgments and estimates on historical experience and various other factors that Nuvini believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. Nuvini regularly reevaluates its assumptions, judgments and estimates. Nuvini’s significant accounting policies are described in “Note - Summary of significant accounting policies” to Nuvini’s historical audited annual consolidated financial information as of and for the years ended December 31, 2023, and 2022 and historical unaudited interim condensed consolidated financial statements as of June 30, 2024, and for the six-month periods ended June 30, 2024, and 2023, included elsewhere in this prospectus.

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of February 25, 2025, concerning our executive officers and members of the Board.

Name	Age	Position
Executive Officers
Pierre Schurmann	54	Chief Executive Officer and Chair of the Board of Directors
Luiz Busnello	47	Chief Financial Officer and Director
José Mário de Paula Ribeiro Jr.	62	Chief Operating Officer
Non-Employee Directors
João Antonio Dantas Bezerra Leite	63	Independent Director
Scott Klossner	67	Director
Marcello Gonçalves	60	Independent Director
Marco Aurelio Leone Fernandes	58	Independent Director

Information about Directors

Pierre Schurmann. Mr. Schurmann serves as Chairman of the Board and Chief Executive Officer of Nuvini. Mr. Schurmann co-founded Nuvini S.A. in October 2020. He is responsible for the strategic vision as well as the management and growth of Nuvini. Mr. Schurmann previously was founder and Managing Partner at Bossanova Investimentos, from 2011 to 2019, the first pre-seed investment firm in Brazil, and today, the eighth most active investment firm in the world. While at Bossanova, he led over 600 investments in B2B startups. He also led Bossanova’s anchoring of Brazil’s first Venture Debt (by SP Ventures) and well as the country’s first angel investment fund (with Domo Investments (Nasdaq: DOMO)). Prior to funding Bossanova, Mr. Schurmann was co-founder and CEO of Experience Club, Brazil’s largest membership only B2B networking club, from 2006 to 2010, where he was responsible for managing the company and sponsorship sales. Over 600 of Brazil’s top 1,000 companies are members of Experience Club as of December 2022. Prior to that Mr. Schurmann was co-founder and CEO of Conectis Experience Marketing, Brazil’s first experience marketing agency. At Conectis, he was responsible for general management, sales and client relations. IBM (NYSE: IBM), BASF (OTCMKTS: BASFY), Citroen, SAP (NYSE: SAP) and another 140 large enterprises were Conectis client at the time Conectis was acquired in 2006. Prior to that Mr. Schurmann was co-founder and VP of ideas at ideia.com, a Brazilian technology incubator backed by Warburg Pincus, from 2000 to 2003, where he was responsible for sourcing and analyzing the incubators investments. Prior to that Mr. Schurmann was Director of Business Development at StarMedia (KLSE: STAR), a Latin American Portal, from 1998 to 2000. He was responsible for M&A and Business Development for Latin America. Prior to that Mr. Schurmann was co-founder and Director of Business development at Zeek!, from 2007 to 2008, where he was responsible for corporate development and partnerships. Zeek! was acquired by StarMedia (KLSE: STAR) in 2009. Mr. Schurmann is qualified to serve on the Board due to his extensive experience in leadership, corporate strategy and venture capital, having co-founded and led multiple successful companies in investment, technology and business development.

Luiz Busnello. Mr. Busnello serves as Chief Financial Officer and Director of Nuvini. Mr. Busnello co-founded Nuvini S.A. in October 2020. As Chief Operating Officer, he is responsible for the implementation of the company’s business plan, budget and oversee the performance of invested companies. As Chief Financial Officer, he will be responsible for the finance, accounting, and legal divisions. Mr. Busnello previously served in 2021 as Chief Technology Officer of EXP Platform, a high-end platform of corporate knowledge and news in Brazil in 2021 where he was responsible for the platform architecture and overseeing the development of programming. Prior to that, Mr. Busnello served as Co-Founder, Chief Financial Officer and Chief Operating Officer of Veek Tecnologia S/A, the first 100% digital telecom in Brazil, from 2016 to 2020. He also was one of the early investors in Bossa Nova and has invested in the last 10 years in more than 12 tech companies, being an advisor or board member to some of them. Mr. Busnello has more than 20 years of entrepreneurship and operational experience and has a bachelor’s degree in business administration from FAAP – Fundação Armando Álvares Penteado and an international executive specialization in Entrepreneurship & Innovation from Babson College. Mr. Busnello is qualified to serve on the Board due to his extensive experience in finance, operations and technology.

José Mário de Paula Ribeiro Jr. Mr. Ribeiro Jr. serves as Chief Operating Officer of Nuvini since October 24, 2024. Mr. Ribeiro Jr. has over 32 years of experience as an entrepreneur in the technology and finance industries in Brazil. Mr. Ribeiro Jr. founded numerous operational companies and philanthropic organizations, demonstrating his vast expertise in business development and innovation. Since October 1992, he has been leading Grupo Check, where he invests in emerging companies, providing capital structure, business expertise, organizational management, high-performance teams, innovative technological platforms, governance, and networking. His main focus is on value creation, leveraging, and selling business assets. Mr. Ribeiro Jr. has held significant positions in various companies, including Partner and Board Member at Banco BS2 since June 2023, and Partner & Board Member at Adiq Pagamentos since September 2019, where he also served as CEO until April 2024. He is the Founder and Leader of Instituto Créditos do Bem since October 2000, and an Advisory Board Member at Movimento Comunitário Estrela Nova since April 2021. Additionally, he serves as a Fiscal Council Member at Instituto Articule since November 2020. From November 1996 to September 2019, Mr. Ribeiro Jr. was the driving force behind Check Express, where he founded 33 companies focused on technology and financial service innovations. His early career includes co-founding Aratec and Efacec do Brasil, specializing in network automation for energy, gas, sanitation, and telecom industries from October 1992 to July 2000. He also held various engineering and executive roles at Comgás, USP, Metrô, and Themag between 1985 and 1992. Mr. Ribeiro Jr. holds a degree in Electrical/Electronic/Safety Engineering from UNESP - Universidade Estadual Paulista, completed in 1984.

João Antonio Dantas Bezerra Leite. Mr. Liete serves as an Independent Director and Chair of the Audit Committee. has over 35 years of experience in the technology, payments and banking industries in Brazil. He served as a Managing Director at Banco Itau S.A., the largest private bank in Latin America, from 1996 to 2019, where he held several executive positions as Chief Technology Officer, Chief Security Officer, Chief Information Officer for the Credit Cards and Insurance business divisions and served as Chief Information Officer for Rede S.A., one of the largest electronic payment solutions provider in Brazil. During that time he led several digital Transformational projects and supported multiple bank acquisition processes and datacenter integrations. He holds a bachelor’s degree in Electronic Engineering from Instituto Mauá de Tecnologia (1983) and extension courses from Columbia Business School, Wharton, Fundação Getúlio Vargas, Insper, Fundação Dom Cabral, Swiss Finance Institute and Singularity University. He is currently a fintech investor and mentor, coordinating early-stage fintech investments at Bossa Nova Investimentos, the largest micro venture capital in Latin America, member of several Advisory Boards in payments, software, technology and data-driven companies in Latin America and USA, member of the Board of Directors at 2W Ecobank, a leading provider of renewable energy in Brazil, member of the Board of Directors at Culqi, an innovative payments company in Peru, owned by BCP, and member of the Audit Committee at Banco Carrefour in Brazil. We believe Mr. Leite is well qualified to serve on our Board due to his significant technology, financial and operational experience.

Scott Klossner. Mr. Klossner is a director of Nuvini. He brings over 35 years of financial and operational experience to the team. His experience spans public offerings, private placements, Sarbanes-Oxley compliance, mergers and acquisitions, institutional negotiations, strategic growth and planning, productivity enhancement and team building. He previously served as chief financial officer of Kount Inc., an industry-leading digital fraud protection software-as-a-service company, which was recently acquired by Equifax Inc. (NYSE: EFX) in February 2021. Prior to Kount, Mr. Klossner served as chief financial officer for several fast-growth companies, including online retailer Backcountry.com, which was acquired in 2007 by Liberty Media Corporation (NASDAQ: LSXMB) for US$120 million. During his tenure at Backcountry.com, the company’s revenue grew from US$27 million in 2005 to over US$325 million in 2012. Mr. Klossner received his B.S. in finance from the University of Utah and an MBA from the University of Southern California. We believe Mr. Klossner is well qualified to serve on our board due to his significant financial and operational experience.

Marcello Gonçalves. Mr. Gonçalves is an independent director of Nuvini. Mr. Gonçalves brings financial and entrepeneurial experience due to his work in the financial market and venture capital industry. As the co-founder and managing partner of DOMO Invest Gestora de Ativos in Brazil (“DOMO Invest”) since 2016, Mr. Gonçalves led and established DOMO Invest as an asset management company focused on injecting venture capital funds into pre-seed and seed stage companies. Under his leadership, DOMO Invest has successfully managed four funds to date (DOMO Ventures Fund II, DOMO Enterprise, DOMO FIP Anjo, DOMO Ventures Fund), accumulating over US$100 million of assets under management. Mr. Gonçalves co-founded Koolen & Partners in 2013, and served as a partner until 2021. Koolen & Partners is a venture capital firm with significant investments in startups such as Loggi, Gympass and Hotmart. Mr. Gonçalves has also served in leadership positions in the financial sector. He served as the CEO of insurance companies, Assurant Seguradora SA and Travel Ace Assistance in Brazil from 2000 to 2007 and 2013 to 2015, respectively. Furthermore, Mr. Gonçalves was a partner at Banco CR2 from 2007 to 2010 and commercial director at Banco Fator from 2010 to 2012, where he contributed to both institutions’ financial operations and strategic direction. Mr. Gonçalves received his bachelor’s degree in Business from Centro Universitário Bennett in Brazil. We believe Mr. Gonçalves is well qualified to serve on our board due to his significant experience in the financial industry.

Marco Aurelio Leone Fernandes. Mr. Leone has over 25 years of experience in the information technology industry in Brazil and in Latin America. Mr. Leone led the startup of Micro Focus International PLC in Brazil and in Latin America and led the entire operation as a Vice President and General Manager from May 2009 to October 2023 until their acquisition by OpenText, a Canadian software firm. During this period, he helped to manage the impact of several complex local integrations like Borland, the Attachmate Group (Novell, SUSE, Linux, NetIq) and HP Software. Micro Focus International PLC was a British multinational software and information company based in Newbury, Berkshire, England. The firm provided software and consultancy. The company was listed on the London Stock Exchange (LSE: MCRO 2005 to 2023) and the New York Stock Exchange (NYSE: MFGP 2017 to 2023) until it was acquired by OpenText in January 2023. Before that Mr. Leone served as Vice President and General Manager in Brazil at CA Technologies from 1997 to 2007 and he held several different executive positions during this period. Mr. Leone has a B.A. degree and M.B.A. with Fundação Getulio Vargas, and has been certified at FGV, Wharton BS, London BS, INSEAD and I.B.G.C., and he is an active angel investor, member and advisory board member at various organizations. Mr. Leone is qualified to serve on the Board due to his extensive leadership experience in the information technology industry.

Family Relationships

There are no family relationships between our directors and executive officers.

Shareholders’ Agreement

As stipulated in the Shareholder’s Agreement, at the time of the Business Combination Agreement (a) the Company become a direct, wholly-owned subsidiary of Nvni Group Limited pursuant to a contribution by the Company Shareholders of all the issued and outstanding equity of the Company to Nvni Group Limited in exchange for newly issued Nvni Group Limited Ordinary Shares and (b) Nuvini Merger Sub, Inc. merged with and into Mercato, with Mercato continuing as the surviving entity and a direct, wholly-owned subsidiary of Intermediate 2 (as defined in the Business Combination Agreement).

The Shareholders and all of its provisions shall terminate and be of no further force or effect upon the earliest of the Expiration Time and the written agreement of Stockholder, Mercato, the Company, and Nvni Group Limited.

Compensation

Under Cayman Islands law, Nuvini is not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere. The compensation of our executive officers has mainly consisted of salary, equity-based incentive awards and other compensation, as applicable. They also receive benefits in line with market practice in Brazil.

For the fiscal years ended December 31, 2024, 2023, 2022 and 2021, the aggregate compensation expense for Nuvini’s executive officers and the executive officers of our subsidiaries for services in all capacities was R$13.6 million, R$5.6 million, R$8.3 million and R$10.8 million, respectively, which includes both benefits paid in kind and compensation, including share-based compensation. See “Note 9-Related parties” to our audited consolidated financial statements included elsewhere in this prospectus. As of June 30, 2024, Nuvini did not pay any compensation to the members of the Nuvini Board. We expect to implement a director compensation program for certain non-employee directors. The program is expected to consist of both cash and equity-based incentive compensation.

As of June 30, 2024, December 31, 2023, and 2022, neither Nuvini nor its subsidiaries have allocated or accrued any funds for the provision of pension, retirement, or similar benefits.

Employment Agreements

We have entered into employment agreements with our executive officers. The employment agreements provide for the compensation that Nuvini’s executive officers are entitled to receive.

Stock Option Plan

On November 27, 2020, the Stock Option Plan was approved, and amended by Nuvini on June 30, 2021. Under the Stock Option Plan, individuals selected by Nuvini’s Board (“Selected Employees”) are eligible to receive incentive compensation consisting of share options issued by Nuvini, that have slightly different characteristics for each of the Selected Employees, such as the amount the amount of shares granted and the price of the exercise, for example. As of the date of this document, Nuvini has granted 1,939,692 options exercisable for Nuvini Ordinary Shares, as determined in accordance with the Exchange Ratio, as incentive compensation to Selected Employees. In summary, through the analysis of the Stock Option Plan:

i.	The options granted can only be exercised after the first anniversary of the execution date of the adhesion agreement (12 months), at which time 1/3 of the options granted can be exercised. Thereafter, 1/24 of the total options may be exercised in each of the following months, until reaching 100% of the options;

ii.	Each adhesion term may foresee that, in the occurrence of a Liquidity Event (i) initial public offering of Nuvini or (ii) sale of 100% of Nuvini, 50% of the total number of options not yet exercised and granted through the term, will become exercisable; and

iii.	The shares acquired as a result of the exercise of options must remain inalienable and non-transferable for a period that varies between 1 month or another different period as defined by the board of directors, as of the exercise of the option.

The options will be extinguished by right, regardless of prior notice or indemnity, in the following cases: full exercise of the option; expiration of the exercise term; dismissal of the beneficiary, at the company’s initiative, for cause; dismissal of the beneficiary by initiative of the company, without cause (in the event the dismissal occurs after the initial vesting period has elapsed, the beneficiary shall be entitled to a pro-rata amount of the options not vested, based on the portion of the total vesting period during which he/she remained bound to the company, or until his/her dismissal); termination of the beneficiary by his/her own initiative (if the termination occurs after the end of the initial vesting period, the beneficiary will be entitled to a pro rata amount of the options not vested, based on the portion of the total vesting period during which he remained bound to the company, or until his dismissal).

Equity Incentive Plan

Following the completion of the business combination, which occurred after the special meeting of stockholders on September 28, 2023, and the subsequent finalization of the combination, the Nuvini board of directors adopted and shareholders approved, an equity incentive plan in which eligible participants may include members of Nuvini management, Nuvini employees, certain members of the Nuvini Board and consultants of Nuvini and its subsidiaries. Beneficiaries under the equity incentive plan will be granted equity awards pursuant to the terms and conditions of the equity incentive plan and any applicable award agreement. The final eligibility of any beneficiary to participate in, and the terms and conditions of, the applicable equity awards will be determined by the Nuvini Board. Pursuant to the Business Combination Agreement, the equity incentive plan has initially reserved a total of 1,143,650 Ordinary Shares.

Board Practices

Board Composition

Nuvini’s business affairs is managed under the direction of the Nuvini Board. The Nuvini Board consists of seven directors and has one class of directors, with each director serving a term the directors think fit. The Nuvini Board is currently composed of six directors. The Nuvini Articles allow for the appointment of no more than seven directors to the Nuvini Board. One director seat has not been filled and, in accordance with the Nuvini Articles, Nuvini plans to submit for ordinary resolution a new director for shareholders of Nuvini to ratify at an annual meeting of shareholders.

Director Independence

Nuvini’s Board is currently composed by six directors, three of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. João Antonio Dantas Bezerra Leite, Marcello Gonçalves, and Marco Leone are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Pierre Schurmann and Luiz Busnello control a majority of the voting power of Nuvini’s outstanding ordinary shares. As a result, Nuvini is a “controlled company” under Nasdaq rules. As a controlled company, Nuvini is exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require Nuvini’s Board to have a majority of independent directors and require that Nuvini either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of Nuvini’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. Nuvini relies and, intends to continue to rely, on this exemption. As a result, Nuvini does not, and may not, have a majority of independent directors on its board of directors. In addition, Nuvini may not continue to have a compensation committee or a nominating and governance committee, and such committees may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

In addition, Nuvini’s corporate governance guidelines (“Corporate Governance Guidelines”) provide that when the position of chair of the board of directors (the “Chair”) is not held by an independent director, a lead independent director may be designated by the board of directors (the “Lead Independent Director”). Because Pierre Schurmann serves as the Chair and will not be considered independent under Nasdaq rules, the Nuvini Board will designate João Bezerra as the Lead Independent Director. The Lead Independent Director’s duties include presiding at executive sessions of independent directors and serving as a liaison between the Chair and the independent directors of the board of directors.

Committees of the Board of Directors

The Nuvini Board consist of three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Because Nuvini is a “controlled company” under Nasdaq rules, it will not be required to establish or maintain a compensation committee. Although Nuvini will not be required to do so, Nuvini has established a compensation committee. Members will serve on each committee until their resignation or until otherwise determined by the Nuvini Board. Each committee operates under a charter approved by the Nuvini Board. Copies of each charter will be posted on the Corporate Governance section of Nuvini’s website at www.nuvini.co. Nuvini’s website and the information contained on, or that can be accessed through, Nuvini’s website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. Nuvini intends to comply with future Nasdaq requirements to the extent that they’re applicable to Nuvini.

Audit Committee

The members of the audit committee are Marcello Gonçalves, Marco Leone, and João Antonio Dantas Bezerra Leite, serving as the chair of the audit committee. Under Nasdaq’s listing standards and applicable SEC rules, Nuvini is required to have at least three members of the audit committee, all of whom must be independent. Each of João Antonio Dantas Bezerra Leita, Marcello Gonçalves, and Roberto Sahade meet the independent director standard under Nasdaq’s listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

The Nvni Group Limited Board has determined that each member of the audit committee is financially literate and each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee charter details the principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of Nuvini’s financial statements, (2) Nuvini’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of Nuvini’s internal audit function and the independent registered public accounting firm;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by Nuvini;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by Nuvini, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality- control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	meeting to review and discuss Nuvini’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Operating and Financial Review and Prospects”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and Nuvini’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of the compensation committee will be Pierre Schurmann and Luiz Busnello with Marcello Goncalves serving as the chair of the compensation committee. Because Nuvini is a “controlled company” within the meaning of Nasdaq’s corporate governance standards, Nuvini’s compensation committee will not be required to be comprised solely of independent directors.

The compensation committee charter details the principal functions of the compensation committee, including:

●	reviewing, approving and determining, or making recommendations to Nuvini’s board of directors regarding, the compensation of Nuvini’s executive officers, including the Chief Executive Officer;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with Nuvini’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Nuvini’s officers and employees;

●	if required, producing a report on executive compensation to be included in Nuvini’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

The members of the nomination and governance committee are Pierre Schurmann, Luiz Busnello, and Joao Antonio Dantas Bezerra Leite, with Pierre Schurmann serving as the chair of the nomination and corporate governance committee. Because Nuvini is a “controlled company” within the meaning of Nasdaq’s corporate governance standards, Nuvini is not be required to have independent director oversight of director nominations or a nominating and corporate governance committee and comprised solely of independent directors.

The nominating and corporate governance committee charter will detail the principal functions of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing and recommending to the board of directors and overseeing implementation of our Corporate Governance Guidelines;

●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis Nuvini’s overall corporate governance and recommending improvements as and when necessary.

Code of Business Conduct

Nuvini has adopted a code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. Nuvini’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our board committees will be provided without charge upon request from us and are available on Nuvini’s website. Nuvini will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Foreign Private Issuer Exemptions

Nuvini is considered a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Nuvini intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and Nasdaq as listing standards and requirements. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

●	a majority of the board of directors consisting of independent directors;

●	a compensation committee consisting of independent directors;

●	a nominating committee consisting of independent directors; or

●	regularly scheduled executive sessions with only independent directors each year.

DESCRIPTION OF SECURITIES

Authorized Capitalization

The authorized share capital of the Company is US$5,000, divided into 500,000,000 Ordinary Shares of a par value of US$0.00001 each, as specified in the Company’s Amended and Restated Memorandum of Association adopted on September 19, 2023 (the “Articles of Association”).

The Company currently has one class of issued Ordinary Shares, all of which have identical rights and rank equally with respect to voting, dividends and liquidation rights. Holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders, subject to any restrictions as provided in the Articles of Association. The Board has the authority to issue additional shares or securities convertible into shares, subject to the provisions of the Companies Act, shareholder approval, if required, and the Nasdaq Listing Rules.

The Company currently has one class of issued Ordinary Shares, all of which have identical rights and rank equally with respect to voting, dividends and liquidation rights. The Board has the authority to issue additional shares or securities convertible into shares, subject to applicable laws and shareholder approval where required.

The Company is authorized, but has not issued, preferred shares. Preferred shares may be issued in one or more series as determined by the Board. Each series of preferred shares may have rights, preferences, and privileges distinct from those of the Ordinary Shares, including dividend rights, voting rights, liquidation preferences and redemption rights. The issuance of preferred shares could adversely impact the rights of holders of Ordinary Shares.

Ordinary Shares

Holders of our Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Holders of our Ordinary Shares do not have any conversion, preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Ordinary Shares.

Put Options

In November 2024, we issued a total of 766,957 Ordinary Shares at a purchase price of US$0.75 per share for total proceeds of US$580,824. The investors in this offering received put options allowing them to sell back their shares to the Company at 120% of the purchase price within a specified period.

In February 2024, we issued a total of 226,470 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of approximately US$385,000. Each investor received a put option allowing them to sell back their shares to the Company at 120% of the purchase price, commencing on the one-year anniversary of the closing of the private placement, which automatically terminate on the second-year anniversary of the closing.

In January 2024, we issued a total of 1,358,824 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of US$2,310,000. Each investor received a put option allowing them to sell back their shares to the Company at 120% of the purchase price, commencing on the one-year anniversary of the closing of the private placement, which automatically terminate on the earlier of the second-year anniversary of the closing or the first date on which the closing sale price of the Company’s ordinary shares equals or exceeds $5.00 for twenty trading days during any period of thirty consecutive trading days.

Dividends

Subject to the foregoing and the Companies Act, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares are entitled to participate in any surplus assets in proportion to their shareholdings.

Differences in Company Law

Cayman Islands exempted companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (i) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (A) consent or approval to the transfer has been obtained, released or waived; (B) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (C) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by shareholders representing three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Carey Olsen, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, Carey Olsen, offshore law firm, that the courts of the Cayman Islands are unlikely to: (i) recognize or enforce against us judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any State, to the extent that the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is currently no statutory enforcement or treaty between the U.S. and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of the Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Carey Olsen, has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. In addition, a Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Governing Documents require indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Governing Documents

Some provisions of the Governing Documents may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our Ordinary Shares may fall and the voting and other rights of the holders of our Ordinary Shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Governing Documents for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Listing

Our Ordinary Shares and Warrants are listed on The Nasdaq Global Market under the symbols “NVNI” and “NVNIW,” respectively. Holders of our Ordinary Shares and Warrants should obtain current market quotations for their securities. There can be no assurance that our Ordinary Shares and Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Ordinary Shares and Warrants could be delisted from Nasdaq. A delisting of our Ordinary Shares will affect the liquidity of our Ordinary Shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company, who serves as registrar and transfer agent for our equity securities.

Warrants

Our public warrants are exercisable at an exercise price of US$11.50 for whole shares only, with no fractional warrants issued or traded. Our public warrants are exercisable starting from October 29, 2024, and expires five years post-business combination or earlier upon redemption. Our public warrants are redeemable as follows:

●	At US$0.01 per warrant if the stock price equals or exceeds US$18.00 for 20 trading days within a 30-day trading period, subject to a 30-day redemption notice.

●	At US$0.10 per warrant if the stock price equals or exceeds US$1, with holders able to exercise on a cashless basis for a number of shares determined by a formula.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

These transactions occurred during the period from the beginning of the registrant’s last fiscal year through the latest practicable date and involve amounts exceeding US$120,000. They include relationships or arrangements in which a related person had or will have a direct or indirect material interest.

Loan Agreements

Pierre Schurmann, the Chairman of the Board and a significant shareholder owning 38.62% of our outstanding shares as of June 30, 2024, entered into multiple loan agreements with us. During 2022, Mr. Schurmann provided four loans totaling R$16,799 thousand, accruing interest at 100% CDI plus 3% or 8% annually. In 2023, two additional loans totaling R$4,339 thousand were provided, accruing interest at rates of 10% per annum plus 100% CDI or 23.25%. The largest aggregate principal outstanding during the reporting period was R$9,867 thousand (approximately US$1.85 million), with an outstanding balance of R$9,739 thousand (approximately US$1.75 million) as of the date of this prospectus. These loans accrue interest at variable rates and impose a 2% penalty in the event of default.

Aury Ronan Francisco, our former Chief Financial Officer, received a loan of R$3,700 thousand on September 3, 2021. As of June 30, 2024, the loan was paid in full by the Company and no balance is outstanding at period end.

Loan Transfers Involving Accipiens Consultoria e Participações EIRELI

On May 20, 2022, and December 15, 2022, Nuvini S.A. entered into two loan agreements totaling R$2,600 thousand (approximately US$485,000 thousand) with Accipiens Consultoria e Participações EIRELI, an entity wholly owned by Luiz Busnello, our Chief Operating Officer. These loans were unsecured and carried no interest rate.

On November 30, 2022, the repayment rights to these loans were assigned to Pierre Schurmann, our Chairman of the Board and a significant shareholder. In exchange for acquiring these rights, Mr. Schurmann paid Mr. Busnello the full loan amount in cash. This assignment was formalized under a Private Credit Assignment Instrument, transferring the repayment obligations from Mr. Busnello’s entity to Mr. Schurmann.

Subsequently, in December 2022, the outstanding loan balance of R$2,600 thousand was converted into subscription rights under Nuvini’s equity plan. This conversion allowed Mr. Schurmann to receive equity in lieu of cash repayment. The transaction had no material impact on interest expense, as the original loans were non-interest-bearing.

Share-Based Compensation for Advisors

On February 28, 2022, Nuvini S.A. entered into advisor agreements with Luiz Busnello, our Chief Operating Officer and interim Chief Financial Officer, and Walter Leandro, our Vice President of Mergers & Acquisitions. Under the terms of these agreements, each executive was initially granted 285,171 stock options, which were later increased to 646,552 stock options each following updated Company valuations and adjustments to the compensation structure.

In addition to the advisor-related grants, Mr. Busnello was awarded an additional 7,453,449 stock options in recognition of his expanded role as Chief Executive Officer and interim Chief Financial Officer.

The total fair value of all stock options granted to both executives during the reporting period was approximately US$3.2 million.

Policies for Reviewing Related Party Transactions

The registrant has adopted a written policy for reviewing, approving, or ratifying related party transactions. This policy applies to any transaction, arrangement, or relationship involving the registrant where a related person has a direct or indirect material interest. The policy requires:

●	review by the Audit Committee or a designated group of independent directors;

●	evaluation of transactions based on terms, business purpose, and alignment with the registrant’s best interests; and

●	documentation of decisions and periodic reporting to the Board.

All related party transactions disclosed above were reviewed and approved in accordance with this policy. There were no exceptions or deviations from the policy during the reporting period.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Ordinary Shares or our warrants for at least six months would be entitled to sell their securities provided that (1) that person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Ordinary Shares or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Ordinary Shares then outstanding; or

●	the average weekly reported trading volume of our Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table sets forth the information regarding the beneficial ownership of the Ordinary Shares as of February 25, 2025:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s Ordinary Shares; and

●	each of the Company’s current executive officers and directors and all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying warrants and options, as applicable, that are currently exercisable or convertible or exercisable or convertible within 60 days. Ordinary Shares that may be acquired within 60 days of February 25, 2025, pursuant to the exercise of warrants or options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person or entity shown in the table.

Unless otherwise indicated, we believe that all people named in the table below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them.

The percentage of Ordinary Shares beneficially owned is computed on the basis of 38,234,053 Ordinary Shares outstanding on February 25, 2025.

	Number of Nuvini Ordinary Shares	%
Name and Address of Beneficial Owners
Five Percent Holders of the Company
Pierre Schurmann(1) †	14,765,917	38.62%
Mercato Partners Acquisition Corp, LLC(2)	5,573,000	14.58%
Luiz Busnello(3) †	2,188,760	5.72%
Directors and Executive Officers of the Company
Pierre Schurmann(1) †	14,765,917	38.62%
Luiz Busnello(3) †	2,188,760	5.72%
Scott Klossner †	70,000	0.18%
All Directors and Executive Officers of the Company as a Group (6 Individuals)	22,597,677	59.10%

*	Less than one percent.

†	Unless otherwise noted, the business address of the following entities or individuals is c/o Nvni Group Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, Cayman Islands KY1-1001

(1)	Heru Investment Holdings Ltd. directly holds 14,765,917 Nuvini Ordinary Shares. Heru Investment Holdings Ltd. is controlled indirectly by Pierre Schurmann. As disclosed in a Schedule 13D filed on February 21, 2024, Labsyl Ltd., a British Virgin Islands limited liability company controlled indirectly by Luiz Busnello, Coppi International Ltd., a British Virgin Islands limited liability company, and Rodrigo Natale each issued irrevocable power of attorneys and proxies in favor of Pierre Schurmann. Accordingly, Mr. Schurmann was named the sole power-of-attorney and given the sole voting power over 1,010,326 Nuvini Ordinary Shares held by Labsyl Ltd., 183,181 Nuvini Ordinary Shares held by Coppi International Ltd. and 365,533 Nuvini Ordinary Shares held by Rodrigo Natale.

(2)	As disclosed in a Schedule 13D filed on December 1, 2023, Mercato Partners Acquisition Group, LLC holds 11,550,000 Nuvini Ordinary Shares underlying Nuvini Warrants beneficially owned. Mercato Partners Acquisition Corp, LLC is the record holder of the Nuvini Ordinary Shares reported herein. As such, they may be deemed to have or share beneficial ownership of the Nuvini Ordinary Shares held directly by Mercato Partners Acquisition Corp, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Mercato Partners Acquisition Group, LLC is 2750 E. Cottonwood Parkway, Suite #500, Cottonwood Heights, Utah 84121.

(3)	The shares are held by Labsyl Ltd. Labsyl Ltd. is controlled indirectly by Luiz Busnello. These shares also consist of options to purchase 900,192 shares granted to Mr. Busnello under the Nuvini S.A. Stock Option Plan.

SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 60,736,190 Ordinary Shares by the Selling Stockholders. The Ordinary Shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those Ordinary Shares and warrants, see “Prospectus Summary - Recent Developments-Private Placement Transaction” above. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time. Except for the ownership of the Ordinary Shares and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by each selling shareholder, based on its ownership of the Ordinary Shares and warrants, as of February 25, 2025, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Ordinary Shares issued to the selling shareholders in the “Prospectus Summary - Recent Developments-Private Placement Transaction” described above and (ii) the maximum number of Ordinary Shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of the warrants that have not been exercised. The number of Ordinary Shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their Ordinary Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus (1) (2)	Number of Ordinary Shares Owned After Offering
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(3)	525,854	7,887,810	-
District 2 Capital Fund LP(4)	295,792	4,436,880	-
Anson Investments Master Fund LP(5)	410,166	6,152,490	-
Bigger Capital Fund, LP(6)	295,792	4,436,880	-
Anson East Master Fund LP(7)	115,688	1,735,320	-
Great Point Capital, LLC(8)	525,854	7,887,810	-
CVI Investments, Inc. (9)	525,858	7,887,870	-
L1 Capital Global Opportunities Master Fund(10)	525,854	7,624,890	-
FirstFire Global Opportunities Fund, LLC(11)	460,124	7,164,780	-
Maxim Group LLC(12)	5,521,460	5,521,460	-

(1)	Represents Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 36,809,820 shares, assuming that the exercise price of US$0.652, the floor price, is used to calculate the maximum number of shares issuable pursuant to the Series A Warrants. The initial exercise price of the Series B Warrants is undeterminable at the time of this filing and as a result, the lowest possible exercise price is being used for the purpose of calculating the number of shares issuable and registrable. Represents Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 9,202,455 shares, assuming that the exercise price of US$0.652, the floor price, is used to calculate the maximum number of shares issuable pursuant to the Series A Warrants. The initial exercise price of the Series A Warrants is US$6.52.

(2)	Represents Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 14,723,928 shares, assuming that the exercise price of US$0.652, the floor price, is used to calculate the maximum number of shares issuable pursuant to the Series B Warrants. The initial exercise price of the Series B Warrants is undeterminable at the time of this filing and as a result, the lowest possible exercise price is being used for the purpose of calculating the number of shares issuable and registrable.

(3)	Includes (i) 525,854 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 5,258,540 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 2,103,416 shares. Waqas Khatri. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of record is 55 Post Rd W, 2nd floor, Westport, CT 06880.

(4)	Includes (i) 295,792 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 2,957,920 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 1,183,168 shares. Michael Bigger, Managing Member of the GP, is the control person of District 2 Capital Fund LP. The address of record is 14 Wall St., Huntington, NY 11743.

(5)	Includes (i) 410,166 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 4,101,660 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 1,640,664 shares. Anson Advisors Inc and Anson Funds Management LP, the CoInvestment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Includes (i) 295,792 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 2,957,920 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 1,183,168 shares. Michael Bigger is the control person of Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135.

(7)	Includes (i) 115,688 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 1,156,880 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 462,752 shares. Anson Advisors Inc and Anson Funds Management LP, the CoInvestment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)	Includes (i) 525,854 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 5,258,540 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 2,103,416 shares. The address of record is 200 W Jackson Blvd, Suite 1000, Chicago, IL 60606.

(9)	Includes (i) 525,858 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 5,258,580 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 2,103,432 shares. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111

(10)	Includes (i) 525,854 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 5,258,540 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 1,840,496 shares. David Feldman and Joel Arber are the control persons of L1 Capital Global Opportunities Master Fund. The address for L1 Capital Global Opportunities Master Fund is 1688 Meridian Ave, Level 6, Miami Beach, FL 33139.

(11)	Includes (i) 460,124 Ordinary Shares, (ii) Ordinary Shares underlying Series A Warrants to purchase up to an aggregate of 4,601,240 shares and (iii) Ordinary Shares underlying Series B Warrants to purchase up to an aggregate of 2,103,416 shares. The address of record is 1040 1st Avenue, Suite 190, New York, NY 10022.

(12)	Includes 5,521,460 Ordinary Shares issuable pursuant to the exercise of placement agent warrants. The address of record is 300 Park Avenue, Floor 16, New York, NY 10022.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership, and disposition of the Ordinary Shares by a “U.S. Holder.” This discussion applies only to the Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. holders that are subject to special tax rules, including, without limitation:

●	banks or other financial institutions;

●	insurance companies;

●	mutual funds;

●	pension or retirement plans;

●	S corporations;

●	broker or dealers in securities or currencies;

●	traders in securities that elect mark-to-market treatment;

●	regulated investment companies;

●	real estate investment trusts;

●	trusts or estates;

●	tax-exempt organizations (including private foundations);

●	persons that hold the Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	certain U.S. expatriates or former long-term residents of the United States;

●	persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our stock;

●	persons that acquired the Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;

●	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;

●	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;

●	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and

●	corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding the Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.

This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Ordinary Shares, that is, for U.S. federal income tax purposes:

●	an individual who is a U.S. citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES, PRE-FUNDED WARRANTS, WARRANTS, AND WARRANT SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Distributions on the Ordinary Shares

Subject to the PFIC rules discussed below under “-Passive Foreign Investment Company Rules,” distributions on the Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “-Sale or Other Taxable Disposition of the Ordinary Shares.” The amount of any such distributions will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any non-U.S. taxes. Any such amount treated as a dividend will be treated as foreign-source dividend income. Any such dividends received by a corporate U.S. Holder generally will not qualify for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, any such dividends generally will be taxed at currently preferential long-term capital gains rates only if (i) the Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, (ii) we are not treated as a PFIC with respect to the applicable U.S. Holder at the time the dividend was paid or in the preceding year, and (iii) certain holding period and other requirements are met. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

As noted above and subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on the Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. The foreign tax credit rules are complex and U.S. Holders should consult their tax advisers regarding the application of such rules, including the creditability of foreign taxes, in their particular circumstances.

Sale or Other Taxable Disposition of the Ordinary Shares

Subject to the PFIC rules discussed below under “-Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of the Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.

If the consideration received by a U.S. Holder upon a sale or other taxable disposition of the Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.

U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of the Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.

Possible Constructive Distributions

The terms of each Public Warrant provide for an adjustment to the number of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section entitled “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Public Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Ordinary Shares which is taxable to the U.S. holders of such shares as described under the section entitled “-Distributions on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from the Company equal to the fair market value of such increased interest. The rules regarding constructive distributions are complex. U.S. holders should consult their own tax advisors regarding the application of the rules to them in light of their own circumstances.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Ordinary Shares could be materially different from that described above if the Company is treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the projected composition of the Company’s income and assets, including goodwill, the Company does not expect to be classified as a PFIC for its taxable year that includes the date of the Business Combination. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of the Company is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of the assets and income of the Company. Further, because the Company may value its goodwill based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Business Combination) would increase the relative percentage of its passive assets. Moreover, any interest income that the Company earns on its cash deposits would generally be treated as passive income and increase the risk that the Company would be treated as a PFIC. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that the Company is a PFIC for the taxable year that includes the date of the Business Combination, the Company’s current taxable year or in a future year.

If the Company is or becomes a PFIC during any year in which a U.S. holder holds Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) mark-to-market regime and (iii) QEF regime (as defined below). A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Ordinary Shares, and (ii) any “excess distribution” received on Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

●	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held Ordinary Shares;

●	the amount allocated to the current taxable year, will be treated as ordinary income; and

●	the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities and Exchange Commission or on the national market system established under Section 11A of the Securities Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as the company) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. holders should consult their own tax advisors to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. holders of Public Warrants will not be able to make a mark-to-market election with respect to their Public Warrants.

QEF Regime. Alternatively, a U.S. holder of a PFIC may avoid the adverse PFIC tax consequences described above in respect of stock of the PFIC (but not warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends and each subsequent taxable year. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. The company does not presently intend to provide a PFIC Annual Information Statement in order for U.S. Holders to make or maintain a QEF election. However, as described above, the company does not expect to be classified as a PFIC for the taxable year that includes the Business Combination.

PFIC Reporting Requirements. A U.S. holder of Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to the company. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement and the statute of limitations on the assessment and collection of U.S. federal income taxes will be extended in the event of any such failure to comply.

Non-U.S. Holders

This section applies to non-U.S. holders. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Ordinary Shares or Public Warrants that is not a U.S. holder, including:

●	a nonresident alien individual, other than certain former citizens and residents of the United States;

●	a foreign corporation; or

●	a foreign estate or trust;

but, generally, does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Ownership and Disposition of Ordinary Shares and Public Warrants by Non-U.S. Holders. A non-U.S. holder of Ordinary Shares will generally not be subject to U.S. federal income tax or, subject to certain reporting or withholdings, U.S. federal withholding tax on any dividends received on Ordinary Shares or any gain recognized on a sale or other disposition of Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a non-U.S. holder generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Ordinary Shares and Public Warrants.

PLAN OF DISTRIBUTION

We are registering an aggregate of 60,736,190 Ordinary Shares held by the Selling Stockholders or underlying warrants held by the Selling Stockholders, to permit the resale of these Ordinary Shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES RELATED TO THE OFFERING

U.S. dollar
SEC Registration Fee	$65,500
Legal Fees and Expenses	640,819
Accounting Fees and Expenses	-
Printing Expenses	5,420
Miscellaneous Expenses	370,840
Total	$1,082,579

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is incorporated in Cayman Islands and conducts a majority of its operations, located outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP with respect to certain legal matters of U.S. federal securities and New York State law. Validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Carey Olsen, our counsel as to Cayman Islands law.

EXPERTS

The audited consolidated financial statements of the Company as of and for the year ended December 31, 2023, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton Auditores Independentes Ltda., independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of the Company as of December 31, 2022, and for the years ended December 31, 2022, and 2021, included in this Registration Statement on Form F-1 have been included in reliance on the report of Deloitte Touche Tohmatsu Auditores Independentes Ltda., independent registered public accounting firms, upon the authority of said firm as experts in auditing and accounting.

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRMS

On April 25, 2024, Nuvini’s Board of Directors, following the recommendation of the Board’s audit committee, appointed Grant Thornton Auditores Independentes Ltda. (“Grant Thornton”) as its independent registered public accounting firm, for the fiscal year ending December 31, 2023. Deloitte Touche Tohmatsu Auditores Independentes Ltda. (“Deloitte”) served as the independent registered public accounting firm for Nuvini S.A., a corporation (sociedade por ações) duly incorporated and organized under the laws of Brazil, for the fiscal years ended December 31, 2022, and 2021, the annual periods prior to the reorganization whereby Nuvini S.A. became a wholly owned subsidiary of Nuvini. Nuivni Group dismissed Deloitte on April 25, 2024.

Deloitte’s audit report on the consolidated financial statements of Nuvini S.A. did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about Nuvini S.A.’s ability to continue as a going concern as described in “Note 2-Basis of presentation” to the consolidated financial statements.

During the fiscal years ended December 31, 2022 and 2021 and any subsequent interim period preceding Deloitte’s dismissal, there were no (a) disagreements between the Company and Deloitte or between Nuvini S.A. and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Deloitte to make reference to the subject matter thereof in connection with its reports for such years, and (b) reportable events that would be required to be described under Item 16F(a)(1)(v) of Form 20-F in connection with the Company’s annual report on Form 20-F, except that in connection with Deloitte’s audits of consolidated financial statements of Nuvini S.A. as of and for the years ended December 31, 2022 and 2021, Deloitte advised management and the board of directors of Nuvini S.A. of material weaknesses in internal control over financial reporting. These material weaknesses were described in Nuvini’s Registration Statement on Form F-4 (333-272688) filed with the SEC on September 6, 2023, as amended. The identified material weaknesses in its internal control over financial reporting and information technology general controls were discussed with Nuvini S.A.’s board of directors.

During the fiscal years ended December 31, 2022 and 2021 and any subsequent interim period prior to the engagement of Grant Thornton, neither Nuvini nor Nuvini S.A. (nor someone on behalf of Nuvini or Nuvini S.A.) consulted Grant Thornton regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Nuvini’s or Nuvini S.A.’s financial statements, and neither a written report was provided to Nuvini or Nuvini S.A. nor oral advice was provided that Grant Thornton concluded was an important factor considered by Nuvini or Nuvini S.A. in reaching a decision as to the accounting, auditing, or financial reporting issue; or (b) any matter that was the subject of a disagreement as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16F of Form 20-F, or any reportable events as described in Item 16F(a)(1)(v) of Form 20-F.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the Ordinary Shares offered in this prospectus.

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https:// www.nuvini.co. We will make available on our website, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Nvni Group Limited

Index to Consolidated Financial Statements

Audited Financial Statements for the years ended 2023 and 2022

Unaudited Interim Financial Statements as of June 30, 2024

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Nvni Group Ltd.

Opinion on the consolidated financial statements

We have audited the accompanying consolidated balance sheet of Nvni Group Ltd. and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”), in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

We also have audited the adjustments to the 2022 and the 2021 consolidated financial statements to retrospectively reflect the shares and basic and diluted net loss per share attributable to equity holders of Nvni Group Ltd., for the reorganization transaction, as described in Note 1, Note 17 and 18. The adjustments have been applied using the Exchange Ratio established in the reorganization transaction. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2022 or the 2021 consolidated financial statements of the Nvni Group Ltd. other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance in 2022 and 2021 consolidated financial statements taken as a whole.

Significant uncertainty as to the ability to continue as a going concern

We draw attention to Note 2 of the consolidated financial statement, which states that on December 31, 2023, the Company presented net loss in the amount of R$247,862 thousand, working capital deficiency in the amount of R$308,579 thousand and shareholders’ equity deficiency in the amount of R$57,958 thousand. As explained in Note 2, these events or conditions, together with other matters described in the aforementioned note, indicate the existence of relevant uncertainty that raises significant doubt regarding the Company’s ability to continue operating as a going concern. The plans and actions being developed by Management to restore the Company’s economic balance and financial position are described in Note 2. The consolidated financial statements do not include any adjustments that may arise from such uncertainty. Our opinion is not qualified concerning this matter.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton Auditores Independentes Ltda.

We have served as the Company’s auditor since 2024

São Paulo, Brazil

December 24, 2024, except for Note 27, as to which the date is February 7, 2025.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Nuvini S.A. (predecessor of Nvni Group Limited)

Opinion on the Financial Statements

We have audited, before the effects of the retrospective adjustments to basic and diluted loss per share discussed in Note 18 to the consolidated financial statements and to disclosures of the share capital discussed in Note 17 to the consolidated financial statements, the accompanying consolidated statement of financial position of Nuvini S.A. and subsidiaries (predecessor of Nvni Group Limited) (the “Company”) as of December 31, 2022, and the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustments to basic and diluted loss per share discussed in Note 18 to the financial statements and to disclosures of the share capital discussed in Note 17 to the financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

Going Concern

The Company’s financial statements as of and for the year ended December 31, 2022 (the “2022 financial statements”) were prepared assuming that the Company will continue as a going concern. As of the date of the issuance of the 2022 financial statements, the Company had suffered recurring losses from operations and had a working capital deficiency of BRL 311,821 thousand at December 31, 2022 that raised substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters were also described in the 2022 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company´s management. Our responsibility is to express an opinion on the Company´s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company´s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE TOUCHE TOHMATSU
Deloitte Touche Tohmatsu
Auditores Independentes Ltda.
Sao Paulo, Brazil

August 9, 2023

We began serving as the Company´s auditor in 2020. In 2023 we became the predecessor auditor.

Nvni Group Limited Consolidated Statement of Financial Position

As of December 31, 2023, and 2022

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	12/31/2023	12/31/2022
ASSETS
Current assets
Cash and cash equivalents	7	11,398	8,015
Trade accounts receivable, net	8	14,263	10,076
Short-term advances		28,970	1,131
Other current assets		7,537	1,053
Total current assets		62,168	20,275
Non-current assets
Property and equipment, net	10	3,990	2,932
Right-of-use assets, net	10	1,435	1,441
Intangible assets, net	11	137,061	138,951
Goodwill	11	204,099	199,512
Other non-current assets		11,108	3,954
Total non-current assets		357,693	346,790
Total assets		419,861	367,065
LIABILITIES
Current liabilities
Accounts payable to suppliers	13	47,133	7,283
Salaries and labor charges	12	16,674	15,015
Loans and financing	13	4,960	1,138
Loans from investors	14	-	200
Subscription rights	6 and 17	-	39,343
Debentures	15	51,197	60,873
Exposure premium liability	15	1,835	841
Lease liability	10	742	976
Income taxes payable		1,913	1,204
Taxes, fees and contributions payable		5,352	4,194
Deferred revenue	20	3,145	3,820
Deferred and contingent consideration on acquisitions	5 and 6	227,077	194,972
Related parties	9	9,867	846
Other current liabilities		852	1,391
Total current liabilities		370,747	332,096
Non-current liabilities
Loans and financing	13	329	669
Loans from investors	14	13,901	5,249
Taxes and contributions payable		2,886	1,154
Deferred and contingent consideration on acquisitions	5 and 6	5,000	39,984
Lease liability	10	777	611
Provisions for risks	16	30,820	31,032
Deferred taxes		44,566	45,838
Related parties	9	-	3,232
Derivative warrant liabilities	17	4,464	-
Other non-current liabilities		-	2,161
Total non-current liabilities		102,743	129,930
Total liabilities		473,490	462,026
SHAREHOLDERS’ DEFICIT	17
Share capital		260,685	40,404
Capital reserves		127,932	54,632
Accumulated losses		(446,575)	(193,850)
Total shareholders’ deficit, Equity attributable to owners		(57,958)	(98,814)
Non-controlling interest	17	4,329	3,853
Total shareholders’ deficit		(53,629)	(94,961)
Total liabilities and shareholders’ deficit		419,861	367,065

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Nvni Group Limited Consolidated Statement of Loss and Comprehensive
Loss for the years ended December 31, 2023, 2022 and 2021

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	12/31/2023	12/31/2022	12/31/2021
Net operating revenue	20	168,985	124,545	89,864
Cost of services provided	21	(66,138)	(52,813)	(35,833)
Gross profit		102,847	71,732	54,031
Sales and marketing expenses	21	(28,827)	(27,370)	(22,597)
General and administrative expenses	21	(93,156)	(53,347)	(56,073)
Impairment of goodwill	11	(11,373)	(86,897)	(6,758)
Other operating income (expenses), net	21	17,597	182	12
Listing Expense	21	(176,282)	-	-
Operating loss		(189,194)	(95,700)	(31,385)
Financial income and expenses, net	22	(55,110)	(16,730)	(42,479)
Loss before income tax		(244,304)	(112,430)	(73,864)
Income tax	23	(3,558)	(1,776)	(3,835)
Net loss representing total comprehensive loss for the year		(247,862)	(114,206)	(77,699)
Net loss attributed to:
Owners of the Company		(254,711)	(114,408)	(77,699)
Non-controlling interests	17	6,849	202	-
Loss per share
Basic and diluted loss per share (R$)	18	(10.73)	(6.48)	(4.86)

The above consolidated statement of loss should be read in conjunction with the accompanying notes.

Nvni Group Limited Consolidated Statement of Changes in
Equity for the years ended December 31, 2023, 2022 and 2021

(In thousands of Brazilian reais, unless otherwise stated)

Equity attributable to Equity Holder of the Parent

	Notes	Share Capital	Capital Reserves	Accumulated Losses	Attributable to owners of the parent	Non-controlling interests	Total Equity
Balances as of December 31, 2020		10	(1,500)	(1,743)	(3,233)	-	(3,233)
Capital increase		38,894	-	-	38,894	-	38,894
Subscription rights	17	-	1,500	-	1,500	-	1,500
Provision for share-based payment	19	-	3,738	-	3,738	-	3,738
Net loss representing total comprehensive loss for the year		-	-	(77,699)	(77,699)	-	(77,699)
Balance as of December 31, 2021		38,904	3,738	(79,442)	(36,800)	-	(36,800)

	Notes	Share Capital	Capital Reserves	Accumulated Losses	Attributable to owners of the parent	Non-controlling interests	Total Equity
Balances as of December 31, 2021		38,904	3,738	(79,442)	(36,800)	-	(36,800)
Exercise of subscription rights		1,500	(1,500)		-	-	-
Initial recognition of non-controlling interest	17		42,510	-	42,510	4,207	46,717
Distributions to non-controlling interest	17			-	-	(556)	(556)
Provision for share-based payment	19	-	9,884	-	9,884	-	9,884
Net loss representing total comprehensive loss for the year		-	-	(114,408)	(114,408)	202	(114,206)
Balance as of December 31, 2022		40,404	54,632	(193,850)	(98,814)	3,853	(94,961)

	Notes	Share Capital	Capital Reserves	Accumulated Losses	Attributable to owners of the parent	Non-controlling interests	Total Equity
Balances as of December 31, 2022		40,404	54,632	(193,850)	(98,814)	3,853	(94,961)
Capital increase		186,371	-	-	186,371	-	186,371
Subscription rights		33,910	1,500	-	35,410	-	35,410
Provision for share-based payment	19	-	6,255	-	6,255	-	6,255
Debt instruments converted to equity		-	65,747	-	65,747	-	65,747
Initial recognition of non-controlling interest		-	(202)	-	(202)	706	504
Distributions to non-controlling interest		-	-	1,986	1,986	(7,079)	(5,093)
Net loss representing total comprehensive loss for the year		-	-	(254,711)	(254,711)	6,849	(247,862)
Balance as of December 31, 2023		260,685	127,932	(446,575)	(57,958)	4,329	(53,629)

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Nvni Group Limited Consolidated Statement of Cash Flows

for the years ended December 31, 2023, 2022 and 2021
(In thousands of Brazilian reais, unless otherwise stated)

	Notes	2023	2022	2021
Cash flow from operating activities
Loss before income tax		(244,304)	(112,430)	(73,864)
Adjustments for:
Depreciation and amortization	10 and 11	18,715	17,234	13,578
Share-based payment expense	19	6,255	9,884	3,738
Adjustment in provision for risks		(1,395)	(1,953)	10,007
Interest on loans, financing and debentures	13, 15 and 22	15,117	14,704	5,804
Interest on lease liabilities	10	316	175	103
Amendment to lease liability		(217)	-	-
Allowance for expected credit loss	8	440	20	117
Write-offs accounts receivable		953	-	487
Impairment of goodwill	11	11,373	86,897	6,758
Loss on disposal of assets	10	1,589	116	134
Deferred and contingent consideration adjustment	5 and 6	40,535	16,294	32,365
Employee bonus provision		2,001	2,470	1,661
Taxes on provisions		-	399	-
Fair value of derivative warrant liabilities	17	(14,507)	-	-
Listing Expense	21	176,282	-	-
Fair value of subscription rights		(2,941)	(14,495)	2,619
Decrease (increase) in operating assets:
Trade accounts receivable	8	(2,519)	153	(3,027)
Other assets		(32,230)	(2,532)	(943)
Increase (decrease) in operating liabilities:
Accounts payable to suppliers		38,956	2,023	(3,320)
Salaries and labor charges	12	(1,118)	3,653	2,133
Taxes and fees		2,534	1,366	(464)
Deferred revenue		(675)	(548)	4,330
Other liabilities	23	(2,727)	(2,596)	(3,991)
Income taxes paid		(9,624)	(6,638)	(4,953)
Net cash from operating activities		2,809	14,196	(6,728)
Investment activities
Cash payments to acquire property and equipment	10	(3,570)	(1,330)	(1,085)
Cash payments to acquire intangibles	11	(8,648)	(2,992)	(2,723)
Acquisition of subsidiaries – net of cash acquired		-	-	(90,979)
Net cash used in investment activities		(12,218)	(4,322)	(94,787)
Financing activities
Payment of principal loans and financing	13 and 15	(9,451)	(10,101)	(10,962)
Interest paid	13 and 15	(14,784)	(12,602)	(3,546)
Payment of principal portion of lease liabilities	10	(1,053)	(1,064)	(596)
Proceeds from debentures, loans, and financing	13, 14 and 15	18,617	8,750	73,736
Capital increase	17	29,060	-	35,693
Proceeds on issuance of subscription rights	17	-	3,750	15,150
Distributions paid to non-controlling interest		(5,093)	(556)	-
Proceeds from investors and related party loans		-	8,961	-
Proceeds from related party loans	9	-	-	14,793
Payment of principal on related party loans	9	-	-	(3,000)
Payment of deferred and contingent consideration on acquisitions	5 and 6	(4,504)	(9,898)	(10,500)
Net cash (used in) from financing activities		12,792	(12,760)	110,768
Net (decrease) increase in cash and cash equivalents		3,383	(2,886)	9,253
Cash and cash equivalents at the beginning of the year	7	8,015	10,901	1,648
Cash and cash equivalents at the end of the year	7	11,398	8,015	10,901
Net (decrease) increase in cash and cash equivalents		3,383	(2,886)	9,253

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

NVNI GROUP LIMITED

EXPLANATORY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2023, and 2022

(Amounts expressed in thousands of reais—R$, except as otherwise indicated)

Note 1. Corporate and business information

Nvni Group Limited (“Nvni Group” “Nuvini” or the “Company”) is a Cayman Island exempted limited liability company, incorporated on November 16, 2022. The registered office of the Company is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands. The Company’s principal executive office is located at Rua Jesuíno Arruda, nº769, sala 20B, Itaim Bibi, in São Paulo, Brazil.

Nvni Group is a holding company and conducts substantially all of its business through Nuvini S.A. and its acquired subsidiaries (collectively, the “Nuvini Acquired Companies”). For periods prior to February 26, 2023, the financial statements represent the results of operations of Nuvini S.A. and periods after February 26, 2023, represent the results of operations of Nvni Group. Nuvini and its subsidiaries, including the Nuvini Acquired Companies, will be referred to collectively herein as the “Group”.

Nuvini’s strategy is focused on acquiring and operating established companies in the business-to-business (“B2B”) software as a service (“SaaS”) market in Brazil and Latin America. Nuvini’s acquisition targets are generally profitable B2B SaaS companies with a consolidated business model, recurring revenue, positive cash generation and/or growth potential.

Nuvini’s business philosophy is to invest in established companies and foster an entrepreneurial environment that enables companies to become leaders in their respective industries, creating value through long- term partnerships with existing management teams and accelerating growth through improved commercial strategies, increased efficiency of internal processes and enhanced governance structures.

Reorganization transaction

On February 26, 2023, Nvni Group Limited, Nuvini Holdings Limited (an exempted company with limited liability in the Cayman Islands), Nuvini Merger Sub, Inc. (a Delaware corporation), and Mercato Partners Acquisition Corporation (a Delaware corporation, referred to as “Mercato”) entered into a Business Combination Agreement (“SPAC Merger”). According to this agreement, Nuvini Shareholders transfered all issued and outstanding ordinary shares of Nuvini, with a par value of US$0.00001 per share, to Nvni Group Limited in exchange for newly issued ordinary shares of Nvni Group Limited, also with a par value of US$0.00001 per share. Additionally, Nuvini Merger Sub, Inc. merged with Mercato, resulting in Mercato becoming a wholly-owned, indirect subsidiary of Nvni Group Limited.

Prior to the closing date of the transaction between the Company and Mercato, Nvni Group Ltd. was a holding company with no active trade or business. Nuvini S.A. maintained all relevant assets and liabilities and incurred all income and expenses. Therefore, the comparable consolidated financial information presented herein represents the consolidated financial statements of Nuvini S.A.

On September 29, 2023, Nuvini completed its business combination with Mercato. As a result, Nuvini’s Ordinary Shares and Warrants commenced trading on Nasdaq under the symbols “NVNI” and “NVNIW,” respectively, as of market open on October 2, 2023.

In accordance with IFRS 3 Business Combinations, Mercato did not meet the definition of a “business”, and therefore the Business Combination was considered a capital transaction and was accounted for as a share-based payment transaction under IFRS 2 Share-Based Payments, whereby Nuvini issued shares for Mercato’s net assets. Under this method of accounting, the acquisition of Mercato was stated at historical cost, with no goodwill or other intangible assets recorded.

The difference between the fair value of the equity instruments issued to acquire Mercato and the fair value of the identifiable net assets acquired represented a stock exchange listing expense.

Accordingly, the financial statements of Nuvini S.A. became the historical financial statements of Nuvini and the assets, liabilities and results of operations of Mercato was consolidated with Nuvini from the Closing Date.

Consolidated subsidiaries

The following table lists the Company’s subsidiaries as of December 31, 2023. The subsidiaries have share capital consisting solely of ordinary shares that are held directly by the Company, and the proportion of ownership interests held equals the voting rights held by the Company. The country of incorporation or registration is also their principal place of business:

Subsidiaries	Place of Business/Country of Incorporation	Equity Ownership Held by the Company 12/31/2023	Equity Ownership Held by the Company 12/31/2022
Effecti Tecnologia Web LTDA. (“Effecti”)	Brazil	100%	100%
Leadlovers Tecnologia LTDA. (“Leadlovers”)	Brazil	100%	100%
Ipe Tecnologia LTDA. (“Ipe”)	Brazil	100%	100%
Dataminer Dados, Informacoes E Documentos LTDA (“Datahub”)	Brazil	100%	100%
Onclick Sistemas de Informacao LTDA. (“Onclick”)	Brazil	100%	100%
Simplest Software LTDA (“Mercos”)	Brazil	57.91%	57.91%
Smart NX	Brazil	55%	-
Nuvini S.A	Brazil	100%	-
Nuvini LLC	United States of America	100%	100%

Effecti

On October 30, 2020, Nuvini acquired 100% of the equity interest of Effecti. Effecti sells access to the “My Effecti” platform, a tool used by companies that wish to participate in bids. Within the platform, bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions.

Leadlovers

On February 5, 2021, Nuvini acquired 100% of the equity interest of Leadlovers, a company based in Curitiba, Paraná that delivers an all-in-one digital marketing platform. Leadlovers offers a 100% online platform to optimize companies’ digital marketing strategy and assist entrepreneurs in enhancing online sales, allowing them to streamline and automate repetitive marketing processes.

Ipe

On February 19, 2021, Nuvini acquired 100% of the equity interest in Ipe, a company based in Uberlândia, Minais Gerais, which serves as the largest enterprise resource planning (“ERP”) service provider for eyeglass shops. Ipe offers store owners an ERP system subscription that aims to help manage stores, meet tax obligations and optimize sales.

Datahub

On February 24, 2021, Nuvini acquired 100% of the equity interest in Datahub, a company based in Tupã, São Paulo that offers an innovative data intelligence platform, uniting cutting-edge technology and new data sources. Datahub utilizes sophisticated and efficient data analytics, machine learning, and customer knowledge to drive efficiencies in marketing, sales, risk, and compliance actions, while prioritizing responsible data management to protect its customers’ business.

Onclick

On April 22, 2021, Nuvini acquired 100% of the equity interest in Onclick, a company based in Marília, State of São Paulo. Onclick comprises three subsidiaries; Onclick Sistemas de Informacao LTDA, APIE.COMM Tecnologia LTDA (“Apie.comm”), and Commit Consulting LTDA. (“Commit”). Onclick controls 100% of the subsidiaries and they offer the following services to the market:

●	A management ERP for retail, e-commerce, industry, distribution and services.

●	Business management in technology offering IT solutions and business processes tailored to its customers.

●	Complete integration solution to support various technologies involved in e-commerce operations.

Mercos

On June 30, 2021, Nuvini acquired 100% of the equity interest in Mercos, a software company that organizes and automates the activities of independent sales representatives and sales orders from manufacturers and distributors. Mercos is focused on providing e-commerce and sales solutions for B2B entities. In November 2022, the Company amended the Mercos agreement reselling 42.09% of the Mercos shares to the previous seller.

Smart NX

On January 25, 2023, and amended on June 8, 2023, and August 1, 2023, Nuvini acquired 55% of the equity interest in Smart NX, a company in Matias Barbosa, Minas Gerais, Brazil. Smart NX operates under two subsidiaries Smart NX and Smart NX LTDA. Smart NX is the directly owned subsidiary. Smart NX is a limited liability company duly organized under the laws of Brazil and based in Matias Barbosa, Minas Gerais, Brazil. Smart NX builds digital client experience journeys that connect B2C companies with their clients via sales billing and client service. Smart NX delivers a full digital journey for its clients for higher client service efficiency, increases in sales and collections, cost reductions through digitalized operation and higher client satisfaction.

Nuvini S.A.

Nuvini S.A. is a corporation duly incorporated and organized on October 21, 2020, under the laws of Brazil, with its head office at Rua Jesuíno Arruda, No. 769, Suite 20B, Itaim Bibi, São Paulo, Brazil. 04.532-082. Nuvini S.A. acquires and operates software companies within SaaS markets in Brazil. Nuvini S.A. is the leading private serial software business acquirer in Brazil and intends to use funding and capital markets access to continue expanding its acquisition strategy in Brazil and Latin America.

Nuvini LLC

Nuvini LLC was incorporated on November 9, 2020 in the United States of America to explore opportunities for strategic partnerships abroad. Nuvini LLC has no relevant operations for the years ended December 31, 2023, 2022 and 2021.

Note 2. Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee. The financial statements comply with IFRS as issued by the International Accounting Standards Board.

The consolidated financial statements consist of the consolidated statement of financial position, the consolidated statement of loss and comprehensive loss, the consolidated statement of changes in equity and the consolidated statement of cash flows and have been prepared under a historical cost basis, except for the valuation of certain assets and liabilities such as those arising from business combinations and according to the accounting practices described in note 3. The consolidated statement of cash flows has been prepared using the indirect method. Intercompany transactions and balances between the Group’s companies are eliminated upon consolidation.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of loss and comprehensive loss, consolidated statement of changes in equity and consolidated statement of financial position, respectively.

The issuance of these consolidated financial statements was originally authorized by the Board of Directors on December 24, 2024.

Reorganization of Keiretsu and Nuvini

On June 30, 2021, Nuvini completed a common control corporate reorganization whereby Keiretsu Tecnologia SA (“Keiretsu”), a joint-stock holding company with no operations and headquartered in the City of São Paulo, State of São Paulo, and owner of 100% of the capital stock of Nuvini, was merged into Nuvini, with Nuvini being the surviving entity. The reorganization and merger was approved by the shareholders of Nuvini and the shareholders of Keiretsu at the respective extraordinary general shareholder meetings held on June 30, 2021. The management team of Nuvini and Keiretsu had concluded that merger would bring advantages to both Nuvini and Keiretsu and their shareholders, resulting in greater operational, administrative, and financial efficiency, with a reduction in operating costs for Nuvini.

The merger was completed through a share exchange transaction, whereby each share previously held by the Keiretsu shareholders was exchanged for one Nuvini share, with no change to their proportional interests in Nuvini. As a result, the net liabilities of Keiretsu of R$109,869 on the date of the share exchange, including the contingent consideration relating to the Effecti acquisition completed in 2020 that had been assumed by Keiretsu, were assumed by Nuvini.

As Keiretsu and Nuvini were entities under common control for the periods presented in these consolidated financial statements, the reorganization and merger has been evaluated as a business combination under common F-57 control (“BUCC”). IFRS currently does not have authoritative guidance related to the accounting and reporting for BUCC’s. The Group’s management team (“Management”) has elected to account for the reorganization as a merger based on the historical accounting basis of the assets and liabilities assumed. The consolidated financial statements have been presented as if the reorganization and merger had been affected as of January 1, 2021.

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Nuvini is a holding company that conducts its business through its acquired operating subsidiaries and derives all of its revenues from the Nuvini Acquired Companies’ proprietary SaaS businesses, which consist of revenue from fees paid by the Nuvini Acquired Companies’ customers for using the Nuvini Acquired Companies’ proprietary software.

The Company is an early-stage company and since inception has incurred operating losses.

For the years ended December 31, 2023, 2022 and 2021, the Company incurred a net loss of R$(247,862), R$(114,206) and R$(77,699), respectively, and on December 31, 2023 and 2022, the Company had a working capital deficit of R$(308,579) and R$(311,821), respectively and shareholders’ deficit of R$(53,629) and R$(94,961), respectively. Management believes it will continue to incur operating and net losses at least for the medium term.

To date, Nuvini has met its operations funding requirements primarily through the issuance of equity capital, loans and borrowings from financial institutions and related parties (including its CEO), private placements of debentures, deferred and/or contingent payment on acquisitions, and the issuance of subscription rights to investors, as well as from revenue generated from the Group’s operations. Nuvini S.A. holds debt in the Brazilian reais currency (R$) and financial instruments are not typically used for hedging purposes.

As discussed in notes 13 and 15, on December 31, 2023 the Company had current debt obligations outstanding of R$66,024 and R$62,857 on December 31, 2022, which included the entire balance of amounts owed under the debentures issued in 2021 and due in 2026, as the Company was not in compliance with financial covenants associated with the debentures at December 31, 2023 or 2022 and the balances due on loans that mature in 2024 and short-term obligations under related party loans (see note 9 for further details).

The Company issued equity in shares in exchange for the partial acquisition of Smart NX in 2023.

On December 31, 2023, the Company had cash and cash equivalents, including short-term investments, of R$11,398.

The Company’s future profitability and liquidity is particularly dependent upon the organic growth and operating performance of the Nuvini Acquired Companies and the expansion of its businesses through additional acquisitions of SaaS companies or SaaS-related assets. The Company cannot be certain when or if its operations will generate sufficient cash to fully fund its ongoing operations or the growth of its business. The Company’s business will likely require significant additional amounts of capital resources to sustain and expand operations to generate sufficient cash flow to meet its obligations on a timely basis

The Company has determined that these factors raise substantial doubt about its ability to continue as a going concern.

As further discussed at note 15, the debenture holders have subsequently granted the Company’s request to waive the 2022 and 2023 covenant violations.

Additionally, as further discussed at notes 5 and 6, the Company has and continues to take additional steps to preserve liquidity and manage cash flows by amending the terms of amounts payable or contingently payable under the purchase and sale agreements with sellers for all of its acquisitions. These amendments have included extension and/or further deferral of payment installments, as well as modification of the terms to contemplate a portion of the amounts due to be payable in shares of Nvni Group Limited, as applicable (see also note 5). Nuvini S.A. cannot extend or revise the terms of the deferred and contingent consideration, Nuvini S.A. would raise debt to satisfy any deferred and contingent consideration obligations.

As discussed in note 9, the Company also has loans with the Group’s CEO. In December 2022, all amounts payable under these loans, amounting to R$16,799, were converted into subscription rights. After the subscription rights conversion, the Company then received an additional loan from the CEO of R$3,200 in December 2022 and another loan of R$3,300 in February 2023. In July 2023, the Company received an additional loan of R$1,039, totaling R$8,890 outstanding for loans to Nuvini’s CEO as of December 31, 2023. The Company also was able to obtain loans from investors in the amount of R$7,407.

While the Company continues to seek other alternative capital and financing sources and implement steps to preserve liquidity and manage cash flows, there can be no assurance that these or additional capital and financing resources, continued waivers of covenant violations under the debentures agreement, or further extensions or modifications of payment terms of seller acquisition financing will be available to the Company on commercially acceptable terms, or at all. If the Company raises funds to pay any of its obligations by issuing additional equity securities, dilution to stockholders may result. The terms of debt securities or borrowings could impose significant additional restrictions on operations.

If the Company is unable to obtain adequate capital resources to fund operations, it would not be able to continue to operate its business pursuant to its current business plan, which may require reductions in spending to a sustainable level by, among other things, delaying, scaling back or eliminating some or all its planned investments in business development, sales and marketing, research and development, and other activities, which could have a material impact on its operations and limit its ability to fully execute its business acquisition strategy, which may directly and negatively affect its business, operating and financial results.

Note 3. Summary of significant accounting policies

Basis of consolidation

As of December 31, 2023, 2022 and 2021, the consolidated financial statements include information from the subsidiaries Effecti, Leadlovers, Ipe, Datahub, Mercos, Onclick, Nuvini LLC, Nuvini S.A. and Smart NX. The consolidated financial statements incorporate the financial positions and the operational results of subsidiaries that the Group controls. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains on transactions between the Company and its subsidiaries are eliminated, if applicable.

Functional currency and presentation currency

The items included in the Group’s financial statements are measured using the currency of the main economic environment in which the Group operates (its “functional currency”). The financial statements are presented in thousands of Brazilian Reais (R$), which is the functional currency of the Group.

Business combinations

Business acquisitions are accounted for using the acquisition method. The Group determines that it has acquired a business, rather than a group of assets, when the acquired set of assets and activities include an input and a substantive process that together significantly contribute to the ability to create outputs. Acquisition-related costs are expensed when incurred.

The consideration transferred in a business combination is measured at fair value. On the acquisition date, identifiable assets acquired and liabilities assumed are recognized at fair value on the acquisition date, unless otherwise stated.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

When consideration transferred by the Group in a business combination includes an obligation of the Group to provide additional payments to the sellers based on future performance of the business sold or services to the Group (a contingent consideration, as described in note 5), the Group evaluates whether the contingent consideration should be accounted for as compensation for post-combination services or contingent consideration and included in consideration transferred in accordance with IFRS 3—Business Combinations (“IFRS 3”). If the Group determines the arrangement is contingent consideration, the arrangement is further evaluated to see if the payments should be accounted for as an additional cash consideration or equity interests to the former owners (seller) if certain future events occur. The current arrangements resulting from the acquisitions detailed in note 6 have been accounted for as contingent consideration, are measured at fair value at the acquisition date and included in the consideration transferred.

Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retroactively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period (which cannot exceed one year from the acquisition date), related to facts and circumstances that existed at the acquisition date.

Deferred and Contingent considerations are remeasured at fair value at subsequent reporting dates and changes in fair value are recognized in profit or loss. Deferred consideration that are based on fixed contractual amounts are at amortized cost.

If the initial accounting for a business combination is incomplete at the end of the period in which the combination occurred, the Group records provisional amounts based on estimated or projected values for items for which accounting is incomplete. These provisional amounts are adjusted during the measurement period or additional assets and liabilities are recognized to reflect new information obtained relating to facts and circumstances existing at the acquisition date, which, if known, would have affected the amounts recognized on that date.

Financial instruments

Financial assets and financial liabilities are recognized in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets are presented as current assets, except those with maturity of more than 12 months after the balance sheet date. The classification of the Group’s financial assets and liabilities is detailed in note 6.

Financial assets

All recognized financial assets are measured subsequently in their entirety at either amortized cost or fair value, depending on the classification of the financial assets.

Classification of financial assets

Financial assets that meet the following conditions are measured subsequently at amortized cost:

●	The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows.

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets that meet the following conditions are measured subsequently at fair value through other comprehensive income (“FVTOCI”):

●	The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling the financial assets.

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

By default, all other financial assets are measured subsequently at fair value through profit or loss (“FVTPL”).

Despite the foregoing, the Group may make the following irrevocable election/designation at initial recognition of a financial asset:

●	The Group may irrevocably elect to present subsequent changes in fair value of an equity investment in other comprehensive income if certain criteria are met.

●	The Group may irrevocably designate an investment that meets the amortized cost or FVTOCI criteria as measured at FVTPL if doing so eliminates or significantly reduces an accounting mismatch.

Amortized cost and effective interest method

The effective interest method is a method of calculating the amortized cost of a financial instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) excluding expected credit losses, through the expected life of the financial instrument, or, where appropriate, a shorter period, to the gross carrying amount of the financial instrument on initial recognition.

Interest income is recognized using the effective interest rate for financial assets measured subsequently at amortized cost and at FVTOCI. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit-impaired. For financial assets that have subsequently become credit-impaired, interest income is recognized by applying the effective interest rate to the amortized cost of the financial asset. If, in subsequent reporting periods, the credit risk on the credit-impaired financial instrument improves so that the financial asset is no longer credit- impaired, interest income is recognized by applying the effective interest rate to the gross carrying amount of the financial asset.

Financial assets at FVTPL

Financial assets at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss. The net gain or loss recognized in profit or loss includes any dividend or interest earned on the financial asset and is included in financial income and expense on the income statement.

Impairment of financial assets

The Group recognizes a provision for expected credit losses (“ECL”) on trade receivables and contract assets measured under IFRS 15. To measure the expected credit losses, trade receivables and contract assets have been grouped as they have substantially the same risk characteristics and are related to the same types of contracts; therefore, the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets. The Group applies the ‘simplified’ approach to measure the ECL, since the Group’s trade receivables do not include a significant financing component and are not considered to be complex. The Group therefore recognizes the lifetime expected credit losses over the life of the trade accounts receivable and other assets. The Group evaluates whether ECL would be required to be recorded for other assets periodically and on an individual basis.

The nature of the Group’s SaaS business model mitigates the risk of credit losses, as customers usually pay in advance or have payment terms from 30-60 days. The Group estimates expected credit losses by taking into consideration historical credit losses experienced by aging and maturity categories based on contract or invoice payment due dates and financial factors specific to the customers, as well as general economic conditions.

Write-off policy

The Group writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, for example, when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or in the case of trade receivables, when the amounts are over 3 months past due, whichever occurs sooner. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures and applicable legislation where appropriate. Any provisions and recoveries made are recognized in general and administrative expenses in profit or loss.

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the financial asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

Financial liabilities and equity

Classification as financial liability or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the terms and substance of the contractual arrangements.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognized at the proceeds received, net of direct issue costs. A repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

Financial liabilities

Financial liabilities are subsequently measured (i) at amortized cost using the effective interest rate method or (ii) at FVTPL.

●	Financial liabilities at FVTPL: Financial liabilities are classified at FVTPL when the financial liability is (i) a contingent consideration of a buyer in a business combination that is classified as a liability, (ii) held for trading, or (iii) designated at FVTPL. As of December 31, 2023, and 2022, the Group had financial liabilities designated at FVTPL recorded in the financial statements related to the contingent consideration related to the acquisition of equity interests in the subsidiaries, as detailed in notes 6 and 7.

●	Financial liabilities at amortized cost: Financial liabilities other than (i) contingent consideration of a buyer in a business combination that is classified as a liability or, (ii) assigned to FVTPL are subsequently measured at the amortized cost using the effective interest rate method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities only when its obligations are extinguished and canceled. The difference between the carrying amount of the financial liability and the consideration paid and payable is recognized in profit or loss.

Derivatives

Derivatives are recognized initially at fair value at the date the derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The resulting gain or loss is recognized in profit or loss immediately. A derivative with a positive fair value is recognized as a financial asset, whereas, a derivative with a negative fair value is recognized as a financial liability. A derivative is presented as a non-current asset or non-current liability if the remaining maturity of the instrument is more than 12 months and is not due to be realized or settled within 12 months.

Fair value measurement

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes. The Group measures financial instruments at fair value on each balance sheet closing date. Fair value is the price that would be received by the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the assumption that the transaction to sell the asset or transfer the liability will occur (i) in the principal market for the asset or liability, or, in the absence of a main market, (ii) in the market most advantageous to the asset or liability.

Measuring the fair value of a non-financial asset takes into account the ability of the market participant to generate economic benefits using the asset at its best possible use or by selling it to another market participant who would use the asset at its best use.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy described below, based on the lowest level information that is significant to the measurement of the fair value as a whole.

●	Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

●	Level 2—Evaluation techniques for which the lowest and most significant level information for measuring fair value is directly or indirectly observable.

●	Level 3—Evaluation techniques for which the lowest and most significant level information for fair value measurement is not available.

If all significant inputs required to measure the fair value of an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3. The fair value of the contingent consideration classified as level 3 is calculated based on the judgment of the Group and the probability of meeting the goals of the acquisition made during the year. The fair value is based on a business plan agreed to by Management and the seller of the acquired company, that includes projected revenue balances individual to each subsidiary and therefore is not deemed observable market data.

For assets and liabilities recognized in the financial statements at fair value on a recurring basis, the Group determines whether there have been transfers between hierarchy levels, reassessing categorization (based on the lower and most significant level information for the fair value measurement as a whole) at the end of each reporting period.

Goodwill

Goodwill is initially recognized and measured as described above in business combinations. Goodwill is not amortized, but is tested for impairment at least annually, or when circumstances indicate an impairment loss. For the purposes of the impairment test, goodwill is allocated to each of the Group’s cash generating units (“CGUs”). To determine the CGU, assets are grouped at the lowest levels for which there are independent cash flows. For purposes of this test, goodwill is allocated to the CGUs or groups of CGUs that will benefit from the synergies of the combination. The CGUs identified were Effecti, Ipe, Leadlovers, Datahub, Onclick, Mercos, as of January 2023, Smart NX.

An impairment loss exists when the book value of the CGU exceeds its recoverable amount, which is the higher of the fair value less selling expenses and the value in use. If the recoverable amount of the CGU is less than the carrying amount, the impairment loss is first allocated to reduce the carrying amount of the goodwill allocated to the unit and, subsequently, to the other assets of the unit, proportionally to the carrying amount of each of the assets. Goodwill impairment losses are recognized in the period they are incurred. Impairment losses recognized for goodwill cannot be reversed in a subsequent period. On disposal of the CGU, the attributable value of goodwill is included in the calculation of profit or loss on disposal.

Intangible assets, net

Recognition and measurement

Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination corresponds to the fair value on the acquisition date. After initial recognition, intangible assets are stated at cost, less accumulated amortization and accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized, and the expense is reflected in the statement of income in the year in which it is incurred. The useful life of an intangible asset is assessed as finite or indefinite.

Intangible assets with finite lives are amortized on a straight-line basis over their economic useful lives and assessed for impairment whenever there is an indication of loss of economic value of the asset. The amortization period and method for an intangible asset with a finite life are reviewed, at least, at the end of each fiscal year. Changes in the estimated useful life or in the expected consumption of the future economic benefits of these assets are accounted for through changes in the amortization period or method, as the case may be, and are treated as changes in accounting estimates. Amortization of intangible assets with finite useful lives is recognized in the income statement within the general and administrative expenses category with the exception of the amortization of technology software and customer relationships intangible assets included in cost of sales expense category.

Intangible assets with indefinite useful lives, such as goodwill, are not amortized, but are tested at least annually or when circumstances indicate loss due to devaluation of the asset in relation to losses due to reduction to its recoverable value, individually or at the level of the CGU. The indefinite life assessment is reviewed annually to determine whether this assessment remains justifiable. Otherwise, the change in useful life from indefinite to finite is made prospectively.

As of December 31, 2023, 2022 and 2021, the following asset types have finite useful lives and the average useful lives applied by the Group remain unchanged as shown below:

Category:	Useful life (years)
Technology software	5-10
Brands	22-25
Customer relationships	3-17
Non-competition agreements	5-6

An intangible asset is derecognized at the time of its sale (that is, the date on which the beneficiary obtains control of the related asset) or when no future economic benefits are expected from its use or sale. Any gain or loss resulting from the derecognition of the asset is recognized in the statement of profit or loss for the year.

Subsequent expenses

Subsequent expenses are capitalized only when they increase the future economic benefits incorporated into the specific asset to which they relate. All other expenses, including expenses with generated goodwill, trademarks and patents, are recognized in net profit or loss as incurred.

Property and equipment, net

Recognition and measurement

Assets are measured at the historical cost of acquisition or construction, less accumulated depreciation and any accumulated losses due to impairment. When significant parts of an asset item have different useful lives, they are recorded as separate items of the asset. Any gains or losses on the disposal of an asset are recognized in net profit or loss.

Subsequent costs

Subsequent costs are capitalized only when it is likely that the future economic benefits associated with cost will be earned by the Group.

Depreciation

Depreciation is recognized using the straight-line method based on the estimated useful life of the assets and the assets’ residual values.

As of December 31, 2023, 2022 and 2021, the average useful lives applied by the Group are the following:

Category:	Useful life (years)
Machinery and equipment	3
Furniture	10
Computer and peripherals	5
Facilities	10
Vehicles	10

Depreciation methods, useful lives and residual values are reviewed at each balance sheet date and adjusted where appropriate.

Leases

The Group assesses whether a contract is, or contains, a lease, at inception of the contract. The Group recognizes a right-of-use asset (which includes real estate and office buildings) and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate. Lease payments include fixed payments (including substantially fixed payments) minus any rental incentives to be received, variable lease payments that are based on an index or a rate and expected amounts to be paid under residual value guarantees.

The right-of-use assets comprises the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses. Right-of-use assets are depreciated over the shorter period of lease term and useful life of the right-of-use asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Group expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Group remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

●	The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is re-measured by discounting the revised lease payments using a revised discount rate.

●	The lease payments change due to changes in an index or rate, in which case the lease liability is re-measured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

●	If a lease contract is modified and the lease modification is not accounted for as a separate lease, the lease liability is re-measured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

Research and development

Research expenses are recognized when incurred, and development expenses linked to technological innovations of software are capitalized when all of the following aspects are met:

●	Technical feasibility can be demonstrated to complete the asset so that it is made available for use or sale.

●	The Group has the ability to complete the intangible asset and intends to use or sell it.

●	The way in which intangible assets will generate future economic benefits can be demonstrated

●	Technical, financial and other adequate resources to complete the development and use or sale of intangible assets are available.

●	The Group has the ability to reliably measure the expenses attributable to intangible assets during its development.

Capitalized expenses, when the criteria described above are met, include labor costs that are directly attributable to the preparation of the asset. Development activities involve a plan or project aimed at producing new products for sale or enhancing a platform for use.

All development costs, including intangible assets under development, have been internally generated by the Group, such as enhancing software features. The Group’s activity supported continuous development of the business processes focused on sales, marketing and customer service within the subsidiaries Onclick, Leadlovers and Mercos. Development costs are capitalized at cost and amortized over the useful life of the asset. Any capitalized development costs are evaluated for impairment at least annually.

Cash and cash equivalents

Cash and cash equivalents include cash, cash deposits, and temporary short-term investments. Cash and cash equivalents together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are considered immediately convertible into a known amount of cash and are subject to a negligible risk of change in value. Cash and cash equivalents are recorded at cost plus income earned up to the balance sheet date, which does not exceed its market value or realizable value.

Trade accounts receivable, net

Trade receivables are amounts due from customers for services performed in the ordinary course of business. Trade receivables are recognized initially at the transaction price unless they contain significant financing components when they are recognized at fair value plus, when applicable, a monetary variation for foreign currency adjustment incurred during the reporting period. The Group’s receivables come from the provision of services provided based on the customer’s terms of acceptance after the performance obligations have been met. They are generally due for settlement within 30 to 60 days and are therefore all classified as current assets. The Group estimates expected credit losses as described in note 3.

Accounts payable to suppliers

Accounts payable are stated at known amounts, plus, when applicable, a monetary variation for foreign currency adjustment incurred during the reporting period.

Other assets and liabilities

Other assets and liabilities are shown as known or calculable amounts, plus, where applicable, the corresponding income (charges) earned (incurred) up to the balance sheet date. The non-current assets and liabilities are classified in non-current assets and liabilities, respectively, and represent realizable rights and obligations payable after twelve months.

Revenue recognition

Revenue is measured in accordance with IFRS 15—Revenue from Contracts with Customers (“IFRS 15”), which establishes five-step model for measuring and recognizing revenue from contracts with customers. The Group has adopted the practical expedient to apply IFRS 15 to a portfolio of contracts. The Group’s reported revenue is mainly attributable to software subscription and licensing revenues, including licensing fees, revenue from maintenance and product support services, customization and consulting services.

The Group applies certain judgment in assessing the terms of revenue from contracts with customers. Revenues are recognized when there is a contract with the customer, the performance obligations are identified, the transaction price is reliably measurable and allocated, and when the control of the goods or services are transferred to the customer. For all contracts, the Group obtains formal evidence of customer acceptance of the service. Revenue stemming from software licensing is recognized after the software is made available to the customer, its value can be reliably measured (as per the terms of the agreement) and it is likely that future economic benefits will be generated in favor of the Group. The Group evaluates each contract individually, its critical terms and business relationship with its customer and any associated third party. Revenue from customization and consulting services are recognized as services are provided, according to the terms of the service contracts. Cases in which the service was provided, but not yet invoiced, are recorded as services to be invoiced under accounts receivable as contract assets. Cases in which services have not been provided but payment has been received, are recorded as a contract liability, herein referred to as “deferred revenue”, for services to be delivered in the future.

Revenue is presented net of taxes, discounts, refunds and cancellations, when applicable. For specific subsidiaries of the Group (i.e. Leadlovers), standard contract terms state that customers have a right of refund within 30 days. At the point of sale, a refund liability and a corresponding adjustment to revenue is recognized for those products expected to be returned. Early pay discounts are not granted to customers, however a promotional discount to promote Holiday sales was granted in December 2023 and 2022, the total discounts given were immaterial and are recorded as a reduction to total revenue.

All transaction prices are fixed and do not include variable pricing, apart from the transaction price for Effecti customers which includes a variable component where customers are offered a temporary discount if the customer has a valid expectation of a price concession. The discount granted to customers is immaterial as of December 31, 2023, 2022 and 2021. Revenue is not recognized if there is significant uncertainty in its realization.

The Group separate revenues into (i) SaaS platform subscription services and (ii) data analytics, (iii) set-up and other services as follows:

SaaS platform subscription services

Revenue comprises (i) software subscription (subscription services), in which customers have access to software on multiple devices simultaneously in its latest version; (ii) maintenance, including technical support and technological evolution; and (iii) services, including cloud computing and customer service.

The services listed are all part of the multi-vertical SaaS solution umbrella. Customers can benefit from each product or service on its own, or in conjunction with another readily available resource, and the promise to deliver each product or service is distinct and explicitly stated within the context of each contract. The individual functionalities of the platforms being offered to customers are grouped as a singular performance obligation if the functionalities are seen as part of the integrated service and are highly interrelated. The customer uses the Group’s online platform to purchase the services which are presented in a series of bundles. Customers can purchase access to the software platform via a software subscription or could purchase a bundle consisting of the software platform and maintenance or additional services. The bundles are all listed clearly for the customer with transparent pricing and services and are considered as one performance obligation since it represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

This revenue service is recognized on a monthly basis over the contract period as the performance obligation is satisfied and as services are provided, from the date on which the services and software are made available to the customer and all other revenue recognition criteria are met. A time-based output method to measure progress and recognize revenue on a straight-line basis over the contract term. Contract periods are typically 12 months in length.

If in future contracts, performance obligations identified are not delivered concurrently or have the same pattern of transfer, the Group will establish the stand-alone selling price for each performance obligation and allocate the transaction price accordingly.

Data analytics, set-up and other services

Revenues from additional services that customers can add to the platform, recognized in accordance with IFRS 15, usually for the provision of services to customers linked to a specific service contract:

(i)	A licensing fee (which is on an invoice-basis and not subscription-based model) is recognized at a point in time when all risks and benefits inherent in the license are transferred to the buyer through the availability of the software and the value can be measured reliably, as well as it is probable that the economic benefits will be generated in favor of the Group.

(ii)	Revenues from implementation and customization services represent a performance obligation distinct from other services and are billed separately and recognized over time as costs incurred in relation to the total expected costs, realized according to the execution schedule and when there is a valid expectation of receipt of the customer. The Company allocates the transaction price to each performance obligation based on its relative standalone selling price. The performance obligations, such as implementation services and customization services, have observable inputs that are used to determine the standalone selling price of those distinct performance obligations. Invoiced revenues that do not meet the recognition criteria do not make up the balances of the respective revenue accounts and receivables.

(iii)	Revenue from consulting and training services is recognized at the time the services are provided and consideration is received.

Taxation

Current income tax

Current income tax is the amount of corporate income taxes expected to be payable or recoverable by the Group’s entities, based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the balance sheet date in the jurisdictions in which the Group entities operate.

In Brazil, income tax is generally computed on taxable income at the rate of 15%, plus an additional 10% for profits that exceed R$240 in the 12-month period, plus an additional social contribution taxed at the rate of 9%.

As of December 31, 2022, subsidiary Apie.comm qualified for the presumed profit method. Under the presumed profit method, the income tax is determined by applying the same rates stated above to a determined presumed profit margin which ranges from 8% to 32% applied to gross revenues, depending on the taxpayer’s activity. Use of the presumed profit method is generally limited to entities with gross revenues of less than R$78 million in the prior taxable year. As of December 31, 2023, Smart NX Ltda qualified as a small business with non-significant annual revenue and was qualified for the Simples Nacional tax. Under this regime, the company was subject to a tax rate of 11.5% applied to its monthly revenue. All other Company subsidiaries record taxable income under the Lucro Real (“Actual profits”) taxation regime. Use of the Lucro Real method is required for Companies with gross revenue exceeding R$78 million in the prior taxable year but is electable. This method is electable by Companies who do not meet the gross revenue target.

Deferred income tax

Deferred income tax is recognized on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts on the balance sheet. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the balance sheet date, and which are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax liabilities are generally recognized for all taxable temporary differences, but not recognized for taxable temporary differences arising on investments in subsidiaries where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognized on temporary differences that arise from goodwill, which is not deductible for tax purposes.

Deferred tax assets are recognized to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilized and are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognized in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Uncertain tax positions

Brazilian tax legislation, regulations and interpretations are inherently complex and jurisprudence continuously evolves. The Group recognizes the income tax benefit of an uncertain tax position when it is more likely than not that the ultimate determination of the tax treatment of the position will result in that benefit being realized. However, this does not mean that tax authorities cannot challenge these positions. Interest charges on current tax liabilities that have not been funded are accrued, which includes interest and penalties, as applicable, arising from uncertain tax positions. These charges are recorded as a component of income tax expense.

Employee benefits

Short-term employee benefits

Short-term employee benefit obligations are recognized as personnel expenses as the corresponding service is provided within general and administrative expenses on the income statement. A liability is recognized for the expected payment amount if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be reliably estimated.

Share-based compensation plan

The executives, advisors and employees of the Group receive share-based payments, where the beneficiaries provide services in exchange for equity securities. The cost of transactions settled with equity instruments is measured based on the fair value of the equity instruments at the date they were granted, using an appropriate valuation model, the details of which are provided in note 6.

The cost is recognized in employee benefit expenses in conjunction with the corresponding increase in equity (in capital reserves), over the period in which the service is provided and, when applicable, performance conditions are fulfilled (“vesting period”). The cumulative expense recognized for transactions that will be settled with equity securities on each reporting date up to the vesting date reflects the extent to which the vesting period may have expired and the Group’s best estimate of the number of grants that, ultimately, will be acquired. The expense or credit in general and administrative expenses in the income statement for the period represents the movement in the accumulated expense recognized at the beginning and end of that period.

No expense is recognized for grants that complete their vesting period because performance and/or service conditions have not been met. When grants include a market condition or non-vesting condition, transactions are treated as vesting regardless of whether the market condition or non-vesting condition is met, provided that all other performance conditions and/or services are met.

Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Diluted net loss per share is computed by giving effect to all potential ordinary shares, including outstanding share options, subscription rights and potential conversions related to the debentures, to the extent dilutive. Basic and diluted net loss per share was the same for the periods ended December 31, 2023, and 2022 as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Related parties

Related party transactions are the transfer of resources, services or obligations between the Group and a related party, regardless of whether a price is charged in return. Related party transactions that are carried out between the Group are eliminated for consolidation purposes.

As of December 31, 2023, 2022 and 2021, the Group maintained transactions with related parties. Information on related parties is described in note 9.

Use of estimates and judgments

In the preparation of financial statements, it is necessary that Management make use of estimates and adopt assumptions for the accounting of certain assets, liabilities and other transactions. Management bases its judgments and estimates on historical experience and on other various factors it believes to be reasonable under the circumstances, the result of which forms the basis of the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.

The following are significant estimates, assumptions and judgements made by Management in the years ended December 31, 2023, 2022 and 2021.

Fair value of financial liabilities

Nuvini Warrants (see note 17) are recorded as financial liabilities on the consolidated statement of financial position and are measured on each reporting date. In assessing the fair value of the warrants, the fair value was calculated based on the listed market price of such warrants (level 1).

Liabilities for contingent consideration for acquisitions (see notes 6) are measured at estimated fair value, level 3, which requires significant judgment by Management regarding unobservable market data and assumptions as to the amounts and probability of the acquired subsidiaries meeting future financial and operating targets is based on business plans agreed to by Management and the Sellers.

The Exposure Premium (see note 15), as well as the subscription rights (see note 17), are derivative liabilities measured at estimated fair value (level 3), which requires significant judgment by Management regarding assumptions as to the probability and timing of a liquidity event occurring, as well as the estimated fair value of the Company in the future. These estimates incorporate assumptions about future operating performance of the Company, general economic conditions, future interest rates and market volatility, among others. In estimating the fair value, the Group uses market-observable data to the extent it is available.

The Group engages valuation specialists to assist in establishing the appropriate valuation techniques and inputs for its valuation model.

The estimated fair values are particularly sensitive to changes in one or more unobservable inputs which are considered reasonably possible within the next financial year.

Impairment of tangible and intangible assets, including goodwill

Management tests tangible and intangible assets, including goodwill, for impairment at least annually, or more frequently if events or changes in circumstances indicate that the tangible or intangible asset might be impaired and there are indicators that show a deterioration of the fair value. When such evidence is identified and the net book value of the tangible or intangible asset exceeds its recoverable value, a provision is made for impairment, adjusting the carrying value to the recoverable value.

The Group analyzed evidence of loss to recoverable value of assets, considering internal and external factors as provided for by IAS 36—Impairment of Assets, and identified the existence of factors that resulted in recording impairment losses on certain CGUs, as described in note 11.

Provision for risks

Risk provisions are identified and recorded based on the risk assessment made by Management. This risk assessment is based on information available on the date of preparation of the financial statements. Periodically, the Group revisits its evaluation as a result of the progress of the processes and obtaining new information. In 2023 and 2022, the Group recorded provisions for risk related to employee labor tax and certain labor and civil lawsuits in which likelihood of loss was determined as probable by Management. For further information on risk provisions recorded during the years ended December 31, 2023, 2022 and 2021, see note 16.

Provision for expected losses from accounts receivable

When deemed necessary by Management, the provision for expected losses of accounts receivable is recorded, considering the concept of expected losses in accordance with IFRS 9—Financial Instruments (“IFRS 9”). Management takes into consideration historical credit loss experience by aging categories (i.e. maturity buckets based on contract or invoice payment due date) and financial factors specific to the debtors and general economic conditions when calculating expected losses. Management uses the assumption that default occurs when the contract payments with customers are past due over 90 days.

Acquisition price allocation—business combination and accounting treatment of commitments made for acquisition of equity interest

During the acquisition price allocation process in a business combination, Management uses assumptions (including growth rate, projections, discount rate, useful life, among others), which involve a significant level of estimates and judgments in order to determine the fair value of the net assets acquired, liabilities assumed and determination of goodwill and other intangible assets.

Share-based compensation

The Group estimates the fair value of stock option awards on the grant date using the Black-Scholes option pricing model. Management must determine the appropriate assumptions to use to estimate the fair value of the equity instruments, including the expected option life, expected volatility, and risk-free interest rate. See further details regarding share-based compensation in note 19.

Deferred tax

Deferred income tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax-planning strategies. As of December 31, 2023, 2022 and 2021, the Group has not recognized deferred tax assets related to tax loss carry forwards.

Listing Expenses

Listing expenses consist of a one-time non-cash expense recorded in 2023, representing the cost incurred in connection with achieving a listing on the Nasdaq and calculated in accordance with IFRS 2 as the difference between the fair value of the equity instruments issued to acquire Mercato and the fair value of the identifiable net assets acquired.

Note 4. Adoption of new and revised accounting standards

New standards, changes and interpretations in force current period

The Group’s Management has evaluated the impacts of the following revisions of standards and understands that its adoption has not caused a material impact and/or is not relevant to its financial statements.

●	IFRS 17, IAS 8, IAS 1 and IFRS Practice Statement 2, IAS 12—Applicable for annual years or periods beginning on or after January 1, 2023.

●	Changes to IFRS 16, IAS 1, IAS 7 and IFRS 7— Applicable for annual years or periods beginning on or after January 1, 2024.

New standards not yet in force and/or adopted

On the date of authorization of these financial statements, the Group has not adopted the following new and revised standards under IFRS, already issued and not yet in force and/or applicable.

Management does not expect the adoption of the following standards to have a material impact on the Group’s financial statements in future periods.

Pronouncement	Description
Amendment to IAS 7	Supplier Finance Arrangements - Statement of cash flows – Financial instruments

Amendment to IFRS 16	Lease Liability in a Sale and Leaseback

Amendment IAS 1	Classification of Liabilities as Current or Non-Current

Amendment IAS 21	Lack of Exchangeability -The effects of changes in exchange rates

Amendments to IAS 12	Income Taxes—Deferred Tax Related to Assets and Liabilities related to Pillar Two rules

IAS 10 and IAS 28	Investments in Associates and Joint Ventures -Investments in associates and enterprises in set: Alignment of the wording of the aforementioned standards

Note 5. Business combinations

On January 25, 2023, Nuvini S.A. entered into a business combination agreement with Smart NX, which was unanimously approved by Nuvini S.A.’s Board of Directors. The transaction consists of a payment in shares of Nuvini S.A. for 55% of Smart NX with a call option to purchase the remaining 45% of the total capital stock of Smart NX to be paid in three installments on January 25, 2024, January 25, 2025, and January 25, 2026, for a variable consideration based on multiples of future Smart NX EBITDA. The acquisition was not deemed significant and was classified as a non-cash transaction.

Fair value of identifiable assets and assumed liabilities

The table below summarizes the fair values of acquired assets and liabilities assumed on the respective date of acquisition:

Recognized amounts of identifiable assets acquired and liabilities assumed:	Smart NX
Assets
Cash and cash equivalents	998
Accounts receivable	3,061
Property and equipment	172
Right-of-use asset	107
Brand (*)	1,935
Customer relationships (*)	1,685
Technology software (*)	2,581
Other current assets	5,545
Other non-current assets	1,204
Total—Assets	17,288
Liabilities
Accounts payable to suppliers	894
Labor obligations	776
Tax obligations	940
Lease liabilities	118
Loans and financing	40
Deferred tax	2,421
Other current liabilities	28
Provisions	1,184
Total—Liabilities	6,401
Goodwill	15,960
Net assets acquired	26,847

As discussed in note 1, the Company completed several acquisitions in prior years, which resulted in deferred and contingent consideration arrangements.

The deferred consideration consists of fixed future cash payments due to sellers from the date of acquisition, according to the terms of the sale and purchase agreement.

The contingent consideration consists of estimated future cash payments due to sellers of each respective business combination according to the terms of each respective sale and purchase agreement for the business combinations and is recorded at fair value until the contingency has been resolved, with changes in fair value included in contingent consideration financial adjustment in the consolidated statement of loss.

The Group’s current and non-current liabilities payable under the deferred and contingent consideration arrangements as of December 31, 2023, and 2022 are detailed as follows:

	Year ended December 31,
	2023	2022
Current deferred and contingent consideration:
Effecti	106,096	90,456
Leadlovers	44,021	46,937
Ipe	34,770	19,690
Datahub	23,088	20,377
Mercos	-	-
Onclick	19,102	17,512
Smart NX	-	-
Total current deferred and contingent consideration	227,077	194,972

Non-current deferred and contingent consideration:
Leadlovers	-	17,229
Ipe	-	11,612
Datahub	-	6,662
Onclick	-	4,481
Smart NX	5,000	-
Total non-current deferred and contingent consideration	5,000	39,984

The contingent portions of this consideration is accounted for as FVTPL and categorized as a level 3 financial liability, as described in note 6. The deferred portion (relating to fixed amounts) is accounted for as amortized cost. The following table shows a reconciliation of the beginning and ending balances of the deferred and contingent consideration including level 3 fair value measurements.

Balance on January 1, 2021	78,214
Initial recognition of deferred and contingent consideration relating to acquisitions	175,561
Initial recognition of deferred and fixed consideration relating to acquisitions	15,665
Payments	(10,500)
Contingent consideration adjustment	32,365
Balance on December 31, 2021	291,305
Payments	(9,898)
Contingent consideration adjustment	16,294
Derecognition of Mercos deferred and contingent consideration (note 5 and 17)	(62,745)
Balance on December 31, 2022	234,956
Initial recognition of deferred and contingent consideration relating to acquisitions	5,000
Payments	(6,215)
Deferred and contingent consideration converted to equity	(39,502)
Contingent consideration adjustment	13,212
Interest	24,626
Balance on December 31, 2023	232,077

The terms of the applicable deferred and contingent consideration as of the dates of the respective acquisitions were as follows:

●	Effecti, Leadlovers and Ipe: the sellers will receive a cash payment in annual installments over a 3-year period from the date of acquisition, which is calculated as a multiple of 7.4 times the last 12-months revenue earned by the acquiree. The maximum payment for the contingent consideration is not capped.

●	Onclick: the sellers will receive fixed cash payments over a 3-year period from the date of the acquisition, defined as 25% of the acquisition price for the first year and 12.5% of the acquisition price for each of the last two years, per the sale and purchase agreement.

●	Datahub: the sellers will receive a cash payment in annual installments over a 3-year period from the date of acquisition. The value of the cash payment is calculated based on defined multiples of revenue growth and EBITDA earned by the acquiree, as defined in the sale and purchase agreement. The maximum payment for the contingent consideration is not capped.

To preserve liquidity and manage cash flows the Company renegotiated the terms of amounts payable or contingently payable under the purchase and sale agreements with sellers for certain acquisitions.

On November 11, 2022, the Company amended the agreement with the sellers of Mercos to eliminate the contingent consideration payment in exchange for the return of 42.09% of the Mercos shares to the sellers and retaining a call option on those shares. The call option provides the Company the right to repurchase the shares at any time until December 31, 2024, for a total price based on 7.6x the revenue of Mercos for the preceding 12 months. In connection therewith, the Company paid cash, which was applied to reduce the contingent consideration which existed prior to the transaction. This amendment originated the recognition of a non-controlling interest, which is disclosed in detail in note 17.

On October 8, 2023, the Company made a payment of R$22,000 to the founding partners of Mercos, as part of the purchase agreement for the remaining Mercos shares estimated at R$66,000. The partial payment would result in an increase in equity ownership of approximately 8%. However, as full payment of the estimated shares was not received, the Company has entered into negotiations with Mercos to discuss settlement options. The partial payment has been recorded as an advanced payment in assets. As of December 31, 2023, the Company has not reached a negotiated settlement or treatment of the advanced payment.

Amendments to the deferred and contingent consideration on acquisitions arrangements were completed as follows:

Leadlovers— As of December 31, 2023, the deferred and contingent consideration amounts to R$44,021, payable in cash and Nvni Group Limited ordinary shares. The first and second installments, totaling R$28,394 in cash, have an extended due date of December 31, 2024. The third installment, originally due on February 5, 2024, has been postponed to December 31, 2024, amounts to R$15,627 and is equally divided between cash R$(7,813) and shares R$(7,813).While the liability characteristics remain unchanged, the remeasurement was impacted by renegotiation terms, increasing the revenue multiple from 3x to 4x over the last 12 months.

Onclick— As of December 31, 2023, the deferred and contingent consideration amounts to R$19,102, consisting of two installments payable in cash and Nvni Group Limited ordinary shares. Payment of the first installment in cash has been deferred to December 31, 2024. The second installment due on April 22, 2024, has also been posted to December 31, 2024, will be paid in both cash and Nvni Group Limited ordinary shares. While the characteristics of the previously classified liability remain unchanged, the remeasurement of the liability has been affected by the new terms in the renegotiation agreement, which include interest and penalties in the previously recorded amounts.

Effecti— As of December 31, 2023, the deferred and contingent consideration amounts to R$106,096. The Company made a payment applied to the first and second installments owed totaling R$2,800 on October 5, 2023. The payment dates for the remaining first and second installment balances have been deferred to December 31, 2024, respectively. The third installment, adjusted for penalties and interest, will be payable in Nvni Group Limited ordinary shares. As of December 31, 2023, the payment has been postponed to December 31, 2024, due to ongoing discussions about the settlement amount. The characteristics of the liability previously classified did not change but the remeasurement of the liability was impacted by the new terms stated in the renegotiation agreement as stated herein.

Datahub— As of December 31, 2023, the deferred and contingent consideration amounts to R$23,088, payable in cash and Nvni Group Limited ordinary shares. The first and second installment payments owed in cash totaling R$14,329, have been extended to 2024. The third installment, due on February 24, 2024, will be settled in both cash payment and issuance of Nvni Group Limited ordinary shares, adjusted for penalties and interest. The third installment. The characteristics of the liability previously classified did not change but the remeasurement of the liability was impacted by the new terms stated in the renegotiation agreement as stated herein.

Ipe— As of December 31, 2023, the deferred and contingent consideration totals R$34,770, payable in three cash installments. The remaining balance for the first and second installments is R$19,352, due on December 31, 2024. The third installment, postponed to February 19, 2024, has also been extended to December 31, 2024, leaves R$15,419 to be settled in cash. The characteristics of the liability previously classified did not change but the remeasurement of the liability was impacted by the new terms stated in the renegotiation agreement as stated herein.

Note 6. Financial instruments

The classification of financial instruments is presented in the following table. There are no financial instruments classified in categories other than those reported:

	Classification	Level	12/31/2023	12/31/2022
Financial liabilities:
Derivative warrants (note 17)	FVTPL	Level 1	4,464	-
Contingent consideration on acquisitions (note 5)	FVTPL	Level 3	144,526	116,238
Exposure premium - debentures (note 15)	FVTPL	Level 3	1,835	841
Subscription rights (note 17)	FVTPL	Level 3	-	39,343
Deferred consideration on acquisitions (note 5)	Amortized cost		87,551	118,718
Loans and financing (note 13)	Amortized cost		5,289	1,807
Debentures (note 15)	Amortized cost		51,197	60,873
Related parties (note 9)	Amortized cost		9,867	4,078

Gains and losses on financial instruments that are measured at FVTPL are recognized as financial income or expense in the statement of profit or loss for the period. The carrying amount of the Group’s financial assets approximates fair value as of December 31, 2023, and 2022.

There were no transfers between measurement levels in the fair value hierarchy for the period ending December 31, 2023. As of December 31, 2022, a partial balance of the contingent consideration on acquisitions was transferred from Level 3 to Amortized Cost. The reclassification was made as the terms of the remeasurement of the deferred and contingent consideration contained fixed payments.

Measurement and reconciliation of level 3 financial liabilities

Balance at January 1, 2021	78,214
Additions	223,230
Payments	(10,500)
Balance at December 31, 2021	290,944
Additions	35,846
Payments	(9,898)
Derecognition of Mercos deferred and contingent consideration	(62,745)
Transfer of contingent consideration to Amortized Cost	(97,725)
Balance at December 31, 2022	156,422
Additions	29,282
Transfer to equity (converted in shares)	(35,410)
Write off in the P&L	(3,933)
Balance at December 31, 2023	146,361

When valuing its level 3 liabilities, Management’s estimation of fair value is based on the best information available in the circumstances and may incorporate Management’s own assumptions around market demand involving judgment, taking into consideration a combination of internal and external factors. During the years ended December 31, 2023, and 2022, the methods, assumptions, and significant unobservable inputs used in the fair value measurement categorized within level 3 of the fair value hierarchy were the following:

	Valuation technique	Significant unobservable input	Relationship of inputs to fair value
Contingent consideration on acquisitions	Income approach- Revenue multiples	Weighted average cost of capital, projected future revenues	The higher the weighted average cost of capital, the lower the fair value. The higher the revenue projections, the higher the fair value.

Exposure premium	Income approach- Monte carlo	Future cash flow projections, discount rate, future interest rates, market volatility, probability of occurrence of future liquidity events	The higher the discount rate, the lower the fair value. The higher the probability of a liquidity event, the higher the fair value.

Subscription rights	Income approach- Monte carlo	Future cash flow projections, discount rate, future interest rates, market volatility, probability of occurrence of future liquidity events	The higher the discount rate, the lower the fair value. The higher the probability of a liquidity event, the higher the fair value.

Financial risk management

The Group is exposed to various financial risks relating to its business operations. The overall focus on risk management is mitigating unpredictable financial market risks and seeks to minimize potential adverse effects on financial performance.

Risk management is overseen by the Group’s finance department, according to the policies approved by the Board of Directors. The department identifies, measures, evaluates and protects the Group against any financial risks. The Board of Directors provides financial oversight and supervision to the Group and its subsidiaries. As of December 31, 2023, the Group has elected an Audit Committee, consisting of three participants, with one participant acting as Audit Committee Chair.

Credit risk

Credit risk is the Group’s risk of financial loss if a customer or counterparty to a financial instrument fails to comply with its contractual obligations, which arise mainly from customer receivables. The Group has a very diversified client portfolio with a high concentration of recurring revenue from key customers, none of which represent more than 10% of net revenue. The Group is responsible for managing and analyzing the credit risk for each new client before standard payment and delivery terms and conditions are offered. As subscription prices on recurring sales are low in materiality and many clients currently pay via credit card representing immediate payment, the credit risk of the customer base is relatively low. Therefore, Management doesn’t perform individual credit quality checks of each customer. However, if a customer defaults on service payments past two months of service, the Group will pause the customer’s service until payment is received, limiting the volume of past due receivables. It is only when the customer pays all past due balances that the Group will reinstate services. Although the products and services in which a customer purchases are similar, they operate within different industry markets and subject to different operational conditions. As the nature of the products and services sold are SaaS platform based, geographical impacts to the region in which these customers reside do not cause for greater credit risk.

The Group adopts the assumption under IFRS 9, for credit losses on receivables that default occurs when the contract payments with customers are past due over 90 days. Longer payment terms are given to customers and default is unlikely even though the contract payments are past due within one year in the past because of the industry characteristics of the Group and positive long-term relationship with customers. Therefore, a more lagging default criterion is appropriate to determine the risk of default occurring. The Group’s credit risk exposure in relation to contract assets under IFRS 9 at December 31, 2023, and 2022 is immaterial.

Liquidity risk

Liquidity risk is the risk in which the Group will encounter difficulties in complying with the obligations associated with its financial liabilities that are settled with cash payments or other financial assets. The approach of the Group in liquidity management is to ensure, as much as possible, that it always has sufficient liquidity to meet its obligations, under normal conditions, without causing unacceptable losses or with the risk of harming the Group’s reputation. The Group does not expect the timing of the occurrence of the cash flows estimated through the maturity date analysis will be significantly earlier, nor expect the actual cash flow amounts will be significantly different, although actual payments may vary depending on market conditions and the Group’s future performance. The table below analyzes the Group’s financial liabilities by maturity ranges corresponding to the remaining period between the balance sheet date and the contractual maturity date. There are no financial liabilities exceeding three years, as the failure of the Group to meet covenants associated with the debentures outstanding resulted in the acceleration of the maturity of the debentures (see note 15 for additional information). Additionally, refer to note 2 for consideration 1 to 3 relating to going concern.

	12/31/2023
	Less than 1 year	1 to 3 years	Total Liabilities
Accounts payable to suppliers	47,133	-	47,133
Other liabilities	852	-	852
Loans and financing	4,960	329	5,289
Debentures(i)	51,197	-	51,197
Deferred and contingent consideration	227,077	5,000	232,077
Lease liabilities	742	777	1,519
Related parties	9,867	-	9,867
Total	341,828	6,106	347,934

	12/31/2022
	Less than 1 year	1 to 3 years	Total Liabilities
Accounts payable to suppliers	7,283	-	7,283
Other liabilities	1,390	2,160	3,550
Loans and financing	841	728	1,569
Debentures(i)	61,161	-	61,161
Deferred and contingent consideration	194,138	46,484	240,622
Subscription rights	31,477	-	31,477
Lease liabilities	976	611	1,587
Related parties	-	3,900	3,900
Total	297,266	53,883	351,149

(i)	The Company was not in compliance with the related financial covenants under the debentures on December 31, 2023, and 2022, and the amounts owed under the debentures are classified as current. Refer to Note 15 for details relating to these covenants and waiver obtained by the Company. Contractual principal payments are due quarterly beginning in May 2023 with final maturity in May 2026, as follows:

	Less than 1 year	1 to 3 years	3 to 5 years	Total Liabilities
Debentures	-	51,197	-	51,197

Market risk

Interest rate risk and inflation

Interest rate risk stems from financial investments, loans and financing and debentures whose interest rates are referenced to the average of interbank overnight rates in Brazil (“CDI”), which can negatively affect financial expenses or revenues in the event of an unfavorable movement in interest rates and inflation.

Inflation affects our results of operations and financial performance primarily by affecting certain leasing arrangements that include inflation-adjustment clauses.

Sensitivity analysis

The Group performed a sensitivity analysis regarding exposure to interest rate risk as of December 31, 2023, and 2022. The 10% increase or reduction in interest rates would result in an increase or actual reduction of no more than 1% on the risk of total exposure. Therefore, Management believes that any fluctuation in interest rates would not represent any significant impact on the Group’s results.

For the analysis of interest rate sensitivity of financial investments, the “probable” scenario below represents the impact on financial investments as of December 31, 2023, and 2022 considering the projected forecast of the CDI rate and reflects management’s best estimates. The CDI rate as of December 31, 2023, is 13.03% and December 31, 2022, is 12.39%. The other scenarios consider an appreciation of 25% and 50% in such market interest rates, which represents a significant change in the probable scenario for sensitivity purposes.

Estimating an increase or a decrease of (i) projected forecast, (ii) 25% or (iii) 50% in interest rate, would increase or decrease profit or loss as follows:

	Scenario I	Scenario II	Scenario III
	(Probable) (ii)	+/-25%	+/-50%
Potential net effect on profit or loss	1,264	47	(1,172)

		Exposure	Scenario I	Scenario II	Scenario III
Indicators	12/31/2023	Spot rates (i)	(Probable) (ii)	+/-25%	+/-50%
Assets		11.77%	9.34%	11.68%	14.01%
Short-term investments—101% of CDI	8,339		(202)	(7)	187
Exposure to CDI—Assets	8,339		(202)	(7)	187
Liability		11.65%	9.25%	11.56%	13.88%
Related parties—100% of CDI	(9,867)		237	9	(220)
Debentures—100% of CDI	(51,197)		1,229	45	(1,139)
Exposure to CDI—Liabilities	(61,064)		1,466	54	(1,359)
Net exposure	(52,725)		1,264	47	(1,172)

(i)	Based on spot rate, as of the date of this financial statements, as published by the Central Bank of Brazil.

(ii)	Based on the projected forecast, as of December 31, 2023, as published by the Central Bank of Brazil.

Exchange rate risk

Exchange rate risk results from the possibility of losses due to fluctuations in exchange rates, which increase liabilities arising from loans and purchase commitments in foreign currency or that reduce assets arising from amounts to be received in foreign currency.

Some of the Group’s subsidiaries sell to foreign customers. For international operations, the Group invoices in its functional currency and maintains payment terms at or within 30 days of invoicing to ensure the exposure to exchange rate fluctuations is negligible.

As of December 31, 2023, and 2022, the Group had bank account deposits with exposure to fluctuations in foreign currency held in the United States that are immaterial.

Capital management

The Group’s objective when managing its capital is to safeguard the Group’s ability to continue as a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance. The capital structure of the Group consists of net debt and equity of the Group. The Group’s overall strategy remained consistent throughout 2023.

Debt is defined by the Group as long and short-term borrowings, including debentures, deferred and contingent consideration, and lease liabilities as disclosed in notes 5, 10, and 15. Net debt is defined as debt after deducting cash and cash equivalents. Equity includes capital, reserves, and retained earnings as disclosed in note 17. The Group is subject to certain covenants, as described in note 15.

As of December 31, 2023, the Group had a net negative working capital in the amount of R$(308,579), mainly resulting from:

1)	Balance related to obligations associated with the acquisition of certain subsidiaries (the deferred and contingent consideration, as detailed in note 5), which was presented in current liabilities in the amount of R$232,077. The Group’s Management negotiated the postponement of the payment of part of these amounts for 2023 and 2024, payable in both cash and shares. Management renegotiated the terms of the payment of the deferred and contingent consideration to be settled in a combination of cash and equity in the Group instead of solely in cash. Management has evaluated the Group’s ability to settle short-term obligations and understands that this fact does not jeopardize the Group’s operational continuity, since it maintains an excellent relationship with creditors who have interests aligned with the Group’s long-term purpose and with the payment plan proposed in the renegotiations that have been conducted to date. See note 5, for details on the deferred and contingent consideration re-negotiation arrangements.

2)	Balance of debentures, which was presented in current liabilities, due to the non-achievement of certain debt covenants at the end of the reporting period, as detailed in note 15. Refer to note 2 for Management’s discussion on how these debt covenants affect the Company’s ability to remain a going concern.

Under the terms of the agreement related to Nuvini S.A.’s Debentures First Issue, Nuvini S.A. is subject to restrictive and affirmative covenants, including restrictions on Nuvini S.A.’s change of control, the change of Nuvini S.A.’s ownership structure and corporate reorganization, limitations on certain consolidations, mergers and sales of assets, restrictions on the payment of dividends and financial covenants. The debentures have covenants normally applicable to these types of operations related to the meeting of economic-financial indices on an annual basis, including (a) gross debt indicator /pro forma EBITDA ratio less than or equal to 4.0x; (b) pro forma EBITDA Margin in relation to net revenue greater than or equal to 20%; and (c) debt service coverage index greater than or equal to 4.0x, as defined in the related agreement. The debt service coverage index is as the sum of the balance of cash and cash equivalents and the cash flow from operating activities for the last 12 months, divided by the sum of the balance of loans and financings and other short-term debt due within 12 months. The Group monitors the ratios on a monthly basis. As of December 31, 2023, the Group was not compliant with its debenture covenants, but obtained a waiver as detailed in note 15. Other than the covenants described above, the Group is not subject to any externally imposed capital requirements.

The Group’s financial planning and analysis department reviews the capital structure of the Group on an annual basis. As part of this review, the department considers the cost of capital and the risks associated with each class of capital.

Note 7. Cash and cash equivalents

The components of cash and cash equivalents at December 31, 2023, and 2022 are as follows:

	12/31/2023	12/31/2022
Cash and cash equivalents	3,059	2,537
Short-term investments	8,339	5,478
Total	11,398	8,015

Short-term investments in the Group consist of liquid investments earning interest based on 101% of CDI for both years ended December 31, 2023, and 2022. The short-term investments may be redeemed at any time, at the Company’s request, without substantial modification of its values.

Note 8. Trade accounts receivable

Trade accounts receivable are amounts due from customers for services performed in the ordinary course of business.

	12/31/2023	12/31/2022
Trade accounts receivable	14,852	10,225
Allowance for expected credit losses	(589)	(149)
Trade accounts receivable, net	14,263	10,076

The balance of trade accounts receivable includes contract assets totaling R$4,145 and R$2,272 at December 31, 2023, and 2022, respectively. As of December 31, 2023, 2022 and 2021, an amount of R$953, R$0 and R$487 respectively, was recorded as write-offs of accounts receivable.

The following table shows the change in allowance for expected credit losses:

As of January 1, 2021	-
Allowance recorded during the year	(117)
As of December 31, 2021	(117)
Allowance recorded during the year	(32)
As of December 31, 2022	(149)
Allowance recorded during the year	(538)
Reversal of provision	98
As of December 31, 2023	(589)

The trade accounts receivables by aging category are distributed as follows:

	12/31/2023	12/31/2022
Aging list:
Current	11,975	8,844
Due up to 30 days	1,651	747
Due from 30 to 60 days	272	161
Due from 60 to 90 days	365	324
Overdue over 90 days	589	149
Total	14,852	10,225

Note 9. Related parties

Transactions between related parties

The Group has entered into loan agreements with certain shareholders, executives and directors. The amounts outstanding are unsecured and in the case of default on payment, a fine of 2% may be imposed on the total value of the loans.

The loan balances outstanding for the year ended December 31, 2023, and 2022 are as follows:

	2023	2022
Related party loan—Pierre Schurmann(i)(ii)(iii)	8,890	3,232
Related party loan—Aury Ronan Francisco(iv)	977	846
Total loans from related parties	9,867	4,078

(i)	The 2021 loans were granted in two installments on August 23, 2021, in the amount of R$6,000 and on August 31, 2021, in the amount of R$3,000, both installments payable within 6 months. Interest on the outstanding loan is calculated using a fixed rate of 8% per annum. From January 27, 2022, and March 28, 2022, Nuvini S.A. entered into four additional loan agreements with Schurmann. The first and second loan agreements were entered into on January 27, 2022, in the principal amount of R$500 and R$300 respectively, each carrying an interest rate of 100% of CDI plus 3% per annum. The third loan agreement was entered into on February 1, 2022, with a principal amount of R$1,200, carrying an interest rate equal to 100% of CDI plus 3% per annum. The fourth loan agreement was entered into on March 29, 2022, with a principal amount of R$1,150, carrying an interest rate equal to 100% of CDI plus 3% per annum.

On April 28, 2022, Nuvini S.A. and Schurmann entered into a first consolidated amendment applicable to all the Related Party Loan Agreements in order to (i) condition the payment of the Related Party Loan Agreements to the achievement of a gross debt indicator/pro forma EBITDA less or equal to 3.5x for three consecutive semesters by Nuvini S.A., in connection with the Exposure Premium, as per deliberated in a general meeting of the debenture holders; and (ii) equalize the interest rates of all Related Party Loan Agreements in 100% of the CDI plus 8% per annum. In December 2022, all amounts payable under these loans, amounting to R$16,799, were converted into subscription rights with the same terms as those described in note 17. Schurmann holds 81.6% of the Nuvini Holding Limited shares as of December 31, 2022. As of December 31, 2023, after the conversion of Nuvini Holding Limited stock to Nvni Group Limited, Schurmann holds 50.6% of the issued shares.

(ii)	On December 15, 2022, Nuvini S.A. entered into a loan agreement with Schurmann, in the principal amount of R$3,200 with an interest rate of 10% per annum and 100% of CDI, and with a maturity of 16 months. Pursuant to the terms of this agreement, Schurmann was entitled to a premium in the equivalent of 15% of the principal loan amount. This amount was settled in Nvni Group Limited shares.

(iii)	Nuvini S.A. entered into two loan agreements with Schurmann during 2023. The first agreement entered into on February 13, 2023, in the principal amount of R$3,300 with interest of 10 % per year and 100% of CDI, and with a maturity of 12 months. The second agreement entered into on July 3, 2023, in the principal amount of R$1,039 interest equivalent to 23.25% per year, and term date of October 25, 2023.

(iv)	This loan was received on September 3, 2021, from Aury Ronan Francisco, former CFO, in the amount of R$3,700. On September 29, 2021, the Group paid R$3,000 of the principal amount, with the remaining R$700 outstanding and payable within 6 months. Interest on the outstanding loan is calculated using a fixed rate of 3% per annum. As of December 31, 2023, and 2022, the remaining balance of the loan remains outstanding and accruing interest. Per the terms of the agreement, once the balance is paid, the Company will also include a penalty of 2% of the total value of the loan.

On May 20, 2022, and December 15, 2022, respectively, Nuvini S.A. entered into two loan agreements with Accipiens Consultoria e Participações EIRELI, an entity owned and operated by Luiz Busnello, COO, in the amount of R$1,500 and R$1,100, respectively, with no interest rate attached. The right to repayment of the R$2,600 loan balance was assigned to Schurmann on November 30, 2022, who paid Luiz Busnello in cash in exchange for the right to be repaid under the loan, pursuant to the terms of the “Instrumento Particular de Cessão de Crédito”. In December 2022, these loans were converted into subscription rights with the same terms as those described in note 17. As these loans were converted, any potential interest impact was considered immaterial.

Key management compensation

The compensation of the Group’s executive management team is determined based on the Group’s compensation policy considering the performance of professionals, business areas and market trends.

Key management compensation for the years ended December 31, 2023, 2022 and 2021 is summarized as follows:

	2023	2022	2021
Short-term compensation (including salary)	434	573	2,938
Short-term employee benefits	72	76	48
Post-employment benefits	-	-	7
Termination benefits	62	-	274
Share-based compensation	16,685	9,007	1,957
Total	17,253	9,656	5,224

The balance of short-term employee benefits consists of health, life, and dental insurance along with a meal voucher which is considered a monthly employee benefit under Brazil Compensation Law.

Post employment and termination benefits were paid to two employees in key management positions during 2021 after they were terminated from Nuvini S.A. The post-employment benefits consist of extended health, life, and dental insurance for two months beyond the termination date. No other long-term benefits were issued to key management in 2023, 2022 or 2021.

Termination benefits were paid to one employee in a key management position during 2023 after they were terminated from Nuvini. The termination benefits consist of salaries, overdue holidays and tax labor.

On February 28, 2022, Busnello and Walter Leandro, VP of M&A, entered into advisor agreements with Nuvini S.A. Their services include, but are not limited to, managing M&A strategy and pipeline work, providing support to identify strong acquisition opportunities, conducting due diligence on potential acquisition targets, developing detailed financial models and business cases. Both Busnello and Leandro are each entitled to receive an advisor fee of R$1,500 consisting of 285,171 units of stock options, refer to note 19 for more information regarding share-based compensation awards. These agreements were amended in order to increase the number of stock options units to 646,552 based on an updated valuation.

On February 28, 2022, and March 25, 2022, Busnello entered into additional advisor agreements to act as COO and interim CFO. Services include, but are not limited to, managing the ongoing operations of the Company, managing the finance and accounting teams and managing the process for financial planning and budgeting. As compensation for these services, Busnello received a total of 7,453,449 units of stock options.

In agreement with the Nuvini S.A. share subscription option granting plan, in the event of a Liquidity Event, as defined in the Plan, 50% of the Options not yet exercisable on the date of occurrence of the Liquidity Event will become exercisable. The Company recognized a Liquidity Event in connection with the business combination with Mercato event on September 29, 2023, and therefore accelerated the vesting schedule attributing to the increase in share-based compensation as of December 31, 2023. Refer to note 19 for more information regarding share-based compensation awards.

Share-based compensation awards are granted to employees which will be vested based on the terms of the individual agreements. Other than the above, there were no reportable transactions between the Group and members of the key management personnel during the years ended December 31, 2023, 2022 and 2021. For more information regarding share-based compensation awards see note 19.

Note 10. Property and equipment, net and right-of-use assets, net

The balances of the fixed and right-of-use assets are presented as follows:

	December 31, 2023
	Machinery and Equipment	Furniture	Computers and Peripherals	Facilities	Vehicles	Work in Progress	Leasehold Improvements	Right-of-Use Asset	Total
Cost:
At January 1	108	556	2,871	272	(50)	47	204	3,143	7,151
Additions	-	384	2,918	24	-	-	179	768	4,273
Acquisitions	-	12	225	-	-	-	-	108	345
Disposals	-	(143)	(2,188)	(67)	50	-	(63)	(829)	(3,240)
At December 31	108	809	3,826	229	-	47	320	3,190	8,529
Accumulated depreciation:
At January 1	(8)	(151)	(803)	(54)	50	-	(110)	(1,702)	(2,778)
Depreciation expense	(11)	(88)	(832)	(21)	-	-	(98)	(862)	(1,912)
Acquisitions	-	(2)	(63)	-	-	-	-		(65)
Disposals	-	-	803	18	(50)	-	71	809	1,651
At December 31	(19)	(241)	(895)	(57)	-	-	(137)	(1,755)	(3,104)
Net amount	89	568	2,931	172	-	47	183	1,435	5,425
Depreciation period (in years)	3	10	5	10	10

	December 31, 2022
	Machinery and Equipment	Furniture	Computers and Peripherals	Facilities	Vehicles	Work in Progress	Leasehold Improvements	Right-of-Use Asset	Total
Cost:
At January 1	50	548	1,849	272	(50)	62	127	3,030	5,888
Additions	58	12	1,131	-	-	52	77	113	1,443
Disposals	-	(4)	(109)	-	-	(67)	-	-	(180)
At December 31	108	556	2,871	272	(50)	47	204	3,143	7,151
Accumulated depreciation:
At January 1	-	(58)	(342)	(31)	44	-	(73)	(573)	(1,033)
Depreciation expense	(8)	(94)	(519)	(23)	-	-	(37)	(1,129)	(1,810)
Disposals	-	1	58	-	6	-	-	-	65
At December 31	(8)	(151)	(803)	(54)	50	-	(110)	(1,702)	(2,778)
Net amount	100	405	2,068	218	-	47	94	1,441	4,373

	December 31, 2021
	Machinery and Equipment	Furniture	Computers and Peripherals	Facilities	Vehicles	Work in Progress	Leasehold Improvements	Right-of-Use Asset	Total
Cost:
At January 1	-	71	186	23	-	-	-	-	280
Additions	50	149	731	25	-	67	64	1,972	3,058
Acquisitions (noted 5)	-	450	959	224	39		63	1,058	2,793
Disposals	-	(122)	(27)	-	(89)	(5)	-	-	(243)
At December 31	50	548	1,849	272	(50)	62	127	3,030	5,888
Accumulated depreciation:
At January 1	-	(12)	(53)	(5)	-	-	-	-	(70)
Depreciation expense	-	(93)	(290)	(26)	(16)	-	(73)	(573)	(1,071)
Disposals	-	47	1	-	60	-	-	-	108
At December 31	-	(58)	(342)	(31)	44	-	(73)	(573)	(1,033)
Net amount	50	490	1,507	241	(6)	62	54	2,457	4,855

The Company tested its CGUs (cash-generating units) for impairment for the years ended December 31, 2023, 2022 and 2021. For further details, refer to note 11.

Right-of-use asset and lease liabilities

The Group leases commercial office space under rental agreements with terms that range between two and five years. Rental payments are generally fixed over the non-cancellable term of the lease and indexed to local inflation. The discount rate applied to lease agreements ranges from 10.5%—18% per annum for assets held, which represents the estimated incremental borrowing rate for the Company at the date of lease inception.

The Company applied judgment to determine the lease term of some contracts, considering the provisions of Brazilian Law No. 8,245 (tenant law), which grants the lessee the right to contract renewals when certain conditions are met, as well as past practices regarding the success of the Company in the renewal of their contracts. The assessment of whether the Company is reasonably certain to exercise these options has an impact on the lease term, which significantly affects the value of lease liabilities and right-of-use assets recognized.

The following tables show the changes in the right-of-use asset and lease liabilities:

Right-of-use asset:
Balance as of January 1, 2021	-
Acquisitions from business combinations	1,058
Additions	1,972
Amortization	(573)
Balance as of December 31, 2021	2,457
Additions	113
Amortization	(1,129)
Balance as of December 31, 2022	1,441
Additions	876
Amortization	(862)
Disposals	(20)
Balance as of December 31, 2023	1,435
Lease liabilities:
Balance as of January 1, 2021	-
Acquisitions	1,058
Additions	1,972
Interest accrued	103
Consideration paid	(596)
Balance as of December 31, 2021	2,537
Interest accrued	175
Consideration paid	(1,238)
Remeasurement	113
Balance as of December 31, 2022	1,587
Interest accrued	316
Additions	1,341
Consideration paid	(1,053)
Cancellations	(710)
Remeasurement	38
Balance as of December 31, 2023	1,519

The following provides information regarding the timing of future contractual lease payments at December 31, 2023, and 2022:

	2023	2022
Amounts payable under leases:
Up to 1 year	912	1,174
From 2 to 3 years	894	535
Less: Interest to be appropriated	(287)	(122)
Present value of lease liabilities	1,519	1,587

Note 11. Intangible assets, net

The changes in the carrying amount of goodwill and intangible assets for the years ended December 31, 2023, 2022 and 2021 were as follows:

	December 31, 2023
	Technology software	Brands	Customer relationships	Non-competition agreements	Goodwill	Total
Cost:
Balance as of January 1, 2023	49,165	78,321	33,889	5,957	199,512	366,844
Additions by acquisition	2,581	1,935	1,685	-	15,960	22,161
Additions by internal development	8,648	-	-	-	-	8,648
Impairment of goodwill	-	-	-	-	(11,373)	(11,373)
Balance as of December 31, 2023	60,394	80,256	35,574	5,957	204,099	386,280
Accumulated Amortization:
Balance as of January 1, 2023	(14,203)	(5,847)	(6,048)	(2,283)		(28,381)
Amortization for the period	(8,440)	(3,294)	(3,796)	(1,209)	-	(16,739)
Balance as of December 31, 2023	(22,643)	(9,141)	(9,844)	(3,492)	-	(45,120)
Intangible assets, net as of December 31, 2023	37,751	71,115	25,730	2,465	204,099	341,160
Amortization period (in years)	5-10	22-25	3-17	5-6	Indefinite

	December 31, 2022
	Technology software	Brands	Customer relationships	Non-competition agreements	Goodwill	Total
Cost:
Balance as of January 1, 2022	46,173	78,321	33,889	5,957	286,409	450,749
Additions by internal development	2,992	-	-	-	-	2,992
Impairment	-	-	-	-	(86,897)	(86,897)
Balance as of December 31, 2022	49,165	78,321	33,889	5,957	199,512	366,844
Accumulated Amortization:
Balance as of January 1, 2022	(6,435)	(2,652)	(2,796)	(1,074)	-	(12,957)
Amortization for the period	(7,768)	(3,195)	(3,252)	(1,209)	-	(15,424)
Balance as of December 31, 2022	(14,203)	(5,847)	(6,048)	(2,283)	-	(28,381)
Intangible assets, net as of December 31, 2022	34,962	72,474	27,841	3,674	199,512	338,463

	December 31, 2021
	Technology software	Brands	Customer relationships	Non-competition agreements	Goodwill	Total
Cost:
Balance as of January 1, 2021	6,425	17,592	9,713	2,085	55,380	91,195
Additions	40	7	-	-	-	47
Additions by internal development	2,676	-	-	-	-	2,676
Acquisitions	37,032	60,722	24,176	3,872	237,787	363,589
Impairment of goodwill	-	-	-	-	(6,758)	(6,758)
Balance as of December 31, 2021	46,173	78,321	33,889	5,957	286,409	450,749
Accumulated Amortization:
Balance as of January 1, 2021	(216)	(117)	(60)	(57)	-	(450)
Amortization for the period	(6,219)	(2,535)	(2,736)	(1,017)	-	(12,507)
Balance as of December 31, 2021	(6,435)	(2,652)	(2,796)	(1,074)	-	(12,957)
Intangible assets, net as of December 31, 2021	39,738	75,669	31,093	4,883	286,409	437,792

Amortization of intangible assets with definite useful lives is based on estimates of their useful lives. Intangible assets were recognized as a result of the business combinations detailed in note 5. The recognized values and useful lives of the identifiable intangible assets generated as a result of the business combinations were based on the purchase price accounting valuations completed by independent external specialists. Each subsidiary was evaluated separately upon their acquisition date. In the years ended December 31, 2023, and 2022, there were no changes in the expected useful lives of these assets.

Impairment testing of intangible assets with definite useful lives

Intangible assets with definite useful lives were allocated to CGUs, which were subject to annual impairment testing, and no provision for impairment was required.

Impairment testing of goodwill

Goodwill acquired as a result of a business combination is allocated to each of the CGUs for impairment testing purposes. Each subsidiary acquired represents a separate CGU. The recoverable amount of each CGU is determined based on the value-in-use approach. The recoverable amount under the value-in-use approach was greater than the fair value less selling expenses approach at the time of the impairment test. The assumptions with the most relevant impact used in the calculation of the value in use are:

●	Cash flow projections, with information related to sales growth, costs, expenses, fixed investments and working capital investments are based on annual projections prepared by each CGU and approved by Management.

●	Discount rate: The discount rate represents the risk assessment in the current market. The calculation of the discount rate is based on specific circumstances of the CGU tested and is derived from the weighted average capital costs of the CGU tested.

●	Growth in perpetuity: The estimate is based mainly on the: (i) historical performance of the CGU, (ii) expectation of organic growth by sector of operation; and (iii) expectation of inflation and economic growth based on projections released by the Central Bank of Brazil, which is the principal monetary authority of the country.

Projection periods of five years were considered for the Group´s CGU, with a 3% growth in perpetuity, which corresponds to the projected long-term inflation rate.

Cash flows were discounted to present value through the application of the rate determined by the Weighted Average Capital Cost (“WACC”), which was calculated using the Capital Asset Pricing Model (“CAPM”) method, also considering several components of financing, debt and equity used by the Group to finance its activities. The discount rates utilized for each CGU ranged from 12.57% to 18.17%.

As a result of these evaluations, the Company verified that the estimated value in use of the subsidiary was less than its carrying value indicating that the assets have suffered an impairment. The Company recorded an impairment totaling R$(86,897) related to the goodwill recorded on Datahub R$(1,816) and Leadlovers R$(85,081) as of December 31, 2022.

The impairment related to CGU Leadlovers was material as of December 31, 2022. The Company conducted the impairment test on December 31, 2022, and considered, among other factors, the country’s economic momentum and the historical results of the CGU. The methodology used to determine the recoverable value was the greater of value in use or fair value less costs to sell. The cash flow projected for each CGU is considered a discount rate using the weighted average cost of capital (WACC), after income taxes applied to cash flow projections of 14.3% as of December 31, 2022 (the nominal rate). The carrying value for Leadlovers was valued at R$120,929 and the recoverable amount at R$35,848 as of December 31, 2022, indicating an impairment. The Leadlovers impairment analysis completed as of December 31, 2021, using the WACC of 15.33%, indicated the carrying value for Leadlovers valued at R$106,157 and the value in use at R$107,856, indicating no impairment. As a result of this analysis, the Company recorded the impairment loss for goodwill constituted as a result of the analysis in an amount of R$81,152 in the Group The impairment loss has been included within the impairment of the goodwill financial statement line in the consolidated statement of loss. The main impact to the 2022 financial results of Leadlovers that resulted in an impairment loss was the net present value of projected periods and the present value in perpetuity as the 2022. The Leadlover’s free cash flow as of December 31, 2022, valued at R$3,613. The cash flow of the reporting period indicated an increase in the net loss of the Company and a negative operating cash flow result as of 2022. Leadlovers experienced decreased sales demands during 2022 without a cut in fixed costs which impacted the net profit and therefore impacted the value in use of the Company.

As of December 31, 2023, the Company recorded impairment totaling R$(11,373) related to the goodwill recorded on Datahub. The carrying value for Datahub was valued at R$42,672 and the recoverable amount at R$31,299 as of December 31, 2023, indicating an impairment.

Management believes any reasonably possible change in the key assumptions on which recoverable amounts are based would not cause its CGUs’ carrying amounts to exceed its recoverable amounts. Though Management believes its judgments, assumptions and estimates are appropriate, actual results may differ from such estimates under different assumptions, macroeconomic and market conditions.

Note 12. Salaries and labor charges

The composition of salaries and labor charges at December 31, 2023, 2022 2021 were as follows:

	2023	2022	2021
Wages payable	5,672	6,514	2,816
Accrued labor benefits	7,186	4,698	3,857
Labor taxes	3,816	3,803	2,220
Total salaries and labor charges	16,674	15,015	8,893

Note 13. Loans and financing

The outstanding balance of loans and financing at December 31, 2023, and 2022 are summarized as follows:

			Years ended December 31,
	Interest Rate	Maturity	2023	2022
Loans:
CEF	23.36% per annum	2023	-	78
Itaú Bank	1.10% per month	2023	-	277
Santander Bank	0.06% per day	2024	4,254	-
Bradesco Bank	12.15% per annum	2024	343	355
BNDES	12.27% per annum	2024	692	1,087
Total			5,289	1,797
Financing:
BNDES - Equipment	1.14% per month	2023	-	2
BNDES - Equipment	1.14% per month	2023	-	8
Total			-	10
Current			4,960	1,138
Non-current			329	669

Per the terms of the bank loan agreements, the institution may consider the loan to be due early in the case of certain events such as corporate reorganization or change of control. As of the date of these financial statements, there have been no calls for early maturity of the loans.

The amounts recorded in non-current liabilities for the years ended December 31, 2023, and 2022 have the following maturity schedule:

	Years ended December 31,
	2023	2022
2024	-	669
2025	311	-
2026	18	-
Non-current liabilities	329	669

The following is a summary of loan activity for the years ended December 31, 2023, 2022 and 2021:

Balances as of January 1, 2021	-
Additions	15,000
Additions by acquisition of companies	3,994
Interest accrual	511
Principal payments	(10,962)
Interest payments	(243)
Balance as of December 31, 2021	8,300
Additions	4,000
Interest accrual	349
Principal payments	(10,101)
Interest payments	(741)
Balance as of December 31, 2022	1,807
Additions	5,462
Interest accrual	940
Principal payments	(2,034)
Interest payments	(886)
Balance as of December 31, 2023	5,289

Accounts payable to suppliers

The breakdown of Trade and other payables is as follows:

	12/31/2023	12/31/2022
Suppliers- National and foreign	7,676	7,283
Suppliers - IPO transaction expenses(i)	39,457	-
Trade accounts payable	47,133	7,283

(i)	Consists of concentrated expenses incurred in 2023 related to third-party advisory and support services incurred in connection with the reorganization transaction that are not expected to be ongoing. These services were provided by suppliers to the Company. The liability includes the prepaid D&O insurance totaling R$4,078, recognized during the fiscal year ended December 31, 2023.

Note 14. Loans from investors

As of December 31, 2023, the Company had entered into twelve loan agreements with third party investors. In 2022, the Company entered into four loan agreements with third party investors (“Investor Loans”) in the amount of R$4,750, maturing in 16 months from the date of issuance, with interest accruing at a rate of CDI plus 10% per annum. In 2023, the Company entered into eight additional loan agreements with seven separate third party investors in the amount totaling R$7,407. The loans are subject to Selic interest plus 10% per year and a 2% penalty on the value of the agreement if the loan payments become overdue. No payments have been issued on the loans from investors as of December 31, 2023, and 2022. The following is a summary of investor loan activity for the year ended December 31, 2023, and 2022:

As of January 1, 2022	-
Transfer from loans and financing	320
Additions	4,750
Interest accrual	179
As of December 31, 2022	5,249
Additions	7,407
Amortization	(320)
Interest accrual	1,564
As of December 31, 2023	13,901

Loan premium

In connection with the Investor Loan agreements and Schurmann’s R$3,200 loan as of December 31, 2022, the lenders are also entitled to a premium in the equivalent of 15% of the principal loan amount, which will be settled in Nvni Group Limited ordinary shares. The Loan Premium is calculated as the fair value of 15% of the principal loan amount based on the probability of the SPAC occurring at certain dates. As of December 31, 2022, the balance of the Loan Premium was R$200 and was recorded within loans from investors in current liabilities. As of December 31, 2023, the loan premium was converted to share capital upon commencement of the Merger.

Note 15. Debentures

On May 14, 2021, the Group issued 61,000 non-convertible debentures, in a single series, with a nominal unit value of R$1 to a group of initial investors (the “Initial Investors”, with the issuance being referred to herein as the “First Issue”). Interest accrues at the rate of CDI + 10.6% per year and is payable quarterly in February, May, August and November of each year. Amortization of principal is quarterly, beginning in May 2023 with final maturity in May 2026.

The debentures were initially recognized at fair value, net of R$2,264 of transaction costs, and are recorded at amortized cost.

The following is a summary of activity related to the debentures for the years ended December 31, 2023, 2022 and 2021:

As of January 1, 2021	-
Issuance of debentures	61,000
Transaction costs	(2,264)
Interest incurred	5,051
Interest payments	(3,303)
As of December 31, 2021	60,484
Interest incurred	12,074
Interest payments	(11,685)
As of December 31, 2022	60,873
Interest incurred	11,639
Principal payments	(7,417)
Interest payments	(13,898)
As of December 31, 2023	51,197

Collateral and guarantees

As of December 31, 2022, all the shares representing the share capital of the subsidiaries Effecti, Leadlovers and Onclick were pledged as collateral for the debentures. Further, in connection with the covenant waivers received in March 2022, all the shares of the subsidiary Datahub were also pledged as additional collateral.

In guarantee of faithful, punctual and full compliance of all obligations, principal or ancillary, the following guarantees were formalized: (i) fiduciary assignment of all rights and credits arising from the linked disbursement and centralized escrow accounts, which are used to deposit and disburse the funds received from the debentures, both owned by the Company; and (ii) fiduciary assignment by the Company of all shares and shares of the subsidiaries acquired, as well as any other common or preferred shares, with or without voting rights, representing the share capital of the subsidiaries acquired, which may be subscribed, acquired or in any way held by the Company. The guarantees above mentioned are only applicable to the subsidiaries acquired during 2021, with the exception of Mercos.

As of December 31, 2023, all the shares representing the share capital of the subsidiaries Effecti, Leadlovers, Onclick and Datahub, have been pledged as collateral.

Covenants

The debentures have covenants normally applicable to these types of operations related to the meeting of economic-financial indices on an annual basis, including (i) gross debt indicator / pro forma EBITDA ratio less than or equal to 3.0x; (ii) pro forma EBITDA margin in relation to net revenue greater than or equal to 20%; and (iii) debt service coverage index greater than or equal to 4.0x, as defined in the related agreement. A failure to meet any of the covenants automatically results in early maturity of the debentures.

As of December 31, 2023, and 2022, the Group was not in compliance with these covenants.

On March 30, 2022, the debenture holders granted the Company’s request for a waiver of the covenant violations. As part of the waiver, the covenants for 2022 were amended as follows: (i) gross debt indicator / pro forma EBITDA to 7.2x; (ii) pro forma EBITDA margin in relation to net revenue to 7.1%; and (iii) the debt service coverage index of 4.0x was maintained. The Company did not meet all of the amended 2022 covenants and, on February 9, 2023, debenture holders approved the Company’s separate request for an additional waiver for the 2022 covenant violations. On May 8, 2023, the debenture holders granted the Company’s request to extend the scheduled amortization date of the debentures to August 14, 2023. Principal payments totaling R$7,417 were made on the debentures in 2023. The payment balances were issued on October 2, 2023, October 13, 2023, and December 28, 2023, in the amount of R$2,491, R$2,491 and R$2,435 respectively.

As of December 31, 2023, the Company did not meet the debt service coverage index covenant, as the calculated index was 0.6x which is less than the 4.0x targeted threshold. The Company requested a waiver for the covenant violation on December 13, 2024, which would alleviate any Company concerns regarding a potential early debt maturity due to the covenant breach. The debenture holders granted the Company’s request on December 19, 2024, leaving the amortization date of the debentures unchanged.

Exposure premium

In connection with the First Issue, the Company and the Initial Investors entered into a separate agreement that provides for the payment of additional amounts to the Initial Investors in the event of certain liquidity events, as defined, or the early redemption of the debentures by the Company in whole or in part prior to maturity, (the “Exposure Premium”).

Liquidity events are defined within the debenture agreement as the sale, exchange or alteration of the capital structure of the Group such as reorganization or the public sale of shares equivalent to at least 10% of the total capital stock of the Group. The Exposure Premium due to Initial Investors under a qualifying liquidity event is calculated as 5% of the total equity value of all the shares of the Group on the date of the event, applied pro-rata based on the total debentures initially acquired by the Initial Investors in proportion to every 250,000 debentures authorized for issuance in the First Issue. As only 58,000 of 250,000 debentures were issued to the Initial Investors, the total exposure is 1.16% of total equity value of all the shares of the Group on the date of liquidity event, limited to the applicable percentage cap of the value of the debentures outstanding, as described in the table below.

The Group may redeem the debentures prior to their maturity in part or in full or make an offer for the early redemption of debentures to the Initial Investors. The Exposure Premium applicable to an early redemption occurring is calculated pro-rata based on the total debentures initially acquired by the Initial Investors and will be calculated based on the total amount of the debentures outstanding on the date of early redemption.

The Exposure Premium is calculated based on its fair value. The Exposure Premium fair value considers a cap for the liquidity event or early redemption according to the following criteria:

Liquidity Event Date or Early Redemption Date	Cap Applied to Total Debentures Outstanding (%)
From May 14, 2021 (inclusive) to May 14, 2022 (exclusive)	35.00%
From May 14, 2022 (inclusive) to May 14, 2023 (exclusive)	40.00%
From May 14, 2023 (inclusive) to May 14, 2024 (exclusive)	45.00%
From May 14, 2024 (inclusive) to May 14, 2031	50.00%

The Exposure Premium payment is not linked to the payment of debentures and is considered additional and independent compensation, due exclusively to the Initial Investor which acquired the first issuance of debentures and is therefore not due to any other investors. The Exposure Premium will only be paid once per Initial Investor at the time of the liquidity event or in case of early redemption.

As of December 31, 2023 and 2022, the fair value of the Exposure Premium was R$1,835 and R$841, respectively, and the fair value adjustment is recorded in the provision for debentures as a current liability with the change in fair value of the derivative recorded in profit or loss.

Note 16. Provision for risks

Provisions for risks are recognized when: (i) the Group has a present or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources will be required to settle the obligation; and (iii) the value can be reliably estimated. The provisions for risks are estimated, considering management’s judgements, based in part on the advice and counsel of the Company’s legal advisors, as to the probability of loss and expected future amounts to settle the obligations.

The provision liability for the years ended December 31, 2023, and 2022 were recorded for labor and tax contingencies in connection with recognition of Company acquisitions. After the acquisitions, due to the increase in employee headcount, the Group established a provision for the related employee labor risk of the acquired workforce related to an infraction notice for the period 2017 to 2022, whose tax authority understands that the Brazilian Municipal Service Tax (“ISS”) due would be 5%, while the Group collected and remitted at 2%.

The provision activity for the years ended December 31, 2023, and 2022, is as follows:

At January 1, 2021	673
Provisions acquired in business combination (note 5)	22,651
Provision recorded during the period	9,262
Provision paid during the period	-
At December 31, 2021	32,586
Reversal of provision	(5,307)
Provision recorded during the period	3,753
Provision paid during the period	-
At December 31, 2022	31,032
Reversal of provision	(3,292)
Provision recorded during the period	1,777
Additions by acquisition	1,184
Additions by merger	119
At December 31, 2023	30,820

Contingent liabilities

The Group is party to a number of claims, assessments and legal proceedings in the normal course of business. At December 31, 2023, and 2022, the total of such contingent obligations, for which the likelihood of loss was determined as possible by management and for which no provision has been recorded, is as follows:

	2023	2022
Civil	727	92
Tax	4,934	4,758
Total	5,661	4,850

Note 17. Equity and divestitures

Share capital

The following table illustrates the shareholders’ equity of the Company after being retrospectively adjusted by the share split in line with capital restructuring of the Group in conjunction with the SPAC merger:

Shares
Issued as of January 1, 2021	13,769,811
Shares issued	3,840,639
As of December 31, 2021	17,610,450

As of January 1, 2022	17,610,450
Shares issued(i)	208,219
As of December 31, 2022	17,818,669

As of January 1, 2023	17,818,669
Shares issued(ii)	2,313,622
Subtotal	20,132,291
Acquisition of Nvni Group Limited(**)	11,485,080
As of December 31, 2023	31,617,370

(i)	Shares were issued in December 2022 in connection with the exercise of subscription rights as detailed below. On December 22, 2022, the Company entered into a contribution agreement with Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands that is the parent company of Nuvini S.A, that effective upon the agreement, the Company transferred 100% of Nuvini shareholders’ equity from Nuvini shares to Nuvini Holdings Limited shares.

(ii)	The shares issued pertain to the premium on loans, subscription right payments, earn out payments and stock option exercised by the board made in 2023, prior to the conversion into Nvni Group Limited shares.

*	In connection with the SPAC merger, each of the Nuvini shareholders contributed their ordinary shares into the Company in exchange for Nvni Group Limited ordinary shares. The shares were converted into a number of Nvni Group Limited ordinary shares in accordance with the Exchange Ratio of 0.145485724.

**	The acquisition of Nvni Group Limited Ordinary Shares includes the conversion of 3,884,372 Nvni Group Limited rollover options, earn-out shares and equity plan, 4,300,363 Mercato Public Shares, 5,570,000 Mercato Class B Shares, 475,000 Maxim shares, and 1,280,000 PIPE investor shares. For details on participation percentages, please refer to the distribution to shareholders’ capital table.

The distribution of shareholders’ capital as of December 31, 2022, reflective of the retrospectively adjusted stock split in line with capital restructuring, is as follows:

Shareholders	% Participation	Common Shares	Subscribed and Paid- In Share Capital (R$)
Nuvini Holdings Limited	100%	17,818,669	40,404

The distribution of shareholders’ capital as of December 31, 2023, is as follows:

Shareholders	% Participation	Common Shares	Subscribed and Paid- In Share Capital (R$)
Former Nuvini Stockholders (Nuvini Holdings Limited)	75.96%	24,016,662
Public Stockholders	.30%	95,708
Mercato Founders	18.19%	5,750,000
Maxim	1.50%	475,000
PIPE Investors	4.05%	1,280,000
Total	100%	31,617,370	260,685

Derivatives

Derivative warrant liability

As part of the SPAC Merger, each issued and outstanding warrant to purchase Mercato class A ordinary shares was converted into the right to purchase one Nuvini ordinary share at an exercise price of $11.50 per share (“Nuvini Warrants”), subject to the same terms and conditions existing prior to such conversion. These warrants are considered financial instruments (derivatives) and are recorded at fair value through profit or loss.

Upon the completion of the SPAC Merger, there are 23,050,000 Nuvini Warrants outstanding, of which 11,500,00 are public warrants (“Public Warrants”) listed on NASDAQ and 11,550,000 are private placement warrants held by certain former Mercato shareholders (“Private Placement Warrants”).

Public Warrants

The Public Warrants became exercisable on October 29, 2023, and will expire on the earlier of September 29, 2028, or upon redemption or liquidation, in accordance with their terms. The fair value of the Public Warrants was determined using the market trading price as of December 31, 2023, which was R$0.04 per share.

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants in all material respects, except that the Private Placement Warrants, so long as they are held by certain former Mercato shareholders or its permitted transferees:

(i)	will not be redeemable by the Company,

(ii)	may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until October 29, 2023,

(iii)	may be exercised by the holders on a cashless basis, and

(iv)	will be entitled to registration rights.

The fair value of Private Placement Warrants was determined using the market trading price at December 31, 2023, which was R$0.04 per share. The fair value calculation methodology was determined to be the same as the Public Warrants as both financial instruments have the same material rights and characteristics (i.e., both give the right to purchase one Nuvini ordinary share for the same price with the same exercisable period).

The Group has recognized the following warrant obligations:

	Public Warrants	Private Placement Warrants	Total
Initial Recognition at September 29, 2023	9,887	9,930	19,817
Change in fair value	(7,660)	(7,693)	(15,353)
Balance at December 31, 2023	2,227	2,237	4,464

Non-controlling Interest

The Company’s non-controlling interests were associated with Mercos as of December 31, 2022, and 2023 and Smart NX, as of December 31, 2023, Companies whose operations are based in Brazil.

Prior to November 16, 2022, the Company reflected a 100% ownership interest in Mercos. However, as outlined in Note 5 to the consolidated financial statements, the Company’s equity interest in Mercos was reduced from 100% to 57.91% (42.09% being non-controlling interest), re-selling 42.09% of the Company’s capital to previous owners for R$1.00, thereby extinguishing the debt associated with the deferred and contingent consideration. Per the renegotiated terms, the financial liability (or a part of a financial liability) should be removed from its statement of financial position when it is extinguished. The Mercos deferred and contingent consideration extinguished as part of the renegotiated terms when the Company’s capital in Mercos was re-sold.

The renegotiated terms also granted a call option for the Company to buy the 42.09% for a multiple of 7.6 times the accumulated revenue in the prior 12 months. As of December 31, 2023, and 2022, the Company assessed that the fair value of this call option was zero.

The following tables summarize the information relating to the Company’s non-controlling interests in Mercos before and after intercompany eliminations:

Summarized statement of financial position	2023	2022
Non-controlling interest	42.09%	42.09%

Current assets	4,351	3,463
Non-current assets	4,668	3,796
Current liabilities	(3,421)	(2,849)
Non-current liabilities	(5,598)	-

Summarized statement of profit and loss
Revenue	18,498	14,774
Expenses	(14,139)	(12,045)
Profit (loss) for the year	4,359	2,729
Profit (loss) attributable to owners of the Company	2,525	2,527
Profit (loss) attributable to the non-controlling interests	1,835	202

Summarized statement of financial position	2023
At January 1, 2022	-
Non-controlling interest arising on disposal of interest on Mercos	4,207
Share of profit for the year	202
Payment of dividends	(556)
At December 31, 2022	3,853
Share of profit for the year	4,359
Payment of dividends	(5,173)
At December 31, 2023	3,039

On January 25, 2023, as amended on February 23, 2023, June 8, 2023, and August 1, 2023, the Group entered into a business combination agreement whereas, Nuvini S.A agreed to acquire shares representing 50.2% of the total capital stock of Smart NX in an equity swap, in which the seller would receive shares of Nuvini. In addition, Nuvini S.A. has a call option to acquire the remaining shares of Smart NX representing 45% of the total capital stock of Smart NX to be paid in three installments on January 25, 2024, January 25, 2025, and January 25, 2026, for a variable consideration based on multiples of future Smart NX EBITDA in the Company’s national currency. As of December 31, 2023, the Company assessed that the fair value of this call option was zero.

The following tables summarize the information relating to the Company’s non-controlling interests in Smart NX before and after intercompany eliminations:

Summarized statement of financial position	2023
Non-controlling interest	45.00%

Current assets	2,396
Non-current assets	5,131
Current liabilities	(1,680)
Non-current liabilities	(5,847)

Summarized statement of profit and loss
Revenue	12,209
Expenses	(9,719)
Profit (loss) for the year	2,490
Profit (loss) attributable to owners of the Company	1,370
Profit (loss) attributable to the non-controlling interests	1,121

At January 1, 2023	-
Initial recognition	706
Share of profit for the year	2,490
Payment of dividends	(1,906)
At December 31, 2023	1,290

Subscription rights

In March, May, and December 2022, the Company issued subscription rights to investors for total consideration of R$2,500, R$1,000, and R$250, respectively. The subscription rights may be exercised within 30 days from the approval of the Group’s first capital increase in an amount of at least R$100,000 that results in the issuance of shares by the Group (the “Contribution Event”) or within 30 days of the second anniversary from the subscription rights’ issuance date if no Contribution Event has occurred. The number of shares to be issued to these investors will be determined based on the fair value of Nuvini Holding’s Limited shares on the date of the Contribution Event or based on the fair value per share of the last capital increase in the event that no Contribution Event occurs, utilizing the following formula: consideration paid divided by the fair value of the Company’s share x 0.9 (in case there is a Contribution Event) or consideration paid divided by the fair value of the Company’s share of the last capital increase x 0.8 (in case no Contribution Event occurs). As the number of shares to be issued is variable, these subscription rights are recorded as liabilities based on FVTPL.

In December 2022, all amounts payable to Pierre Schurmann under related party loans were converted into subscription rights with the same terms as described above. Please refer to Note 9 for details on these related party loans.

In December 2022, the subscription right terms were amended so that the subscriptions rights could be exercised in the event of the Group signing a Business Combination Agreement (“BCA”) between the Company and a company with a SPAC or within 30 days after the second anniversary from the subscription rights issuance date if no Contribution Event or SPAC has occurred. As of December 31, 2022, these subscription rights were recorded as an equity instrument in Capital Reserves. As of December 31, 2023, upon consummation of the Business Combination, all subscription rights were converted to equity and issued to stockholders.

Profit reserves

Legal Reserve

For periods prior to February 26, 2023, the financial statements represented the results of operations of Nuvini S.A. which was incorporated in Brazil. As such, Nuvini S.A. was subject to the following disclosures. For periods subsequent to February 6, 2023, the is a Cayman Island exempted limited liability company and therefore the following disclosures on legal reserves are not applicable.

In accordance with Brazilian corporate law, the Company is required to allocate 5% of net income for any given year for the formation of a legal reserve subject to a maximum limit of 20% of share capital (in addition, if for any given financial year, the total amount of the legal reserve plus any amounts of capital reserves exceed 30% of capital stock, the Company is not required to allocate any income for the formation of the legal reserve). The legal reserve is also subject to approval by the general shareholders’ meeting and may be transferred to capital or used to absorb losses but is not available for the payment of dividends in subsequent years. As the Group was in a net loss position as of December 31, 2023, and 2022 and does not expect to be in a profit position in the near future, a legal reserve has not been recorded as part of the capital reserves balance.

In addition to legal reserves, the Company’s Articles of Incorporation establish that additional reserves may be created upon shareholders’ approval, including investment reserves to secure the implementation, maintenance and development of Company’s activities limited to the total net profit after allocation of legal reserve.

Brazilian Corporate Law provides that all statutory allocations of net profit, including the unrealized profits reserve and the reserve for investment projects, are subject to approval by the shareholders voting at a general shareholders’ meeting and may be used for capital increases or for the payment of dividends in subsequent years.

The balance for the profit reserve accounts, except for the contingency reserve and unrealized profits reserve, may not exceed the share capital. If this happens, our shareholders must determine whether the excess will be applied to pay in the subscribed and unpaid capital, to increase and pay in the subscribed stock capital or to distribute dividends.

The profits unallocated to the accounts mentioned above must be distributed as dividends.

Capital reserves

The balance of the capital reserves as of December 31, 2023, and 2022 is composed of debt instruments converted to equity, subscription rights and provision for share-based payments in connection with the Company’s share-based compensation plans as described in note 19.

Dividend distribution policy

For periods prior to February 26, 2023, the financial statements represented the results of operations of Nuvini S.A. which was incorporated in Brazil. As such, Nuvini S.A. was subject to the following disclosures. For periods subsequent to February 6, 2023, the is a Cayman Island exempted limited liability company and therefore the following disclosures on dividend distribution policy are not applicable.

Under the Group’s bylaws, unless otherwise proposed by the Board of Directors and approved by the voting shareholders at the annual shareholders’ meeting, the Company must generally pay shareholders a mandatory minimum dividend of 25% of adjusted net income, as defined in accordance with Brazilian Corporate Law, after the allocation of 5% of net income to the legal reserve.

However, net income may be used to increase share capital, used to set off losses and/or otherwise retained in accordance with the Brazilian Corporate Law and may not be available for the payment of dividends, including in the form of interest on shareholders’ equity.

Brazilian Corporate Law defines the “net income” as net income for the year, reduced by accumulated losses of prior years, provisions for income tax and social contribution on the net profit for such fiscal year, and amounts allocated to employees’ and management’s participation on the results in such fiscal year. Under Brazilian Corporate Law, the net income available for distribution as dividends may also be reduced or increased by the following:

●	amounts allocated to the legal reserve,

●	amounts allocated to the statutory reserve, if any,

●	amounts allocated to the contingency reserve, if required,

●	amounts allocated to the unrealized profit reserve,

●	amounts allocated to the retained profit reserve,

●	amounts allocated to the income tax exemption reserve,

●	reversals of reserves recorded in prior years, and

●	reversals of the amounts allocated to the unrealized profit reserve, if any, when realized and not absorbed by losses

As an alternative form of payment of dividends, Brazilian companies may distribute interest on capital, whose payments may be treated by a company as a deductible expense for income and social contribution taxes purposes. Payments of interest on capital may be made at the discretion of the Board of Directors, subject to shareholder approval. Payments of interest attributed to shareholders’ equity, net of withholding tax, may be distributed as part of the minimum mandatory dividends. Interest on capital is calculated in accordance with the daily pro rata variation of the Brazilian government’s long-term interest rate, as determined by the Central Bank from time to time, and cannot exceed the greater of:

●	50% of net income (after the deduction of the social contribution on profits and before the provision for corporate income tax and the amounts attributable to shareholders as net interest on equity) related to the period in respect of which the payment is made; or

●	50% of the sum of retained profits and profit reserves in the beginning of the period with respect to which the payment is made.

Under Brazilian Corporate Law, a company may suspend the mandatory distribution either in the form of dividends or payments of interest on capital if the shareholders at the general shareholders’ meeting determine, based on the company’s board of directors’ proposal, which is reviewed by the fiscal council when installed, that payment of the mandatory distribution for the preceding fiscal year would be inadvisable in light of the company’s financial condition. The management of the company must report to the Brazilian Securities Commission (“CVM”) such suspension within five days of the relevant general shareholders’ meeting. Under Brazilian Corporate Law, mandatory distributions that are suspended and not offset against losses in future years must be paid as soon as the financial condition of the company permits.

As the Group was in a net loss position as of December 31, 2022, and 2021, no dividends were declared or were paid.

Note 18. Net loss per share

The table below shows data of net loss and shares used in calculating basic and diluted loss per share attributable to the ordinary equity holders of the Company:

	Years ended December 31,
	2023	2022	2021
Net loss	(247,862)	(114,206)	(77,699)
Weighted average shares outstanding—basic and diluted(i)	23,090,092	17,623,570	15,986,834
Net loss per ordinary share—basic and diluted	(10.73)	(6.48)	(4.86)

(i)	Share data have been revised to give effect due to the recapitalization of Nvni Group Limited as explained in Note 17. Equity and divestitures.

Basic net loss per share is computed by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. As of December 31, 2023, 2022 and 2021, the Group reported a net loss, therefore, potentially dilutive instruments, may be excluded in the calculation of weighted average number of ordinary shares, including those related to share options and subscription rights outstanding as of December 31, 2023, 2022 and 2021, as their impact is anti-dilutive. The calculation is reflective of the weighted average number of ordinary shares including dilutive shares. These options and variable shares, per the subscription rights agreements, could potentially dilute basic earnings per share in the future, as well as shares that will be issued in the future related to renegotiations of the deferred and contingent consideration and additional subscription rights issued.

Note 19. Share-based compensation plan

On November 27, 2020, the Company Stock Option Plan (“CSOP’’) was approved at the extraordinary general shareholders’ meeting of Keiretsu and approved on June 30, 2021, at the extraordinary general shareholders’ meeting of Nuvini as part of the merger. The Company issues equity settled share-based payments to executives of the Group and advisors. The Group measures the cost of transactions settled with shares to its employees, based on the fair value of the equity instruments on the date of their grant.

Share option plan

As of December 31, 2023, and 2022, the Company had 1,949,796 and 13,401,980 options, respectively, outstanding. Generally, upon completion of the first year of employment, one-third of options will vest, and the remainder will vest monthly over the next three years. If the options remain unexercised after a period of five years after the date of grant, the options expire. Upon consumption of the business combination, all unvested shares were subject to a 50% acceleration and 50% of the unvested awards granted under the historical stock option plan to employees automatically vest, with the remainder being forfeited. The total expense recognized as of December 31, 2023, 2022 and 2021 resulting from share-based option awards was R$6,255, R$9,884 and R$3,738 respectively, in general and administrative expenses in the statement of loss.

The fair value of each share option award was estimated at the time of grant for each option using the Black- Scholes option pricing model. The key assumptions used for options granted during the years ended December 31, 2023, 2022 and 2021, were as follows:

	2023	2022	2021
Exercise price	R$2.32	R$2.32	R$0.50 - R$2.32
Fair value of common share	R$2.70 - R$3.26	R$2.70 - R$3.26	R$0.50 - R$2.32
Volatility	54.9% - 58.4%	54.9% - 58.4%	52.2% - 55.3%
Risk-free interest rate	10.63% - 12.52%	10.63% - 12.52%	6.58% - 11.45%
Dividend yield	0%	0%	0%
Expected option life	5 - 7 years	5 - 7 years	4.9 - 7 years

Expected volatility was determined using historical and implied stock price volatility from guideline companies, adjusted for size and leverage. As a result, the fair value of the share options ranged between R$1.763 and R$2.540 per option for the year ended December 31, 2023, and 2022 and R$0.211 and R$1.643 per option for the year ended December 31, 2021.

The number and weighted average exercise price of share options were as follows:

	2023		2022		2021
	Weighted Average Exercise Price (R$)	Number of Options	Weighted Average Exercise Price (R$)	Number of Options	Weighted Average Exercise Price (R$)	Number of Options
Outstanding at January 1	1.91	13,401,980	1.07	14,114,763	0.50	11,000,0000
Granted during the year	2.32	-	2.32	10,401,980	1.98	5,420,319
Forfeited/canceled during the year	2.32	-	1.22	(11,114,763)	0.50	(2,305,556)
Conversion of stock option subject to conversion ratio(i)		1,949,796
Outstanding at December 31	2.32	1,949,796	1.91	13,401,980	1.07	14,114,763
Exercisable at the end of the year	2.32	1,631,370	0.50	2,250,000	0.50	5,380,556

As of December 31, 2023, there were 11,213,267 options exercisable of Nuvini Holdings Limited, which converted into 1,631,370 options of Nvni Group Limited. No options had been exercised or had expired and the options outstanding had a weighted average remaining contractual life of 3.56 years. During the transfer of outstanding shares from Nuvini Holdings Limited to Nvni Group Limited, a conversion ratio(i) of 0.145485724 was applied to the issuance of ordinary shares by Nvni Group Limited. This conversion ratio was derived from the Company’s valuation on the date of issuance, amounting to $240,166, divided by the fully diluted share count of 165,079,167, resulting in a per-share value of $1.454857238. This value was then divided by the pre-IPO share price of $10.00 to determine the final conversion ratio.

Equity Incentive Plan

Following the completion of the business combination, which occurred after the special meeting of stockholders on September 28, 2023, and the subsequent finalization of the combination, the Nuvini board of directors adopted and shareholders approved, an equity incentive plan in which eligible participants may include members of Nuvini management, Nuvini employees, certain members of the Nuvini Board and consultants of Nuvini and its subsidiaries. Beneficiaries under the equity incentive plan will be granted equity awards pursuant to the terms and conditions of the equity incentive plan and any applicable award agreement. The final eligibility of any beneficiary to participate in, and the terms and conditions of, the applicable equity awards will be determined by the Nuvini Board. Pursuant to the Business Combination Agreement, the equity incentive plan has initially reserved a total of 1,143,650 Ordinary Shares.

Note 20. Net operating revenue

The Group recognizes operating revenue from its B2B SaaS platform where revenues are disaggregated as SaaS platform subscription services, and data analytics service, set-up and other services. Revenues are recorded net of applicable municipal service taxes (ISS) and federal vat (PIS and COFINS) taxes, as well as contract cancellations and returns.

Below is a summary of net operating revenue for the years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
Gross operating revenue	181,725	135,643	98,433
Revenue deductions:
Cancellations and returns	(1,353)	(1,822)	(1,357)
Taxes on services	(11,387)	(9,276)	(7,212)
Total revenue deductions	(12,740)	(11,098)	(8,569)
Net operating revenue	168,985	124,545	89,864

Disaggregation of net operating revenue for the years ended December 31, 2023, 2022 and 2021 is as follows:

	2023	2022	2021
Platform subscription service	158,678	114,556	78,547
Cancellations, returns and taxes on services	(10,692)	(9,004)	(6,780)
Revenue from platform subscription service	147,986	105,552	71,767
Data analytics service	13,422	15,644	14,457
Cancellations, returns and taxes on services	(1,478)	(1,760)	(1,491)
Revenue from data analytics service	11,944	13,884	12,966
Set-up and service	8,661	4,733	4,613
Cancellations, returns and taxes on services	(514)	(307)	(257)
Revenue from set-up and service	8,147	4,426	4,356
Other revenue	963	710	816
Cancellations, returns and taxes on services	(55)	(27)	(41)
Other revenue	908	683	775
Total net operating revenue	168,985	124,545	89,864

Contract assets and deferred revenue related to contracts with customers

The Group has recognized the following contract assets (included within trade accounts receivable) and deferred revenue related to contracts with customers.

The contract asset activity as of December 31, 2023, 2022 and 2021, is as follows:

At January 1, 2021	-
Increase from business acquisitions	3,296
Decrease from transfers to accounts receivable	(877)
Increase from changes based on work in progress	638
At December 31, 2021	3,057
Decrease from transfers to accounts receivable	(3,057)
Increase from changes based on work in progress	2,272
At December 31, 2022	2,272
Decrease from transfers to accounts receivable	(2,272)
Increase from changes based on work in progress	4,862
At December 31, 2023	4,862

The deferred revenue activity as of December 31, 2023, 2022 and 2021, is as follows:

At January 1, 2021	38
Increase from business acquisitions	5,512
Increase in deferred revenue in the current year	9,658
Revenue recognized during the current year	(10,840)
At December 31, 2021	4,368
Increase in deferred revenue in the current year	9,566
Revenue recognized during the current year	(10,113)
At December 31, 2022	3,821
Increase in deferred revenue in the current year	9,845
Revenue recognized during the current year	(10,521)
At December 31, 2023	3,145

Deferred revenue is allocated to remaining performance obligations and represents contracted revenue that has not yet been recognized, including unearned revenue and amounts that have been invoiced and will be recognized as revenue in future periods. The Company expects to recognize all revenue over the next 12 months and is classified as other current liabilities in the consolidated statement of financial position.

Note 21. Cost and expenses by nature

The operating costs and expenses by nature for the years ended December 31, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
Payroll	(90,182)	(83,042)	(57,026)
Third-party services and others	(24,106)	(22,383)	(19,781)
Business and marketing expenses	(7,484)	(6,441)	(8,098)
Depreciation	(1,050)	(1,810)	(1,071)
Amortization	(17,600)	(15,424)	(12,507)
Impairment of goodwill	(11,373)	(86,897)	(6,758)
Audit and consulting	(38,660)	(4,430)	(5,574)
Other administrative expenses	(7,464)	(1,771)	(1,758)
Provisions	1,515	1,953	(8,676)
Fair value of derivative warrant liabilities	14,507	-	-
Listing Expense(i)	(176,282)	-	-
Total	(358,179)	(220,245)	(121,249)

Cost of services provided	(66,138)	(52,813)	(35,833)
Sales and marketing expenses	(28,827)	(27,370)	(22,597)
General and administrative expenses	(93,156)	(53,339)	(56,019)
Listing expense	(176,282)		-
Research and development expenses	-	(8)	(54)
Impairment of goodwill	(11,373)	(86,897)	(6,758)
Other operating income (expenses), net	17,597	182	12
Total	(358,179)	(220,245)	(121,249)

(i)	Listing Expense

The SPAC merger was accounted for as a capital reorganization with Nvni Group Limited determined to be the accounting acquirer of Mercato. Mercato does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and therefore the Business Combination is expected to be considered a capital transaction and shall be accounted for as a share-based payment transaction under IFRS 2 Share-Based Payments, whereby Nvni Group Limited will issue shares for Mercato’s net assets. Under this method of accounting, the acquisition of Mercato will be stated at historical cost, with no goodwill or other intangible assets recorded. Accordingly, the Group recorded a one-time non-cash expense of R$(176,282). In accordance with IFRS 2, the expense represents the cost incurred in connection with achieving a listing on the Nasdaq Global Market (the “Listing Expense”). The expense is calculated as the difference between the fair value of the equity instruments issued to acquire Mercato and the fair value of the identifiable net assets acquired, as noted below:

(in thousands of R$)
Fair value of equity instruments issued to acquire Mercato	275,555

Net assets of Mercato as of June 30, 2023	162,862
Less: Mercato’s transaction costs	(63,589)

Adjusted net assets/(liabilities) of Mercato as of June 30, 2023	99,273

IFRS 2 charge for listing services	(176,282)

Note 22. Financial income and expense, net

The financial income and expense, net for the years ended December 31, 2023, 2022 and 2021 is composed of the following:

	2023	2022	2021
Financial income:
Income on financial investments(i)	328	209	356
Interest income	799	638	211
Discounts obtained	15	42	11
Mercos deferred and contingent consideration adjustment	-	16,029	-
Subscription rights fair value adjustment	3,933	-	-
Exchange variation (foreign exchange profit)	2,096	-	-
Total	7,171	16,918	578
Financial Expenses:
Contingent consideration fair value adjustments	(40,535)	(16,294)	(32,365)
Interest on loans, financing and debentures	(12,985)	(12,425)	(5,513)
Subscription rights fair value adjustment	-	(1,334)	(2,619)
Other interest and expense	(6,579)	(3,388)	(1,747)
Exchange variation (foreign exchange losses)	(95)	(111)	(68)
Exposure premium expense	(2,087)	(96)	(745)
Total	(62,281)	(33,648)	(43,057)
Financial income and expense, net	(55,110)	(16,730)	(42,479)

(i)	The increase in the fair value adjustment of contingent consideration as of December 31, 2023, is due to the remeasurement of the contingent consideration, driven by higher revenue and interest recorded in 2023 compared to 2022.

Note 23. Income tax

Considering that the Company is domiciled in Cayman and there is no income tax in that jurisdiction, the combined tax rate of 34% demonstrated below is the current rate applied to the Group which is the operational and main company of all operating entities of the Group in Brazil.

Current tax

Income tax on net profit or loss was calculated in accordance with applicable Brazilian law, applying tax rates for regular and presumed income tax regime, as described in note 3 related to taxation.

The income tax recorded in income for the years ended December 31, 2023, 2022 and 2021, is as follows:

	2023	2022	2021
Loss before income tax	(244,304)	(112,430)	(73,864)
Income tax credit at the combined rate of 34%	83,063	38,226	25,114
Adjustments for the demonstration of the effective rate:
Non-deductible expenses	385	(34)	(112)
Presumed income tax calculation effect(i)	-	(200)	(4,230)
Unrecognized tax loss carryforwards and temporary differences(ii)	(97,273)	(44,790)	(28,745)
Deferred tax liability expenses from identifiable assets acquired of businesses	5,072	5,635	3,956
Research and development tax benefit	3,247	-
Other	1,948	(613)	182
Income tax recorded in the income for the year	(3,558)	(1,776)	(3,835)

Current tax	(9,751)	(5,769)	(7,791)
Deferred tax	6,193	3,993	3,956
Effective tax rate	1.46%	1.58%	5.19%

(i)	As described in note 3, the taxation under Brazilian Tax Law allows certain companies to calculate income taxes as a percentage of gross revenue, using the presumed income tax regime. The effect of the presumed income tax of certain subsidiaries represents the difference between the taxation based on this method and the amount that would be due based on the regular income tax rate applied to the taxable profit of the subsidiaries.

(ii)	The Company has not recorded a deferred tax asset on tax loss carryforwards and temporary differences as the Company does not expect to realize these tax benefits in the foreseeable future. Tax losses may be carried forward indefinitely, though the amount of the carryforward that can be utilized is limited to 30% of taxable income in each carryforward year. As of December 31, 2023, 2022 and 2021, the Group had total tax losses of R$124,730, R$78,573 and R$30,397, respectively.

Deferred tax liability

As of December 31, 2023, and 2022, deferred tax liabilities are recognized for the temporary differences between the book and tax basis of intangible assets recorded in connection with business combinations in the amount of R$44,566 and R$45,838, respectively.

Note 24. Segment information

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. For reviewing the operational performance of the Group and for the purpose of allocating resources, the Chief Operating Decision Maker (“CODM”) of the Group, identified as the Chief Executive Officer, reviews the consolidated results as a whole. The CODM considers the Group a single operating and reportable segment, when monitoring operations, making decisions on capital and investment allocations and evaluating performance.

General information

The CODM of the Group receives and reviews consolidated financial results for the Group in making decisions concerning financial management, budgeting analysis, as well as evaluation of the business performance based on the consolidated financial results of the Group. The Company has determined that it has a single operating and reportable segment, multi-vertical SaaS solution model.

Information on products and service

The Group’s core business activity is providing a SaaS platform model focused on the software delivery method of cloud-based software applications to its customers. The Group generates revenues and profits by providing to customers SaaS platform subscription services, data analytics services, set-up and other services. A reconciliation of revenue by product and service is represented in note 20.

Segment revenue and non-current assets by geographical area

In presenting the geographical information, revenue is based on the region in which the customer is located. All intellectual property is located in Brazil. Assets are based on the geographic locations of the assets which are also centrally located in Brazil; therefore, the Group operates in one geographical location.

For the years ended December 31, 2023, 2022 and 2021, the Group generated 100% of its revenues originating from customers located in Brazil, with an immaterial amount of revenue in 2021 originating from foreign customers.

The Company’s non-current assets are entirely located in Brazil as of December 31, 2023, 2022 and 2021.

Note 25. Supplementary items to the cash flow

In the years ended December 31, 2023, 2022 and 2021, the Group recorded the following non-cash transactions:

	Note	2023	2022	2021
Business combination:
Trade accounts receivable, net	6 and 9	-	-	7,809
Other assets	6	-	-	1,735
Property and equipment, net	6 and 11	-	-	1,735
Right-of-use assets	6 and 11	-	-	1,058
Intangible assets	6 and 12	-	-	125,802
Goodwill	6 and 12	-	-	237,787
Accounts payable to suppliers	6	-	-	(7,808)
Labor charges	6	-	-	(4,127)
Loans and financing	6 and 14	-	-	(3,994)
Right-of-use lease liabilities	6 and 11	-	-	(1,058)
Taxes and fees	23	-	-	(3,253)
Deferred taxes		-	-	(40,730)
Deferred and contingent consideration		-	-	(282,205)
Other liabilities		-	-	(10,100)
Provisions for risks	6 and 17	-	-	(22,651)
Recognition of lease right-of-use asset in exchange for lease liabilities:
Right-of-use assets, net	11	-	-	1,972
Lease liability	11	-	-	(1,972)
Capitalization of related party loans:
Related party		-	-	3,201
Share capital		-	-	(3,201)
Capital reduction through the payment of subscription rights:
Capital reserve	17	-	-	1,500
Related party	17	-	-	(1,500)
Creation of non-controlling interest at Mercos:
Deferred and contingent consideration		-	46,717	-
Capital reserve	17	-	(42,510)	-
Non-controlling interest	17	-	(4,207)	-
Conversion of subscription rights to capital shares:
Capital reserve		-	(1,500)	-
Share capital		-	1,500	-
Recognition of lease right-of-use asset in exchange for lease liabilities:
Right-of-use assets, net	10	768	-	-
Lease liability	10	(768)	-	-
Business Combination – Smart NX
Cash and cash equivalents		998	-	-
Trade accounts receivable, net		3,061	-	-
Other current assets		5,545	-	-
Other non-current assets		1,204	-	-
Property and equipment, net		172	-	-
Right-of-use assets, net		107	-	-
Intangible Assets		6,201	-	-
Goodwill		15,960	-	-
Accounts payable to suppliers		(894)	-	-
Salaries and labor charges		(776)	-	-
Loans and financing		(40)	-	-
Lease liability		(118)	-	-
Taxes, fees and contributions payable		(940)	-	-
Other current liabilities		(1,211)	-	-
Deferred and contingent consideration on acquisitions		(26,848)	-	-
Deferred taxes		(2,421)	-	-
Capital increase through the payment of subscription rights:
Capital reserves		2,000	-	-
Share capital		33,910
Subscription rights		(35,410)	-	-
Loans from investors		(300)
Loan premium	14	(200)	-	-
Conversion of deferred and contingent consideration to capital shares:			-	-
Deferred and contingent consideration	5 and 6	(64,255)	-	-
Capital reserve	5 and 6	64,255	-	-

Note 26. Subsequent events

The Group evaluated subsequent events and transactions that occurred after the balance sheet date up to December 24, 2024, the date the financial statements were available to be issued.

On January 15, 2024, Nuvini entered into distinct subscription agreements with specific PIPE investors. These investors agreed to subscribe to and purchase 1,358,824 shares, at a conversion price of US$1.700, in return for an investment of US$2,310,000.

In January 2024, Nuvini received a notice of deficiency (the “Board Departure Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) relating to the resignation of Mr. Randy Millian from the board of directors of Nuvini and the audit committee of the board of directors. With the resignation of Mr. Millian, Nuvini ceased to be in compliance with Nasdaq Listing Rule 5605(c)(2)(A) requiring three independent members on its audit committee. The Board Departure Notice indicated that, consistent with Nasdaq Listing Rule 5605(c)(4), Nasdaq will provide Nuvini a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or December 30, 2024 or, if the next annual shareholders’ meeting is held before June 26, 2024, then the Company must evidence compliance no later than June 26, 2024. On February 5, 2024, Nuvini announced the appointment of Mr. João Antônio Dantas Bezerra Leite as Board Member and Audit Committee Chair and has cured the Board Departure Notice deficiency.

In May 2024, Nuvini received a notice of non-compliance (the “20-F Notice”) from the Listing Qualifications Department of the Nasdaq stating that Nuvini was not in compliance with Nasdaq Listing Rule 5250(c)(1) because Nuvini did not timely file its annual report for the fiscal year ended December 31, 2023, on Form 20-F with the SEC. The Notice indicated that, consistent with Nasdaq rules for continued listing, Nuvini would have 60 calendar days from the date of the Notice, or until July 16, 2024, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. On November 12, 2024, Nasdaq issued a Staff Determination Letter to the Company. On November 15, the Company formally requested a hearing and submitted a plea to remain listed. On November 22, the Company received confirmation of the hearing date and time, scheduled for January 14, 2025, at 11:00a.m. (E.T.). This date serves as the deadline for the Company to present a formal compliance plan and demonstrate its efforts to regain compliance.

In addition, Nuvini received a notification letter (the “Bid Price Notice”) dated November 1, 2024, from the Listing Qualifications Department of the Nasdaq notifying Nuvini that the minimum bid price per share of its ordinary shares was below US$1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of one hundred eighty (180) calendar days from the Bid Price Notice, or until April 30, 2025 (the “Compliance Period”), to regain compliance with Nasdaq’s Minimum Bid Price Requirement. If at any time during the Compliance Period, the closing bid price per share of the Company’s ordinary shares is at least US$1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

On November 1, 2024, Nuvini entered into a Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with Heru Investment Holdings Ltd., an entity controlled by the Company’s Chief Executive Officer, and other investors (collectively, the “Investor”), for the purchase of convertible promissory notes (the “Convertible Notes”) in the principal amount of at least US$2,900,000 and up to US$5,000,000. The Convertible Notes shall mature within 12 months from the issuance date (the “Maturity Date”) and interest shall accrue at an annual rate of 5.00%, calculated on the basis of a 365-day year. Prior to the Maturity Date, the Investors shall have the option to convert the Convertible Notes into ordinary shares of the Company resulting from the division of the principal amount and accrued interest under the Convertible Notes by a conversion price of US$1.10 per ordinary share. The transaction is expected to close within 90 days from the date of the Note Purchase Agreement.

On November 1, 2024, Nuvini completed the issuance and sale in a private placement of a total of 766,957 ordinary shares of Nuvini for gross proceeds of approximately US$580,824, or US$0.75 per share (the “Per Share Purchase Price”) in accordance with the terms and conditions of subscription agreements (the “Subscription Agreements”) entered into with each of the investors in the private placement (the “Investors”).

Under the Subscription Agreements, each Investor also received a put option (“Put Option”) pursuant to which, commencing on the one year anniversary of the closing of the private placement, each Investor has the right to sell to the Company all or any portion of the ordinary shares such Investor purchased under its respective Subscription Agreement at a sale price per share equal to 120% of the Per Share Purchase Price. The Put Options automatically terminate on the earlier of (i) the second-year anniversary of the closing of the private placement and (ii) the first date on which the closing sale price of the Company’s ordinary shares as reported by Nasdaq equals or exceeds US$5.00 for twenty (20) trading days (whether or not consecutive) during any period of thirty (30) consecutive trading days. The Subscription Agreements also provide the Investors with certain registration rights to file a registration statement with the Securities and Exchange Commission covering the resale of the ordinary shares purchased under the Subscription Agreements. The ordinary shares sold in the private placement were sold pursuant to the exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended.

On November 7, 2024, and November 17, 2024, Nuvini entered into distinct subscription agreements with specific PIPE investors. These investors agreed to subscribe to and purchase 1,213,714 ordinary shares, at a conversion price of US$0.7573, in exchange for an investment of US$919,158.

As of December 24, 2024, no deferred and contingent consideration amounts owed on the third installments of Leadlovers, Onclick, Datahub and Ipe due in February 2024 and April 2024 have been paid by the Company. All installments due dates have been extended to December 31, 2024. The Company is working on issuing amendments to the deferred and contingent consideration agreements, which will further extend the due date of the installments owed to 2025. Past due payments on the installments have been accruing interest and penalties, calculated as a percentage of the total amount owed, which is included in the outstanding deferred and contingent consideration totals as of December 31, 2023.

Note 27. Correction of immaterial errors

Subsequent to the initial issuance of the consolidated financial statements for the year ended December 31, 2023, the Company identified that certain activities were misclassified within cash flows from operating activities in the consolidated statements of cash flows for the year ended December 31, 2023. Specifically, the Company improperly classified activity between lines relating to tax and fee liability, income taxes paid, taxes on provisions, and loss before income tax for the year ended December 31, 2023.

The Company has evaluated the effect of the incorrect presentation, both qualitatively and quantitatively, and concluded that it did not have a material impact individually or in the aggregate, as evaluated under the Securities and Exchange Commission Staff Bulletin No. 99, Materiality and IAS 8, Accounting Policies, Changes in Accounting Estimates and Error on the previously filed annual consolidated financial statements.

The following are selected line items from the aforementioned consolidated statement of cash flows illustrating the effect of the error corrections thereon:

Consolidated Statement of Cash Flows:

	For the year ended December 31, 2023
	As previously reported	Adjustments	As adjusted
Loss before income tax	(247,862)	3,558	(244,304)
Taxes on provisions	(12,389)	12,389	-
Taxes and fees	(767)	3,301	2,534
Income taxes paid	9,624	(19,248)	(9,624)

Additionally, the Company identified a typographical error in Note 17 regarding the subscribed and paid-in-capital balance. The balance was previously reported as 430,268 and was adjusted to be 260,685. There was no impact to any other financial statements for the periods presented or prior year financial information.

Nvni Group Limited

Condensed Consolidated Statements of Financial Position

As of June 30, 2024, and December 31, 2023

(In thousands of Brazilian reais, unless otherwise stated)

	6/30/2024 (Unaudited)	12/31/2023
ASSETS
Current assets
Cash and cash equivalents	13,249	11,398
Trade accounts receivable, net	15,723	14,263
Short-term advances	31,594	28,970
Other current assets	7,381	7,537
Total current assets	67,947	62,168
Non-current assets
Property and equipment, net	4,385	3,990
Right-of-use assets, net	1,174	1,435
Intangible assets, net	134,994	137,061
Goodwill	204,099	204,099
Other non-current assets	12,175	11,108
Total non-current assets	356,827	357,693
Total assets	424,774	419,861
LIABILITIES
Current liabilities
Accounts payable to suppliers	58,194	47,133
Salaries and labor charges	18,005	16,674
Loans and financing	3,598	4,960
Loans from investors	17,934	-
Debentures	45,780	51,197
Exposure premium liability	857	1,835
Lease liability	568	742
Income taxes payable	5,110	1,913
Taxes, fees and contributions payable	5,382	5,352
Deferred revenue	3,719	3,145
Deferred and contingent consideration on acquisitions	249,383	227,077
Related parties	9,739	9,867
Other current liabilities	737	852
Total current liabilities	419,006	370,747
Non-current liabilities
Loans and financing	178	329
Loans from investors	-	13,901
Taxes and contributions payable	2,354	2,886
Deferred and contingent consideration on acquisitions	5,000	5,000
Lease liability	678	777
Provisions for risks	29,145	30,820
Deferred taxes	42,624	44,566
Derivative warrant liabilities	2,563	4,464
Total non-current liabilities	82,542	102,743
Total liabilities	501,548	473,490
SHAREHOLDERS’ DEFICIT
Share capital	271,330	260,685
Capital reserves	128,573	127,932
Accumulated losses	(482,505)	(446,575)
Other Comprehensive Income	(1,423)	-
Total shareholders’ deficit, Equity attributable to owners	(84,025)	(57,958)
Non-controlling interest	7,251	4,329
Total shareholders’ deficit	(76,774)	(53,629)
Total liabilities and shareholders’ deficit	424,774	419,861

The above consolidated statements of financial position should be read in conjunction with the accompanying notes.

Nvni Group Limited

Unaudited Condensed Consolidated Statements of Loss and Comprehensive
Loss for the six-months ended June 30, 2024, and 2023

(In thousands of Brazilian reais, unless otherwise stated)

	Six-Months Ended
	June 30, 2024	June 30, 2023
Net operating revenue	92,154	81,947
Cost of services provided	(35,826)	(32,719)
Gross profit	56,328	49,228
Sales and marketing expenses	(12,554)	(14,205)
General and administrative expenses	(31,936)	(36,283)
Other operating income (expenses), net	2,325	1,592
Operating income	14,163	332
Financial income and expenses, net	(42,237)	(34,433)
Loss before income tax	(28,074)	(34,101)
Income tax	(5,129)	(2,154)
Net loss	(33,203)	(36,255)
Net loss attributed to:
Owners of the Company	(37,353)	(39,814)
Non-controlling interests	4,150	3,559
Loss per share
Basic and diluted loss per share (R$)	(1.02)	(2.03)

Net loss	(33,203)	(36,255)
Other comprehensive loss – foreign currency translation adjustment	(1,423)	-
Total comprehensive loss	(34,626)	(36,255)

The above condensed consolidated statements of loss should be read in conjunction with the accompanying notes.

Nvni Group Limited

Unaudited Condensed Consolidated Statements of
Shareholders’ Equity for the six-months ended June 30, 2024, and 2023

(In thousands of Brazilian reais, unless otherwise stated)

Equity attributable to Equity Holder of the Parent

	Share Capital	Capital Reserves	Accumulated Losses	Attributable to owners of the parent	Non-controlling interests	Total Equity
Balances as of December 31, 2022	40,404	54,632	(193,850)	(98,814)	3,853	(94,961)
Capital increase	61	-	-	61	-	61
Subscription rights	(3,000)	26,556	-	23,556	-	23,556
Provision for share-based payment	-	4,579	-	4,579	-	4,579
Initial recognition of non-controlling interest	-	(202)	788	586	706	1,292
Distributions to non-controlling interest	-	-	-	-	(4,940)	(4,940)
Net income	-	-	(39,814)	(39,814)	3,559	(36,255)
Balance as of June 30, 2023	37,465	85,565	(232,876)	(109,846)	3,178	(106,668)

	Share Capital	Capital Reserves	Accumulated Losses	OCI	Attributable to owners of the parent	Non-controlling interests	Total Equity
Balances as of December 31, 2023	260,685	127,932	(446,575)	-	(57,958)	4,329	(53,629)
Capital increase	10,645	-	-	-	10,645	-	10,645
Distributions to non-controlling interest	-	-	-	-	-	(1,228)	(1,228)
Provision for share-based payment	-	641	-	-	641	-	641
Other comprehensive income	-	-	1,423	(1,423)	-	-	-
Net income	-	-	(37,353)	-	(37,353)	4,150	(33,203)
Balance as of June 30, 2024	271,330	128,573	(482,505)	(1,423)	(84,025)	7,251	(76,774)

The above condensed consolidated statements of changes in equity should be read in conjunction with the accompanying notes.

Nvni Group Limited

Unaudited Condensed Consolidated Statements of Cash Flows

for the six-months ended June 30, 2024, and 2023
(In thousands of Brazilian reais, unless otherwise stated)

	Six-Months Ended
	June 30, 2024	June 30, 2023
Cash flow from operating activities
Loss before income tax	(28,074)	(34,101)
Adjustments for:
Depreciation and amortization	9,716	9,128
Share-based payment expense	641	4,579
Adjustment in provision for risks	(1,676)	2,904
Interest on loans, financing and debentures	5,170	7,233
Interest on lease liabilities	267	49
Allowance for expected credit loss	10	356
(Gain) Loss on disposal of assets	(21)	1,617
Deferred and contingent consideration adjustment	29,621	26,380
Employee bonus provision	809	1,233
Fair value of derivative warrant liabilities	(1,900)	-
Fair value of subscription rights	-	619
Decrease (increase) in operating assets:
Trade accounts receivable	(1,470)	319
Other assets	(3,535)	(7,054)
Increase (decrease) in operating liabilities:
Accounts payable to suppliers	11,061	6,324
Salaries and labor charges	519	221
Taxes and fees	1,607	4,649
Deferred revenue	574	(286)
Other liabilities	(117)	(1,981)
Income taxes paid	(5,982)	(4,970)
Net cash from operating activities	17,220	17,219
Investment activities
Cash payments to acquire property and equipment	(1,163)	(1,742)
Cash payments to acquire intangibles	(6,598)	(4,516)
Net cash used in investment activities	(7,761)	(6,258)
Financing activities
Payment of principal loans and financing	(10,789)	(299)
Interest paid	(3,955)	(6,399)
Payment of principal portion of lease liabilities	(539)	(498)
Proceeds from debentures, loans, and financing	5,700	6,864
Additions and contractual changes to the lease	-	52
Capital increase	10,645	61
Proceeds on issuance of subscription rights	-	23,556
Distributions paid to non-controlling interest	(1,228)	(4,152)
Payment of principal on related party loans	(127)	-
Payment of deferred and contingent consideration on acquisitions	(7,315)	(27,391)
Net cash used in financing activities	(7,608)	(8,206)
Net increase in cash and cash equivalents	1,851	2,755
Cash and cash equivalents at the beginning of the year	11,398	8,015
Cash and cash equivalents at the end of the year	13,249	10,770

The above condensed consolidated statements of cash flows should be read in conjunction with the accompanying notes.

NVNI GROUP LIMITED

EXPLANATORY NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(Amounts expressed in thousands of reais—R$, except as otherwise indicated)

Note 1. Corporate and business information

Nvni Group Limited (“Nvni Group” “Nuvini” or the “Company”) is a Cayman Island exempted limited liability company, incorporated on November 16, 2022. The registered office of the Company is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands. The Company’s principal executive office is located at Rua Jesuíno Arruda, nº769, sala 20B, Itaim Bibi, in São Paulo, Brazil.

Nvni Group is a holding company and conducts substantially all of its business through Nuvini S.A. and its acquired subsidiaries (collectively, the “Nuvini Acquired Companies”). For periods prior to February 26, 2023, the financial statements represent the results of operations of Nuvini S.A. and periods after February 26, 2023 represent the results of operations of Nvni Group. Nuvini and its subsidiaries, including the Nuvini Acquired Companies, will be referred to collectively herein as the “Group”.

Nuvini’s strategy is focused on acquiring and operating established companies in the business-to-business (“B2B”) software as a service (“SaaS”) market in Brazil and Latin America. Nuvini’s acquisition targets are generally profitable B2B SaaS companies with a consolidated business model, recurring revenue, positive cash generation and/or growth potential.

Nuvini’s business philosophy is to invest in established companies and foster an entrepreneurial environment that enables companies to become leaders in their respective industries, creating value through long- term partnerships with existing management teams and accelerating growth through improved commercial strategies, increased efficiency of internal processes and enhanced governance structures.

Reorganization transaction

On February 26, 2023, Nvni Group Limited, Nuvini Holdings Limited (an exempted company with limited liability in the Cayman Islands), Nuvini Merger Sub, Inc. (a Delaware corporation), and Mercato Partners Acquisition Corporation (a Delaware corporation, referred to as “Mercato”) entered into a Business Combination Agreement (“SPAC Merger”). According to this agreement, Nuvini Shareholders transferred all issued and outstanding ordinary shares of Nuvini, with a par value of US$0.00001 per share, to Nvni Group Limited in exchange for newly issued ordinary shares of Nvni Group Limited, also with a par value of US$0.00001 per share. Additionally, Nuvini Merger Sub, Inc. merged with Mercato, resulting in Mercato becoming a wholly-owned, indirect subsidiary of Nvni Group Limited.

Prior to the closing date of the transaction between the Company and Mercato, Nvni Group Ltd. was a holding company with no active trade or business. Nuvini S.A. maintained all relevant assets and liabilities and incurred all income and expenses. Therefore, the comparable consolidated financial information presented herein represents the consolidated financial statements of Nuvini S.A.

On September 29, 2023, Nuvini completed its business combination with Mercato. As a result, Nuvini’s Ordinary Shares and Warrants commenced trading on Nasdaq under the symbols “NVNI” and “NVNIW,” respectively, as of market open on October 2, 2023.

In accordance with IFRS 3 Business Combinations, Mercato did not meet the definition of a “business”, and therefore the Business Combination was considered a capital transaction and was accounted for as a share-based payment transaction under IFRS 2 Share-Based Payments, whereby Nuvini issued shares for Mercato’s net assets. Under this method of accounting, the acquisition of Mercato was stated at historical cost, with no goodwill or other intangible assets recorded.

The difference between the fair value of the equity instruments issued to acquire Mercato and the fair value of the identifiable net assets acquired represented a stock exchange listing expense.

Accordingly, the financial statements of Nuvini S.A. became the historical financial statements of Nuvini and the assets, liabilities and results of operations of Mercato was consolidated with Nuvini from the Closing Date.

Consolidated subsidiaries

The following table lists the Company’s subsidiaries as of June 30, 2024, and December 31, 2023. The subsidiaries have share capital consisting solely of ordinary shares that are held directly by the Company, and the proportion of ownership interests held equals the voting rights held by the Company. The country of incorporation or registration is also their principal place of business:

Subsidiaries	Place of Business/Country of Incorporation	Equity Ownership Held by the Company 12/31/2023	Equity Ownership Held by the Company 6/30/2024
Effecti Tecnologia Web LTDA. (“Effecti”)	Brazil	100%	100%
Leadlovers Tecnologia LTDA. (“Leadlovers”)	Brazil	100%	100%
Ipe Tecnologia LTDA. (“Ipe”)	Brazil	100%	100%
Dataminer Dados, Informacoes E DocumentosLTDA (“Datahub”)	Brazil	100%	100%
Onclick Sistemas de Informacao LTDA. (“Onclick”)	Brazil	100%	100%
Simplest Software LTDA (“Mercos”)	Brazil	57.91%	57.91%
Smart NX	Brazil	55%	55%
Nuvini S.A	Brazil	100%	100%
Nuvini LLC	United States of America	100%	100%

Effecti

Effecti sells access to the “My Effecti” platform, a tool used by companies that wish to participate in bids. Within the platform, bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions.

Leadlovers

Nuvini acquired 100% of the equity interest of Leadlovers, a company based in Curitiba, Paraná that delivers an all-in-one digital marketing platform. Leadlovers offers a 100% online platform to optimize companies’ digital marketing strategy and assist entrepreneurs in enhancing online sales, allowing them to streamline and automate repetitive marketing processes.

Ipe

Nuvini acquired 100% of the equity interest in Ipe, a company based in Uberlândia, Minais Gerais, which serves as the largest enterprise resource planning (“ERP”) service provider for eyeglass shops. Ipe offers store owners an ERP system subscription that aims to help manage stores, meet tax obligations and optimize sales.

Datahub

Nuvini acquired 100% of the equity interest in Datahub, a company based in Tupã, São Paulo that offers an innovative data intelligence platform, uniting cutting-edge technology and new data sources. Datahub utilizes sophisticated and efficient data analytics, machine learning, and customer knowledge to drive efficiencies in marketing, sales, risk, and compliance actions, while prioritizing responsible data management to protect its customers’ business.

Onclick

Nuvini acquired 100% of the equity interest in Onclick, a company based in Marília, State of São Paulo. Onclick comprises three subsidiaries; Onclick Sistemas de Informacao LTDA, APIE.COMM Tecnologia LTDA (“Apie.comm”), and Commit Consulting LTDA. (“Commit”). Onclick controls 100% of the subsidiaries and they offer the following services to the market:

●	A management ERP for retail, e-commerce, industry, distribution and services.

●	Business management in technology offering IT solutions and business processes tailored to its customers.

●	Complete integration solution to support various technologies involved in e-commerce operations.

Mercos

Nuvini acquired 100% of the equity interest in Mercos, a software company that organizes and automates the activities of independent sales representatives and sales orders from manufacturers and distributors. Mercos is focused on providing e-commerce and sales solutions for B2B entities. In November 2022, the Company amended the Mercos agreement reselling 42.09% of the Mercos shares to the previous seller.

Smart NX

Nuvini acquired 55% of the equity interest in Smart NX, a company in Matias Barbosa, Minas Gerais, Brazil. Smart NX operates under two subsidiaries, Smart NX and Smart NX LTDA. Smart NX is the directly owned subsidiary. Smart NX is a limited liability company duly organized under the laws of Brazil and based in Matias Barbosa, Minas Gerais, Brazil. Smart NX builds digital client experience journeys that connect B2C companies with their clients via sales billing and client service. Smart NX delivers a full digital journey for its clients for higher client service efficiency, increases in sales and collections, cost reductions through digitalized operation and higher client satisfaction.

Nuvini S.A.

Nuvini S.A. is a corporation duly incorporated under the laws of Brazil, with its head office at Rua Jesuíno Arruda, No. 769, Suite 20B, Itaim Bibi, São Paulo, Brazil. 04.532-082. Nuvini S.A. acquires and operates software companies within SaaS markets in Brazil. Nuvini S.A. is the leading private serial software business acquirer in Brazil and intends to use funding and capital markets access to continue expanding its acquisition strategy in Brazil and Latin America.

Nuvini LLC

Nuvini LLC was incorporated in the United States of America to explore opportunities for strategic partnerships abroad.

Note 2. Basis of presentation of the unaudited interim condensed consolidated financial information

The unaudited interim condensed consolidated financial statements for the six-month period ended June 30, 2024, have been prepared in accordance with IAS 34 — Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”).

The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in an annual consolidated financial statement. Accordingly, this report is to be read in conjunction with the Group’s annual consolidated financial statements as of and for the year ended December 31, 2023. Additionally, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

The accompanying unaudited condensed consolidated financial statements are presented in Brazilian Reais (“R$”) in conformity with IFRS Accounting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The financial statements comply with IFRS as issued by the International Accounting Standards Board.

Going concern

The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

For the six-months ended June 30, 2024, and 2023, the Company incurred a net loss of R$33,203 and R$36,255, respectively, and on June 30, 2024, and December 31, 2023, the Company had a working capital deficit of R$351,059 and R$308,579, respectively and shareholders’ deficit of R$76,774 and R$53,629, respectively. Management believes it will continue to incur operating and net losses at least for the medium term.

To date, Nuvini has met its operations funding requirements primarily through the issuance of equity capital, loans and borrowings from financial institutions and related parties (including its CEO), private placements of debentures, deferred and/or contingent payment on acquisitions, and the issuance of subscription rights to investors, as well as from revenue generated from the Group’s operations. Nuvini S.A. holds debt in the Brazilian reais.

As of June 30, 2024 the Company had current debt obligations outstanding of R$59,117 and R$66,024 on December 31, 2023, which included the entire balance of amounts owed under the debentures issued in 2021 and due in 2026, as the Company was not in compliance with financial covenants associated with the debentures at June 30, 2024, December 31, 2023, or 2022 and the balances due on loans that mature in 2024 and short-term obligations under related party loans. On December 13, 2024, the Company requested a waiver for the covenant violation, which was granted by the debenture holders on December 19, 2024, maintaining the original amortization date of the debentures.

On June 30, 2024, the Company had cash and cash equivalents, including short-term investments, of R$13,249 and had loans and financing of R$3,776 and related party liabilities of R$9,739, all recorded as short-term obligations.

The Company’s future profitability and liquidity is particularly dependent upon the organic growth and operating performance of the Nuvini Acquired Companies and the expansion of its businesses through additional acquisitions of SaaS companies or SaaS-related assets. The Company cannot be certain when or if its operations will generate sufficient cash to fully fund its ongoing operations or the growth of its business. The Company’s business will likely require significant additional amounts of capital and expand operations to generate sufficient cash flow to meet its obligations on a timely basis.

The Company has determined that these factors raise substantial doubt about its ability to continue as a going concern.

Note 3. Summary of significant accounting policies

The interim condensed consolidated financial statements have been prepared in accordance with the accounting policies adopted in the Group’s most recent annual financial statements for the year ended December 31, 2023.

Use of estimates and judgments

The Company monitors its critical accounting estimates and judgments. For the interim period ended June 30, 2024, there were no changes in estimates and assumptions that present significant risks of assets and liabilities for the interim period, in relation to those detailed in Note 3. of the Company’s annual consolidated financial statements for the year ended December 31, 2023.

Note 4. Adoption of new and revised accounting standards

The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual combined financial statements for the year ended December 31, 2023. The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Note 5. Deferred and Contingent Consideration on Acquisitions

The Group’s current and non-current liabilities payable under the deferred and contingent consideration arrangements are detailed as follows:

	June 30, 2024	December 31, 2023
Current deferred and contingent consideration:
Effecti	113,699	106,096
Leadlovers	51,354	44,021
Ipe	37,385	34,770
Datahub	24,716	23,088
Onclick	22,229	19,102
Total current deferred and contingent consideration	249,383	227,077

Non-current deferred and contingent consideration:
Smart NX	5,000	5,000
Total non-current deferred and contingent consideration	5,000	5,000

The contingent portions of this consideration is accounted for as FVTPL and categorized as a level 3 financial liability, as described in note 6. The deferred portion (relating to fixed amounts) is accounted for as amortized cost. The following table shows a reconciliation of the beginning and ending balances of the deferred and contingent consideration including level 3 fair value measurements.

Balance at January 1, 2023	234,956
Initial recognition of deferred and contingent consideration relating to acquisitions	5,000
Payments	(6,215)
Deferred and contingent consideration converted to equity	(39,502)
Contingent consideration adjustment	13,212
Interest	24,626
Balance at December 31, 2023	232,077
Payments	(7,315)
Interest	29,621
Balance at June 30, 2024	254,383

Note 6. Financial instruments

The classification of financial instruments is presented in the following table. There are no financial instruments classified in categories other than those reported:

	Classification	Level	June 30, 2024	December 31, 2023
Financial liabilities:
Derivative warrants (note 15)	FVTPL	Level 1	2,563	4,464
Contingent consideration on acquisitions (note 5)	FVTPL	Level 3	-	144,526
Exposure premium - debentures (note 13)	FVTPL	Level 3	857	1,835
Deferred consideration on acquisitions (note 5)	Amortized cost		254,383	87,551
Loans and financing (note 11)	Amortized cost		3,776	5,289
Debentures (note 13)	Amortized cost		45,780	51,197
Related parties (note 9)	Amortized cost		9,739	9,867

Gains and losses on financial instruments that are measured at FVTPL are recognized as financial income or expense in the statement of profit or loss for the period. The carrying amount of the Group’s financial assets approximates fair value as of June 30, 2024, and December 31, 2023.

As of June 30, 2024, the contingent consideration on acquisitions was transferred from level 3 in the fair value hierarchy to amortized cost. The contingent consideration is no longer subject to adjustment of the earn-out and is based on actual billing rather than projected billing.

Measurement and reconciliation of level 3 financial liabilities

Balance at January 1, 2023	156,422
Additions	29,282
Transfer to equity (converted in shares)	(35,410)
Write off in the P&L	(3,933)
Balance at December 31, 2023	146,361
Write off in the P&L	(978)
Transfer based on change in classification	(144,526)
Balance at June 30, 2024	857

Financial risk management

Liquidity risk

Liquidity risk is the risk in which the Group will encounter difficulties in complying with the obligations associated with its financial liabilities that are settled with cash payments or other financial assets. The approach of the Group in liquidity management is to ensure, as much as possible, that it always has sufficient liquidity to meet its obligations, under normal conditions, without causing unacceptable losses or with the risk of harming the Group’s reputation. The Group does not expect the timing of the occurrence of the cash flows estimated through the maturity date analysis will be significantly earlier, nor expect the actual cash flow amounts will be significantly different, although actual payments may vary depending on market conditions and the Group’s future performance. The table below analyzes the Group’s financial liabilities by maturity ranges corresponding to the remaining period between the balance sheet date and the contractual maturity date. There are no financial liabilities exceeding three years, as the failure of the Group to meet covenants associated with the outstanding debentures resulted in the acceleration of the maturity of the debentures (see note 13 for additional information).

	June 30, 2024
	Less than 1 year	1 to 3 years	Total Liabilities
Accounts payable to suppliers	58,194	-	58,194
Other liabilities	737	-	737
Loans and financing	3,598	178	3,776
Debentures(i)	45,780	-	45,780
Deferred and contingent consideration	249,383	5,000	254,383
Lease liabilities	568	678	1,246
Related parties	9,739	-	9,739
Total	367,999	5,856	373,855

	December 31, 2023
	Less than 1 year	1 to 3 years	Total Liabilities
Accounts payable to suppliers	47,133	-	47,133
Other liabilities	852	-	852
Loans and financing	4,960	329	5,289
Debentures(i)	51,197	-	51,197
Deferred and contingent consideration	227,077	5,000	232,077
Lease liabilities	742	777	1,519
Related parties	9,867	-	9,867
Total	341,828	6,106	347,934

(i)	The Company was not in compliance with the related financial covenants under the debentures as of June 30, 2024, and the amounts owed under the debentures are classified as current. Contractual principal payments are due quarterly beginning in May 2023 with final maturity in May 2026, as follows:

	Less than 1 year	1 to 3 years	3 to 5 years	Total Liabilities	June 30, 2024
Debentures	-	51,197	-	51,197	45,780

Note 7. Cash and cash equivalents

The components of cash and cash equivalents are as follows:

	June 30, 2024	December 31, 2023
Cash and cash equivalents	2,942	3,059
Short-term investments	10,307	8,339
Total	13,249	11,398

Short-term investments in the Group consist of liquid investments earning interest based on 101% of CDI for both the period ended June 30, 2024, and year ended December 31, 2023. The short-term investments may be redeemed at any time, at the Company’s request, without substantial modification of its values.

Note 8. Trade accounts receivable

Trade accounts receivable are amounts due from customers for services performed in the ordinary course of business.

	June 30, 2024	December 31, 2023
Trade accounts receivable	16,987	14,852
Allowance for expected credit losses	(1,264)	(589)
Trade accounts receivable, net	15,723	14,263

The balance of trade accounts receivable includes contract assets totaling R$4,629 and R$4,145 as of June 30, 2024, and December 31, 2023, respectively. As of June 30, 2024, and December 31, 2023, an amount of R$292 and R$953 respectively, was recorded as write-offs of accounts receivable.

The following table shows the change in allowance for expected credit losses:

Balance as of January 1, 2023	(149)
Allowance recorded during the year	(1,223)
As of June 30, 2023	(1,372)

As of January 1, 2024	(589)
Allowance recorded during the year	(675)
As of June 30, 2024	(1,264)

The trade accounts receivable by aging category are distributed as follows:

	June 30, 2024	December 31, 2023
Aging list:
Current	13,127	11,975
Due up to 30 days	603	1,651
Due from 30 to 60 days	100	272
Due from 60 to 90 days	1,893	365
Overdue over 90 days	1,264	589
Total	16,987	14,852

Note 9. Related parties

Transactions between related parties

The Group has entered into loan agreements with certain shareholders, executives and directors. The amounts outstanding are unsecured and in the case of default on payment, a fine of 2% may be imposed on the total value of the loans.

The nature and purpose of transaction amounts and outstanding balances for related parties consist of the following:

	June 30, 2024	December 31, 2023
Related party loan—Pierre Schurmann(i)	9,739	8,890
Related party loan—Aury Ronan Francisco(ii)	-	977
Total loans from related parties	9,739	9,867

(i)	Nuvini S.A. entered into three loan agreements with Pierre Schurmann as of 2023. The first agreement entered into on February 13, 2023, in the principal amount of R$3,300 with interest of 10 % per year and 100% of CDI, and with a maturity of 12 months. The second agreement entered into on July 3, 2023, in the principal amount of R$1,039 interest equivalent to 23.25% per year. The third agreement entered into on December 15, 2022, in the principal amount of R$3,200 with interest of 10 % per year and 100% of CDI. All outstanding loan balances are classified as a short-term loan.

(ii)	This loan was received on September 3, 2021, from Aury Ronan Francisco, in the amount of R$3,700. On September 29, 2021, the Group paid R$3,000 of the principal amount, with the remaining R$700 outstanding and payable within 6 months. Interest on the outstanding loan is calculated using a fixed rate of 3% per annum. As of December 31, 2023, the remaining balance of the loan remains outstanding and accruing interest. Per the terms of the agreement, once the balance is paid, the Company will also include a penalty of 2% of the total value of the loan. This loan was settled and paid by the Company as of June 30, 2024.

Key management compensation

The compensation of the Group’s executive management team is determined based on the Group’s compensation policy considering the performance of professionals, business areas and market trends.

Key management compensation is summarized as follows:

	June 30, 2024	December 31, 2023
Short-term compensation (including salary)	47	434
Short-term employee benefits	24	72
Termination benefits	-	62
Share-based compensation	17,354	16,685
Total	17,425	17,253

Note 10. Salaries and labor charges

The composition of salaries and labor charges are as follows:

	June 30, 2024	December 31, 2023
Wages payable	5,437	5,672
Accrued labor benefits	8,899	7,186
Labor taxes	3,669	3,816
Total salaries and labor charges	18,005	16,674

Note 11. Loans and financing

The outstanding balance of loans and financing are summarized as follows:

	Interest Rate	Maturity	June 30, 2024	December 31, 2023
Loans:
Santander Bank	23.14% per annum	2025	3,200	4,254
Bradesco Bank	0.96% per month	2024	171	343
Bradesco Bank	2.19% per month	2026	178	-
BNDES	12.27% per annum	2024	227	692
Total			3,776	5,289
Current			3,598	4,960
Non-current			178	329

Per the terms of the bank loan agreements, the institution may consider the loan to be due early in the case of certain events such as corporate reorganization or change of control. As of the date of these financial statements, there have been no calls for early maturity of the loans.

The amounts recorded in non-current liabilities have the following maturity schedule:

	June 30, 2024	December 31, 2023
2025	160	311
2026	18	18
Non-current liabilities	178	329

The following is a summary of loan activity as of June 30, 2024, and December 31, 2023:

Balance as of January 1, 2023	1,807
Additions	5,462
Interest accrual	940
Principal payments	(2,034)
Interest payments	(886)
Balance as of December 31, 2023	5,289
Additions	3,200
Interest accrual	296
Principal payments	(4,644)
Interest payments	(365)
Balance as of June 30, 2024	3,776

Accounts payable to suppliers

The breakdown of Trade and other payables is as follows:

	June 30, 2024	December 31, 2023
Suppliers- National and foreign	8,242	7,676
Suppliers - IPO transaction expenses(i)	49,952	39,457
Trade accounts payable	58,194	47,133

(i)	Consists of concentrated expenses incurred in 2023 related to third-party advisory and support services incurred in connection with the reorganization transaction that are not expected to be ongoing. These services were provided by suppliers to the Company.

Note 12. Loans from investors

The following is a summary of investor loan activity as of June 30, 2024, and December 31, 2023:

As of January 1, 2023	5,249
Additions	7,407
Amortization	(320)
Interest accrual	1,564
As of December 31, 2023	13,901
Additions	2,500
Interest accrual	1,533
As of June 30, 2024	17,934

Note 13. Debentures

On May 14, 2021, the Group issued 61,000 non-convertible debentures, in a single series, with a nominal unit value of R$1 to a group of initial investors (the “Initial Investors”, with the issuance being referred to herein as the “First Issue”). Interest accrues at the rate of CDI + 10.6% per year and is payable quarterly in February, May, August and November of each year. Amortization of principal is quarterly, beginning in May 2023 with final maturity in May 2026.

The following is a summary of activity related to the debentures:

As of January 1, 2023	60,873
Interest incurred	11,639
Principal payments	(7,417)
Interest payments	(13,898)
As of December 31, 2023	51,197
Interest incurred	4,319
Principal payments	(6,146)
Interest payments	(3,590)
As of June 30, 2024	45,780

Collateral and guarantees

As of June 30, 2024, and December 31, 2023, all the shares representing the share capital of the subsidiaries Effecti, Leadlovers, Onclick and Datahub, have been pledged as collateral.

Covenants

The debentures have covenants normally applicable to these types of operations related to the meeting of economic-financial indices on an annual basis, including (i) gross debt indicator / pro forma EBITDA ratio less than or equal to 3.0x; (ii) pro forma EBITDA margin in relation to net revenue greater than or equal to 20%; and (iii) debt service coverage index greater than or equal to 4.0x, as defined in the related agreement. A failure to meet any of the covenants automatically results in early maturity of the debentures.

As of June 30, 2024, the Group was not in compliance with these covenants.

As of December 31, 2023, the Company did not meet the debt service coverage index covenant, as the calculated index was 0.6x which is less than the 4.0x targeted threshold. The Company requested a waiver for the covenant violation on December 13, 2024, which would alleviate any Company concerns regarding a potential early debt maturity due to the covenant breach. The debenture holders granted the Company’s request on December 19, 2024, leaving the amortization date of the debentures unchanged.

Exposure premium

As of June 30, 2024, and December 31, 2023, the fair value of the Exposure Premium was R$857 and R$1,835, respectively, and the fair value adjustment is recorded in the provision for debentures as a current liability with the change in fair value of the derivative recorded in profit or loss.

Note 14. Provision for risks

Provisions for risks are recognized when: (i) the Group has a present or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources will be required to settle the obligation; and (iii) the value can be reliably estimated. The provisions for risks are estimated, considering management’s judgements, based in part on the advice and counsel of the Company’s legal advisors, as to the probability of loss and expected future amounts to settle the obligations.

The provision liability for the periods ended June 30, 2024, and December 31, 2023, were recorded for labor and tax contingencies in connection with recognition of Company acquisitions. After the acquisitions, due to the increase in employee headcount, the Group established a provision for the related employee labor risk of the acquired workforce related to an infraction notice for the period 2017 to 2022, whose tax authority understands that the Brazilian Municipal Service Tax (“ISS”) due would be 5%, while the Group collected and remitted at 2%.

The provision activity on June 30, 2024, and December 31, 2023, is as follows:

At January 1, 2023	31,032
Reversal of provision	(3,292)
Provision recorded during the period	1,777
Additions by acquisition	1,184
Additions by merger	119
At December 31, 2023	30,820
Reversal of provision	(1,675)
At June 30, 2024	29,145

Note 15. Equity and divestiture

Share capital

The following table illustrates the shareholders’ equity of the Company after being retrospectively adjusted by the share split in line with capital restructuring of the Group in conjunction with the SPAC merger:

Shares
As of January 1, 2023	17,818,669
Shares issued	2,313,622
As of June 30, 2023	20,132,291
Acquisition of Nvni Group Limited(*)	11,485,080
As of December 31, 2023	31,617,370

As of January 1, 2024	31,617,370
Shares issued	889,411
As of June 30, 2024	32,506,781

*	In connection with the SPAC merger, each of the Nuvini shareholders contributed their ordinary shares into the Company in exchange for Nvni Group Limited ordinary shares. The shares were converted into a number of Nvni Group Limited ordinary shares in accordance with the Exchange Ratio of 0.145485724.

The distribution of shareholders’ capital as of June 30, 2024, is as follows:

Shareholders	% Participation	Common Shares	Subscribed and Paid- In Share Capital (R$)
Former Nuvini Stockholders (Nuvini Holdings Limited) (i)	74.44%	24,199,194
Public Stockholders	5.00%	1,625,528
Mercato Founders	17.69%	5,750,000
Maxim	1.46%	475,000
PIPE Investors	1.41%	457,059
Total	100%	32,506,781	271,330

(i)	The number of common shares include reserved shares to issue former Nuvini Shareholders totaling 3,884,371 shares as of June 30, 2024. The total issued Nuvini ordinary shares is 28,622,410 as of June 30, 2024.

Derivatives

The Group has recognized the following warrant obligations:

	Public Warrants	Private Placement Warrants	Total
Initial Recognition at September 29, 2023	9,887	9,930	19,817
Change in fair value	(7,660)	(7,693)	(15,353)
Balance at December 31, 2023	2,227	2,237	4,464
Change in fair value	(948)	(953)	(1,901)
Balance at June 30, 2024	1,279	1,284	2,563

Non-controlling Interest

The following table summarizes the movement in the Company’s non-controlling interest in Mercos:

At January 1, 2023	3,853
Share of profit for the year	4,359
Payment of dividends	(5,173)
At December 31, 2023	3,039
Share of profit for the year	849
Payment of dividends	(1,228)
At June 30, 2024	2,660

The following table summarizes the movement in the Company’s non-controlling interest in Smart NX:

At January 1, 2023	-
Initial recognition	706
Share of profit for the year	2,490
Payment of dividends	(1,906)
At December 31, 2023	1,290
Share of profit for the year	200
At June 30, 2024	1,490

Note 16. Net loss per share

As the Company reported a loss for the six-month period ended June 30, 2024, and 2023, the number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation. The table below shows data of net loss and shares used in calculating basic and diluted loss per share attributable to the ordinary equity holders of the Company:

	Six-Months Ended
	June 30, 2024	June 30, 2023
Net loss	(33,203)	(36,255)
Weighted average shares outstanding—basic and diluted(i)	32,506,781	17,818,669
Net loss per ordinary share—basic and diluted	(1.02)	(2.03)

(i)	Share data have been revised to give effect due to the recapitalization of Nvni Group Limited as explained in Note 15. Equity and divestitures.

Note 17. Net operating revenue

The Group recognizes operating revenue from its B2B SaaS platform where revenues are disaggregated as SaaS platform subscription services, and data analytics service, set-up and other services. Revenues are recorded net of applicable municipal service taxes (ISS) and federal vat (PIS and COFINS) taxes, as well as contract cancellations and returns.

Below is a summary of net operating revenue for the six-month periods ended June 30, 2024, and 2023:

	June 30, 2024	June 30, 2023
Gross operating revenue	98,582	89,195
Revenue deductions:
Cancellations and returns	(828)	(1,242)
Taxes on services	(5,600)	(6,006)
Total revenue deductions	(6,428)	(7,248)
Net operating revenue	92,154	81,947

Disaggregation of net operating revenue for the six-month periods ended June 30, 2024, and 2023, is as follows:

	June 30, 2024	June 30, 2023
Platform subscription service	89,651	77,690
Cancellations, returns and taxes on services	(5,735)	(6,308)
Revenue from platform subscription service	83,916	71,382
Data analytics service	4,272	7,080
Cancellations, returns and taxes on services	(488)	(789)
Revenue from data analytics service	3,784	6,291
Set-up and service	4,146	4,316
Cancellations, returns and taxes on services	(173)	(382)
Revenue from set-up and service	3,973	3,934
Other revenue	510	361
Cancellations, returns and taxes on services	(29)	(21)
Other revenue	481	340
Total net operating revenue	92,154	81,947

Contract assets and deferred revenue related to contracts with customers

The Group has recognized the following contract assets (included within trade accounts receivable) and deferred revenue related to contracts with customers.

The contract asset activity as of June 30, 2024, and December 31, 2023, is as follows:

At January 1, 2023	2,272
Decrease from transfers to accounts receivable	(2,272)
Increase from changes based on work in progress	4,862
At December 31, 2023	4,862
Decrease from transfers to accounts receivable	(233)
At June 30, 2024	4,629

The deferred revenue activity as of June 30, 2024, and December 31, 2023, is as follows:

At January 1, 2023	3,821
Increase in deferred revenue in the current year	9,845
Revenue recognized during the current year	(10,521)
At December 31, 2023	3,145
Increase in deferred revenue in the current year	10,386
Revenue recognized during the current year	(9,812)
At June 30, 2024	3,719

Note 18. Cost and expenses by nature

The operating costs and expenses by nature for the six-month periods ended June 30, 2024, and 2023, are as follows:

	June 30, 2024	June 30, 2023
Payroll	(41,990)	(45,952)
Third-party services and others	(13,267)	(11,767)
Business and marketing expenses	(2,167)	(3,397)
Depreciation	(600)	(492)
Amortization	(9,116)	(8,637)
Audit and consulting	(6,887)	(9,627)
Other administrative expenses	(5,671)	(1,852)
Provisions	1,707	109
Total	(77,991)	(81,615)

Cost of services provided	(35,826)	(32,719)
Sales and marketing expenses	(12,554)	(14,205)
General and administrative expenses	(31,936)	(36,283)
Other operating income (expenses), net	2,325	1,592
Total	(77,991)	(81,615)

Note 19. Financial income and expense, net

The financial income and expense, net for the six-month periods ended June 30, 2024, and 2023, is composed of the following:

	June 30, 2024	June 30, 2023
Financial income:
Income on financial investments	177	130
Interest income	347	243
Discounts obtained	4	11
Exchange variation (foreign exchange profit)	205	725
Total	733	1,109
Financial Expenses:
Contingent consideration fair value adjustments	(29,621)	(26,380)
Interest on loans, financing and debentures	(3,543)	(6,549)
Other interest and expense	(3,133)	(2,522)
Exchange variation (foreign exchange losses)	(6,673)	(91)
Total	(42,970)	(35,542)
Financial income and expense, net	(42,237)	(34,433)

Note 20. Income tax

Considering that the Company is domiciled in Cayman and there is no income tax in that jurisdiction, the combined tax rate of 34% is the current rate applied to the Group which is the operational and main company of all operating entities of the Group in Brazil.

Current tax

	As of June 30,
	2024	2023
Loss before income tax	(28,074)	(34,101)
Income tax recorded in the income for the year	(5,129)	(2,154)

Current tax	(7,356)	(4,515)
Deferred tax	2,227	2,361
Effective tax rate	18.26%	6.32%

Deferred tax liability

As of June 30, 2024, and December 31, 2023, deferred tax liabilities are recognized for the temporary differences between the book and tax basis of intangible assets recorded in connection with business combinations in the amount of R$42,624 and R$44,566, respectively.

Note 21. Segment information

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. For reviewing the operational performance of the Group and for the purpose of allocating resources, the Chief Operating Decision Maker (“CODM”) of the Group, identified as the Chief Executive Officer, reviews the consolidated results as a whole. The CODM considers the Group a single operating and reportable segment, when monitoring operations, making decisions on capital and investment allocations and evaluating performance.

Segment revenue and non-current assets by geographical area

In presenting the geographical information, revenue is based on the region in which the customer is located. All intellectual property is located in Brazil. Assets are based on the geographic locations of the assets which are also centrally located in Brazil; therefore, the Group operates in one geographical location.

For the six-month periods ended June 30, 2024, and 2023, the Group generated 100% of its revenues originating from customers located in Brazil.

The Company’s non-current assets are entirely located in Brazil as of June 30, 2024, and December 31, 2023.

Note 22. Supplementary items to the cash flow

In the six-month period ended June 30, 2023, the Group recorded the following non-cash transactions:

June 30, 2023
Business combination:
Trade accounts receivable, net	3,061
Other current assets	5,545
Property and equipment, net	172
Right-of-use assets	107
Intangible assets	6,201
Goodwill	15,960
Other non-current assets	1,204
Accounts payable to suppliers	(894)
Salaries and labor charges	(776)
Loans and financing	(40)
Right-of-use lease liabilities	(118)
Taxes and fees	(940)
Deferred taxes	(2,421)
Deferred and contingent consideration	(25,849)
Other liabilities	(28)
Provisions for risks	(1,184)
Recognition of lease right-of-use asset in exchange for lease liabilities:
Property and equipment, net	447
Lease liability	(447)
Conversion of subscription rights to capital shares:
Capital reserve	(3,000)
Share capital	(3,000)

Note 23. Subsequent events

The Group evaluated subsequent events and transactions that occurred after the balance sheet date up to February 6, 2025, the date the financial statements were available to be issued.

On December 27, 2024, Nvni Group Limited, entered into a Settlement Agreement and Release (“Settlement Agreement”) and a Warrant Exchange Agreement (the “Warrant Exchange Agreement”) with Alta Partners, LLC (“Alta”) in relation to an alleged dispute regarding certain warrants held by Alta. Pursuant to the Settlement Agreement, Alta agreed to exercise 25,000 warrants on a cash basis. Pursuant to the Warrant Exchange Agreement, Alta will exchange the remaining 1,838,674 warrants of the Company, which will be retired, for 894,337 ordinary shares of the Company.

On January 2, 2025, the Company entered into a private placement transaction (the “Private Placement”), pursuant to a Securities Purchase Agreement with certain institutional investors for aggregate gross proceeds of US$12.0 million, before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement. These investors agreed to subscribe to and purchase 3,680,982 shares, at a conversion price of US$3.26 per share.

On January 8, 2025, the Company received a letter from Nasdaq notifying the Company that based on the filing of the 2023 Annual Report, Nasdaq has determined that the Company complies with Nasdaq Listing Rule 5250(c)(1) and the hearing has been canceled. Accordingly, the matter has been closed.

On January 9, 2025, the Company received a notice from Nasdaq indicating that the Company is not currently in compliance with Nasdaq’s Listing Rules due to the Company’s failure to file an interim balance sheet and income statement as of and for its second quarter ended June 30, 2024 (the “Interim Financials”) on Form 6-K with the Commission. Pursuant to Nasdaq Listing Rule 5250(c)(2), the Company was required to file its Interim Financials no later than six months following the end of its second quarter ended June 30, 2024, or December 31, 2024. The Company has not yet filed the required Interim Financials. This notice received from Nasdaq has no immediate effect on the listing or trading of the Company’s ordinary shares and warrants. Nasdaq has provided the Company with 60 calendar days, until March 10, 2025, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for the filing of its Interim Financials, or until June 30, 2025, to regain compliance.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Every Director, secretary and other officer (excluding statutory auditors) of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or granted by Nuvini within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

●	In January 2025, we issued a total of 3,680,982 Ordinary Shares at a purchase price of US$3.26 per share to institutional investors (the “January 2025 Offering”).

●	In January 2025, in connection with the January 2025 Offering, we issued Series A warrants to purchase a total of 1,840,491 Ordinary Shares at a purchase price of US$3.26 per share. The Series A warrants are immediately exercisable and expire one year from the effectiveness of this registration statement. The exercise price is US$3.26 per share, subject to certain adjustments.

●	In January 2025, in connection with the January 2025 Offering, we issued Series B warrants to purchase a certain number of Ordinary Shares which will be determined pursuant to the terms of the Series B warrants. The Series B warrants are immediately exercisable and expire five years from the effectiveness of this registration statement. The exercise price is US$0.0001 per share, subject to certain adjustments.

●	In December 2024, we issued 894,337 Ordinary Shares in exchange for the cancelation of 1,788,674 warrants.

●	In November 1, 2024, we entered into a Convertible Promissory Note Purchase Agreement with investors for the issuance of convertible promissory notes in an aggregate principal amount between US$2.9 million and US$5.0 million. The terms of the notes include maturity within 12 months, interest rate at 5% annually, and convertible into Ordinary Shares at US$1.10 per share. The closing of this offering will occur within 90 days of November 1, 2024.

●	In November 2024, we issued a total of 766,957 Ordinary Shares at a purchase price of US$0.75 per share for total proceeds of US$580,824. The investors in this offering received put options allowing them to sell back their shares to the Company at 120% of the purchase price within a specified period.

●	In November 2024, we issued a total of 1,213,714 Ordinary Shares at a purchase price of US$0.7573 per share for total proceeds of US$919,158.

●	In February 2024, we issued a total of 226,470 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of approximately US$385,000. Each investor received a put option allowing them to sell back their shares to the Company at 120% of the purchase price, commencing on the one-year anniversary of the closing of the private placement, which automatically terminates on the second-year anniversary of the closing.

●	In January 2024, we issued a total of 1,358,824 Ordinary Shares at a purchase price of US$1.70 per share for total proceeds of US$2,310,000. Each investor received a put option allowing them to sell back their shares to the Company at 120% of the purchase price, commencing on the one-year anniversary of the closing of the private placement, which automatically terminate on the earlier of the second-year anniversary of the closing or the first date on which the closing sale price of the Company’s ordinary shares equals or exceeds US$5.00 for twenty trading days during any period of thirty consecutive trading days.

●	In September 2023, in connection with the closing of the Business Combination, we issued warrants to certain sponsors and permitted transferees. These warrants became exercisable on October 29, 2023, with identical terms to the public warrants except they are not redeemable by the Company, may be exercised on a cashless basis and are subject to certain transfer restrictions.

●	In September 2023, we issued a total of 475,000 shares as partial consideration for Maxim’s advisory services and in lieu of a portion of Maxim’s advisory fees.

●	Between March and December 2022, we issued subscription rights to investors for total consideration of R$3,750. These subscription rights were convertible into a variable number of shares based on the fair value of the Company’s shares at the time of a qualifying event, such as a business combination. Upon consummation of the business combination on September 29, 2023, all subscription rights were converted to equity.

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8. Exhibits.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Memorandum and Articles of Association of Nvni Group Limited (incorporated by reference to Exhibit 3.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
3.2	Amended and Restated Memorandum and Articles of Association of Nvni Group Limited (incorporated by reference to Exhibit 1.2 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
5.1*	Opinion of Foreign Counsel of Registrant
5.2*	Opinion of Counsel of Registrant
10.1	Sponsor Support Agreement, dated February 26, 2023, by and among Mercato Partners Acquisition Group, LLC, the persons listed on Schedule I thereto, Mercato Partners Acquisition Corporation, Nuvini Holdings Limited and Nvni Group Limited (incorporated by reference to Exhibit 10.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.2+	Shareholder Voting and Support Agreement, dated as of February 26, 2023, by and among Mercato Partners Acquisition Corporation, Nuvini Holdings Limited and the other parties signatory thereto (incorporated by reference to Exhibit 10.2 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.3	Lock-up Agreement, dated September 29, 2023, by and between Nvni Group Limited and each of the stockholders of the Company to be listed on Exhibit A thereto (incorporated by reference to Exhibit 4.3 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.4	Registration Rights Agreement, dated September 29, 2023, by and among Nvni Group Limited, Mercato Partners Acquisition Group, LLC, certain parties set forth on Exhibit A thereto and certain former shareholders of Nuvini Holdings Limited set forth on Exhibit B thereto (incorporated by reference to Exhibit 4.4 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.5	Letter Agreement, dated November 3, 2021, by and among Mercato Partners Acquisition Corporation, its officers and directors and Mercato Partners Acquisition Group, LLC (incorporated by reference to Exhibit 10.1 to Mercato’s Current Report on Form 8-K, (File No. 001-41017) filed with the SEC on November 8, 2021).
10.6†	First Loan Agreement, dated August 23, 2021, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.6 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.7†	Second Loan Agreement, dated August 31, 2021, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.7 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.8†	Third Loan Agreement, dated January 27, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.8 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.9†	Fourth Loan Agreement, dated January 27, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.9 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.10†	Fifth Loan Agreement, dated February 1, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.10 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.11†	Sixth Loan Agreement, dated March 29, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.11 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).

10.12†	Restated Amendment to the Loan Agreements, dated April 28, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.12 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.13†	Seventh Loan Agreement, dated February 13, 2023, between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.13 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.14†	Loan Agreement, dated September 3, 2021, between Nuvini S.A. and Aury Ronan Francisco (English-language translation) (incorporated by reference to Exhibit 10.14 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.15†	First Amendment to the Loan Agreement, dated January 27, 2022, between Nuvini S.A. and Aury Ronan Francisco (English-language translation) (incorporated by reference to Exhibit 10.15 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.16†	Second Amendment to the Loan Agreement, dated May 25, 2022, between Nuvini S.A. and Aury Ronan Francisco (English-language translation) (incorporated by reference to Exhibit 10.16 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.17†	Loan Agreement, dated May 20, 2022, by and between Nuvini S.A. and Accipiens Consultoria e Participações EIRELI (English-language translation) (incorporated by reference to Exhibit 10.17 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.18†	Loan Agreement, dated August 15, 2022, by and between Nuvini S.A. and Accipiens Consultoria e Participações EIRELI (English-language translation) (incorporated by reference to Exhibit 10.18 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.19†	Credit Assignment Agreement, dated November 30, 2022, by and between Pierre Schurmann and Accipiens Consultoria e Participações EIRELI (English-language translation) (incorporated by reference to Exhibit 10.19 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.20†	Amendment to the Loan Agreements, dated December 10, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.20 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.21†	Loan Equity Kicker, dated December 15, 2022, by and among Nuvini S.A., Pierre Schurmann and Heru Investimentos e Participações LTDA (English-language translation) (incorporated by reference to Exhibit 10.21 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.22	Advisor Agreement, dated February 28, 2022, by and between Luiz Busnello and Nuvini S.A. (English-language translation) (incorporated by reference to Exhibit 10.22 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.23	Advisor Agreement, dated June 14, 2022, by and between Walter Leandro and Nuvini S.A. (English-language translation) (incorporated by reference to Exhibit 10.23 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.24†	Fourth Amended Consolidated Issuance Deed of Debentures, dated April 25, 2022, by and among Nuvini S.A., Vórtx Distribuidora de Títulos e Valores Mobiliários LTDA., OnClick Sistemas de Informação LTDA., Commit Consulting LTDA., Apie.comm Tecnologia LTDA. and Leadlovers Tecnologia LTDA (English-language translation) (incorporated by reference to Exhibit 10.24 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.25†	Fifth Amended Issuance Deed of Debentures, dated December 16, 2022, by and among Nuvini S.A., Vórtx Distribuidora de Títulos e Valores Mobiliários LTDA., OnClick Sistemas de Informação LTDA., Commit Consulting LTDA., Apie.comm Tecnologia LTDA., Leadlovers Tecnologia LTDA and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.25 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).

10.26†	Loan Equity Kicker, dated as of October 27, 2022, between Nuvini, Mr. Éder de Macedo Medeiros, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.28 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.27†	Loan Equity Kicker, dated as of October 28, 2022, between Nuvini and Aloysio Jose da Fonseca Junqueira, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.29 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.28†	Loan Equity Kicker, dated as of November 2, 2022, between Nuvini, Quadro Holding e Participações Ltda, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.30 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.29†	Loan Equity Kicker, dated as of November 21, 2022, between Nuvini and Iury Andrade Melo, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.31 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.30	Indemnification Agreement by and between Pierre Schurmann and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.30 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.31	Indemnification Agreement by and between Luiz Busnello and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.31 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.32	Indemnification Agreement by and between Scott Klossner and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.32 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.33	Indemnification Agreement by and between Greg Warnock and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.33 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.34	Indemnification Agreement by and between Marcello Gonçalves and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.34 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.35	Indemnification Agreement by and between Roberto Sahade and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.35 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.36	Indemnification Agreement by and between Randy Millian and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.36 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.37	Indemnification Agreement by and between João Antonio Dantas Bezerra Leite and Nuvini, dated as of April 25, 2024 (incorporated by reference to Exhibit 4.37 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).
10.38	Indemnification Agreement by and between Marco Aurelio Leone Fernandes and Nuvini, dated as of June 20, 2024 (incorporated by reference to Exhibit 4.38 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).
10.39	Nuvini 2023 Incentive Plan (incorporated by reference to Exhibit 4.37 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.40	Form of Subscription Agreement, by and among Mercato Partners Acquisition Corporation and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to Mercato’s Current Report on Form 8-K (File No. 001-41017), filed with the SEC on September 25, 2023).
10.41	Nuvini S.A. 2020 Stock Option Plan (incorporated by reference to Exhibit 4.39 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.42	Form of Nuvini S.A. 2020 Stock Option Plan Award Agreement (incorporated by reference to Exhibit 4.40 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).

10.43	Business Combination Agreement, dated February 26, 2023, by and among Mercato Partners Acquisition Corporation, Nuvini Holdings Limited, Nvni Group Limited and Nuvini Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.44	Amendment No. 1 to the Business Combination Agreement, dated September 28, 2023, by and among Mercato Partners Acquisition Corporation, Nuvini Holdings Limited, Nvni Group Limited and Nuvini Merger Sub, Inc. (incorporated by reference to Exhibit 4.42 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.45

Warrant Agreement by and between Mercato Partners Acquisition Corporation and Continental Stock Transfer & Trust Company, dated November 3, 2021 (incorporated by reference to Exhibit 4.1 to Mercato’s Current Report on Form 8-K (File No. 001-41017), filed with the SEC on November 8, 2021).

10.46

Warrant Termination and Adoption Agreement, dated September 29, 2023, by and among Mercato Partners Acquisition Corporation, Nvni Group Limited and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 2.3 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).

10.47	Securities Purchase Agreement, dated as of December 31, 2024, (incorporated by reference to Exhibit 10.1 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.48	Form of Series A Ordinary Warrant (incorporated by reference to Exhibit 10.2 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.49	Form of Series B Ordinary Warrant (incorporated by reference to Exhibit 10.3 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.50	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.4 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.51	Placement Agency Agreement (incorporated by reference to Exhibit 10.5 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.52	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.6 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.53	Registration Rights Agreement (incorporated by reference to Exhibit 10.7 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.54	Amendment to Placement Agent Warrant dated January 31, 2025, by and between Nvni Group Limited and the placement agent
21.1	A list of subsidiaries of Nvni Group Limited (incorporated by reference to Exhibit 21.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
23.1**	Consent of Grant Thornton Auditores Independentes Ltda. dated as of February 25, 2025
23.2**	Consent of Deloitte Touche Tohmatsu Auditores Independentes Ltda. dated as of February 25, 2025.
23.3*	Consent of Foreign Counsel of Registrant (included as part of Exhibit 5.1)
23.4*	Consent of Counsel of Registrant (included as part of Exhibit 5.2)
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement)
99.2	Insider Trading Policy (incorporated by reference to Exhibit 11.1 to the Company’s Annual Report on Form 20-F/A filed with the SEC on December 26, 2024).
99.3	Clawback Policy (incorporated by reference to Exhibit 97.1 to the Company’s Annual Report on Form 20-F/A filed with the SEC on December 26, 2024).
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table

+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K. Nuvini Group Limited agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†	Portions of these exhibits have been redacted in compliance with Item 601(a)(6) of Regulation S-K.

*	Previously filed.

**	Filed herewith.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(d) Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes:

(1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused and authorized this registration statement to be signed on its behalf by the undersigned.

NVNI GROUP LIMITED

February 25, 2025	By:	/s/ Pierre Schurmann
	Name:	Pierre Schurmann
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints each of Pierre Schurmann and Luiz Busnello as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following people in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pierre Schurmann	Chief Executive Officer and Director	February 25, 2025
Pierre Schurmann	(Principal Executive Officer)

/s/ Luiz Busnello	Chief Financial Officer and Director	February 25, 2025
Luiz Busnello

/s/ José Mário de Paula Ribeiro Jr.	Chief Operating Officer	February 25, 2025
José Mário de Paula Ribeiro Jr.

/s/ João Antonio Dantas Bezerra Leite	Director	February 25, 2025
João Antonio Dantas Bezerra Leite

/s/ Scott Klossner	Director	February 25, 2025
Scott Klossner

/s/ Marcello Gonçalves	Director	February 25, 2025
Marcello Gonçalves

/s/ Marco Aurelio Leone Fernandes	Director	February 25, 2025
Marco Aurelio Leone Fernandes

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America has signed this registration statement or amendment thereto in New York on February 25, 2025.

By:	/s/ Collen A. DeVries
Name:	Collen A. DeVries
Title:	Senior Vice President on behalf of Cogency Global Inc